UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to 240.14a-12

FNCB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)
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To the Shareholders of Peoples Financial Services Corp. and FNCB Bancorp, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of Peoples Financial Services Corp. (“Peoples”) and FNCB Bancorp, Inc. (“FNCB”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of Peoples and FNCB. We are requesting that you take certain actions as a holder of Peoples common stock (a “Peoples shareholder”) or as a holder of FNCB common stock (a “FNCB shareholder”).
On September 27, 2023, Peoples and FNCB entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which FNCB will merge with and into Peoples, with Peoples as the surviving corporation (the “merger”). Immediately following the merger, FNCB Bank, a Pennsylvania-charted bank and a wholly-owned direct subsidiary of FNCB, will merge with and into Peoples Security Bank and Trust Company (“Peoples Bank”), a Pennsylvania-charted bank and trust company and a wholly-owned direct subsidiary of Peoples, with Peoples Bank as the resulting institution (the “bank merger,” and together with the merger, the “mergers”).
In the merger, subject to the terms of the merger agreement, FNCB shareholders will receive 0.1460 shares of Peoples common stock for each share of FNCB common stock they own (the “exchange ratio”), subject to the payment of cash in lieu of fractional shares of Peoples common stock (“merger consideration”). Based on a 20-day volume weighted average stock price for Peoples common stock of $44.13 as of September 26, 2023, the last day before the public announcement of the mergers, the exchange ratio represented an implied price per share to holders of FNCB common stock of approximately $6.44 per share in value for each share of FNCB common stock, representing merger consideration of approximately $129 million. Based on the $46.86 closing price of Peoples common stock on Nasdaq on January 19, 2024, the latest practicable trading day before the printing of the accompanying joint proxy statement/prospectus, the exchange ratio represented approximately $6.84 in value for each share of FNCB common stock, representing merger consideration of approximately $137 million on an aggregate basis.
Peoples shareholders will continue to own their existing shares of Peoples common stock. The value of the Peoples common stock at the time of completion of the merger could be greater than, less than or the same as the value of Peoples common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Peoples common stock (Nasdaq trading symbol “PFIS”) and FNCB common stock (Nasdaq trading symbol “FNCB”).
The merger is intended to qualify as a “reorganization” for federal income tax purposes. Accordingly, FNCB shareholders who are U.S. holders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of FNCB common stock for Peoples common stock or in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Peoples common stock.
Based on the exchange ratio and the number of shares of FNCB common stock outstanding as of January 19, 2024, Peoples expects to issue approximately 2,927,122 shares of Peoples common stock to FNCB shareholders in the aggregate in the merger. We estimate that former FNCB shareholders will own approximately 29% and existing Peoples shareholders will own approximately 71% of the common stock of Peoples following the completion of the merger.
Peoples and FNCB will each hold a special meeting of their respective common stock shareholders in connection with the merger. At their respective special meetings, in addition to other business, Peoples and FNCB will ask their respective shareholders to approve the merger agreement. Information about these meetings and the mergers is contained in the accompanying joint proxy statement/prospectus. We urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety.
The special meeting of FNCB shareholders will be held virtually via the internet on March 22, 2024, at 10:00 a.m. Eastern Time. The special meeting of Peoples shareholders will be held virtually via the internet on March 22, 2024 at 9:00 a.m, Eastern Time.
Each of the Peoples and FNCB boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Peoples and FNCB and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 31 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Peoples and FNCB from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
On behalf of the Peoples and FNCB boards of directors, thank you for your prompt attention to this important matter.
Sincerely,

Craig W. Best Chief Executive Officer Peoples Financial Services Corp.	Gerard A. Champi President and Chief Executive Officer FNCB Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Peoples or FNCB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated January 24, 2024, and is first being mailed or otherwise delivered to holders of Peoples common stock and holders of FNCB common stock on or about January 25, 2024.

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Peoples and FNCB from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the accompanying joint proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov. You will also be able to obtain these documents free of charge from Peoples by accessing Peoples’ website at pfis.q4ir.com or at FNCB’s website at investors.fncb.com. You may also request these documents in writing, by email or by telephone, at the appropriate address below:

if you are a Peoples shareholder:
Peoples Financial Services Corp.
150 North Washington Avenue
Scranton, PA 18503
Attention: Marie Luciani, Investor Relations Officer
(570) 346-7741 ext. 2352
marie.luciani@psbt.com
if you are a FNCB shareholder: FNCB Bancorp, Inc. 102 E. Drinker St. Dunmore, PA 18512 Attention: Secretary (570) 346-7667 Email: corporatesecretary@fncb.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that holders of Peoples common stock requesting documents must do so by March 15, 2024, in order to receive them before the Peoples special meeting; holders of FNCB common stock requesting documents must do so by March 15, 2024, in order to receive them before the FNCB special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus is dated January 24, 2024, and you should assume that the information in the accompanying joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into the accompanying joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of the accompanying joint proxy statement/prospectus to holders of Peoples common stock or holders of FNCB common stock, nor the issuance by Peoples of shares of Peoples common stock pursuant to the merger agreement will create any implication to the contrary.
The information on Peoples’ and FNCB’s websites is not part of the accompanying joint proxy statement/prospectus. References to Peoples’ and FNCB’s websites in the accompanying joint proxy statement/prospectus are intended to serve as textual references only.
The accompanying joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in the accompanying joint proxy statement/prospectus regarding Peoples has been provided by Peoples and information contained in, or incorporated by reference into, the accompanying joint proxy statement/prospectus regarding FNCB has been provided by FNCB.
See “Where You Can Find More Information” beginning on page 188 of the accompanying joint proxy statement/prospectus for further information.

Peoples Financial Services Corp.
150 North Washington Avenue
Scranton, PA 18503
NOTICE OF SPECIAL MEETING OF PEOPLES SHAREHOLDERS
To Peoples Financial Services Corp. shareholders:
On September 27, 2023, Peoples Financial Services Corp. (“Peoples”) and FNCB Bancorp, Inc. (“FNCB”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Peoples common stock (the “Peoples special meeting”) will be held on March 22, 2024 at 9:00 a.m., Eastern Time. We are pleased to notify you of, and invite you to, the Peoples special meeting, which will be held virtually via the internet.
At the Peoples special meeting, you will be asked to vote on the following matters:
1.
A proposal to approve the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples and FNCB, and the other transactions contemplated by the merger agreement, pursuant to which FNCB will merge with and into Peoples, as more fully described in the accompanying joint proxy statement/prospectus (the “Peoples merger proposal”);

2.
A proposal to approve an amendment to the Peoples Second Amended and Restated Bylaws that would add a provision to provide for the limitation of liability for officers and directors of Peoples, as permitted by the Pennsylvania Business Corporation Law of 1988, as amended, as more fully described in the accompanying joint proxy statement/prospectus (the “Peoples bylaws proposal”);

3.
A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that may be paid to the applicable named executive officer of Peoples in connection with the transactions contemplated by the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus (the “Peoples compensation proposal”); and

4.
A proposal to adjourn the Peoples special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Peoples merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Peoples common stock (the “Peoples adjournment proposal”).

The Peoples special meeting will be held in a virtual-only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Peoples Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the Peoples special meeting if, as of the close of business on January 19, 2024 you held shares of Peoples common stock registered in your name, or if you held shares through a bank, broker, trustee or other nominee (which we refer to as a, “beneficial owner”) of Peoples common stock. Record holders of Peoples common stock will be able to attend the Peoples special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PFIS2024SM and following the instructions. Please have your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting. If you are a beneficial owner of Peoples common stock, follow the instructions provided in the accompanying joint proxy statement/prospectus or provided by your banker, broker, trustee or other nominee to attend the Peoples special meeting online, ask questions and vote during the meeting. See the “Questions & Answers”

section of the accompanying joint proxy statement/prospectus for more information, including technical support information for the virtual Peoples special meeting.
The board of directors of Peoples has fixed the close of business on January 19, 2024 as the record date for the Peoples special meeting. All holders of Peoples common stock as of the close of business on the record date for the Peoples special meeting are entitled to notice of the Peoples special meeting or any adjournment or postponement thereof. Each outstanding share of Peoples common stock is entitled to one vote on each matter properly brought before the Peoples special meeting or any adjournment or postponement thereof.
Peoples has determined that holders of Peoples common stock are not entitled to dissenters’ rights with respect to the proposed merger under the Pennsylvania Business Corporation Law of 1988, as amended.
The Peoples board of directors unanimously recommends that holders of Peoples common stock vote “FOR” the Peoples merger proposal, “FOR” the Peoples bylaws proposal, “FOR” the Peoples compensation proposal, and “FOR” the Peoples adjournment proposal.
Your vote is important! We cannot complete the transactions contemplated by the merger agreement unless holders of Peoples common stock approve the Peoples merger proposal. Approval of the Peoples merger proposal requires the affirmative vote of shareholders entitled to cast at least a majority of the votes which all Peoples shareholders are entitled to cast. Whether or not you plan to attend the Peoples special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
Craig W. Best
Chief Executive Officer
Peoples Financial Services Corp.
January 24, 2024

FNCB Bancorp, Inc.
102 E. Drinker St.
Dunmore, PA 18512
NOTICE OF SPECIAL MEETING OF FNCB SHAREHOLDERS
To FNCB Bancorp, Inc. Shareholders:
On September 27, 2023, Peoples Financial Services Corp. (“Peoples”) and FNCB Bancorp, Inc. (“FNCB”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of FNCB common stock (the “FNCB special meeting”) will be held on March 22, 2024 at 10:00 a.m., Eastern Time. We are pleased to notify you of, and invite you to, the FNCB special meeting, which will be held virtually via the internet.
At the FNCB special meeting, holders of FNCB common stock will be asked to vote on the following matters:
1.   A proposal to approve the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples and FNCB, and the other transactions contemplated by the merger agreement, pursuant to which FNCB will merge with and into Peoples, as more fully described in the accompanying joint proxy statement/prospectus (the “FNCB merger proposal”);
2.   A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of FNCB in connection with the transactions contemplated by the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus (the “FNCB compensation proposal”); and
3.   A proposal to adjourn the FNCB special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the FNCB merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of FNCB common stock (the “FNCB adjournment proposal”).
The FNCB special meeting will be held in a virtual-only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The FNCB Special Meeting” sections of the accompanying joint proxy statement/prospectus, you are entitled to participate in the FNCB special meeting if, as of the close of business on January 19, 2024, you held shares of FNCB common stock registered in your name, or if you held shares through a bank, broker, trustee or other nominee (which we refer to as a, “beneficial owner”) of FNCB common stock. Record holders of FNCB common stock will be able to attend the FNCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FNCB2024SM and following the instructions. If you are a beneficial owner of FNCB common stock, follow the instructions provided in the accompanying joint proxy statement/prospectus or provided by your banker, broker, trustee or other nominee to attend the FNCB special meeting online, ask questions and vote during the meeting. See the “Questions & Answers” section of the accompanying joint proxy statement/prospectus for more information about FNCB’s special meeting, including technical support information for the virtual FNCB special meeting.
The board of directors of FNCB has fixed the close of business on January 19, 2024 as the record date for the FNCB special meeting. All holders of FNCB common stock as of the close of business on the record date for the FNCB special meeting are entitled to notice of the FNCB special meeting or any adjournment or postponement thereof. Each outstanding share of FNCB common stock is entitled to one vote on each matter properly brought before the FNCB special meeting or any adjournment or postponement thereof.
FNCB has determined that holders of FNCB common stock are not entitled to dissenters’ rights with respect to the proposed merger under the Pennsylvania Business Corporation Law of 1988, as amended.
The FNCB board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that holders of FNCB common stock vote “FOR” the FNCB merger proposal, “FOR” the FNCB compensation proposal and “FOR” the FNCB adjournment proposal.
Your vote is important! We cannot complete the transactions contemplated by the merger agreement unless holders of FNCB common stock approve the FNCB merger proposal. The affirmative vote of at least 51% of the outstanding shares of FNCB common stock entitled to be cast at the special meeting is required to approve the FNCB merger proposal. Whether or not you plan to attend the FNCB special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
Gerard A. Champi
President and Chief Executive Officer
FNCB Bancorp, Inc.
January 24, 2024

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QUESTIONS AND ANSWERS
The following are certain questions that you may have about the merger, the bank merger, the Peoples special meeting or the FNCB special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the bank merger, the Peoples special meeting or the FNCB special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 188.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•
“Peoples” refers to Peoples Financial Services Corp., a bank holding company incorporated under the laws of Pennsylvania;

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“Peoples articles of incorporation” refers to the articles of incorporation of Peoples Financial Services Corp., as amended;

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“Peoples Bank” refers to Peoples Security Bank and Trust Company, a Pennsylvania-chartered bank and trust company, a wholly-owned subsidiary of Peoples;

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“Peoples bylaws” refer to the Second Amended and Restated Bylaws of Peoples Financial Services Corp.;

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“Peoples common stock” refers to the common stock of Peoples, par value $2.00 per share;

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“Peoples shareholders” refer to holders of shares of Peoples common stock both prior to and following the completion of the merger;

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“Peoples special meeting” refers to the special meeting of Peoples shareholders to be held on March 22, 2024 to consider and vote on the Peoples merger proposal, the Peoples bylaw proposal, the Peoples compensation proposal, and the Peoples adjournment proposal (as such terms are defined below);

•
“FNCB” refers to FNCB Bancorp, Inc., a bank holding company incorporated under the laws of Pennsylvania;

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“FNCB articles of incorporation” refers to the amended and restated articles of incorporation of FNCB Bancorp, Inc., as amended;

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“FNCB Bank” refers to FNCB Bank, a Pennsylvania-chartered bank and a wholly-owned direct subsidiary of FNCB;

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“FNCB bylaws” refer to the amended and restated bylaws of FNCB Bancorp, Inc.;

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“FNCB common stock” refers to the common stock of FNCB, par value $1.25 per share;

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“FNCB shareholders” refer to holders of shares of FNCB common stock; and

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“FNCB special meeting” refers to the special meeting of FNCB shareholders to be held on March 22, 2024 to consider and vote on the FNCB merger proposal, the FNCB compensation proposal and the FNCB adjournment proposal (as such terms are defined below).

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because Peoples and FNCB have entered into an Agreement and Plan of Merger, dated September 27, 2023 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which FNCB will merge with and into Peoples, with Peoples as the surviving corporation (the “merger”). Immediately following the merger, FNCB Bank will merge with and into Peoples Bank, with Peoples Bank as the resulting institution (the “bank merger” and together with the merger, the “mergers”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:
•
Peoples shareholders must approve the merger agreement (the “Peoples merger proposal”); and

•
FNCB shareholders must approve the merger agreement (the “FNCB merger proposal”).

Peoples is holding the virtual Peoples special meeting to obtain approval of the Peoples merger proposal. In addition, Peoples shareholders will be asked to approve (1) an amendment to the Peoples bylaws that would add a provision to provide for the limitation of liability for officers and directors of Peoples, as permitted by the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), as more fully described in the accompanying joint proxy statement/prospectus, (2) on an advisory (non-binding) basis, the merger-related compensation payments that may be paid to the applicable named executive officer of Peoples in connection with the transactions contemplated by the merger agreement (the “Peoples compensation proposal”), and (3) a proposal to adjourn the Peoples special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Peoples special meeting to approve the Peoples merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Peoples shareholders (the “Peoples adjournment proposal”).
FNCB is holding the virtual FNCB special meeting to obtain approval of the FNCB merger proposal. In addition, FNCB shareholders will be asked to approve, (1) on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of FNCB in connection with the transactions contemplated by the merger agreement (the “FNCB compensation proposal”), and (2) a proposal to adjourn the FNCB special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the FNCB special meeting to approve the FNCB merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to FNCB shareholders (the “FNCB adjournment proposal”).
This document is also a prospectus that is being delivered to FNCB shareholders because, pursuant to the merger agreement, Peoples is offering shares of Peoples common stock to FNCB shareholders.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Peoples and FNCB special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the mergers?

A:
In the merger, FNCB will merge with and into Peoples, with Peoples as the surviving corporation. In the bank merger, which will occur immediately following the merger, FNCB Bank will merge with and into Peoples Bank, with Peoples Bank as the resulting institution.

Subject to the terms of the merger agreement, each share of FNCB common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for shares of FNCB common stock owned by FNCB or Peoples (in each case, other than shares of FNCB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by FNCB or Peoples in respect of debts previously contracted), will be converted into the right to receive 0.1460 shares (the “exchange ratio”) of Peoples common stock, subject to the payment of cash in lieu of fractional shares of Peoples common stock (the “merger consideration”).
After completion of the merger, (i) FNCB will no longer be a public company and will cease to exist, (ii) FNCB common stock will be delisted from the Nasdaq Stock Market LLC (“Nasdaq”) and will cease to be publicly traded, and (iii) FNCB common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

After the completion of the merger, Peoples shareholders will continue to own their existing shares of Peoples common stock and FNCB shareholders will hold shares of Peoples common stock received as part of the merger consideration, following the procedures that an exchange agent designated by Peoples and acceptable to FNCB (the “exchange agent”) will send to holders of FNCB common stock for exchanging FNCB stock certificates for the consideration to be received in the merger. See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 128 and the merger agreement for more information about the merger and “The Merger Agreement — Exchange of Shares” beginning on page 130 for more information about exchanging shares of FNCB common stock for shares of Peoples common stock.
Q:
When and where will each of the special meetings take place?

A:
The Peoples special meeting will be held virtually via the internet on March 22, 2024 at 9:00 a.m., Eastern Time.

The FNCB special meeting will be held virtually via the internet on March 22, 2024 at 10:00 a.m., Eastern Time.
Even if you plan to virtually attend your respective company’s special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.
Q:
What matters will be considered at each of the special meetings?

A:
At the Peoples special meeting, Peoples shareholders will be asked to consider and vote on the following proposals:

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Peoples Proposal 1: The Peoples merger proposal;

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Peoples Proposal 2: The Peoples bylaws proposal;

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Peoples Proposal 3: The Peoples compensation proposal; and

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Peoples Proposal 4: The Peoples adjournment proposal.

At the FNCB special meeting, FNCB shareholders will be asked to consider and vote on the following proposals:
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FNCB Proposal 1: The FNCB merger proposal;

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FNCB Proposal 2: The FNCB compensation proposal; and

•
FNCB Proposal 3: The FNCB adjournment proposal.

In order to complete the merger, among other things, Peoples shareholders must approve the Peoples merger proposal and FNCB shareholders must approve the FNCB merger proposal. None of the approvals of the Peoples bylaws proposal, the Peoples compensation proposal, the Peoples adjournment proposal, the FNCB compensation proposal, or the FNCB adjournment proposal is a condition to the obligations of Peoples or FNCB to complete the merger.
Q:
What will FNCB shareholders receive in the merger?

A:
Subject to the terms of the merger agreement, in the merger, FNCB shareholders will receive 0.1460 shares of Peoples common stock for each share of FNCB common stock held immediately prior to the completion of the merger. Peoples will not issue any fractional shares of Peoples common stock in the merger. FNCB shareholders who would otherwise be entitled to a fractional share of Peoples common stock in the merger will instead receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Peoples common stock on Nasdaq for the consecutive period of five full trading days ending on the trading day immediately preceding the closing date (the “Peoples closing share value”) by the fraction of a share of Peoples common stock that such shareholder would otherwise be entitled to receive.

Q:
What will Peoples shareholders receive in the merger?

A:
In the merger, Peoples shareholders will not receive any consideration, and their shares of Peoples common stock will remain outstanding and will constitute shares of Peoples following the merger. Following the merger, shares of Peoples common stock will continue to be traded on Nasdaq.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of Peoples common stock that FNCB shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Peoples common stock. Any fluctuation in the market price of Peoples common stock will change the value of the shares of Peoples common stock that FNCB shareholders will receive.

Additionally, either Peoples or FNCB may, in its sole discretion, propose to adjust the exchange ratio in lieu of termination of the merger agreement if the share price of Peoples common stock as traded on Nasdaq falls to a certain level below $43.78, its closing price on September 26, 2023, the day before the announcement of the merger agreement (which is referred to as the “Starting Price”). Such adjustment would be possible if either Peoples or FNCB elect to terminate the merger agreement because both the following conditions are met:
1)
the “Average Closing Price” (which, for purposes of the merger agreement, is defined as the volume-weighted average closing price per share of Peoples common stock on Nasdaq for the ten consecutive days before that date which is the 10th trading day prior to the scheduled closing date (with such date being referred to as the, “Determination Date”)) is less than the product of the Starting Price multiplied by 0.80 (or, $35.02); and

2)
the “Peoples Ratio,” (which is defined as the quotient of the Average Closing Price, divided by the Starting Price) is less than the difference between (x) the “Index Ratio” (which is defined as quotient of the “Index Price” (such price being the closing index value for the KBW Nasdaq Regional Banking Index on a given date) on the Determination Date, divided by (b) the “Initial Index Price,” or $86.67, such amount being the closing value of the KBW Nasdaq Regional Banking Index on September 26, 2023) and (y) 0.20.

In such a situation, the party in receipt of the proposed adjustment to the exchange ratio is required to consider the proposal in good faith, but the acceptance or non-acceptance of the proposed adjustment will remain in the receiving party’s sole discretion. For a more complete description of the adjustment of the exchange ratio in lieu of termination of the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 143.
Q:
How will the merger affect FNCB restricted stock awards?

A:
The merger agreement provides that, at the effective time, each outstanding share of FNCB common stock subject to a restricted stock award that was granted prior to the signing of the merger agreement under (i) the 2013 FNCB Long-Term Incentive Compensation Plan, as amended (the “FNCB 2013 LTIP”), or (ii) the FNCB 2023 Equity Incentive Plan (the “FNCB 2023 EIP”, and together with the FNCB 2013 LTIP, the “FNCB Equity Plans”) and that remains outstanding immediately prior to the effective time will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any, with respect to such vesting). Each FNCB restricted stock award granted after the signing of the merger agreement that remains outstanding at the effective time will be converted into the merger consideration on the same terms as other shares of FNCB common stock, except that such shares will remain subject to the same criteria set forth in the applicable award agreement.

Q:
How will the merger affect FNCB’s 401(k) plans?

A:
The merger agreement provides that, with respect to the FNCB Bank 401(k) Profit Sharing Plan (the

“FNCB Bank 401(k) plan”), FNCB will terminate the FNCB Bank 401(k) plan effective as of the date immediately preceding the closing date and contingent upon consummation of the merger. FNCB will take all actions necessary or appropriate to fully vest each employee of FNCB or a FNCB subsidiary who will continue to be employed by the surviving corporation or its subsidiaries in his or her account balance under the FNCB Bank 401(k) plan effective as of the closing date. Prior to the effective time, FNCB will provide Peoples with resolutions adopted by FNCB’s board of directors terminating the FNCB Bank 401(k) plan, the form and substance of which will be subject to the prior written approval of Peoples, which will not be unreasonably withheld. As soon as practicable following the effective time, with respect to the FNCB Bank 401(k) plan, Peoples shall permit or cause its subsidiaries (including Peoples Bank) to permit the continuing employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the FNCB Bank 401(k) plan, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) maintained by Peoples or its subsidiaries (including Peoples Bank).
Q:
How does the Peoples board of directors recommend that I vote at the Peoples special meeting?

A:
The Peoples board of directors unanimously recommends that you vote “FOR” the Peoples merger proposal, “FOR” the Peoples bylaws proposal, “FOR” the Peoples compensation proposal, and “FOR” the Peoples adjournment proposal.

In considering the recommendations of the Peoples board of directors, Peoples shareholders should be aware that Peoples directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Peoples shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain Peoples Directors and Executive Officers in the Merger” beginning on page 112.
Q:
How does the FNCB board of directors recommend that I vote at the FNCB special meeting?

A:
The FNCB board of directors unanimously recommends that you vote “FOR” the FNCB merger proposal, “FOR” the FNCB compensation proposal, and “FOR” the FNCB adjournment proposal.

In considering the recommendations of the FNCB board of directors, FNCB shareholders should be aware that FNCB directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of FNCB shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain FNCB Directors and Executive Officers in the Merger” beginning on page 114.
Q:
Who is entitled to vote at the Peoples special meeting?

A:
The record date for the Peoples special meeting is January 19, 2024. All Peoples shareholders who held shares at the close of business on the record date for the Peoples special meeting are entitled to receive notice of, and to vote at, the Peoples special meeting.

Each Peoples shareholder is entitled to cast one vote on each matter properly brought before the Peoples special meeting for each share of Peoples common stock that such holder owned of record as of the record date. As of January 19, 2024, there were 7,043,105 outstanding shares of Peoples common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The Peoples Special Meeting — Proxies” beginning on page 43 for instructions on how to vote your shares of Peoples common stock without attending the Peoples special meeting.

Q:
Who is entitled to vote at the FNCB special meeting?

A:
The record date for the FNCB special meeting is January 19, 2024. All FNCB shareholders who held shares at the close of business on the record date for the FNCB special meeting are entitled to receive notice of, and to vote at, the FNCB special meeting.

Each FNCB shareholder is entitled to cast one vote on each matter properly brought before the FNCB special meeting for each share of FNCB common stock that such holder owned of record as of the record date. As of January 19, 2024, there were 20,048,784 outstanding shares of FNCB common stock, including 257,262 unvested shares of FNCB common stock.
Attendance at the special meeting is not required to vote. See below and the section entitled “The FNCB Special Meeting — Proxies” beginning on page 51 for instructions on how to vote your shares of FNCB common stock without attending the FNCB special meeting.
Q:
What constitutes a quorum for the Peoples special meeting?

A:
The presence at the Peoples special meeting, virtually or by proxy, of holders of at least a majority of the total number of outstanding shares of Peoples common stock entitled to vote at the Peoples special meeting will constitute a quorum for the transaction of business at the Peoples special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
What constitutes a quorum for the FNCB special meeting?

A:
The presence at the FNCB special meeting, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of FNCB common stock entitled to vote at the FNCB special meeting will constitute a quorum for the transaction of business at the FNCB special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
What vote is required for the approval of each proposal at the Peoples special meeting?

A:
Peoples Proposal 1: Peoples merger proposal.   Approval of the Peoples merger proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples merger proposal.

Peoples Proposal 2: Peoples bylaws proposal.   Approval of the Peoples bylaws proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least 75% of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples bylaws proposal.
Peoples Proposal 3: Peoples compensation proposal.   Approval, on an advisory (non-binding) basis, of the Peoples compensation proposal, requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples compensation proposal.
Peoples Proposal 4: Peoples adjournment proposal.   If a quorum is present at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples adjournment proposal. In the absence of a quorum at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders present by participation in the virtual Peoples special meeting or by proxy and entitled to vote on the Peoples adjournment proposal. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the Peoples adjournment proposal.
Q:
What vote is required for the approval of each proposal at the FNCB special meeting?

A:
FNCB Proposal 1: FNCB merger proposal.   Approval of the FNCB merger proposal requires the affirmative vote by shareholders present by participation in the virtual FNCB special meeting or by proxy representing at least 51% of the outstanding shares of FNCB common stock. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the FNCB merger proposal.

FNCB Proposal 2: FNCB compensation proposal.   Approval, on an advisory (non-binding) basis, of the FNCB compensation proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of FNCB common stock present, present by participation in the virtual FNCB special meeting or by proxy. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the FNCB compensation proposal.
FNCB Proposal 3: FNCB adjournment proposal.   Whether or not a quorum is present at the FNCB special meeting, approval of the FNCB adjournment proposal requires the affirmative vote of at least a majority of the voting power of the shares of FNCB common stock that are entitled to vote at the virtual FNCB special meeting and are present by participation in the virtual FNCB special meeting or by proxy. In such a case, an abstention will have the same effect as a vote “AGAINST” the FNCB adjournment proposal and a broker non-vote or other failure to vote will have no effect on the outcome of the FNCB adjournment proposal.
Q:
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for certain Peoples and FNCB named executive officers (i.e., the Peoples compensation proposal and the FNCB compensation proposal)?

A:
Under Securities and Exchange Commission (“SEC”) rules, Peoples and FNCB are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or becomes payable to Peoples or FNCB’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:
What happens if Peoples or FNCB shareholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for the Peoples or FNCB named executive officers (i.e., the Peoples compensation proposal and the FNCB compensation proposal)?

A:
The vote on the proposal to approve the merger-related compensation arrangements for each of Peoples and FNCB’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the respective Peoples and FNCB special meetings. Because both of the votes on the proposals to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Peoples, FNCB, or the surviving corporation. Accordingly, the merger-related compensation will be paid to both Peoples and FNCB’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements with the respective named executive officers even if Peoples or FNCB shareholders do not approve the proposals to approve the merger-related executive compensation.

Q:
Are there any Peoples shareholders already committed to voting in favor of the Peoples merger proposal?

A:
Yes. Each director of Peoples, solely in such director’s capacity as a shareholder of Peoples, has entered into a voting and support agreement with FNCB requiring each of them to vote all shares of Peoples common stock that such director beneficially owns and has the sole right to vote in favor of the Peoples merger proposal. As of the record date, these directors held 220,489 shares of Peoples common stock subject to such agreements, which represented approximately 3.13% of the outstanding shares of Peoples common stock.

Q:
Are there any FNCB shareholders already committed to voting in favor of the FNCB merger proposal?

A:
Yes. Each director of FNCB, solely in such director’s capacity as a shareholder of FNCB, has entered into a voting and support agreement with Peoples requiring each of them to vote all shares of FNCB common stock that such director beneficially owns and has the sole right to vote or transfer in favor of the FNCB merger proposal. As of the record date, these directors held 3,779,602.1743 shares of FNCB common stock subject to such agreements, which represented approximately 18.85% of the outstanding shares of FNCB common stock.

Q:
What if I hold shares of both Peoples and FNCB?

A:
If you hold shares of both Peoples common stock and FNCB common stock, you will receive separate packages of proxy materials. A vote cast as a Peoples shareholder will not count as a vote cast as a FNCB shareholder, and a vote cast as a FNCB shareholder will not count as a vote cast as a Peoples shareholder. Therefore, please submit separate proxies for your shares of Peoples common stock and your shares of FNCB common stock.

Q:
How can I attend, vote and ask questions at the Peoples special meeting or the FNCB special meeting?

A:
Record holders.   If you hold shares directly in your name as the holder of record of Peoples or FNCB common stock, you are a “record holder” and your shares may be voted at the virtual Peoples special meeting or the virtual FNCB special meeting by you, as applicable. If you choose to vote your Peoples shares or FNCB shares virtually at the Peoples special meeting or the FNCB special meeting, as applicable, via the applicable special meeting website, you will need the control number, as described below.

Beneficial Owners.   If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Peoples special meeting or the FNCB special meeting, as applicable, only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal to which you did not provide voting instructions. If you choose to vote your Peoples shares virtually at the Peoples special meeting or vote your FNCB shares virtually at the FNCB special meeting via the applicable special meeting website, you will need the control number, as described below.
Peoples special meeting.   If you are a record holder of Peoples common stock, you will be able to attend the Peoples special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PFIS2024SM and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting.
Additional information on attending the virtual Peoples special meeting can be found under the section entitled “The Peoples Special Meeting — Attending the Virtual Peoples Special Meeting” on page 42.
FNCB special meeting.   If you are a record holder or beneficial owner of FNCB common stock, you will be able to attend the FNCB special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FNCB2024SM and following the instructions. Please have your control number, which can be found on your proxy card, notice or email previously received, to access the meeting.
Additional information on attending the FNCB virtual special meeting can be found under the section entitled “The FNCB Special Meeting — Attending the Virtual FNCB Special Meeting” on page 51.
Peoples and FNCB encourage their shareholders to visit the applicable special meeting website in advance of the applicable special meeting to familiarize themselves with the online access process. The virtual Peoples special meeting platform and the virtual FNCB special meeting platform are fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to attending a virtual special meeting. Technical support information is provided on the sign-in page of both the Peoples special meeting and FNCB special meeting for all shareholders. If you have difficulty accessing the virtual Peoples special meeting or the virtual FNCB special meeting during check-in or during the meeting, please contact technical support as indicated on the applicable special meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the applicable virtual special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the meeting via the online platform.
Q:
How can I vote my shares without attending my respective special meeting?

A:
Whether you hold your shares directly as the holder of record of Peoples common stock or FNCB common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Peoples special meeting or the FNCB special meeting, as applicable.

Voting by proxy for the Peoples special meeting.   If you hold your shares of Peoples common stock in your name as a record holder, to submit a proxy, you, as a holder of Peoples common stock, may use one of the following methods to vote in advance of the Peoples special meeting and without attending the Peoples special meeting:
•
by telephone: by calling the toll-free number, 1-800-690-6903, until 11:59 p.m. Eastern Time the day before the meeting date and following the recorded instructions;

•
through the internet before the meeting: by visiting proxyvote.com and transmitting your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date and following the instructions on the website, or, if you received printed copies of your proxy materials, by scanning the QR code located on your proxy card and following the instructions on the website; or

•
by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

To vote by telephone or through the internet, you will need the 16-digit control number included on your proxy card.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the internet.
Peoples requests that Peoples shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to Peoples as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Peoples common stock represented by it will be voted at the Peoples special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Peoples merger proposal, “FOR” the Peoples bylaws proposal, “FOR” the Peoples compensation proposal, and “FOR” the Peoples adjournment proposal.
Additional information on procedures for casting your vote without attending the Peoples special meeting can be found under the section entitled “The Peoples Special Meeting — Proxies” on page 43.
Voting by proxy for the FNCB special meeting.   If you hold your shares of FNCB common stock in your name as a record holder, to submit a proxy, you, as a holder of FNCB common stock, may use one of the following methods to vote in advance of the FNCB special meeting and without attending the FNCB special meeting:
•
by telephone: by calling the toll-free number, 1-800-690-6903, until 11:59 p.m. Eastern Time the day before the meeting date and following the recorded instructions;

•
through the internet before the meeting: by visiting www.proxyvote.com and transmitting your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date and following the instructions on the website, or, if you received printed copies of your proxy materials, by scanning the QR code located on your proxy card and following the instructions on the website; or

•
by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

To vote by telephone or through the internet, you will need the 16-digit control number included on your proxy card.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the internet.
FNCB requests that FNCB shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to FNCB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of FNCB common stock represented by it will be voted at the FNCB special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the FNCB merger proposal, “FOR” the FNCB compensation proposal, and “FOR” the FNCB adjournment proposal.
Additional information on procedures for casting your vote without attending the FNCB special meeting can be found under the section entitled “The FNCB Special Meeting — Proxies” on page 51.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of Peoples common stock or FNCB common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Peoples special meeting and the FNCB special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Peoples special meeting or the FNCB special meeting. If your bank, broker, trustee or other nominee holds your shares of Peoples common stock or FNCB common stock in “street name,” such entity will vote your shares of Peoples common stock or FNCB common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of Peoples common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Peoples common stock:
•
Peoples merger proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Peoples merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
Peoples bylaws proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Peoples bylaws proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
Peoples compensation proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Peoples’ compensation proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•
Peoples adjournment proposal:   your bank, broker, trustee or other nominee may not vote your shares on the Peoples adjournment proposal. If a quorum is present at the Peoples special meeting broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal. In the absence of a quorum at the Peoples special meeting, broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of FNCB common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of FNCB common stock:
•
FNCB merger proposal:   your bank, broker, trustee or other nominee may not vote your shares on the FNCB merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
FNCB compensation proposal:   your bank, broker, trustee or other nominee may not vote your shares on the FNCB compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•
FNCB adjournment proposal:   your bank, broker, trustee or other nominee may not vote your shares on the FNCB adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:
What if I fail to vote or abstain?

A:
For purposes of the Peoples special meeting, an abstention occurs when a Peoples shareholder attends the Peoples special meeting and does not vote or returns a proxy with an “abstain” instruction.

•
Peoples merger proposal:   An abstention will have the same effect as a vote “AGAINST” the Peoples merger proposal. If a Peoples shareholder is not present at the Peoples special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Peoples merger proposal;

•
Peoples bylaws proposal:   An abstention will have the same effect as a vote “AGAINST” the Peoples bylaws proposal. If a Peoples shareholder is not present at the Peoples special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Peoples bylaws proposal;

•
Peoples compensation proposal:   An abstention will have the same effect as a vote “AGAINST” the Peoples compensation proposal. If a Peoples shareholder is not present at the Peoples special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Peoples compensation proposal; and

•
Peoples adjournment proposal:   If a quorum is present at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples adjournment proposal. In the absence of a quorum at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders present by participation in the virtual Peoples special meeting or by proxy and entitled to vote on the Peoples adjournment proposal. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the Peoples adjournment proposal.
For purposes of the FNCB special meeting, an abstention occurs when a FNCB shareholder attends the FNCB special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
FNCB merger proposal:   An abstention will have the same effect as a vote “AGAINST” the FNCB merger proposal. If a FNCB shareholder is not present at the FNCB special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the FNCB merger proposal;

•
FNCB compensation proposal:   An abstention will have no effect on the outcome of the FNCB compensation proposal. If a FNCB shareholder is not present at the FNCB special meeting and does not respond by proxy, it will have no effect on the outcome of the FNCB compensation proposal; and

•
FNCB adjournment proposal:   Whether or not a quorum is present at the FNCB special meeting, an abstention will have the effect of a vote “AGAINST” the FNCB adjournment proposal. If a FNCB shareholder is not present at the FNCB special meeting and does not respond by proxy, it will have no effect on the outcome of the FNCB adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Peoples or FNCB to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that each of its board of directors is recommending and seeking. To approve the Peoples merger proposal, the holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the Peoples special meeting must be present, virtually or by proxy. To approve the FNCB merger proposal, the holders of at least 51% of the outstanding shares of FNCB common stock entitled to vote at the FNCB special meeting must be present, virtually or by proxy. Your failure to submit a proxy or vote at your respective special meeting, or your failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Peoples common stock or FNCB common stock from being counted towards the quorum for the Peoples special meeting or FNCB special meeting, as applicable.

The Peoples board of directors unanimously recommend that you vote “FOR” the Peoples merger proposal and the FNCB board of directors unanimously recommend that you vote “FOR” the FNCB merger proposal. The Peoples board of directors and the FNCB board of directors also unanimously recommend that you vote “FOR” the other proposals to be considered at the Peoples special meeting and the FNCB special meeting, respectively.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Peoples common stock represented by your proxy will be voted as recommended by the Peoples board of directors with respect to such proposals, or the shares of FNCB common stock represented by your proxy will be voted as recommended by the FNCB board of directors with respect to such proposals, as the case may be.

Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you directly hold shares of Peoples common stock or FNCB common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of Peoples or FNCB, as applicable;

•
signing and returning a proxy card for the applicable special meeting with a later date;

•
attending the virtual Peoples special meeting or virtual FNCB special meeting and voting at the applicable special meeting via the applicable special meeting website; or

•
voting by telephone or the internet prior to the applicable special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•
contacting your bank, broker, trustee or other nominee; or

•
virtually attending the Peoples special meeting or FNCB special meeting, as applicable and voting your shares via the applicable special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, and if you register beforehand. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:
Will Peoples be required to submit the Peoples merger proposal to its shareholders even if the Peoples board of directors has withdrawn, modified or qualified its recommendations?

A:
No. However, in the event that Peoples board of directors changes the Peoples board recommendation prior to the vote of shareholders on the merger, the Peoples board may nevertheless submit the merger proposal to Peoples shareholders.

Q:
Will FNCB be required to submit the FNCB merger proposal to its shareholders even if the FNCB board of directors has withdrawn, modified or qualified its recommendation?

A:
No. However, in the event that FNCB board of directors changes the FNCB board recommendation prior to the vote of shareholders on the merger, the FNCB board may nevertheless submit the merger proposal to FNCB shareholders.

Q:
Are Peoples shareholders entitled to dissenters’ rights?

A:
No. Peoples shareholders are not entitled to dissenters’ rights under the PBCL. For more information, see the section entitled “The Merger — Dissenters’ Rights in the Merger” beginning on page 127.

Q:
Are FNCB shareholders entitled to dissenters’ rights?

A:
No. FNCB shareholders are not entitled to dissenters’ rights under the PBCL. For more information, see the section entitled “The Merger — Dissenters’ Rights in the Merger” beginning on page 127.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Peoples merger proposal, the FNCB merger proposal, or the other proposals to be considered at the Peoples special meeting and the FNCB special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 31. You also should read and carefully consider the risk factors of Peoples and FNCB contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger to FNCB shareholders?

A:
The merger is intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Peoples and FNCB receives a legal opinion to the effect that the merger will so qualify. Accordingly, FNCB shareholders who are U.S. holders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their FNCB common stock for Peoples common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Peoples common stock. You should be aware that the tax consequences of the merger may depend upon your own situation. In addition, you may be subject to U.S. non-income, state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147.
Q:
When is the merger expected to be completed?

A:
Neither Peoples nor FNCB can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FNCB must first obtain the approval of FNCB shareholders for the FNCB merger proposal, and Peoples must obtain the approval of Peoples shareholders for the Peoples merger proposal. Peoples and FNCB must also obtain requisite regulatory approvals and satisfy certain other closing conditions. Peoples and FNCB expect the merger to be completed promptly once Peoples and FNCB have obtained their respective shareholders’ approvals noted above, have obtained requisite regulatory approvals and have satisfied certain other closing conditions.

Q:
What are the conditions to complete the merger?

A:
The obligations of Peoples and FNCB to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration or termination of all statutory waiting periods in respect thereof without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Peoples shareholders of the Peoples merger proposal, approval by FNCB shareholders of the FNCB merger proposal, authorization for listing on Nasdaq of the shares of Peoples common stock to be issued in the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, and accuracy of the representations and warranties made in the merger agreement subject to certain materiality qualifications. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 146.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, FNCB shareholders will not receive any consideration for their shares of FNCB common stock in connection with the merger. Instead, FNCB will remain an independent public company, FNCB common stock will continue to be listed and traded on Nasdaq and Peoples will not complete the issuance of shares of Peoples common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $4.8 million will be payable by either Peoples or FNCB, as applicable. See “The Merger Agreement — Termination Fee” beginning on page 144 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:
Each of the Peoples and FNCB record date is earlier than the date of the Peoples special meeting and the FNCB special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Peoples common stock or FNCB common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the FNCB common stock, you will not have the right to receive the merger consideration to be received by FNCB shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of FNCB common stock through the completion of the merger.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, the exchange agent will send you instructions for exchanging FNCB stock certificates for the consideration to be received in the merger. See “The Merger Agreement — Exchange of Shares” beginning on page 130.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you are a beneficial owner and hold shares of Peoples common stock or FNCB common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of Peoples common stock or FNCB common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders.   For shares held directly, please complete, sign, date and return each proxy card (or cast your vote in person, by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Peoples common stock or FNCB common stock are voted.
Beneficial Owners.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.
Q:
Who can help answer my questions?

A:
Peoples shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Peoples’ proxy solicitor, Regan & Associates, Inc. at the following address: 505 Eighth Avenue, Suite 800, New York, New York 10018, or by telephone at (212) 587-3005.

FNCB shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact FNCB’s Investor Relations Department at the following address: FNCB Bancorp, Inc., 102 E. Drinker St., Dunmore, PA 18512, Attention: Investor Relations Department, Email: investorrelations@fncb.com, or by telephone at (570) 348-6419.
Q:
Where can I find more information about Peoples and FNCB?

A:
You can find more information about Peoples and FNCB from the various sources described under “Where You Can Find More Information” beginning on page 188.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Peoples common stock and FNCB common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Peoples common stock or FNCB common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at each of the Peoples and FNCB special meetings. In addition, we incorporate by reference important business and financial information about Peoples and FNCB into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 188 of this joint proxy statement/prospectus.
Information about the Companies (page 56)
Peoples Financial Services Corp.
Peoples is a bank holding company incorporated under the laws of Pennsylvania, which provides a full range of financial services through its wholly-owned subsidiary, Peoples Bank. Peoples Bank is a state-chartered bank and trust company under the jurisdiction of the Pennsylvania Department of Banking and Securities (“PDOBS”) and the Federal Deposit Insurance Corporation (the “FDIC”).
Peoples Bank services its retail and commercial customers through 28 full-service community banking offices located within Allegheny, Bucks, Lackawanna, Lebanon, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Susquehanna and Wyoming Counties of Pennsylvania, Middlesex County of New Jersey and Broome County of New York. Peoples Bank’s primary product is loans to small and medium-sized businesses. Peoples provides a full range of retail and commercial lending products designed to meet the borrowing needs of consumers and small- and medium-sized businesses in its market areas. The majority of its loans are to customers located within its market area. Peoples has no foreign loans or highly leveraged transaction loans, as defined by the Federal Reserve Board. Although Peoples participates in loans originated by other banks, it has originated the majority of the loans in its portfolio.
Peoples had net income of $23.8 million and $29.0 million for the nine-month period ended September 30, 2023 and September 30, 2022, respectively, and $38.1 million and $43.5 million in 2022 and 2021, respectively. Total assets, loans and deposits were $3.8 billion, $2.9 billion and $3.4 billion, respectively, at September 30, 2023, $3.6 billion, $2.7 billion and $3.0 billion, respectively, at December 31, 2022 and were $3.4 billion, $2.3 billion and $3.0 billion, respectively, at December 31, 2021.
Peoples’ principal executive offices are located at 150 North Washington Avenue, Scranton, PA 18503, its phone number is (570) 346-7741 and its website is www.psbt.com.
FNCB Bancorp, Inc.
FNCB Bancorp, Inc. is a registered bank holding company headquartered in Dunmore, Pennsylvania and incorporated under the laws of the Commonwealth of Pennsylvania in 1997. FNCB became an active bank holding company on July 1, 1998 when it acquired 100% ownership of FNCB Bank, formerly First National Community Bank. FNCB’s primary activity consists of owning and operating FNCB Bank, which provides substantially all of FNCB’s earnings from its banking services.
Initially established as a national banking association in 1910, as of September 30, 2023, FNCB Bank provides customary retail and commercial banking services to individuals, businesses and local governments and municipalities through its 16 full-service branch locations, as of December 31, 2022, within its primary market area, Northeastern Pennsylvania. FNCB’s mission is to make your banking experience simply better. Historically, FNCB has strived to be an evolving, independent, community-focused bank that is a leader through the power of a strong team with a commitment to excellence for its employees, customers and shareholders.
FNCB had net income of $9.6 million and $15.5 million for the nine-month period ended September 30, 2023 and September 30, 2022, respectively, and $20.4 million and $21.4 million in 2022 and 2021, respectively. Total assets, loans and deposits were $1.8 billion, $1.2 billion and $1.5 billion, respectively, at September 30,

2023, $1.7 billion, $1.1 billion and $1.4 billion, respectively, at December 31, 2022 and $1.7 billion, $1.0 billion and $1.5 billion, respectively, at December 31, 2021.
FNCB’s principal executive offices are located at 102 E. Drinker St., Dunmore, PA 18512, its phone number is (570) 346-7667 and its website is investors.fncb.com.
The Merger and the Merger Agreement (pages 58 and 128)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, FNCB will merge with and into Peoples, with Peoples as the surviving corporation. The merger agreement further provides that immediately following the merger, FNCB Bank will merge with and into Peoples Bank with Peoples Bank as the resulting institution. Following the merger, FNCB common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
This summary and the copy of the merger agreement attached to this joint proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.
Merger Consideration (page 129)
Each share of FNCB common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Peoples or FNCB, will be converted into the right to receive the merger consideration. FNCB shareholders who would otherwise be entitled to a fraction of a share of Peoples common stock in the merger will instead receive, for the fraction of a share, an amount in cash (without interest and rounded to the nearest cent) based on the average Peoples closing share value for the five full trading days ending on the trading day immediately preceding (but not including) the effective time.
Based on a 20-day volume weighted average stock price for Peoples common stock of $44.13 as of September 26, 2023, the last day before the public announcement of the merger, the exchange ratio represented an implied price per share to holders of FNCB common stock of approximately $6.44 per share in value for each share of FNCB common stock, representing merger consideration of approximately $129 million. Based on the $46.86 closing price of Peoples common stock on Nasdaq on January 19, 2024, the latest practicable trading day before the printing of the accompanying joint proxy statement/prospectus, the exchange ratio represented approximately $6.84 in value for each share of FNCB common stock, representing merger consideration of approximately $137 million on an aggregate basis.
Peoples common stock is listed on Nasdaq under the symbol “PFIS,” and FNCB common stock is listed on Nasdaq under the symbol “FNCB.” The following table shows the closing sale prices of Peoples common stock and FNCB common stock as reported on Nasdaq on September 26, 2023, the last day before the public announcement of the merger agreement, and on January 19, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of FNCB common stock, which was calculated by multiplying the closing price of Peoples common stock on those dates by the exchange ratio of 0.1460.
	Peoples Common Stock	FNCB Common Stock	Implied Value of One Share of FNCB Common Stock
September 26, 2023	$43.78	$6.07	$6.39
January 19, 2024	$46.86	$6.83	$6.84

For more information on the exchange ratio, see the section entitled “The Merger — Terms of the Merger” beginning on page 58 and “The Merger Agreement — Conversion of FNCB Common Shares, Merger Consideration;” “Termination of the Merger Agreement” beginning on pages 129 and 143, respectively.
Treatment of FNCB Restricted Stock Awards (page 129)
The merger agreement provides that, at the effective time, each outstanding share of FNCB common stock subject to a restricted stock award that was granted prior to the signing of the merger agreement under the FNCB Equity Plans and remains outstanding immediately prior to the effective time will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any, with respect to such vesting). Each FNCB restricted stock award granted after the signing of the merger agreement that remains outstanding at the effective time will be converted into the merger consideration on the same terms as other shares of FNCB common stock, except that such shares will remain subject to the same criteria set forth in the applicable award agreement.
For more information see “The Merger Agreement — Treatment of FNCB Restricted Stock Awards” beginning on page 129.
Material U.S. Federal Income Tax Consequences of the Merger (page 147)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Peoples and FNCB to complete the merger that each of Peoples and FNCB receives a legal opinion to that effect. Accordingly, FNCB shareholders who are U.S. holders and receive solely shares of Peoples common stock (or received Peoples common stock and cash solely in lieu of fractional shares of Peoples common stock) in exchange for shares of FNCB common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Peoples common stock. You should be aware that the tax consequences of the merger may depend upon your own particular tax situation. In addition, you may be subject to U.S. non-income, state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.
For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 147.
The United States federal income tax consequences described above may not apply to all FNCB shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors (page 65)
After careful consideration, the Peoples board of directors, at a meeting held on September 27, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Peoples common stock, are advisable and fair to and in the best interests of Peoples and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of Peoples common stock, the bank merger agreement, and the adjournment proposal). The Peoples board of directors unanimously recommends that Peoples shareholders vote “FOR” the Peoples merger proposal, the Peoples bylaws proposal, the Peoples compensation proposal, and the Peoples adjournment proposal. For a more detailed discussion of the Peoples board of directors’ recommendation, see “The Merger — Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” beginning on page 65.
Opinion of Peoples’ Financial Advisor (page 68)
D.A. Davidson & Co. (“D.A. Davidson”) acted as financial advisor to Peoples’ board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 27, 2023 meeting at which Peoples’ board of directors considered the merger and the merger agreement, D.A. Davidson delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 27, 2023, to the effect that, as of such date, the exchange ratio was fair to the holders of Peoples common stock from a financial point of view. D.A. Davidson’s opinion speaks only as of the date of the opinion. The full text of D.A. Davidson’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson in rendering its opinion.
D.A. Davidson’s opinion was for the information of, and was directed to, the Peoples board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Peoples to engage in the merger or enter into the merger agreement, nor did D.A. Davidson’s opinion constitute a recommendation to the Peoples board of directors in connection with the merger. D.A. Davidson’s opinion does not constitute a recommendation to any holder of Peoples common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Peoples shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “The Merger — Opinion of Peoples’ Financial Advisor,” beginning on page 68.
FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors (page 87)
After careful consideration, the FNCB board of directors, at a regular meeting held on September 27, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of FNCB and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the bank merger agreement, the FNCB compensation proposal, and the FNCB adjournment proposal). The FNCB board of directors unanimously recommends that FNCB shareholders vote “FOR” each of the FNCB merger proposal, the FNCB compensation proposal, and the FNCB adjournment proposal. For a more detailed discussion of the FNCB board of directors’ recommendation, see “The Merger — FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors” beginning on page 87.
Opinion of FNCB’s Financial Advisor (page 90)
Stephens Inc. (“Stephens”) acted as financial advisor to FNCB in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 27, 2023 meeting at which FNCB’s board of directors considered the merger and the merger agreement, Stephens delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 27, 2023, to the effect that, as of such date, the consideration to be received by the FNCB shareholders in the merger was fair to FNCB’s shareholders from a financial point of view. Stephens’ opinion speaks only as of the date of the opinion. At a meeting of the FNCB board on January 4, 2024, representatives of Stephens confirmed to the FNCB board the conclusions set forth in Stephens’ opinion as of the date it was delivered, subject to the assumption limitations, qualifications and conditions set forth in Stephens’ opinion dated as of September 27, 2023. The full text of Stephens’ opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion.
Stephens’ opinion was for the information of, and was directed to, the FNCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of FNCB to engage in the merger or enter into the merger agreement, nor did Stephens’ opinion constitute a recommendation to the FNCB board of directors in connection with the merger. Stephens’ opinion does not constitute a recommendation to any holder of FNCB common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. FNCB shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “The Merger — Opinion of FNCB’s Financial Advisor,” beginning on page 90.
Interests of Certain Peoples Directors and Executive Officers in the Merger (page 112)
In considering the recommendation of Peoples board of directors with respect to the merger, Peoples shareholders should be aware that the directors and executive officers of Peoples have certain interests in the merger that may be different from, or in addition to, the interests of Peoples shareholders generally. These interests include that at the effective time, certain Peoples directors and executive officers will continue to serve as directors and/or officers, as applicable of Peoples and/or Peoples Bank as the surviving corporation and resulting institution.
In addition, Peoples’ current Executive Vice President and Chief Financial Officer, John R. Anderson, III, has entered into an amended and restated severance agreement with Peoples and/or Peoples Bank as the surviving corporation and resulting institution. The merger agreement also provides that current Peoples director Sandra L. Bodnyk, age 71, will be nominated for election to serve one additional three-year term as a member of the board of directors at the 2026 annual meeting of shareholders of the surviving corporation, which would be an exception from the Peoples’ bylaws requirement that mandates mandatory retirement for directors at age 73. Craig W. Best, Peoples’ Chief Executive Officer and a member of the Peoples board, is party to an employment agreement that provides for certain severance benefits upon a voluntary termination by Mr. Best with “good reason,” including a material, adverse change in his title, authority, duties or reporting relationships.
To the extent they were material to the merger, the Peoples board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Peoples’ shareholders vote to approve the Peoples merger proposal. For more information, see “The Merger — Background of the Merger” beginning on page 58 and “The Merger — Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” beginning on page 65. These interests are described in more detail below, and certain of them are quantified in the section entitled “The Merger — Interests of Certain Peoples Directors and Executive Officers in the Merger” beginning on page 112.
Interests of Certain FNCB Directors and Executive Officers in the Merger (page 114)
In considering the recommendations of the FNCB board of directors that FNCB shareholders vote in favor of the FNCB merger proposal, FNCB shareholders should be aware that FNCB directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of FNCB.
•
At the effective time, the FNCB continuing directors (as defined below in “Summary — Governance of the Surviving Corporation After the Merger”) will serve on the surviving corporation board of directors and such FNCB continuing directors, as well as Gerard A. Champi, will serve on the resulting institution board of directors;

•
Keith W. Eckel, who currently serves on the board of directors of FNCB, and who is expected to serve on the board of directors of the surviving corporation after the closing, beneficially owns 11,823 shares of Peoples common stock as of September 27, 2023. Such holdings amount to less than 1% of the outstanding shares of Peoples;

•
Louis A. DeNaples, Sr., who currently serves on the board of directors of FNCB and as Chair of the FNCB board of directors, and who is expected to serve on the board of directors of the surviving corporation after the closing and serve as Vice Chair of the surviving corporation’s board of directors, beneficially owns 12,050.024 shares of Peoples common stock as of September 27, 2023, consisting of 5,817.388 shares of Peoples common stock held directly by Mr. DeNaples and 6,232.636 shares of Peoples common stock held in a partnership with his brother, Dominick L. DeNaples. Such holdings amount to less than 1% of the outstanding shares of Peoples;

•
Dominick L. DeNaples, who currently serves on the board of directors of FNCB, beneficially owns 11,090.636 shares of Peoples common stock as of September 27, 2023, consisting of 4,858 shares of

Peoples common stock held directly by Mr. DeNaples and 6,232.636 shares of Peoples common stock held in a partnership with his brother, Louis A. DeNaples, Sr. Such holdings amount to less than 1% of the outstanding shares of Peoples;
•
At the effective time, each outstanding share of FNCB common stock subject to a restricted stock award that was granted prior to the signing of the merger agreement under the FNCB Equity Plans and remains outstanding immediately prior to the effective time will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any, with respect to such vesting);

•
In connection with the closing of the merger, Peoples and Peoples Bank will enter into a written employment agreement with Gerard A. Champi, President and Chief Executive Officer of FNCB. Upon and after the merger, Mr. Champi will cease to be eligible for future payments and benefits under his current FNCB agreement and will instead be eligible for such payments and benefits as are set forth in his new employment agreement;

•
In connection with the merger agreement, James M. Bone, Jr., CPA, Executive Vice President and Chief Financial Officer of FNCB, and each of FNCB and FNCB Bank entered into an amendment to Mr. Bone’s employment agreement;

•
Brian Mahlstedt, Executive Vice President and Chief Lending Officer of FNCB Bank, is party to an employment agreement with FNCB and FNCB Bank which provides him with the right to receive certain severance rights in connection with a change in control, and each of James F. Burke, Executive Vice President and Chief Banking Officer, Mary Griffin Cummings, Esq., Executive Vice President and General Counsel, and Aaron J. Cunningham, Executive Vice President and Chief Credit Officer are party to a Change in Control Agreement with FNCB Bank that provides each such executive officer with the right to receive certain severance rights in connection with a change in control; and

•
Messrs. Champi, Bone and Mahlstedt are subject to, or will be subject to, customary restrictive covenants concerning non-competition and non-solicitation of employees for a period of 12 months after termination of employment for any reason.

To the extent they were material to the merger, the FNCB board of directors was aware of these interests and considered them, among other matters, in making its recommendation that FNCB’s shareholders vote to approve the FNCB merger proposal. For more information, see “The Merger — Background of the Merger” beginning on page 58 and “The Merger — FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors” beginning on page 87. These interests are described in more detail, and certain of them are quantified, in the section entitled “The Merger — Interests of Certain FNCB’s Directors and Executive Officers in the Merger” beginning on page 114.
Governance of the Surviving Corporation After the Merger (page 123)
The Peoples Bylaws Amendments
The merger agreement contemplates certain amendments to the bylaws of Peoples and Peoples Bank, which will be made in connection with the merger and effective at the effective time relating to the governance of the surviving corporation and the board of directors of the surviving corporation, which are referred to throughout this joint proxy statement/prospectus as the Peoples bylaws amendments. These Peoples bylaws amendments are separate and distinct from the Peoples bylaws proposal and do not require shareholder approval at the Peoples special meeting. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. In addition, the Peoples bylaws and Peoples Bank bylaws will be amended to permit Louis A. DeNaples, Sr., Keith W. Eckel and Sandra L. Bodnyk to be nominated for reelection in accordance with Exhibit E to the merger agreement, notwithstanding the generally applicable mandatory retirement bylaws.
As required by the merger agreement, Peoples and Peoples Bank have adopted, or will adopt, contingent upon and to be effective at the effective time of the merger, the Peoples bylaws amendments and the Peoples

Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and will fix the number of directors on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, these directors will consist of (i) eight directors to be designated by the Peoples board that are members of the Peoples board immediately prior to the effective time (the “Peoples continuing directors”), and (ii) eight directors to be designated by the FNCB board that are members of the FNCB board immediately prior to the effective time (the “FNCB continuing directors”). Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time. For Peoples Bank, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) two directors who will be Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The Peoples bylaws amendments and the Peoples Bank bylaws amendments provide that from the effective time until three years after the effective time, no vacancy on the Peoples board of directors or the Peoples Bank board of directors will be filled, and neither board will nominate any director to fill such vacancy unless, in the case of a vacancy created by the cessation of service of a Peoples continuing director, not less than a majority of the Peoples continuing directors have approved the appointment, in which case the FNCB continuing directors must vote to approve the appointment or nomination. In the case of a vacancy created by the cessation of service of a FNCB continuing director, not less than a majority of the FNCB continuing directors have approved the appointment, in which case the Peoples continuing directors must vote to approve the appointment or nomination. However, any such director nomination must be made in accordance with the surviving corporation’s governance guidelines, applicable law, and the rules of Nasdaq or any other exchange on which the surviving corporation’s securities may be listed for trading. Both the merger agreement and the Peoples’ bylaws amendments provide that at the effective time, William E. Aubrey, II will continue to serve as Chair of the board of directors of the surviving corporation and resulting institution and that Louis A. DeNaples, Sr., will become the Vice Chair of the board of directors of the surviving corporation and resulting institution.
The Peoples continuing directors will be, William E. Aubrey, II, Craig W. Best, Sandra L. Bodnyk, Ronald G. Kukuchka, Richard S. Lochen, James B. Nicholas, Elisa Zúñiga Ramirez, and Joseph T. Wright, Jr., Esq. The FNCB continuing directors will be, Louis A. DeNaples, Sr., William G. Bracey, Thomas J. Melone, CPA, Joseph Coccia, Joseph L. DeNaples, Esq., William P. Conaboy, Esq., Kathleen M. Lambert, CPA, and Keith W. Eckel.
For more information, see “The Merger — Governance of the Surviving Corporation After the Merger, Boards of Directors of the Surviving Corporation and Resulting Institution” beginning on page 123.
The Peoples Bylaws Proposal
Pursuant to the merger agreement, Peoples agreed to undertake a review of its bylaws and to consider potential amendments thereto. Peoples undertook this review in October 2023 in order to modernize its bylaws, which were last amended in 2013, and account for several changes in relevant laws over the past ten years. The Second Amended and Restated Bylaws of Peoples Financial Services Corp. were adopted by the Board of Directors on October 27, 2023, and were effective on October 27, 2023, except for the amendments to Sections 11.3 and 11.5 and Article 25. The amendments to Sections 11.3 and 11.5 of the Peoples bylaws amendments will only become effective upon the consummation of the merger at the effective time. Article 25 relates to the Peoples bylaws proposal will become effective upon approval by Peoples shareholders.
The Peoples bylaws proposal asks Peoples shareholders to approve an amendment to the Peoples Second Amended and Restated Bylaws that would add a provision to provide for the limitation of liability for officers and directors of Peoples, as permitted by the PBCL that provide that shareholders of a corporation may adopt bylaws to limit the liability of corporate directors and officers unless the director has breached or failed to perform the duties of his or her office under the Peoples articles or Peoples bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Peoples bylaws proposal would add a new Article 25 to the Peoples bylaws to provide, that, to the fullest extent that the law of Pennsylvania permits elimination or limitation of the liability of directors and officers of Peoples, no director or officer of Peoples will be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director or officer, respectively.
For more information, see Annex D, which contains the text of proposed Article 25, and “Peoples Proposals — Proposal 2: Peoples Bylaws Proposal” on page 46.
Name and Headquarters (page 124)
The merger agreement provides that the name of the surviving corporation and the resulting institution will be Peoples Financial Services Corp. and Peoples Security Bank and Trust Company, respectively. The headquarters of Peoples will remain located in Scranton, Pennsylvania. Peoples Bank will be headquartered in Dunmore, Pennsylvania. Peoples common stock will continue to trade on Nasdaq under the symbol “PFIS.” In addition, following the merger, FNCB common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Regulatory Approvals (page 125)
Subject to the terms of the merger agreement, Peoples and FNCB have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals (as defined in “The Merger — Regulatory Approvals”), use their reasonable best efforts to make such filings within 60 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The requisite regulatory approvals include, at the federal level, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (unless a waiver is granted) and the approval of the FDIC. At the state level the required approvals include the PDOBS for the merger and the bank merger. The initial submission of the applications to the FDIC and PDOBS occurred on October 27, 2023. Peoples submitted a request to the Federal Reserve Bank of Philadelphia to waive the applicable application requirements of the Bank Holding Company Act (the, “BHCA”) with respect to the merger on November 17, 2023.
Although neither Peoples nor FNCB knows of any reason it cannot obtain the requisite regulatory approvals in a timely manner, Peoples and FNCB cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Neither Peoples nor FNCB can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FNCB must first obtain the approval of FNCB shareholders for the FNCB merger proposal, and Peoples must first obtain the approval of Peoples shareholders for the Peoples merger proposal. Peoples and FNCB must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Peoples and FNCB expect the merger to be completed promptly once Peoples and FNCB have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.
Conditions to Complete the Merger (page 146)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
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the requisite Peoples vote and the requisite FNCB vote having been obtained. See “The Merger Agreement — Shareholder Approvals; Recommendation of Peoples’ and FNCB’s Boards of

Directors” beginning on page 141 for additional information regarding the “requisite Peoples vote” and the “requisite FNCB vote;”
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the authorization for listing on Nasdaq, subject to official notice of issuance, of the Peoples common stock to be issued in the merger. See “The Merger — Stock Exchange Listings” beginning on page 127 for additional information;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Merger — Regulatory Approvals” beginning on page 125 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition;”

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

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neither party is subject to any order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of an officers’ certificate from the other party to such effect); and

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receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 143)
The merger agreement can be terminated at any time prior to the effective time, whether before or after the receipt of the requisite FNCB vote or the requisite Peoples vote, in the following circumstances:
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by mutual written consent of Peoples and FNCB;

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by either Peoples or FNCB if any required governmental entity must grant regulatory approval and such approval has been denied and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party as required by the merger agreement;

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by either Peoples or FNCB, if the merger has not been consummated by September 27, 2024, unless the failure of the closing by such date is due to the failure of the party seeking to terminate to perform or observe the obligations, covenants and agreements set forth in the merger agreement;

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by either Peoples or FNCB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true)

set forth in the merger agreement on the part of FNCB, in the case of a termination by Peoples, or Peoples, in the case of a termination by FNCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a closing condition as set forth in the merger agreement, and which is not cured within 45 days following written notice to the non-terminating party;
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by FNCB prior to such time as the requisite Peoples vote is obtained, if Peoples or its board of directors shall have made a recommendation change or shall have breached its obligations under the merger agreement concerning the Peoples board recommendation or an acquisition proposal;

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by Peoples prior to such time as the requisite FNCB vote is obtained, if FNCB or its board of directors shall have made a recommendation change or shall have breached its obligations under the merger agreement concerning the FNCB board recommendation or an acquisition proposal;

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by Peoples or FNCB, following the Peoples special meeting (including any adjournments or postponements thereof), if Peoples has not breached any of its obligations under the merger agreement concerning the Peoples board recommendation or an acquisition proposal in any material respect, and has failed to obtain the requisite Peoples vote at the Peoples special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;

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by Peoples or FNCB, following the FNCB special meeting (including any adjournments or postponements thereof), if FNCB has not breached any of its obligations under the merger agreement concerning the FNCB board recommendation or an acquisition proposal in any material respect, and has failed to obtain the requisite FNCB vote at the FNCB special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;

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by either Peoples or FNCB, if both

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the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (or, $35.02); and

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the Peoples Ratio is less than the difference between the Index Ratio and 0.20.

See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 143 for additional information. Neither Peoples nor FNCB is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Peoples common stock or FNCB common stock.
Termination Fee (page 144)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Peoples’ or FNCB’s respective boards, Peoples or FNCB may be required to pay a termination fee to the other equal to $4.8 million.
Accounting Treatment (page 124)
The merger will be accounted for as an acquisition of FNCB by Peoples under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).
The Rights of FNCB Shareholders Will Change as a Result of the Merger (page 166)
The rights of FNCB shareholders are governed by Pennsylvania law and the FNCB articles of incorporation and the FNCB bylaws. In the merger, FNCB shareholders will become Peoples shareholders, and their rights will be governed by Pennsylvania law and the Peoples articles of incorporation and the Peoples bylaws. FNCB shareholders will have different rights once they become Peoples shareholders due to differences between the FNCB governing documents and the Peoples governing documents. These differences are described in more detail under the section entitled “Comparison of the Rights of Peoples and FNCB Shareholders” beginning on page 166.

Listing of Peoples Common Stock; Delisting and Deregistration of FNCB Common Stock (page 127)
The shares of Peoples common stock to be issued in the merger will be listed for trading on Nasdaq. Following the merger, shares of Peoples common stock will continue to be traded on Nasdaq. In addition, following the merger, FNCB common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
The Peoples Special Meeting (page 40)
The Peoples special meeting will be held virtually via the internet on March 22, 2024 at 9:00 a.m., Eastern Time. At the Peoples special meeting, Peoples shareholders will be asked to vote on the following matters:
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the Peoples merger proposal;

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the Peoples bylaws proposal;

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the Peoples compensation proposal; and

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the Peoples adjournment proposal.

You may vote at the Peoples special meeting if you owned shares of Peoples common stock at the close of business on January 19, 2024, the Peoples record date. As of January 19, 2024, there were 7,043,105 shares of Peoples common stock outstanding.
As of the close of business on the Peoples record date, Peoples’ directors and executive officers and their affiliates were entitled to vote an aggregate of 274,648 shares of Peoples common stock at the special meeting, which represents approximately 3.90% of the issued and outstanding shares of Peoples common stock entitled to vote at the special meeting.
Each director of Peoples, solely in such director’s capacity as a shareholder of Peoples, has entered into a voting and support agreement with FNCB requiring each of them to vote all shares of Peoples common stock that such director beneficially owns and has the sole right to vote or transfer in favor of the Peoples merger proposal. As of the Peoples record date, these directors held 220,489 shares of Peoples common stock subject to such agreements, which represented approximately 3.13% of the outstanding shares of Peoples common stock entitled to vote at the Peoples special meeting.
Approval of the Peoples merger proposal requires the affirmative vote of Peoples shareholders, present in person or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples merger proposal.
Approval of the Peoples bylaws proposal requires the affirmative vote of Peoples shareholders, present in person or by proxy, of shares entitled to cast at least 75% of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples bylaws proposal.
Approval of the Peoples compensation proposal, on an advisory (non-binding) basis, requires the affirmative vote of Peoples shareholders, present in person or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the Peoples merger proposal.
If a quorum is present at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples bylaws proposal. In the absence of a quorum at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders present by participation in the virtual Peoples special meeting or by proxy and entitled to vote on the Peoples adjournment proposal. In such a case, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the Peoples adjournment proposal.

The FNCB Special Meeting (page 49)
The FNCB special meeting will be held virtually via the internet on March 22, 2024 at 10:00 a.m., Eastern Time. At the FNCB special meeting, FNCB shareholders will be asked to vote on the following matters:
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the FNCB merger proposal;

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the FNCB compensation proposal; and

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the FNCB adjournment proposal.

You may vote at the FNCB special meeting if you owned shares of FNCB common stock at the close of business on January 19, 2024, the FNCB record date. As of January 19, 2024, there were 20,048,784 shares of FNCB common stock outstanding, including 257,262 unvested shares of FNCB common stock.
As of the close of business on the FNCB record date, FNCB directors and executive officers and their affiliates were entitled to vote an aggregate of 3,896,380.0401 shares of FNCB common stock at the special meeting, which represents approximately 19.43% of the issued and outstanding shares of FNCB common stock entitled to vote at the special meeting.
Each director of FNCB, solely in such director’s capacity as a shareholder of FNCB, has entered into a voting and support agreement with Peoples requiring each of them to vote all shares of FNCB common stock that such director beneficially owns and has the sole right to vote or transfer in favor of the FNCB merger proposal. As of the FNCB record date, these directors held 3,779,602.1743 shares of FNCB common stock subject to such agreements, which represented approximately 18.85% of the outstanding shares of FNCB common stock entitled to vote at the FNCB special meeting.
Approval of the FNCB merger proposal requires the affirmative vote at the FNCB special meeting of 51% of the outstanding shares of FNCB common stock. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the FNCB merger proposal.
Approval, on an advisory (non-binding) basis, of the FNCB compensation proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of FNCB common stock present, whether in person or by proxy, at the FNCB special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the FNCB compensation proposal.
Whether or not a quorum is present at the virtual FNCB special meeting, approval of the FNCB adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of FNCB common stock that are entitled to vote at the virtual FNCB special meeting and are present by participation in the virtual FNCB special meeting. In such a case, an abstention will have the same effect as a vote “AGAINST” the FNCB adjournment proposal and a broker non-vote or other failure to vote will have no effect on the outcome of the FNCB adjournment proposal.
Dissenters’ Rights in the Merger (page 127)
Peoples shareholders and FNCB shareholders are not entitled to exercise any dissenters’ rights under the PBCL or any similar dissenter’s or appraisal rights. For more information, see “The Merger — Dissenters’ Rights in the Merger” beginning on page 127.
Risk Factors (page 31)
In evaluating the merger agreement, the merger or the issuance of shares of Peoples common stock, you should carefully read this joint proxy statement/prospectus, giving special consideration to the risk factors discussed in the section entitled “Risk Factors” beginning on page 31. You should also read the risk factors described in both the Peoples and FNCB Annual Reports on Forms 10-K for the year ended December 31, 2022, the Quarterly Reports on Form 10-Q for the period ended September 30, 2023, and in other reports filed with the SEC, which are incorporated by reference to this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Peoples’ and FNCB’s beliefs, goals, intentions and expectations regarding the proposed transaction, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable credit losses; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions. All statements other than statements of historical fact included in this joint proxy statement/prospectus regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Peoples’ and FNCB’s businesses, beliefs of Peoples’ and FNCB’s management and assumptions made by Peoples and FNCB’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict, change over time, and many of which are beyond the control of Peoples and FNCB. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Future Factors include, among others:
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the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Peoples and FNCB;

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the outcome of any legal proceedings that may be instituted against Peoples or FNCB;

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the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the proposed transaction);

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the ability of Peoples and FNCB to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;

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the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two organizations, or as a result of changes in interest rates, the strength of the economy, and competitive factors in the areas where Peoples and FNCB do business;

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the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction;

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certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

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the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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diversion of management’s attention from ongoing business operations and opportunities;

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the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate FNCB’s operations and those of Peoples;

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such integration may be more difficult, time consuming or costly than expected;

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revenues following the proposed transaction may be lower than expected;

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Peoples’ and FNCB’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;

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the dilution caused by Peoples’ issuance of additional shares of its capital stock in connection with the proposed transaction;

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effects of the announcement, pendency or completion of the proposed transaction on the ability of Peoples and FNCB to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

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risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of Peoples and FNCB;

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the possibility that shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Peoples and FNCB;

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uncertainty as to the extent of the duration scope, and impacts of the COVID-19 pandemic on Peoples, FNCB and the proposed transaction; and

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the macroeconomic impacts of political instability including wars and political violence and the risk that a government shut down could delay the ability to secure the necessary regulatory approvals.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which Peoples, FNCB or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. Risks, uncertainties and other factors which may cause actual results, performance or achievements, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, but are not limited to, the risks described under the heading “Risk Factors” in this joint proxy statement/prospectus.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Peoples and FNCB claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Peoples nor FNCB undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Peoples and FNCB have filed with the SEC as described under “Where You Can Find More Information” beginning on page 188.
Peoples and FNCB expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, Peoples shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Peoples merger proposal and FNCB shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the FNCB merger proposal. In addition, Peoples and FNCB have discussed certain other material risks connected with the ownership of Peoples common stock and with Peoples’ business, and with the ownership of FNCB common stock and FNCB’s business, respectively, under the caption “Risk Factors” appearing in, for Peoples and FNCB in each of their Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2022, in each of their respective Quarterly Reports on Forms 10-Q for the quarters ended September 30, 2023, and may include additional or updated disclosures of such material risks in each of their subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed or may file with the SEC after the date of this joint proxy statement/prospectus.
Peoples shareholders and FNCB shareholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference into this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Peoples special meeting or the FNCB special meeting. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference herein may adversely affect the value of Peoples common stock that you, as an existing Peoples shareholder, currently hold or that you, as an existing FNCB shareholder, will hold upon consummation of the merger, and could result in a significant decline in the value of Peoples common stock and cause Peoples shareholders and/or FNCB shareholders to lose all or part of the value of their respective investments in Peoples common stock.
Risks Relating to the Consummation of the Merger and Peoples Following the Merger
Because the market price of Peoples common stock may fluctuate, FNCB shareholders cannot be certain of the market value of the merger consideration they will receive.
Subject to the terms of the merger agreement, in the merger, each share of FNCB common stock issued and outstanding immediately prior to the effective time, except for shares of FNCB common stock owned by FNCB or Peoples (in each case, other than shares of FNCB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by FNCB or Peoples in respect of debts previously contracted), will be converted into 0.1460 shares of Peoples common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Peoples common stock or FNCB common stock. However, should the price per share of Peoples common stock as traded on Nasdaq fall below a certain level as specified through a formula in the merger agreement, then either Peoples or FNCB, in its sole discretion, may seek to terminate the merger agreement. In such scenario, the other party may then propose to adjust the exchange ratio. If a party proposes an adjustment to the exchange ratio, then the party receiving the proposed adjustment to the exchange ratio is required to consider the adjustment in good faith, but the acceptance or nonacceptance of the adjustment proposal remains within the receiving party’s sole discretion. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 143. Given that the exchange ratio is otherwise fixed, changes in the price of Peoples common stock between now and the time of the merger will affect the value that FNCB shareholders will receive in the merger.
Stock price changes may result from a variety of factors, including general market and economic conditions, political instability and conflict, changes in Peoples’ and FNCB’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Peoples, FNCB and other banking companies, the effects of the COVID-19 pandemic and regulatory considerations and tax laws, many of which are beyond Peoples’ and FNCB’s control. Recent domestic and international political instability, including potential U.S. government shutdowns or failures to raise the federal debt ceiling, conflict between Israel and Hamas and the possibility for further regional conflict in the

Middle East, and the ongoing Russian war against Ukraine have further added to market volatility. Therefore, at the time of the Peoples special meeting and the FNCB special meeting, Peoples shareholders and FNCB shareholders will not know the market value of the consideration that FNCB shareholders will receive at the effective time. You should obtain current market quotations for shares of Peoples common stock (Nasdaq: PFIS) and for shares of FNCB common stock (Nasdaq: FNCB).
The market price of Peoples common stock after the merger may be affected by factors different from those currently affecting the shares of Peoples common stock or FNCB common stock.
In the merger, FNCB shareholders will become Peoples shareholders. Peoples’ business differs from that of FNCB and certain adjustments may be made to Peoples’ business as a result of the merger. Accordingly, the results of operations of the surviving corporation and the market price of Peoples common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Peoples and FNCB. For a discussion of the businesses, and certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 188.
The opinion delivered by D.A. Davidson to Peoples’ board of directors and the opinion delivered by Stephens to FNCB’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The opinion from D.A. Davidson, Peoples’ financial advisor, to Peoples’ board of directors, was delivered on and dated September 27, 2023, and the opinion from Stephens, FNCB’s financial advisor, to FNCB’s board of directors was delivered on and dated September 27, 2023. Changes in the operations and prospects of Peoples or FNCB, general market and economic conditions and other factors which may be beyond the control of Peoples and FNCB, including the ongoing effects of the COVID-19 pandemic and global unrest on such market and economic conditions, and the market prices of Peoples and FNCB, may have altered the value of Peoples or FNCB or the prices of shares of Peoples common stock and shares of FNCB common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.
Peoples and FNCB are expected to incur substantial costs related to the mergers and integration.
Peoples and FNCB have incurred and expect to incur a number of non-recurring costs associated with the mergers. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Peoples or FNCB regardless of whether the mergers are completed. See “The Merger Agreement — Expenses and Fees” beginning on page 145.
Peoples and FNCB have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the mergers. In addition, each of the surviving corporation and the resulting institution will incur integration costs following the completion of the mergers as Peoples and FNCB integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Peoples and FNCB may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Peoples and FNCB have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the surviving corporation taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Anticipated future merger and integration-related pre-tax costs are currently estimated to be approximately $19.5 million.
Combining Peoples and FNCB may be more difficult, costly or time-consuming than expected, and Peoples and FNCB may fail to realize the anticipated benefits of the mergers.
This is a merger transaction combining two financial institutions. The success of the mergers will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Peoples and FNCB. To realize the anticipated benefits and cost savings from the mergers, Peoples and FNCB must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Peoples and FNCB are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings of the mergers could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the surviving corporation following the completion of the mergers, which may adversely affect the value of the common stock of the surviving corporation following the completion of the mergers.
Peoples and FNCB have operated and, until the completion of the mergers, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Peoples and FNCB during this transition period and for an undetermined period after completion of the mergers on the surviving corporation.
Furthermore, the board of directors of the surviving corporation will consist of former directors from each of Peoples and FNCB. Combining the boards of directors of each company into a single board could require the reconciliation of differing priorities and philosophies.
The current rising interest rate environment may adversely impact the fair value adjustments of investments and loans acquired in the mergers.
Upon the closing of the mergers, the surviving corporation will need to adjust the fair value of FNCB’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the surviving corporation’s capital ratios, which may result in the surviving corporation taking steps to strengthen its capital position.
The future results of the surviving corporation following the mergers may suffer if the surviving corporation does not effectively manage its expanded operations, including complying with any enhanced regulatory requirements.
Following the mergers, the size of the business of the surviving corporation will increase beyond the current size of either Peoples’ or FNCB’s business. The surviving corporation’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the surviving corporation will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the mergers.
The surviving corporation may be unable to retain Peoples and/or FNCB personnel successfully after the mergers are completed.
The success of the mergers will depend in part on the surviving corporation’s ability to retain the talents and dedication of key employees currently employed by Peoples and FNCB. It is possible that these employees may decide not to remain with Peoples or FNCB, as applicable, while the mergers are pending or with the surviving corporation after the mergers are consummated. If Peoples and FNCB are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Peoples and FNCB could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the mergers, if key employees terminate their employment, the surviving corporation’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the surviving corporation’s business to suffer. Peoples and FNCB also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger — Governance of the Surviving Corporation After the Merger” beginning on page 123.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the continuing corporation or resulting institution following the mergers.
Before the merger and the bank merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board (unless a waiver is granted), the FDIC, the PDOBS, and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 125. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally. Recent political instability in the United States has created a threat of a shutdown of the federal government. Should the federal government shutdown, our ability to obtain the necessary regulatory approvals from banking regulators and to secure necessary SEC approvals for the registration statement of which this joint proxy statement/prospectus could be complicated or delayed.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the surviving corporation or resulting institution following the mergers or otherwise reduce the anticipated benefits of the mergers if the mergers were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the mergers. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration or termination of all statutory waiting periods in respect thereof without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Peoples nor FNCB, nor any of their respective subsidiaries, is permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger — Regulatory Approvals” beginning on page 125.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the FNCB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of FNCB as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 150.
Certain of Peoples’ and FNCB’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Peoples shareholders and FNCB shareholders.
Peoples’ shareholders and FNCB shareholders should be aware that some of Peoples’ and FNCB’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of Peoples shareholders and FNCB shareholders. These interests may create potential conflicts of interest. To the extent they were material to the merger, the Peoples and FNCB boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the Peoples board of directors, Peoples shareholders vote to approve the merger agreement and, in the case of the FNCB board of directors, FNCB shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger — Interests of Certain Peoples Directors and Executive Officers in the Merger” beginning on page 112 and “The Merger — Interests of Certain FNCB Directors and Executive Officers in the Merger” beginning on page 114.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among others, (i) approval by Peoples shareholders of the Peoples merger proposal and approval by FNCB shareholders of the FNCB merger proposal; (ii) authorization for listing on Nasdaq of the shares of Peoples common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board (unless a waiver is granted), the FDIC, and the PDOBS; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 146.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or Peoples or FNCB may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 143.

Failure to complete the merger could negatively impact Peoples or FNCB.
If the merger is not completed for any reason, including as a result of Peoples shareholders failing to approve the Peoples merger proposal or FNCB shareholders failing to approve the FNCB merger proposal, there may be various adverse consequences and Peoples and/or FNCB may experience negative reactions from the financial markets and from their respective customers and employees. For example, Peoples’ or FNCB’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Peoples common stock or FNCB common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Peoples and/or FNCB also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Peoples or FNCB to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Peoples or FNCB may be required to pay a termination fee of $4.8 million to the other party.
Additionally, each of Peoples and FNCB has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Peoples and FNCB would have to pay these expenses without realizing the expected benefits of the merger.
In connection with the merger, Peoples will assume FNCB’s outstanding debt obligations subject to the satisfaction of certain conditions related to such obligations, and the surviving corporation’s level of indebtedness following the completion of the merger could adversely affect the surviving corporation’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, Peoples will assume FNCB’s outstanding indebtedness. Peoples’ existing debt, together with any future incurrence of additional indebtedness, and the assumption of FNCB’s outstanding indebtedness, could have important consequences for the surviving corporation’s creditors and the surviving corporation’s shareholders. For example, it could:
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limit the surviving corporation’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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restrict the surviving corporation from making strategic acquisitions or cause the surviving corporation to make non-strategic divestitures;

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restrict the surviving corporation from paying dividends to its shareholders;

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increase the surviving corporation’s vulnerability to general economic and industry conditions; and

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require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the surviving corporation’s indebtedness, thereby reducing the surviving corporation’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Peoples and FNCB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Peoples and FNCB. These uncertainties may impair Peoples’ or FNCB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Peoples or FNCB to seek to change existing business relationships with Peoples or FNCB. In addition, subject to certain exceptions, Peoples and FNCB have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Peoples and/or FNCB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants

Relating to the Conduct of Business” beginning on page 132 for a description of the restrictive covenants applicable to Peoples and FNCB.
The announcement of the proposed mergers could disrupt Peoples’ and FNCB’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and businesses generally.
Whether or not the mergers are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the mergers on Peoples’ and FNCB’s businesses include the following:
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their employees may experience uncertainty about their future roles, which might adversely affect Peoples’ and FNCB’s ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which Peoples and FNCB maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Peoples and FNCB or fail to extend an existing relationship with Peoples and FNCB; and

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Peoples and FNCB have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed mergers.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The merger agreement limits Peoples’ and FNCB’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Peoples or FNCB.
The merger agreement contains “no shop” covenants that restrict each of Peoples’ and FNCB’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by Peoples’ and FNCB’s respective boards of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $4.8 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Peoples or FNCB from considering or proposing that acquisition. For more information, see “The Merger Agreement — Acquisition Proposals; Termination of the Merger Agreement; Effect of Termination; Termination Fee” beginning on pages 141, 143, 144, and 144 respectively and “The Merger Agreement — Shareholder Approvals; Recommendation of Peoples’ and FNCB’s Boards of Directors” beginning on page 141.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Peoples and FNCB.
On December 22, 2023, an individual shareholder of FNCB filed a lawsuit against FNCB and certain of its directors and officers, and other shareholders of Peoples and/or of FNCB may file lawsuits against Peoples, FNCB and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Peoples or FNCB defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Peoples and/or FNCB, including any cost associated with the indemnification of directors and officers of each company. Peoples and FNCB may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Peoples and FNCB and could prevent or delay the completion of the merger.

The shares of Peoples common stock to be received by FNCB shareholders as a result of the merger will have different rights from the shares of FNCB common stock.
In the merger, FNCB shareholders will become Peoples shareholders and their rights as shareholders will be governed by Pennsylvania law and the governing documents of the surviving corporation following the merger. The rights associated with Peoples common stock are different from the rights associated with FNCB common stock. See “Comparison of the Rights of Peoples and FNCB Shareholders” beginning on page 166 for a discussion of the different rights associated with Peoples common stock.
Peoples shareholders and FNCB shareholders will have reduced ownership and voting interest in the surviving corporation after the consummation of the merger and will exercise less influence over management.
Peoples shareholders and FNCB shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Peoples and FNCB, respectively. When the merger is completed, each Peoples shareholder and each FNCB shareholder will become a holder of common stock of the surviving corporation, with a percentage ownership of the surviving corporation that is smaller than the holder’s percentage ownership of either Peoples or FNCB individually, as applicable, prior to the consummation of the merger. Based on the number of shares of Peoples common stock and FNCB common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Peoples common stock expected to be issued in the merger, the former FNCB shareholders, as a group, are estimated to own approximately 29% of the fully diluted shares of the surviving corporation immediately after the merger and current Peoples shareholders as a group are estimated to own approximately 71% of the fully diluted shares of the surviving corporation immediately after the merger. Because of this, FNCB shareholders may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of FNCB, and Peoples shareholders may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of Peoples.
Issuance of shares of Peoples common stock in connection with the merger may adversely affect the market price of Peoples common stock.
In connection with the payment of the merger consideration, Peoples expects to issue approximately 2,927,122 shares of Peoples common stock to FNCB shareholders. The issuance of these new shares of Peoples common stock may result in fluctuations in the market price of Peoples common stock, including a stock price decrease.
Peoples shareholders and FNCB shareholders will not have dissenters’ rights in the merger.
Dissenters’ rights (also known as appraisal rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Peoples shareholders and FNCB shareholders are not entitled under applicable law to dissenters’ rights in connection with the merger.
Risks Relating to Peoples’ Business
You should read and consider risk factors specific to Peoples’ business that will also affect the surviving corporation after the mergers. These risks are described in the “Risk Factors” section of Peoples’ Annual Report on Form 10-K for the year ended December 31, 2022, and in any updates to those risk factors set forth in Peoples’ Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 188 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to FNCB’s Business
You should read and consider risk factors specific to FNCB’s business that will also affect the surviving corporation after the merger. These risks are described in the “Risk Factors” section of FNCB’s Annual Report on Form 10-K for the year ended December 31, 2022, and in any updates to those risk factors set forth in FNCB’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 188 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PEOPLES SPECIAL MEETING
This section contains information for Peoples shareholders about the special meeting that Peoples has called to allow Peoples shareholders to consider and vote on the Peoples merger proposal, the Peoples bylaws proposal, the Peoples compensation proposal, and the Peoples adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Peoples special meeting, and a form of proxy card that the Peoples board of directors is soliciting for use by Peoples shareholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Peoples special meeting will be held virtually via the internet on March 22, 2024 at 9 :00 a.m., Eastern Time. The Peoples special meeting will be held in a virtual-only meeting format conducted via live webcast. Shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/PFIS2024SM.
Matters to Be Considered
At the Peoples special meeting, Peoples shareholders will be asked to consider and vote upon the following proposals:
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the Peoples merger proposal;

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the Peoples bylaws proposal;

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the Peoples compensation proposal; and

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the Peoples adjournment proposal.

Recommendation of Peoples’ Board of Directors
The Peoples board of directors recommends that you vote “FOR” the Peoples merger proposal, “FOR” the Peoples bylaws proposal, “FOR” the Peoples Compensation Proposal, and “FOR” the Peoples adjournment proposal. See “The Merger — Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” beginning on page 65 for a more detailed discussion of the Peoples board of directors’ recommendation.
Record Date and Quorum
The Peoples board of directors has fixed the close of business on January 19, 2024 as the record date for the determination of Peoples shareholders entitled to notice of and to vote at the Peoples special meeting. As of the Peoples record date, there were 7,043,105 shares of Peoples common stock outstanding.
Holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the Peoples special meeting must be present, either in attendance virtually via the Peoples special meeting website or by proxy, to constitute a quorum at the Peoples special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the Peoples special meeting via the Peoples special meeting website, your shares of Peoples common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.
Under the Peoples bylaws, if a quorum is not present at the Peoples special meeting, the holders of a majority of the shares of Peoples common stock entitled to vote who are present (including virtually via the Peoples special meeting website) or by proxy at the Peoples special meeting may adjourn the Peoples special meeting.
At the Peoples special meeting, each share of Peoples common stock is entitled to one vote on all matters properly submitted to Peoples shareholders.
As of the close of business on the record date, Peoples’ directors and executive officers and their affiliates were entitled to vote an aggregate of 274,648 shares of Peoples common stock at the special meeting, which represents approximately 3.90% of the issued and outstanding shares of Peoples common stock entitled to vote at the special meeting.
Each director of Peoples, solely in such director’s capacity as a shareholder of Peoples, has entered into a voting and support agreement with FNCB requiring such director to vote all shares of Peoples common stock that such director beneficially owns and has the sole right to vote in favor of the Peoples merger proposal. As of the record date, these directors held 220,489 shares of Peoples common stock subject to such agreements, which represented approximately 3.13% of the outstanding shares of Peoples common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Peoples special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Peoples special meeting. If your bank, broker, trustee or other nominee holds your shares of Peoples common stock in “street name,” such entity will vote your shares of Peoples common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Peoples merger proposal
Vote required:   Approval of the Peoples merger proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Approval of the Peoples merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote:   If you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples merger proposal. If you are not present by participation in the virtual Peoples special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the Peoples merger proposal.
Peoples bylaws proposal
Vote required:   Approval of the Peoples bylaws proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least 75% of the votes which all shareholders are entitled to cast. Approval of the Peoples bylaws proposal is not a condition for the completion of the merger.
Effect of abstentions and failure to vote:   If you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples bylaws proposal. If you are not present by participation in the virtual Peoples special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the Peoples bylaws proposal.
Peoples compensation proposal
Vote required:   Approval of the Peoples compensation proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Approval of the

Peoples compensation proposal is not a condition to the completion of the merger. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on Peoples, regardless of whether the other proposals are approved.
Effect of abstentions and failure to vote:   If you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the Peoples compensation proposal. If you are not present by participation in the virtual Peoples special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the Peoples compensation proposal.
Peoples adjournment proposal
Vote required:   If a quorum is present at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of Peoples shareholders, present by participation in the virtual Peoples special meeting or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast. In the absence of a quorum at the Peoples special meeting, approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast by shareholders present by participation in the virtual Peoples special meeting or by proxy and entitled to vote on the Peoples adjournment proposal.
Effect of abstentions and failure to vote:   If a quorum is present at the Peoples special meeting, and you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN” it will have the same effect as a vote “AGAINST” the Peoples adjournment proposal. If a quorum is present at the Peoples special meeting and you are not present by participation in the virtual Peoples special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the Peoples adjournment proposal. In the absence of a quorum at the Peoples special meeting, if you are present by participation in the virtual Peoples special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the Peoples adjournment proposal. If a quorum is present at the Peoples special meeting and you are not present by participation in the virtual Peoples special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of the Peoples adjournment proposal.
Attending the Virtual Peoples Special Meeting
All holders of Peoples common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, trustees, nominees or any other holder of record, are invited to attend the special meeting. If you were a Peoples shareholder at the close of business on the record date, you may attend and participate in the virtual Peoples special meeting by visiting www.virtualshareholdermeeting.com/PFIS2024SM and entering the 16-digit control number included on your proxy card, notice, email with your proxy materials, or voting instruction form, or if you do not receive a 16-digit control number and you hold your shares of Peoples common stock through an intermediary, such as a bank or broker, you must follow the instructions provided in the accompanying proxy materials. The virtual Peoples special meeting will begin promptly at 9 :00 a.m. (Eastern Time). We encourage you to access the virtual Peoples special meeting prior to the start time. Online check-in will begin at 8:30 a.m. (Eastern Time).
The virtual Peoples special meeting platform is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Peoples shareholders should confirm that they have a strong internet connection if they plan to attend and/or participate in the virtual Peoples special meeting. Attendees are encouraged to log in prior to the virtual Peoples special meeting start time and confirm they can hear streaming audio.
The virtual format allows Peoples shareholders to communicate with Peoples during the virtual Peoples special meeting so they can ask questions of Peoples’ management and board, as appropriate. If you wish to submit a question during the virtual Peoples special meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/PFIS2024SM, typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholders will have substantially the same opportunities to participate in the virtual Peoples special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the Peoples special meeting via the online platform. To ensure the Peoples special meeting is conducted in a manner that is fair to all shareholders, Peoples may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. Peoples reserves the right to edit or reject questions Peoples deems inappropriate or not relevant to the Peoples special meeting’s limited purpose.
Materials for the virtual Peoples special meeting, including the rules of conduct and the list of Peoples’ shareholders of record, will be available during the virtual Peoples special meeting at www.virtualshareholdermeeting.com/PFIS2024SM.
If you encounter any difficulties accessing the virtual Peoples special meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 30 minutes prior to the start of the virtual Peoples special meeting through its conclusion.
Proxies
A holder of Peoples common stock may vote by proxy at the Peoples special meeting via the Peoples special meeting website. If you hold your shares of Peoples common stock in your name as a record holder, to submit a proxy, you, as a holder of Peoples common stock, may use one of the following methods:
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by telephone: by calling the toll-free number, 1-800-690-6903, until 11:59 p.m. Eastern Time the day before the meeting date and following the recorded instructions;

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through the internet before the meeting: by visiting www.proxyvote.com and transmitting your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date and following the instructions on the website, or, if you received printed copies of your proxy materials, by scanning the QR code located on your proxy card and following the instructions on the website; or

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by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

To vote by telephone or through the internet, you will need the 16-digit control number included on your proxy card.
Peoples requests that Peoples shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to Peoples as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Peoples common stock represented by it will be voted at the Peoples special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Peoples merger proposal, “FOR” the Peoples bylaws proposal, “FOR” the Peoples compensation proposal, and “FOR” the Peoples adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet, whether or not you plan to attend the Peoples special meeting virtually via the Peoples special meeting website. Sending in your proxy card or voting on the internet will not prevent you from voting your shares personally via the Peoples special meeting website at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of Peoples common stock on behalf of their customers may not give a proxy to Peoples to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Peoples special meeting, including the Peoples merger proposal and the Peoples adjournment proposal.
Revocability of Proxies
If you directly hold shares of Peoples common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the meeting. You can do this by:
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submitting a written statement that you would like to revoke your proxy to the corporate secretary of Peoples;

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signing and returning a proxy card with a later date prior to the Peoples special meeting;

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attending the Peoples special meeting virtually and voting at the Peoples special meeting via the Peoples special meeting website; or

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voting on the internet at a later time prior to the Peoples special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance virtually at the Peoples special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Peoples after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to: Peoples Financial Services Corp., 150 North Washington Avenue, Scranton, PA 18503, Attention: Marie Luciani, Investor Relations Officer. If the virtual Peoples special meeting is postponed or adjourned, it will not affect the ability of Peoples shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Peoples shareholders residing at the same address, unless such Peoples shareholders have notified Peoples of their desire to receive multiple copies of this joint proxy statement/prospectus.
Peoples will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Peoples shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Peoples’ proxy solicitor, Regan & Associates, Inc. at the following address: 505 Eighth Avenue, Suite 800, New York, New York 10018, or by telephone at (212) 587-3005.
Solicitation of Proxies
Peoples and FNCB will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Peoples has retained Regan & Associates, Inc. as its proxy solicitor, and will pay them a fee of $25,000, which includes expenses for these services. Peoples and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Peoples common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Peoples. No additional compensation will be paid to Peoples’ directors, officers or employees for solicitation.

Other Matters to Come Before the Peoples Special Meeting
Peoples management knows of no other business to be presented at the Peoples special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Peoples board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Peoples’ special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Marie Luciani, Investor Relations Officer, at Peoples Financial Services Corp., 150 North Washington Avenue, Scranton, PA 18503, telephone (570) 346-7741 ext. 2352, email: marie.luciani@psbt.com, or Peoples’ proxy solicitor, Regan & Associates, Inc. at the following address: 505 Eighth Avenue, Suite 800, New York, New York 10018, or by telephone at (212) 587-3005.

PEOPLES PROPOSALS
Proposal 1: Peoples Merger Proposal
Pursuant to the merger agreement, Peoples is asking Peoples shareholders to approve the merger agreement and the merger. Peoples shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Peoples board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and bank merger, to be advisable and in the best interest of Peoples. See “The Merger — Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” beginning on page 65 for a more detailed discussion of the Peoples board of directors’ recommendation.
The approval of the Peoples merger proposal by Peoples shareholders is a condition to the completion of the merger.
The Peoples board of directors unanimously recommends a vote “FOR” the Peoples merger proposal.
Proposal 2: Peoples Bylaws Proposal
Pursuant to the merger agreement, Peoples agreed to undertake a review of its bylaws and to consider potential amendments thereto. Peoples undertook this review in October 2023 in order to modernize its bylaws, which were last amended in 2013, and account for several changes in relevant laws over the past ten years. The Second Amended and Restated Bylaws of Peoples Financial Services Corp. were adopted by the Board of Directors on October 27, 2023, and were effective on October 27, 2023, except for the amendments to Sections 11.3 and 11.5 and Article 25. The amendments to Sections 11.3 and 11.5 of the Peoples bylaws amendments will only become effective upon consummation of the merger at the effective time. Article 25 relates to the Peoples bylaws proposal and will become effective upon approval by Peoples shareholders.
The Peoples board of directors is submitting for approval by Peoples shareholders a proposed amendment to the Second Amended and Restated Bylaws to limit the monetary liability of officers and directors of Peoples for certain actions or failure to take certain actions as permitted under the PBCL. Section 1713 of the PBCL provides that, if a company’s shareholders adopt a bylaw so permitting, directors will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under the Peoples articles or the Peoples bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. As of January 2023, Section 1735 of the PBCL also provides that if a company’s shareholders adopt a bylaw so permitting, officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under the Peoples articles or the Peoples bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. While the PBCL has historically permitted shareholders to limit the liability of directors of a corporation, similar limitations on liability were not permitted for officers. Section 1735 addressed this inconsistent treatment by affording officers limitations on liability similar to that for directors.
The board of directors believes that adopting a provision in the Peoples bylaws that limits the liability of directors in accordance with Section 1713 of the PBCL and for officers in accordance with Section 1735 of the PBCL is in the best interests of Peoples. Accordingly, the Peoples board of directors has unanimously approved, subject to Peoples shareholder approval, an amendment to the Peoples bylaws to add a new Article 25 that would provide for such limitations of liability for officers and directors. The Peoples board of directors also adopted resolutions recommending that the Peoples bylaws proposal be submitted to Peoples shareholders and recommending that Peoples shareholders approve the Peoples bylaws proposal.
As permitted by Section 1735, the proposed amendment also clarifies the effect of any amendment, repeal, adoption or modification of such limitation of liability. The text of the Peoples bylaws proposal is attached as Annex D to this joint proxy statement/prospectus.

The vote on the Peoples bylaws proposal is a vote separate and apart from the votes on the Peoples merger proposal, the Peoples compensation proposal, and the Peoples adjournment proposal and is not required by the merger agreement. The Peoples bylaws proposal is separate from the Peoples bylaws amendments discussed elsewhere in this joint proxy statement/prospectus that set forth the directors and officers and other governance matters for the surviving corporation (see, “The Merger Agreement — Surviving Corporation Governance” on page 138). Accordingly, if you are a holder of Peoples common stock, you may vote to approve the Peoples merger proposal and/or the Peoples compensation proposal, and/or the Peoples adjournment proposal and vote not to approve the Peoples bylaws proposal, and vice versa. The approval of the Peoples bylaws proposal by Peoples shareholders is not a condition to the completion of the merger and is not contingent upon approval of the merger. If the Peoples merger approval is not approved by Peoples shareholders, but the Peoples bylaws proposal is approved, the Peoples bylaws proposal will still take effect.
The Peoples board of directors unanimously recommends a vote “FOR” the Peoples bylaws proposal.
Proposal 3: Peoples Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Peoples is seeking a non-binding, advisory shareholder approval of the compensation of a Peoples’ named executive officer that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of Certain Peoples Directors and Executive Officers in the Merger, John R. Anderson, III Amended & Restated Severance Agreement” and “Quantification of Payments and Benefits to Peoples’ Named Executive Officers” beginning on pages 112 and 113, respectively. The proposal gives Peoples shareholders the opportunity to express their views on the merger-related compensation of certain Peoples named executive officers.
Accordingly, Peoples is asking Peoples shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or becomes payable to John R. Anderson, III, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the joint proxy statement/prospectus in the section, “The Merger — Interests of Certain Peoples Directors and Executive Officers in the Merger;” “Quantification of Payments and Benefits to Peoples’ Named Executive Officers” beginning on pages 112 and 113, respectively, are hereby APPROVED.”
The advisory vote on the Peoples compensation proposal is a vote separate and apart from the votes on the Peoples merger proposal, the Peoples bylaws proposal, and the Peoples adjournment proposal. Accordingly, if you are a holder of Peoples common stock, you may vote to approve the Peoples merger proposal, the Peoples bylaws proposal, and/or the Peoples adjournment proposal and vote not to approve the Peoples compensation proposal, and vice versa. The approval of the Peoples compensation proposal by Peoples shareholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to the applicable Peoples’ named executive officer to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Peoples shareholders fail to approve the advisory vote regarding merger-related compensation.
The Peoples board of directors unanimously recommends a vote “FOR” the advisory Peoples compensation proposal.
Proposal 4: Peoples Adjournment Proposal
The Peoples special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Peoples special meeting to approve the Peoples merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Peoples shareholders. If, at the Peoples special meeting, the number of shares of Peoples common stock present or represented and voting in favor of Peoples merger proposal is insufficient to approve the Peoples merger proposal, Peoples intends to move to adjourn the

Peoples special meeting in order to enable the Peoples board of directors to solicit additional proxies for approval of the Peoples merger proposal. In that event, Peoples will ask Peoples shareholders to vote upon the Peoples adjournment proposal, but not the Peoples merger proposal, the Peoples bylaws proposal or the Peoples compensation proposal.
In this proposal, Peoples is asking Peoples shareholders to authorize the holder of any proxy solicited by the Peoples board of directors, on a discretionary basis (i) if there are not sufficient votes at the time of the Peoples special meeting to approve the Peoples merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Peoples shareholders, to vote in favor of adjourning the Peoples special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Peoples shareholders who have previously voted. Pursuant to the Peoples bylaws, the Peoples special meeting may be adjourned without new notice being given.
The approval of the Peoples adjournment proposal by Peoples shareholders is not a condition to the completion of the merger.
The Peoples board of directors unanimously recommends a vote “FOR” the Peoples adjournment proposal.

THE FNCB SPECIAL MEETING
This section contains information for FNCB shareholders about the special meeting that FNCB has called to allow FNCB shareholders to consider and vote on the FNCB merger proposal, the FNCB compensation proposal and the FNCB adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the FNCB special meeting and a form of proxy card that the FNCB board of directors is soliciting for use by FNCB shareholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The FNCB special meeting will be held virtually via the internet on March 22, 2024 at 10:00 a.m., Eastern Time. The FNCB special meeting will be held in a virtual-only meeting format conducted via live webcast. Shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/FNCB2024SM.
Matters to Be Considered
At the FNCB special meeting, FNCB shareholders will be asked to consider and vote upon the following proposals:
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the FNCB merger proposal;

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the FNCB compensation proposal; and

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the FNCB adjournment proposal.

Recommendation of FNCB’s Board of Directors
The FNCB board of directors recommends that you vote “FOR” the FNCB merger proposal, “FOR” the FNCB compensation proposal, and “FOR” the FNCB adjournment proposal. See “The Merger — FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors” beginning on page 87 for a more detailed discussion of the FNCB board of directors’ recommendation.
Record Date and Quorum
The FNCB board of directors has fixed the close of business on January 19, 2024 as the record date for the determination of FNCB shareholders entitled to notice of and to vote at the FNCB special meeting. As of the FNCB record date, there were 20,048,784 shares of FNCB common stock outstanding, including 257,262 unvested shares of FNCB common stock.
Holders of a majority of the outstanding shares of FNCB common stock entitled to vote at the FNCB special meeting must be present, either in attendance at the FNCB special meeting or by proxy, to constitute a quorum at the FNCB special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the FNCB special meeting, your shares of FNCB common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.
At the FNCB special meeting, each share of FNCB common stock is entitled to one vote on all matters properly submitted to FNCB shareholders.
As of the close of business on the record date, FNCB directors and executive officers and their affiliates were entitled to vote an aggregate of 3,896,380.0401 shares of FNCB common stock at the special meeting, which represents approximately 19.43% of the issued and outstanding shares of FNCB common stock entitled to vote at the special meeting.
Each director of FNCB, solely in such director’s capacity as a shareholder of FNCB, has entered into a voting and support agreement with Peoples requiring each of them to vote all shares of FNCB common stock that such director beneficially owns and has the sole right to vote or transfer in favor of the FNCB merger proposal. As of the record date, these directors held 3,779,602.1743 shares of FNCB common stock subject to such agreements, which represented approximately 18.85% of the outstanding shares of FNCB common stock.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the FNCB special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the FNCB special meeting. If your bank, broker, trustee or other nominee holds your shares of FNCB common stock in “street name,” such entity will vote your shares of FNCB common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
FNCB merger proposal:
Vote required:   Approval of the FNCB merger proposal requires the affirmative vote at the FNCB special meeting of at least 51% of the outstanding shares of FNCB common stock.
Effect of abstentions and failure to vote:   If you are present at the FNCB special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the FNCB merger proposal. If you are not present at the FNCB special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote “AGAINST” the FNCB merger proposal.
FNCB compensation proposal:
Vote required:   Approval of the FNCB compensation proposal requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively by the holders of outstanding shares of FNCB common stock in attendance at the FNCB special meeting or represented by proxy at the FNCB special meeting. Approval of the FNCB compensation proposal is not a condition to the completion of the merger. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either FNCB or Peoples, regardless of whether the other proposals are approved.
Effect of abstentions and failure to vote:   If you are present at the FNCB special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the FNCB compensation proposal. If you are not present at the FNCB special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the vote count for the FNCB compensation proposal.
FNCB adjournment proposal:
Vote required:   If a quorum is present at the FNCB special meeting, approval of the FNCB adjournment proposal requires the affirmative vote of at least a majority of the voting power of the shares of FNCB common stock that are entitled to vote at the virtual FNCB special meeting and are present by participation in the virtual FNCB special meeting or by proxy. In the absence of a quorum at the FNCB special meeting, approval of the FNCB adjournment proposal requires the affirmative vote of at least a majority of the voting power of the shares of FNCB common stock that are entitled to vote at the virtual FNCB special meeting and are present by participation in the virtual FNCB special meeting or by proxy.
Effect of abstentions and failure to vote:   Whether or not a quorum is present at the FNCB special meeting, if you are present at the FNCB special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” the FNCB adjournment proposal and if you are not present at the FNCB special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of the FNCB adjournment proposal.
Attending the Virtual FNCB Special Meeting
All holders of FNCB common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, trustees, nominees or any other holder of record, are invited to attend the special meeting. If you were a FNCB shareholder at the close of business on the record date, you may attend and participate in the virtual FNCB special meeting by visiting www.virtualshareholdermeeting.com/FNCB2024SM and entering the 16-digit control number included on your proxy card, notice, email with your proxy materials, or voting instruction form, or if you do not receive a 16-digit control number and you hold your shares of FNCB common stock through an intermediary, such as a bank or broker, you must follow the instructions provided in the accompanying proxy materials. The virtual FNCB special meeting will begin promptly at 10:00 a.m. (Eastern Time). We encourage you to access the virtual FNCB special meeting prior to the start time. Online check-in will begin at 9:30 a.m. (Eastern Time).
The virtual FNCB special meeting platform is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. FNCB shareholders should confirm that they have a strong internet connection if they plan to attend and/or participate in the virtual FNCB special meeting. Attendees are encouraged to log in prior to the virtual FNCB special meeting start time and confirm they can hear streaming audio.
The virtual format allows FNCB shareholders to communicate with FNCB during the virtual FNCB special meeting so they can ask questions of FNCB’s management and board, as appropriate. If you wish to submit a question during the virtual FNCB special meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/FNCB2024SM, typing your question into the “Ask a Question” field and clicking “Submit.” Shareholders will have substantially the same opportunities to participate in the virtual FNCB special meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, and submit questions during a portion of the FNCB special meeting via the online platform. To ensure the FNCB special meeting is conducted in a manner that is fair to all shareholders, FNCB may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. FNCB reserves the right to edit or reject questions FNCB deems inappropriate or not relevant to the FNCB special meeting’s limited purpose.
Materials for the virtual FNCB special meeting, including the rules of conduct and the list of FNCB’s shareholders of record, will be available during the virtual FNCB special meeting at www.virtualshareholdermeeting.com/FNCB2024SM.
If you encounter any difficulties accessing the virtual FNCB special meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 30 minutes prior to the start of the virtual FNCB special meeting through its conclusion.
Proxies
A holder of FNCB common stock may vote by proxy at the FNCB special meeting. If you hold your shares of FNCB common stock in your name as a record holder, to submit a proxy, you, as a holder of FNCB common stock, may use one of the following methods:
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by telephone: by calling the toll-free number, 1-800-690-6903, until 11:59 p.m. Eastern Time the day before the meeting date and following the recorded instructions;

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through the internet before the meeting: by visiting www.proxyvote.com and transmitting your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date and following the instructions on the website, or, if you received printed copies of your proxy materials, by scanning the QR code located on your proxy card and following the instructions on the website; or
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by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

To vote by telephone or through the internet, you will need the 16-digit control number included on your proxy card.
FNCB requests that FNCB shareholders vote by telephone, over the internet, or by completing and signing the accompanying proxy card and returning it to FNCB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of FNCB common stock represented by it will be voted at the FNCB special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the FNCB merger proposal, “FOR” the FNCB compensation proposal, and “FOR” the FNCB adjournment proposal.
If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not you plan to attend the FNCB special meeting. Sending in your proxy card or voting by telephone or on the internet will not prevent you from voting your shares personally at the FNCB special meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees or other nominees who hold shares of FNCB common stock on behalf of their customers may not give a proxy to FNCB to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the FNCB special meeting, including the FNCB merger proposal, the FNCB compensation proposal and the FNCB adjournment proposal.
Revocability of Proxies
If you directly hold shares of FNCB common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:
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submitting a written statement that you would like to revoke your proxy to the corporate secretary of FNCB;

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signing and returning a proxy card with a later date prior to the FNCB special meeting;

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attending the FNCB special meeting and voting at the FNCB special meeting; or

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voting by telephone or the internet at a later time prior to the FNCB special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.
Attendance at the virtual FNCB special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by FNCB after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to FNCB 102 E. Drinker St., Dunmore, PA 18512, Attention: Secretary. If the FNCB virtual special meeting is postponed or adjourned, it will not affect the ability of FNCB shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to FNCB shareholders residing at the same address, unless such FNCB shareholders have notified FNCB of their desire to receive multiple copies of this joint proxy statement/prospectus.
FNCB will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any FNCB shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to FNCB’s Investor Relations Department, at the following address: 102 E. Drinker St., Dunmore, PA 18512, email: investorrelations@fncb.com, or by calling (570) 348-6419.
Solicitation of Proxies
Peoples and FNCB will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. FNCB and its Investor Relations Department, may also request banks, brokers, trustees and other intermediaries holding shares of FNCB common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of FNCB. No additional compensation will be paid to FNCB’s directors, officers or employees for solicitation.
You should not send in any FNCB stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to FNCB shareholders as soon as practicable after completion of the merger.
Other Matters to Come Before the FNCB Special Meeting
FNCB management knows of no other business to be presented at the FNCB special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the FNCB board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding FNCB’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact FNCB’s Investor Relations Department, at the following address: 102 E. Drinker St., Dunmore, PA 18512, email: investorrelations@fncb.com, or by calling (570) 348-6419.

FNCB PROPOSALS
Proposal 1: FNCB Merger Proposal
Pursuant to the merger agreement, FNCB is asking FNCB shareholders to approve the merger agreement and the merger. FNCB shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the FNCB board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and bank merger, to be advisable and in the best interest of FNCB and FNCB shareholders. See “The Merger — FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors” beginning on page 87 for a more detailed discussion of the FNCB board of directors’ recommendation.
The approval of the FNCB merger proposal by FNCB shareholders is a condition to the completion of the merger.
The FNCB board of directors unanimously recommends a vote “FOR” the FNCB merger proposal.
Proposal 2: FNCB Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, FNCB is seeking a non-binding, advisory shareholder approval of the compensation of FNCB’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger — Interests of Certain FNCB Directors and Executive Officers in the Merger” beginning on page 114. The proposal gives FNCB shareholders the opportunity to express their views on the merger-related compensation of FNCB’s named executive officers.
Accordingly, FNCB is asking FNCB shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or becomes payable to the FNCB named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the joint proxy statement/prospectus in the section, “The Merger — Interests of Certain FNCB Directors and Executive Officers in the Merger, Certain Compensation for FNCB Named Executive Officers” are hereby APPROVED.”
The advisory vote on the FNCB compensation proposal is a vote separate and apart from the votes on the FNCB merger proposal and the FNCB adjournment proposal. Accordingly, if you are a holder of FNCB common stock, you may vote to approve the FNCB merger proposal and/or the FNCB adjournment proposal and vote not to approve the FNCB compensation proposal, and vice versa. The approval of the FNCB compensation proposal by FNCB shareholders is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to FNCB’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if FNCB shareholders fail to approve the advisory vote regarding merger-related compensation.
The FNCB board of directors unanimously recommends a vote “FOR” the advisory FNCB compensation proposal.
Proposal 3: FNCB Adjournment Proposal
The FNCB special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the FNCB special meeting to approve the FNCB merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to FNCB shareholders.

If, at the FNCB special meeting, the number of shares of FNCB common stock present or represented and voting in favor of the FNCB merger proposal is insufficient to approve the FNCB merger proposal, FNCB intends to move to adjourn the FNCB special meeting in order to enable the FNCB board of directors to solicit additional proxies for approval of the FNCB merger proposal. In that event, FNCB will ask FNCB shareholders to vote upon the FNCB adjournment proposal, but not the FNCB merger proposal or the FNCB compensation proposal.
In this proposal, FNCB is asking FNCB shareholders to authorize the holder of any proxy solicited by the FNCB board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the FNCB special meeting to approve the FNCB merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to FNCB shareholders, to vote in favor of adjourning the FNCB special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from FNCB shareholders who have previously voted. Pursuant to the FNCB bylaws, the FNCB special meeting may be adjourned without new notice being given, unless the board of directors fixes a new record date for the adjourned meeting, which it may do if the adjourned date is not more than 120 days after the date fixed for the original meeting.
The approval of the FNCB adjournment proposal by FNCB shareholders is not a condition to the completion of the merger.
The FNCB board of directors unanimously recommends a vote “FOR” the FNCB adjournment proposal.

INFORMATION ABOUT THE COMPANIES
Peoples
Peoples is a bank holding company incorporated under the laws of Pennsylvania, provides a full range of financial services through its wholly-owned subsidiary, Peoples Bank. Peoples Bank is a state-chartered bank and trust company under the jurisdiction of the PDOBS and the FDIC.
Peoples Bank services its retail and commercial customers through 28 full-service community banking offices located within Allegheny, Bucks, Lackawanna, Lebanon, Lehigh, Luzerne, Monroe, Montgomery, Northampton, Susquehanna and Wyoming Counties of Pennsylvania, Middlesex County of New Jersey and Broome County of New York. Peoples Bank’s primary product is loans to small- and medium-sized businesses.
Peoples’ primary commercial loan products are centered in small- and medium-sized businesses; various types of commercial real estate loans; commercial and industrial loans; and municipal and non-profit tax free loans. Other lending products include one-to-four family residential mortgages, home equity loans, consumer and auto loans. Peoples funds its loans, primarily, by offering deposits to individuals; commercial business customers; municipalities, school districts and other non-profit organizations. Peoples deposit products include certificates of deposit, money market accounts, savings accounts and various demand deposit accounts.
Peoples generates interest income from its loan and securities portfolios. Other income is generated primarily from merchant transaction fees, trust and wealth management fees, fees generated from commercial loan interest rate swap transactions and service charges on deposit accounts. Peoples primary costs are interest paid on deposits and borrowings and general operating expenses. Peoples provides a variety of commercial and retail banking services to business, non-profits, governmental, municipal agencies and professional customers, as well as retail customers, on a personalized basis. Peoples’ primary lending products are real estate, commercial and consumer loans. Peoples also offers ATM access, credit cards, active investment accounts, trust department services and other various lending, depository and related financial services. Our primary deposit products are savings and demand deposit accounts and certificates of deposit.
Peoples provides a full range of retail and commercial lending products designed to meet the borrowing needs of consumers and small- and medium-sized businesses in its market areas. The majority of its loans are to customers located within its market area. Peoples has no foreign loans or highly leveraged transaction loans, as defined by the Federal Reserve Board. Although Peoples participates in loans originated by other banks, it has originated the majority of the loans in its portfolio.
Peoples had net income of $23.8 million and $29.0 million for the nine-month period ended September 30, 2023 and September 30, 2022, respectively, and $38.1 million and $43.5 million in 2022 and 2021, respectively. Total assets, loans and deposits were $3.8 billion, $2.9 billion and $3.4 billion, respectively, at September 30, 2023, $3.6 billion, $2.7 billion and $3.0 billion, respectively, at December 31, 2022 and were $3.4 billion, $2.3 billion and $3.0 billion, respectively, at December 31, 2021.
For more information regarding Peoples, please see Peoples’ Annual Report on Form 10-K for the year ended December 31, 2022, its quarterly report on Form 10-Q for the quarter ended September 30, 2023, and its proxy statement for its 2023 annual meeting of shareholders, each of which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 188, for details about the material Peoples incorporates by reference into this joint proxy statement/prospectus.
FNCB
FNCB Bancorp, Inc. is a registered bank holding company headquartered in Dunmore, Pennsylvania and incorporated under the laws of the Commonwealth of Pennsylvania in 1997. FNCB became an active bank holding company on July 1, 1998 when it acquired 100% ownership of FNCB Bank, formerly First National Community Bank. FNCB’s primary activity consists of owning and operating FNCB Bank, which provides substantially all of FNCB’s earnings from its banking services.

Initially established as a national banking association in 1910, as of September 30, 2023, FNCB Bank operated 16 full-service branch offices within its primary market area, Northeastern Pennsylvania.
FNCB’s stated mission is “to make your banking experience simply better.” Historically, FNCB and FNCB Bank have strived to be an evolving, independent, community-focused bank that is a leader through the power of a strong team with a commitment to excellence for its employees, customers and shareholders. FNCB and FNCB Bank take pride in its core values to its customers:
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“Simplicity — Simplifying processes, systems and products to create better banking experiences.

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Integrity — Maintaining the highest ethical standards and practices.

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Mission — To make your banking experience simply better.

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People — A strong team of employees dedicated to the community, FNCB’s customers, FNCB’s shareholders and each other.

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Leadership — An organization that prospers under the guidance of focused and dedicated leaders.

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You — FNCB’s values equal YOU!”

FNCB accomplishes its mission and vision by providing a wide variety of banking products and services for individuals and businesses.
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Retail Banking:   For personal customers, FNCB Bank provides various deposit products including savings, money markets, certificates of deposit and checking accounts, including a line of preferred, relationship products with premium benefits for higher-balance customers.

(2)
Lending Activities:   FNCB offers a variety of financing alternatives to individuals and businesses generally in its primary market area through the origination of loans and leases including residential real estate loans, construction, land acquisition and development loans, commercial real estate loans, commercial and industrial loans, loans to state and political subdivisions, and consumer loans. FNCB also offers specialized equipment financing alternatives including simple loans, direct finance leases and municipal leases to businesses within and outside its primary market area under an exclusive brand, 1st Equipment Finance.   Simple interest loans and direct finance leases are included in commercial and industrial loans, while municipal leases are included in state and political subdivision loans. In addition to originating loans, FNCB from time to time purchases individual and pools of commercial, residential mortgage and consumer loans originated by third parties, which are included in the respective loan category.

(3)
Wealth Management:   FNCB offers customers wealth management services through its division, 1st Investment Services and a revenue share agreement with a third-party provider. Customers are able to access alternative deposit products such as mutual funds, annuities, stocks, and bonds directly for purchase from an outside provider. FNCB receives a percentage of the commission revenue generated from these transactions.

FNCB had net income of $9.6 million and $15.5 million for the nine-month period ended September 30, 2023 and September 30, 2022, respectively, and $20.4 million and $21.4 million in 2022 and 2021, respectively. Total assets, loans and deposits were $1.8 billion, $1.2 billion and $1.5 billion, respectively, at September 30, 2023, $1.7 billion, $1.1 billion and $1.4 billion, respectively, at December 31, 2022 and $1.7 billion, $1.0 billion and $1.5 billion, respectively, at December 31, 2021.
For more information regarding FNCB, please see FNCB’s Annual Report on Form 10-K for the year ended December 31, 2022, its quarterly report on Form 10-Q for the quarter ended September 30, 2023, and its proxy statement for its 2023 annual meeting of shareholders, each of which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 188, for details about the material FNCB incorporates by reference into this joint proxy statement/prospectus.

THE MERGER
This section of this joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 188.
Terms of the Merger
Each of Peoples’ and FNCB’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, FNCB will merge with and into Peoples, with Peoples as the surviving corporation (such transaction is hereinafter referred to as the “merger”). Immediately following the merger, FNCB Bank will merge with and into Peoples Bank, with Peoples Bank as the resulting institution (such transaction is hereinafter referred to as the “bank merger”).
Subject to the terms of the merger agreement, each share of FNCB common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Peoples or FNCB (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 0.1460 shares of Peoples common stock. FNCB shareholders who would otherwise be entitled to a fraction of a share of Peoples common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Peoples closing share value.
Peoples shareholders are being asked to approve the Peoples merger proposal and FNCB shareholders are being asked to approve the FNCB merger proposal. See the section entitled “The Merger Agreement” beginning on page 128 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing oversight and management of their respective companies, each of the boards of directors and executive management teams of Peoples and FNCB regularly review and assess their respective companies’ long-term strategic goals and opportunities. Each board and management team reviews and assesses their respective companies’ performance and prospects in light of competitive and other relevant developments, as they seek to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities. For each company, these reviews have included periodic discussions regarding potential transactions that could further their strategic objectives and the potential benefits and risks of any such transactions. The boards and executive management teams of Peoples and FNCB have regularly reviewed and assessed various business strategies and objectives and considered various options to enhance shareholder value and the liquidity of their respective companies’ stock, as well as expand product and service offerings to align more closely with the changing demographics and economy in the markets that they serve.
Prior to 2023, from time to time representatives of Peoples and FNCB engaged on several matters related to their respective businesses, including potential strategic transactions.
Representatives of Peoples discussed potential opportunities for business combinations with representatives of Stephens, FNCB’s financial advisor, at the Acquire or Be Acquired conference in Phoenix, Arizona, hosted by Bank Director, at which representatives of FNCB were in attendance between January 29, 2023 and January 31, 2023.
On February 2, 2023, Mr. Champi was contacted by a representative of Stephens requesting a meeting with Mr. Champi to discuss a potential strategic combination.

On February 9, 2023, Peoples and FNCB signed a mutual confidentiality agreement in connection with the proposed transaction in order to facilitate potential due diligence between the parties.
On February 22, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors to discuss a potential strategic combination with FNCB.
On February 24, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors to discuss a potential board structure following a potential strategic combination with FNCB.
Between February 24, 2023 and February 27, 2023, representatives of Stephens and Cedar Hill Advisors, LLC (“Cedar Hill”), a financial advisor to Peoples, exchanged a preliminary merger model and proposed management transition plan.
On February 28, 2023, Mr. Best and representatives of Stephens discussed the preliminary merger model and a management transition plan.
On March 1, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors to recommend parameters of a potential strategic combination with FNCB.
On March 7, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors to review and recommend a potential non-binding letter of interest (the “March letter of interest”) for a potential strategic combination with FNCB. The committee authorized sending the March letter of interest to FNCB.
On March 8, 2023, on behalf of Peoples, Mr. Best presented Mr. Champi and the board of directors of FNCB with the March letter of interest.
At a regularly scheduled FNCB board meeting on March 10, 2023, Mr. Champi and representatives of Stephens presented the proposed March letter of interest to the FNCB board of directors and the board of directors authorized Mr. Champi to execute the non-binding letter of interest.
On March 10, 2023, Mr. Champi returned the signed letter of interest to Mr. Best.
On March 14, 2023, Mr. Best met with Mr. Champi to discuss the structure of the combined companies and naming, as well as the due diligence process, merger model and management structure.
On March 20, 2023, Mr. Best met with representatives of Stephens to provide updates regarding advisors to each of Peoples and FNCB and confirmed that D.A. Davidson would be retained to advise Peoples with respect to the fairness of the merger consideration, treatment of subordinated debt of Peoples held by FNCB, and certain expenses arising in connection with the transaction, such as contract terminations and change in control severance. Mr. Best also confirmed that the March letter of interest was shared with Peoples’ regulators. Mr. Champi also confirmed that conversations with FNCB’s regulators would also be completed to inform FNCB’s regulators of the status of the conversations.
Following execution of the non-binding letter of interest and throughout the remainder of March 2023 and April 2023, Peoples and FNCB conducted a thorough due diligence review of the other company’s operations, assets and liabilities.
On March 28, 2023, Thomas P. Tulaney, the President of Peoples, met with Mr. Champi and Mr. Bone to review the organizational chart of the combined company following a potential strategic combination, as well as the potential consolidation of certain branches that served geographically similar populations.
On March 31, 2023, Peoples held its regularly scheduled board of directors meeting. Aside from the normal business, Mr. Best reviewed the minutes from the March Executive Committee meetings and updated the Peoples board on the ongoing discussions with FNCB, the March letter of interest, and the preparations for due diligence.
On April 4, 2023, Mr. Best and Mr. Tulaney met with Mr. Champi and Mr. Bone to discuss the potential surviving corporation’s organizational structure and cost savings from the potential strategic combination, including technology costs, employee costs and branch consolidations. The parties also discussed the exchange ratio for conversion of shares of FNCB common stock into shares of Peoples common stock, as well as integration matters, such as the bank name and board committees.
On April 5, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. Along with updating the committee on strategy, Peoples’ management reviewed ongoing negotiations with FNCB as well as the impact current stock valuations were having on the exchange ratios contained in the March letter of interest.
On April 11, 2023, Mr. Best and Mr. Champi met to discuss several items related to a potential merger, including computation of the exchange ratio, due diligence with respect to FNCB’s equity investments, the composition of the management team for the surviving corporation and resulting institution, and timeline for approval and a proposed announcement of a potential strategic combination. During this meeting, Mr. Best and Mr. Champi did not commence with or engage in negotiations with respect to any employment agreements for members of FNCB’s management in connection with continuing service to the surviving corporation.
On April 12, 2023, Mr. Tulaney met with Mr. Champi and representatives of Stephens to review a cost savings model in connection with a potential strategic combination.
On April 19, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. After reviewing the impact of existing strategies, Peoples’ management updated the committee on due diligence and the progress of negotiations for a potential strategic combination.
On April 20, 2023, the FNCB board of directors convened a special meeting to discuss the status of discussions regarding the proposed strategic combination with Peoples. Members of FNCB’s senior management team were in attendance and representatives of Stephens and Cozen O’Connor, P.C. (“Cozen O’Connor”), counsel to FNCB, also participated in the meeting. Representatives of Stephens reviewed updates to the banking industry and merger transactions, as well as the cost saving analysis.
On April 20, 2023, Mr. Best and Mr. Champi discussed transaction timing as well as a potential call with the regulators of Peoples and FNCB.
On April 21, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management updated the committee on the current banking environment and the impact it was having on the merger valuations with FNCB.
On April 26, 2023, the FNCB board of directors convened a regular meeting and considered the status of discussions regarding a proposed strategic combination with Peoples. Members of FNCB’s senior management team were in attendance and representatives of Stephens and Cozen O’Connor also participated in the meeting. Cozen O’Connor presented the FNCB board of directors and senior management with a presentation regarding their fiduciary duties under Pennsylvania law in connection with a potential strategic combination.
On April 28, 2023, Peoples held its regularly scheduled board of directors meeting. Aside from normal business, Mr. Best updated the board on discussions with FNCB. Mr. Best reviewed changes to the March letter of interest, merger model, changes in the exchange ratio and potential risks of the potential strategic combination. Peoples’ management then updated the board on due diligence results.
On May 5, 2023, Mr. Best and Mr. Champi met over video conference to discuss potential transaction costs and change in control bonuses and considered a draft regulatory presentation prepared by Stephens and a cost savings model.
On May 11, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management gave the results of the due diligence for a potential strategic combination. Based on current volatility in the financial markets and the banking sector in particular and the impact on interest rates, asset values, and stock prices, Peoples’ management recommended the March letter of interest with FNCB be terminated. The Executive Committee of the Peoples board of directors authorized Peoples’ management to send a termination letter to FNCB. Thereafter, Mr. Best, on behalf of Peoples, sent a notice to FNCB terminating the March letter of interest due to the market volatility. Up to and through this date, Peoples and FNCB did not commence with or engage in negotiations with respect to any employment agreements for members of FNCB’s management in connection with continuing service to the surviving corporation.
On May 26, 2023, Peoples held its regularly scheduled board of directors meeting. Aside from normal business, Mr. Best updated the board on negotiations with FNCB and explained how current market volatility had caused the parties to terminate the March letter of interest and talks with respect to a potential strategic combination.
On June 30, 2023, Peoples held its regularly scheduled board of directors meeting. Aside from normal business, Mr. Best updated the board on revised models illustrating financial projections of a potential strategic combination with FNCB.
On July 5, 2023, following some stabilization in the financial markets, Mr. Best called Mr. Champi to discuss renewed negotiations for a potential strategic combination.
On July 12, 2023, representatives of Stephens and Cedar Hill exchanged information regarding the financial performance of the companies and between July 19, 2023 and August 4, 2023, representatives of Stephens and Cedar Hill updated their models.
On July 28, 2023, Peoples held its regularly scheduled board of directors meeting, where Mr. Best updated the Peoples board of directors on the potential strategic combination with FNCB.
On August 4, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. Peoples’ management reviewed with the committee the general terms of a letter of interests for a potential strategic combination with FNCB.
On August 4, 2023, the FNCB board of directors convened a regular meeting to discuss the status of discussions regarding a proposed merger with Peoples. Members of FNCB’s senior management team were in attendance and representatives of Stephens and Cozen O’Connor also participated in the meeting.
On August 10, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management reviewed a letter of interest (the “August letter of interest”) with a recommended exchange ratio of 0.1460 shares of Peoples stock for each share of FNCB stock. The committee approved the August letter of interest.
On August 11, 2023, Mr. Best, on behalf of Peoples, delivered the August letter of interest to representatives of Stephens, confirming Peoples’ interest in resuming discussions with FNCB with respect to a potential strategic combination. The August letter of interest clarified the initial management team following the closing of a potential strategic combination and fixed the exchange ratio of 0.1460 shares of Peoples common stock for each outstanding share of FNCB common stock, subject to certain adjustments based on the relative 20-day average trading price of each party’s common stock. In addition, the August letter of interest recommended certain actions to strengthen the balance sheet of the combined companies following a potential strategic combination.
On August 14, 2023, representatives of FNCB’s counsel, Cozen O’Connor, sent revisions to the August letter of interest to representatives of Peoples’ counsel, Troutman Pepper Hamilton Sanders LLP (“Troutman Pepper”), that among other things, further clarified the initial management team of the combined companies, fixed the exchange ratio of 0.1460 shares of Peoples common stock for each outstanding share of FNCB common stock and committed the parties to work together to address the strength of the balance sheet of the combined business, if necessary.
On August 15, 2023, Mr. Champi met with Mr. Best and Mr. Tulaney regarding balance sheet strategies for the resulting institution, the exchange ratio with respect to the merger consideration in light of the companies’ relative financial status, succession planning for senior management of the surviving corporation and resulting institution, as well as governance and organizational structure of the surviving corporation and resulting institution.
Mr. Best and Mr. Champi held a phone call on August 18, 2023, to discuss the structure of the boards of directors and senior management of the surviving corporation and resulting institution and to confirm the computation of the exchange ratio and certain post-closing integration matters. Up to and through this date, Peoples and FNCB did not commence with or engage in negotiations with respect to any employment agreements for members of FNCB’s management in connection with continuing service to the surviving corporation.
On August 22, 2023 and August 23, 2023, Mr. Best and Mr. Champi discussed the terms of the revised August letter of interest and exchanged a further revised August letter of interest.
On August 23, 2023, the FNCB board of directors convened a regular board meeting where senior management of FNCB provided updates on the status of negotiations of the August letter of interest.
On August 25, 2023, the Peoples board of directors authorized senior management of Peoples to deliver the revised August letter of interest to FNCB.
On August 28, 2023, the FNCB board of directors convened a special meeting to discuss the revised August letter of interest. The FNCB board also reviewed certain key terms of the revised August letter of interest. Members of FNCB’s senior management team were in attendance and representatives of Stephens and Cozen O’Connor also participated in the meeting. Following a discussion, the FNCB board unanimously authorized FNCB senior management to execute the revised August letter of interest.
On September 8, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management updated the committee on the negotiations involving a merger with FNCB. Also on September 8, 2023, Troutman Pepper circulated an initial draft of the merger agreement to Cozen O’Connor.
From the period beginning on September 8, 2023 through September 26, 2023, representatives of Troutman Pepper and Cozen O’Connor exchanged several additional drafts of the merger agreement and related transaction documents, and members of Peoples and FNCB executive management teams, with the assistance of their respective legal and financial advisors, continued to negotiate the outstanding terms of the merger agreement, including at in-person meetings among Mr. Best and Mr. Champi on September 12 and 19, 2023. Negotiations during this period focused, among other things, on the composition and structure of the boards of directors of the surviving corporation and resulting institution, the personnel from each company who would fill key management positions, the terms of certain employee benefit programs, terms of internal governance documents of the surviving corporation and resulting institution, and deal protection provisions contained in the merger agreement.
On September 13, 2023, representatives of Peoples and FNCB met via teleconference with representatives of their principal regulators at the FDIC, the Federal Reserve and PDOBS to advise them of the proposed transaction. A brief presentation was provided to such regulators in advance of such meeting.
On September 21, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management reviewed a draft of the merger agreement with FNCB. Peoples’ management then reviewed the merger pro forma financial statements and compared the financial results to Peoples’ merger guidelines. Peoples’ management recommended the committee approve the pro forma financial statements and exchange ratios for presentation for approval at the September board meeting. The committee approved Peoples’ management’s recommendations.
Also on September 21, 2023, representatives of Troutman Pepper and Cozen O’Connor met with members of the senior management of Peoples and FNCB to review regulatory and legal due diligence matters.
On September 24, 2023, representatives of Cozen O’Connor sent a summary of proposed employment terms for Mr. Champi and Mr. Bone to representatives of Troutman Pepper.
On September 25, 2023, the FNCB board of directors convened a special meeting to discuss the proposed merger with Peoples. The FNCB board of directors also reviewed certain key terms of the proposed merger agreement. Members of FNCB’s senior management team were in attendance and representatives of Stephens and Cozen O’Connor also participated in the meeting.

Additionally, on September 25, 2023, Mr. Best convened a meeting of the Executive Committee of the Peoples board of directors. At the meeting, Peoples’ management communicated several changes made by FNCB to the previously agreed terms of the merger agreement. Peoples’ management reviewed the potential financial impact of the changes. The committee approved the changes.
On September 26, 2023, Mr. Best, Mr. Champi and representatives of Stephens, Troutman Pepper and Cozen O’Connor met virtually to finalize terms of the merger agreement. During such meeting, Mr. Best advised that Peoples would prefer that FNCB amend Mr. Bone’s employment agreement rather than negotiate a new agreement between Peoples and Mr. Bone.
On September 26, 2023, representatives of Stephens and Cedar Hill discussed the computation of the exchange ratio in the merger agreement, which resulted in an exchange ratio of 0.1460 to reflect the pro-rata ownership of the surviving corporation between the two groups of shareholders as agreed upon by the parties.
On September 27, 2023, representatives of Cozen O’Connor and Troutman Pepper reviewed and finalized the terms of the amendment to Mr. Bone’s employment agreement.
On September 27, 2023, FNCB and FNCB Bank convened a joint regular board meeting of the FNCB board of directors and FNCB Bank board of directors, consisting of the same individuals, to discuss, among other regularly scheduled business, the proposed merger with Peoples and review the terms of the proposed merger agreement and related documents. Members of the FNCB and FNCB Bank senior management team were in attendance and representatives of Stephens and Cozen O’Connor also participated in the meeting. The board of directors of FNCB and FNCB Bank were provided with copies of the merger agreement, the bank merger agreement, the affiliate agreements, draft communications to shareholders, customers and employees, and a summary of the material terms of the merger agreement and the proposed merger prepared by Cozen O’Connor. At this meeting, the board of directors of FNCB and FNCB Bank discussed the proposed exchange ratio and operations of the surviving corporation, including key management roles for FNCB and FNCB Bank officers and the surviving corporation’s commitment to moving the resulting institution’s headquarters to Dunmore, Pennsylvania for the continuing bank. The board of FNCB and FNCB Bank also discussed the proposed employment arrangements between Peoples and Peoples Bank and Mr. Champi, and the fact that Mr. Champi intended to enter into an employment agreement with Peoples and Peoples Bank in connection with the closing of the proposed merger, as well as an amendment to Mr. Bone’s employment agreement with FNCB and FNCB Bank to modify certain rights Mr. Bone is entitled to with respect to severance payments upon qualified terminations.
Also at this meeting, representatives of Stephens reviewed the financial aspects of the proposed merger and rendered to the FNCB board of directors an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated September 27, 2023, a copy of which is attached to this joint proxy statement/prospectus as Annex C) to the effect that, as of that date and subject to the procedures followed, assumptions made and matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the consideration to be received by the FNCB shareholders in the merger was fair, from a financial point of view, to the holders of FNCB common stock. Representatives of Cozen O’Connor discussed the terms of the merger agreement, the bank merger agreement, the affiliate agreements and related transaction documents with the FNCB board of directors, and updated the FNCB board of directors with respect to negotiations on the terms of the merger and discussed the board’s fiduciary duties and the standard of director conduct under Pennsylvania law. Members of the senior management team of FNCB and FNCB Bank reviewed the strategic benefits of the proposed merger with Peoples, including the business and financial prospects of the surviving corporation, along with the social and economic effects of the proposed merger on employees of FNCB and FNCB Bank, depositors and customers and the communities in which FNCB and FNCB Bank operate.
After considering the proposed terms of the merger agreement and the mergers and the related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the board of directors of FNCB and FNCB Bank, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger — FNCB’s Reasons for the Merger; Recommendation of the FNCB Board” on page 87, the FNCB board of directors determined that entry into the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of FNCB, and the FNCB board of directors unanimously approved and adopted the merger agreement and the mergers and the other transactions contemplated thereby. During the meeting, the FNCB Bank board of directors unanimously approved and adopted the bank merger agreement and unanimously approved the bank merger.
Also on September 27, 2023, Peoples and Peoples Bank convened a joint regular meeting of the Peoples board of directors and Peoples Bank board of directors, consisting of the same individuals, to discuss, among other regularly scheduled business, the proposed merger with FNCB and review the terms of the proposed merger agreement and related documents. Members of the Peoples and Peoples Bank senior management teams were in attendance and representatives of D.A. Davidson and Troutman Pepper also participated in the meeting. The board of directors of Peoples and Peoples Bank were provided with copies of the merger agreement, the bank merger agreement, the affiliate agreements, draft communications to shareholders, customers and employees, and a summary of the material terms of the merger agreement and the proposed merger prepared by Troutman Pepper. At this meeting, the board of directors of Peoples and Peoples Bank discussed the proposed exchange ratio and operations of the surviving corporation, including key management roles for Peoples and Peoples Bank officers and the surviving corporation’s commitment to moving the resulting institution’s headquarters to Dunmore, Pennsylvania for the continuing bank. The boards of Peoples and Peoples Bank also discussed the proposed employment arrangements between Peoples and Peoples Bank and Mr. Champi, and the fact that Mr. Champi intended to enter into an employment agreement with Peoples and Peoples Bank in connection with the closing of the merger, as well as an amendment to Mr. Bone’s employment agreement with FNCB and FNCB Bank to modify certain rights Mr. Bone is entitled to with respect to severance payments upon qualified terminations.
Also at this meeting, representatives of D.A. Davidson reviewed the financial aspects of the proposed merger and rendered to the Peoples board of directors an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated September 27, 2023, a copy of which is attached to this joint proxy statement/prospectus as Annex B) to the effect that, as of that date and subject to the procedures followed, assumptions made and matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Peoples common stock. Representatives of Troutman Pepper discussed the terms of the merger agreement, the bank merger agreement, the affiliate agreements and related transaction documents with the Peoples board of directors, and updated the Peoples board of directors with respect to negotiations on the terms of the merger and discussed the board’s fiduciary duties and the standard of director conduct under Pennsylvania law. Members of the senior management team of Peoples and Peoples Bank reviewed the strategic benefits of the proposed merger with FNCB, including the business and financial prospects of the surviving corporation, along with the social and economic effects of the proposed merger on employees of Peoples and Peoples Bank, depositors and customers and the communities in which Peoples and Peoples Bank operate.
After considering the proposed terms of the merger agreement and the mergers and the related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the board of directors of Peoples and Peoples Bank, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger — Peoples’ Reasons for the Merger; Recommendation of the Peoples Board” on page 65, the Peoples board of directors determined that entry into the merger agreement, including the merger and the other transactions contemplated thereby, was in the best interests of Peoples, and the Peoples board of directors unanimously approved and adopted the merger agreement and the mergers and the other transactions contemplated thereby. During the meeting, the Peoples Bank board of directors unanimously approved and adopted the bank merger agreement and unanimously approved the bank merger.
Following the meetings of the Peoples and FNCB board of directors and the close of markets on September 27, 2023, Peoples and FNCB executed the merger agreement. Concurrently, each director of Peoples and FNCB executed an affiliate agreement containing voting obligations with respect to the proposed merger and certain additional support commitments, and Mr. Anderson entered into an Amended and Restated Severance Agreement with Peoples Bank and Mr. Bone entered into an amendment to his employment agreement with FNCB and FNCB Bank. Peoples and FNCB issued a joint press release announcing the execution of the merger agreement.

On December 13, 2023, Stephens became aware that it had previously utilized incorrect terminal values in its discounted cash flow analysis for each of Peoples, FNCB and the pro forma combined company, which resulted in a miscalculation of the implied per share values and the implied exchange ratios set forth under “— Opinion of FNCB’s Financial Advisor — Discounted Cash Flow Analysis — Implied Exchange Ratio,” as well as the range of implied values, following the completion of the proposed merger, for the merger consideration on a per share basis of FNCB common stock under “— Opinion of FNCB’s Financial Advisor — Discounted Cash Flow Analysis — Pro Forma Company.” At the request of FNCB’s management, Stephens recalculated its discounted cash flow analyses after correcting the terminal values. On January 4, 2024, the FNCB Board met with representatives of Stephens and Cozen O’Connor. Representatives of Stephens reviewed with the FNCB board its recalculated discounted cash flow analyses as of September 27, 2023, and the differences in Stephens’ discounted cash flow analyses that resulted from the corrected terminal values. Representatives of Stephens confirmed to the FNCB board that, based upon economic, monetary, market and other conditions as in effect on, and the information made available to Stephens as of September 27, 2023 (as updated for the correction to the terminal values), and subject to the assumptions, limitations, qualifications and conditions set forth in Stephens’ opinion dated as of September 27, 2023, the conclusion set forth in Stephens’ opinion as of the date it was delivered that the consideration to be received by the FNCB shareholders in the merger was fair to them, from a financial point of view, notwithstanding the correction to the terminal values. Following receipt of Stephens’ confirmation, the FNCB board on January 4, 2024 unanimously affirmed by the directors present, the FNCB board’s recommendations (which was confirmed by a separate vote excluding each of FNCB’s interested directors, Mr. Gerard A. Champi, Mr. Louis A. DeNaples, Sr., Dominick L. DeNaples and Keith W. Eckel) that FNCB shareholders vote to approve the merger proposal.
Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors
After careful consideration, the Peoples board of directors, at a special meeting on September 27, 2023, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Peoples common stock, are advisable and fair to and in the best interests of Peoples (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of Peoples common stock, and the bank merger) and (iii) recommended the approval by Peoples shareholders of the Peoples merger proposal and the other matters to be voted on at the Peoples special meeting.
In reaching this decision, the Peoples board of directors evaluated the merger agreement, the bank merger and the other matters contemplated by the merger agreement in consultation with Peoples’ senior management, as well as with Peoples’ legal and financial advisors, and considered a number of factors, including the following, which are not presented in order of importance:
•
each of Peoples’ and FNCB’s business, operations, financial condition, asset quality, earnings and prospects;

•
the potential to broaden the scale of Peoples’ organization and the expanded possibilities, including organic growth and future acquisitions that may be available to the combined company, given its larger size, asset base, capital, and footprint;

•
the strategic rationale for the merger, which will enhance Peoples’ ability to deliver products and services currently offered by both Peoples and FNCB, including commercial lending and other banking products and services, and will enable Peoples to grow and expand customer relationships by offering new customers and existing customers of Peoples and FNCB a broader set of products and services through an expanded market footprint;

•
Peoples’ existing knowledge of FNCB’s business through the companies’ long-standing business presence in the same markets and its review and discussions with FNCB’s management concerning the additional due diligence examination of FNCB conducted in connection with the merger;

•
the complementary nature of the cultures of the two companies, including in their conservative risk management, lending strategies, compliance cultures, shared commitment to customer service, employee experience, community reinvestment, and active community involvement, among other things which Peoples’ management believes should facilitate integration and implementation of the mergers;

•
the complementary branch networks of Peoples and FNCB;

•
the anticipated pro forma impact of the merger on the surviving corporation and resulting institution, including the expected improved performance of certain financial metrics, such as earnings, return on assets, return on tangible common equity, efficiency ratio, net interest margin, and balance sheet liquidity versus the projected performance of Peoples without the merger;

•
its understanding of the current and prospective environment in which Peoples and FNCB operate, including national, regional and local economic conditions, the interest rate and regulatory environments, the competitive environment for financial institutions generally including the accelerating pace of technological change in the financial services industry and increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Peoples both with and without the mergers;

•
the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•
the terms of the merger agreement, including the exchange ratio, expected tax treatment, deal protection, termination fee provisions, and post-merger governance, which the Peoples board of directors reviewed with Peoples’ management and Peoples’ outside financial and legal advisors;

•
the expectation of annual cost savings resulting from the transaction, which are expected to enhance efficiencies of the surviving corporation;

•
the strong capital positions maintained by Peoples and FNCB before the merger and the anticipated well capitalized position for the surviving corporation following the merger;

•
the fact that the merger is expected to increase shareholder value, including through a projected increase in earnings per share, increased dividend payments, increased market capitalization, increased liquidity of Peoples common stock, increased scale and efficiency, and the benefits of a stronger strategic position;

•
the opinion, dated September 27, 2023, of D.A. Davidson to Peoples’ board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Peoples of the exchange ratio in the merger, as more fully described below under “The Merger — Opinion of Peoples’ Financial Advisor”;

•
its understanding that Peoples shareholders will own approximately 71% of the surviving corporation’s common stock;

•
its expectation that the requisite regulatory approvals could be obtained;

•
the fact that Peoples’ shareholders will have the opportunity to vote to approve the Peoples merger proposal;

•
the fact that eight of sixteen total directors of the surviving corporation will be current members of the Peoples’ board of directors;

•
the fact that certain Peoples executive officers will remain executive officers of the surviving corporation;

•
the fact that Peoples’ current administrative headquarters in Scranton, Pennsylvania will remain the administrative headquarters for surviving corporation; and

•
the fact that Peoples bylaws will be amended to preserve certain corporate governance arrangements of the surviving corporation.

The Peoples board of directors also considered potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with FNCB were likely to outweigh these risks. These potential risks, which are not presented in order of importance, included:
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where Peoples and FNCB operate businesses;
•
the costs to be incurred in connection with the merger and the integration of FNCB’s business into Peoples’ and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the possibility that the anticipated pro forma impact of the merger on Peoples will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility or significant changes in interest rates;

•
the impact of anticipated purchasing accounting adjustments, including to reflect the securities portfolio and loans and leases that will be acquired from FNCB at a preliminary estimate of their fair value, on the anticipated pro forma tangible common equity and regulatory capital levels of Peoples and Peoples Bank;

•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•
the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Peoples and FNCB;

•
the risk of losing key Peoples or FNCB employees during the pendency of the merger and following the closing;

•
certain anticipated merger costs;

•
the possible diversion of management focus and resources from the operation of Peoples’ business while working to implement the proposed transaction and integrate the two companies;

•
the risk that, because the exchange ratio under the merger agreement will not be adjusted for changes in the market price of Peoples common stock or FNCB common stock, except in certain limited circumstances and at the discretion of either party, the value of the shares of Peoples common stock to be issued to FNCB shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Peoples following the completion of the merger;

•
the reduction in ownership caused by Peoples’ issuance of additional shares of its capital stock in connection with the proposed transaction;

•
the potential for legal claims challenging the mergers; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Peoples board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Peoples board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, including through discussions with Peoples’ management and Peoples’ outside financial and legal advisors, and overall considered the factors to support its determination.
For the reasons set forth above, the Peoples board of directors determined that the merger agreement and the transactions contemplated thereby (including the bank merger) are advisable and fair to and in the best interests of Peoples.
Certain of Peoples’ directors and executive officers have other interests in the merger that are different from, or in addition to, those of Peoples’ shareholders generally, as discussed under the caption “— Interests of Certain Peoples Directors and Executive Officers in the Merger,” below. To the extent they were material to the merger, the Peoples board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Peoples shareholders.
It should be noted that this explanation of the reasoning of the Peoples board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 28.
Opinion of Peoples’ Financial Advisor
On March 21, 2023, Peoples entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to Peoples. As part of its engagement, D.A. Davidson agreed to assist Peoples in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Peoples and FNCB. D.A. Davidson also agreed to provide the board of directors of Peoples with an opinion as to the fairness, from a financial point of view, of the exchange ratio to Peoples in the proposed merger. Peoples engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Peoples and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On September 27, 2023, the board of directors of Peoples held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the board of directors of Peoples that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to Peoples in the proposed merger.
The full text of D.A. Davidson’s written opinion, dated September 27, 2023, is attached as Annex B to this joint proxy statement-prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Peoples’ shareholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the board of directors of Peoples and addresses only the fairness, from a financial point of view, of the exchange ratio to Peoples in the proposed merger. The opinion does not address, and D.A. Davidson does not express a view or opinion with respect to, (i) the underlying business decision of Peoples to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Peoples or the board of directors of Peoples, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Peoples, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the exchange ratio. Peoples and FNCB determined the exchange ratio through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Peoples’ or FNCB’s officers, directors or employees, or any class of such persons, relative to the exchange ratio, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the board of directors of Peoples as Annex B to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.3 to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
(1)
a draft of the merger agreement dated September 24, 2023;

(2)
certain financial statements and other historical financial and business information about Peoples and FNCB made available to D.A. Davidson from published sources and/or from the internal records of Peoples and FNCB that D.A. Davidson deemed relevant;

(3)
certain publicly available analyst earnings estimates for Peoples for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter, in each case as discussed with and confirmed by senior management of Peoples;

(4)
certain internal projections for FNCB as discussed with and confirmed by senior management of Peoples;

(5)
a comparison of the financial and operating performance of Peoples and FNCB with publicly available information concerning certain other companies that D.A. Davidson deemed relevant;

(6)
a comparison of the proposed financial terms of the merger with the publicly available financial terms of certain other transactions that D.A. Davidson deemed relevant;

(7)
a comparison of the current and historical market prices and trading activity of Peoples common stock and FNCB common stock with that of certain other publicly-traded companies that D.A. Davidson deemed relevant;

(8)
the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger, in each case as prepared by or at the direction of senior management of Peoples, as approved for D.A. Davidson’s use by Peoples;

(9)
the valuation derived by discounting future cash flows and a terminal value of Peoples’ business based upon Peoples’ publicly available analyst earnings estimates for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter (such forecasts discussed with and confirmed by senior management of Peoples) at discount rates that D.A. Davidson deemed appropriate;

(10)
the valuation derived by discounting future cash flows and a terminal value of FNCB’s business based upon FNCB’s internal financial forecasts (such forecasts discussed with and confirmed by senior management of Peoples) at discount rates that D.A. Davidson deemed appropriate;

(11)
the valuation derived by discounting future cash flows and a terminal value of the surviving corporation’s business based upon Peoples’ publicly available analyst earnings estimates for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter and FNCB’s internal financial forecasts (such forecasts discussed with and confirmed by senior management of Peoples) at discount rates that D.A. Davidson deemed appropriate; and

(12)
other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with senior management and other representatives and advisors of Peoples concerning the business, financial condition, results of operations and prospects of Peoples and FNCB.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information. D.A. Davidson relied on the assurances of senior management of Peoples that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. D.A. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Peoples or FNCB. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of Peoples or FNCB and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in Peoples’ or FNCB’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and estimates (including information relating to the amounts and timing of merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of Peoples that such projections and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Peoples as to the future financial performance of Peoples and FNCB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson does not assume responsibility for and do not express an opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of senior management of Peoples that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for credit losses of Peoples or FNCB. D.A. Davidson has not reviewed any individual credit files relating to Peoples or FNCB. D.A. Davidson assumed that the respective allowances for credit losses for both Peoples and FNCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Peoples’ or FNCB’s deposit base, nor has D.A. Davidson independently evaluated potential deposit concentrations or the deposit composition of Peoples or FNCB. D.A. Davidson did not make an independent evaluation of the quality of Peoples’ or FNCB’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of Peoples or FNCB.
D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Peoples or the contemplated benefits of the merger. Further, D.A. Davidson assumed that the executed merger agreement will not differ in any material respect from the draft merger agreement, dated September 24, 2023, reviewed by D.A. Davidson.
D.A. Davidson assumed in all respects material to its analysis that Peoples and FNCB will remain as going concerns for all periods relevant to its analysis. D.A. Davidson expresses no opinion regarding the liquidation value of Peoples and FNCB or any other entity. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the D.A. Davidson fairness opinion letter was delivered to the board of directors of Peoples.
D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.
D.A. Davidson also does not express an opinion as to the actual value of Peoples common stock when issued in the merger or the prices at which Peoples common stock will trade following announcement of the merger or at any future time.
D.A. Davidson has not evaluated the solvency or fair value of Peoples or FNCB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Peoples or FNCB. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of Peoples or FNCB or the ability of Peoples or FNCB to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A.

Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of September 25, 2023, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples for FNCB based on the Merger Consideration
D.A. Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each share of FNCB common stock, including each share underlying outstanding FNCB Restricted Stock Awards, will be converted into the right to receive a fixed exchange ratio of 0.1460 shares of Peoples common stock. The terms and conditions of the merger are more fully described in the merger agreement. Based upon financial information as of or for the twelve-month, six -month or three-month period ended June 30, 2023, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios.
Implied Valuation Multiples
	Aggregate ($000)	Per Share
Consideration Detail:
Merger Consideration	$129,707	$6.48
Book & Tangible Book Value Multiple:
Book Value	$124,059	$6.28
Tangible Book Value	$124,059	$6.28
Transaction Price / Book Value	104.6%	103.2%
Transaction Price / Tangible Book Value	104.6%	103.2%
Earnings Multiples:
Last Twelve Months Net Income	$15,822	$0.79
Transaction Price / Last Twelve Months Net Income	8.2x	8.2x
2023 Year-to-Date Annualized Net Income	$10,936	$0.56
Transaction Price / 2023 Year-to-Date Annualized Net Income	11.9x	11.6x
2023 Estimated Net Income(1)	$14,601	$0.74
Transaction Price / 2023 Estimated Net Income	8.9x	8.8x
2024 Estimated Net Income(1)	$13,852	$0.70
Transaction Price / 2024 Estimated Net Income	9.4x	9.3x
1 Day Market Premium:
Premium to Market (September 25, 2023)		0.2%
Core Deposit Premium(2):
Core Deposits	$1,345,023
Core Deposit Premium	0.4%

(1)
Financial projections for FNCB as discussed with and confirmed by senior management of Peoples.

(2)
Core deposits exclude time deposits greater than $100,000.

Pro Forma Dividends
D.A. Davidson reviewed Peoples’ dividend yield over the last twelve months, dividend payout ratio over the last four quarters, dividends per share over the last four quarters and dividends per share over the next four quarters using publicly available consensus Street estimates, as discussed with and confirmed by senior management of Peoples. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share that holders of Peoples common stock will receive for each current Peoples share owned on an annual basis using the exchange ratio. The results of this analysis are summarized in the table below.
Peoples Shareholder Dividends(1)
Issuer	Peoples
Exchange Ratio	0.1460x
Quarterly
Quarterly Dividends per Share	$0.41
Peoples Shareholder Pro Forma Quarterly Dividends per Share	$0.6175
Annual
Annual Dividends per Share – Peoples Current	$1.64
Peoples Shareholder Pro Forma Annual Dividends per Share	$2.47
$ Increase in Dividends per Share	$0.83
% Increase in Dividends per Share	50.6%

(1)
Financial projections for Peoples based on Street estimates in 2023-2024 and internal company estimates thereafter, as discussed with and confirmed by senior management of Peoples; financial projections for FNCB based on internal company estimates, as discussed with and confirmed by senior management of Peoples

Stock Price Performance of Peoples and FNCB
D.A. Davidson reviewed the history of the reported trading prices and volume of Peoples and FNCB common stock and certain stock indices, including the S&P 500 Index, the S&P U.S. BMI Banks Index and the Nasdaq Bank Index. D.A. Davidson compared the stock price performance of Peoples or FNCB with the performance of the S&P 500 Index, the S&P U.S. BMI Banks Index and the Nasdaq Bank Index as follows:
Market Performance
	10-Day on 9/12/2023	30-Day on 8/14/2023	60-Day on 6/30/2023	90-Day on 5/17/2023	Year-to-Date on 12/30/2022	Last Twelve Months on 9/23/2022	Last Three Years on 9/25/2020
Peoples	1.3%	(3.5)%	1.3%	12.4%	(14.4)%	(8.4)%	31.7%
FNCB	10.5%	5.6%	8.3%	8.5%	(21.3)%	(17.4)%	7.9%
S&P 500	(2.8)%	(3.4)%	(2.5)%	4.3%	13.0%	17.4%	31.5%
S&P U.S. BMI Banks(1)	(3.3)%	(8.4)%	(1.8)%	1.6%	(13.7)%	(9.4)%	27.6%
NASDAQ Bank	(3.0)%	(9.3)%	1.5%	5.6%	(24.7)%	(25.7)%	25.0%

(1)
S&P U.S. BMI Banks Index (includes all Major Exchange (NYSE, NYSE American, NASDAQ) Banks and Thrifts in SNL’s coverage universe) data as of September 25, 2023

Peoples Stock Price & Volume History – Last 60 Days
	Stock Price				Stock Price				Stock Price				Stock Price
Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume
9/25/2023	$44.38	0.0%	23,408	9/1/2023	$44.70	2.5%	7,682	8/11/2023	$46.88	1.4%	6,746	7/21/2023	$46.69	(1.4)%	11,685
9/22/2023	$44.39	0.5%	10,096	8/31/2023	$43.60	(2.2)%	11,962	8/10/2023	$46.22	(2.0)%	6,115	7/20/2023	$47.36	(0.3)%	10,653
9/21/2023	$44.15	0.4%	10,732	8/30/2023	$44.56	(3.3)%	6,541	8/9/2023	$47.15	(0.4)%	12,161	7/19/2023	$47.50	1.5%	8,379
9/20/2023	$43.99	(0.5)%	17,933	8/29/2023	$46.10	2.4%	7,005	8/8/2023	$47.35	0.5%	4,680	7/18/2023	$46.80	4.0%	7,885

Peoples Stock Price & Volume History – Last 60 Days
	Stock Price				Stock Price				Stock Price				Stock Price
Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume
9/19/2023	$44.19	0.0%	18,323	8/28/2023	$45.03	0.7%	5,741	8/7/2023	$47.11	2.8%	10,840	7/17/2023	$45.01	1.9%	10,948
9/18/2023	$44.17	(0.2)%	24,384	8/25/2023	$44.70	0.0%	4,072	8/4/2023	$45.83	(0.2)%	12,234	7/14/2023	$44.17	(0.4)%	9,986
9/15/2023	$44.24	(1.6)%	93,747	8/24/2023	$44.69	0.1%	7,652	8/3/2023	$45.93	(0.4)%	7,745	7/13/2023	$44.36	2.4%	7,002
9/14/2023	$44.95	2.8%	10,125	8/23/2023	$44.65	1.0%	5,766	8/2/2023	$46.10	(0.8)%	12,450	7/12/2023	$43.32	(0.6)%	12,738
9/13/2023	$43.71	(0.2)%	20,980	8/22/2023	$44.22	(2.6)%	9,281	8/1/2023	$46.45	0.6%	15,008	7/11/2023	$43.60	3.7%	39,944
9/12/2023	$43.80	0.1%	26,774	8/21/2023	$45.42	0.2%	2,023	7/31/2023	$46.19	(2.6)%	12,687	7/10/2023	$42.05	(1.2)%	14,180
9/11/2023	$43.74	(0.4)%	24,547	8/18/2023	$45.35	0.1%	5,105	7/28/2023	$47.42	1.6%	6,753	7/7/2023	$42.56	1.0%	28,003
9/8/2023	$43.90	1.4%	12,548	8/17/2023	$45.30	0.0%	3,655	7/27/2023	$46.69	(1.8)%	11,653	7/6/2023	$42.15	(2.0)%	13,450
9/7/2023	$43.28	(3.8)%	37,741	8/16/2023	$45.32	(0.5)%	4,612	7/26/2023	$47.56	1.7%	11,807	7/5/2023	$43.00	(0.3)%	19,652
9/6/2023	$45.00	(0.5)%	9,610	8/15/2023	$45.53	(1.0)%	5,830	7/25/2023	$46.75	(0.7)%	6,736	7/3/2023	$43.13	(1.5)%	2,006
9/5/2023	$45.21	1.1%	15,206	8/14/2023	$46.01	(1.9)%	10,107	7/24/2023	$47.08	0.8%	4,841	6/30/2023	$43.79	0.2%	13,629
FNCB Stock Price & Volume History – Last 60 Days
	Stock Price				Stock Price				Stock Price				Stock Price
Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume	Date	Price	1-Day Change	Volume
9/25/2023	$6.47	5.5%	55,017	9/1/2023	$5.75	(0.2)%	22,668	8/11/2023	$6.08	(0.2)%	3,213	7/21/2023	$6.09	(2.6)%	6,775
9/22/2023	$6.13	(0.6)%	4,223	8/31/2023	$5.76	(0.5)%	8,617	8/10/2023	$6.09	(1.0)%	7,000	7/20/2023	$6.25	(3.0)%	12,161
9/21/2023	$6.17	(0.2)%	8,741	8/30/2023	$5.79	(0.2)%	25,046	8/9/2023	$6.15	0.2%	11,197	7/19/2023	$6.44	6.4%	8,272
9/20/2023	$6.18	0.2%	11,704	8/29/2023	$5.80	(2.5)%	81,052	8/8/2023	$6.14	1.8%	14,681	7/18/2023	$6.05	(0.5)%	8,594
9/19/2023	$6.17	(3.4)%	20,758	8/28/2023	$5.95	(2.3)%	4,871	8/7/2023	$6.03	(0.7)%	4,800	7/17/2023	$6.08	1.0%	1,575
9/18/2023	$6.39	5.8%	15,126	8/25/2023	$6.09	(0.3)%	5,507	8/4/2023	$6.07	(1.9)%	5,000	7/14/2023	$6.02	(0.2)%	5,114
9/15/2023	$6.04	(5.6)%	191,057	8/24/2023	$6.11	2.2%	3,518	8/3/2023	$6.19	(1.0)%	6,194	7/13/2023	$6.03	0.7%	3,245
9/14/2023	$6.40	8.5%	25,670	8/23/2023	$5.98	(2.3)%	8,797	8/2/2023	$6.25	(0.8)%	3,826	7/12/2023	$5.99	1.5%	22,270
9/13/2023	$5.90	0.9%	21,790	8/22/2023	$6.12	1.0%	11,204	8/1/2023	$6.30	(1.4)%	3,907	7/11/2023	$5.90	3.0%	15,116
9/12/2023	$5.85	1.2%	10,556	8/21/2023	$6.06	(1.5)%	6,953	7/31/2023	$6.39	(1.0)%	3,787	7/10/2023	$5.73	(1.0)%	11,338
9/11/2023	$5.78	(1.4)%	816	8/18/2023	$6.15	0.7%	20,505	7/28/2023	$6.46	0.1%	9,600	7/7/2023	$5.79	2.3%	7,477
9/8/2023	$5.86	1.0%	21,799	8/17/2023	$6.11	0.0%	4,709	7/27/2023	$6.45	(0.6)%	3,306	7/6/2023	$5.66	(1.6)%	25,144
9/7/2023	$5.80	0.6%	25,336	8/16/2023	$6.11	(0.3)%	11,550	7/26/2023	$6.49	4.3%	21,393	7/5/2023	$5.75	(4.3)%	28,069
9/6/2023	$5.76	(2.1)%	38,700	8/15/2023	$6.13	0.1%	9,811	7/25/2023	$6.22	1.6%	4,795	7/3/2023	$6.01	0.7%	4,042
9/5/2023	$5.89	2.4%	117,574	8/14/2023	$6.13	0.7%	7,871	7/24/2023	$6.12	0.5%	28,479	6/30/2023	$5.97	0.8%	3,130
Peoples Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for Peoples and a group of 31 financial institutions selected by D.A. Davidson which: (i) were headquartered in New Jersey, New York or Pennsylvania; (ii) had their common stock listed on the Nasdaq or NYSE; (iii) had total assets between $1.0 billion and $5.0 billion; and (iv) were not pending merger targets. The 31 financial institutions were as follows:

ACNB Corporation
AmeriServ Financial, Inc.
Arrow Financial Corporation
BCB Bancorp, Inc.
Blue Foundry Bancorp
CB Financial Services, Inc.
Chemung Financial Corporation
Citizens & Northern Corporation
Citizens Financial Services, Inc.
Codorus Valley Bancorp, Inc.
Esquire Financial Holdings, Inc.
ESSA Bancorp, Inc.
Evans Bancorp, Inc.
Fidelity D & D Bancorp, Inc.
First Bank
FNCB Bancorp, Inc.

Franklin Financial Services Corporation
Hanover Bancorp, Inc.
LINKBANCORP, Inc.
Meridian Corporation
Northeast Community Bancorp, Inc.
Norwood Financial Corp.
Orange County Bancorp, Inc.
Orrstown Financial Services, Inc.
Parke Bancorp, Inc.
Pathfinder Bancorp, Inc.
Penns Woods Bancorp, Inc.
Ponce Financial Group, Inc.
Princeton Bancorp, Inc.
The First of Long Island Corporation
Unity Bancorp, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 25, 2023.
The analysis compared the financial condition and market performance of Peoples and the 31 financial institutions identified above based on publicly available financial and market trading information for Peoples and the 31 financial institutions as of and for the twelve-month or three-month period ended June 30, 2023. The analysis also compared the 2023 and 2024 earnings per share multiples for Peoples and the 31 financial institutions identified above based on publicly available analyst earnings estimates for Peoples and its peers. The table below shows the results of this analysis.
Financial Condition and Performance
		Comparable Companies
	Peoples	Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,682	$2,184	$2,319	$1,308	$4,241
Loan / Deposit Ratio	88.0%	93.5%	96.1%	75.7%	124.8%
Non-Performing Assets / Total Assets	0.05%	0.36%	0.44%	0.00%	1.48%
Tangible Common Equity Ratio	7.42%	7.87%	8.73%	5.69%	17.59%
Net Interest Margin (Last Twelve Months)	2.87%	3.40%	3.60%	2.51%	6.46%
Cost of Deposits (Last Twelve Months)	1.07%	0.82%	1.00%	0.10%	2.21%
Non-Interest Income / Average Assets (Last Twelve Months)	0.39%	0.42%	0.61%	0.10%	1.99%
Efficiency Ratio (Last Twelve Months)	59.7%	60.2%	61.2%	31.6%	102.8%
Return on Average Equity (Last Twelve Months)	11.32%	12.30%	11.71%	(4.71)%	23.98%
Return on Average Assets (Last Twelve Months)	1.02%	1.03%	1.08%	(1.02)%	2.90%

Market Performance Multiples
		Comparable Companies
	Peoples	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$314.8	$192.6	$193.5	$45.6	$368.7
Price Change (Last Twelve Months)	(8.4)%	(13.7)%	(13.8)%	(43.4)%	21.7%
Price Change (Year-to-Date)	(14.4)%	(21.6)%	(20.1)%	(48.3)%	4.0%
Price / Earnings Per Share (“EPS”) (Last Twelve Months)	8.9x	7.5x	7.7x	4.8x	11.3x
Price / 2023E Earnings Per Share(1)	10.7x	8.4x	8.4x	5.4x	11.7x
Price / 2024E Earnings Per Share(1)	13.6x	8.7x	8.6x	5.8x	11.6x
Price / Tangible Book Value	117.9%	99.2%	103.1%	50.8%	206.1%
Price / Tangible Book Value (Excluding Accumulated Other Comprehensive Income (“AOCI”))	98.8%	81.1%	87.1%	39.9%	190.7%
Dividend Yield (Last Twelve Months)	3.65%	3.67%	3.83%	0.92%	8.98%
Average Daily Volume (in thousands)	$623	$588	$598	$44	$1,560

(1)
Earnings per share estimates based on average Street EPS estimates

FNCB Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for FNCB and a group of 31 financial institutions selected by D.A. Davidson which: (i) were headquartered in New Jersey, New York or Pennsylvania; (ii) had their common stock listed on the Nasdaq or NYSE; (iii) had total assets between $1.0 billion and $5.0 billion; and (iv) were not pending merger targets. These 31 financial institutions were as follows:

ACNB Corporation
AmeriServ Financial, Inc.
Arrow Financial Corporation
BCB Bancorp, Inc.
Blue Foundry Bancorp
CB Financial Services, Inc.
Chemung Financial Corporation
Citizens & Northern Corporation
Citizens Financial Services, Inc.
Codorus Valley Bancorp, Inc.
Esquire Financial Holdings, Inc.
ESSA Bancorp, Inc.
Evans Bancorp, Inc.
Fidelity D & D Bancorp, Inc.
First Bank
Franklin Financial Services Corporation

Hanover Bancorp, Inc.
LINKBANCORP, Inc.
Meridian Corporation
Northeast Community Bancorp, Inc.
Norwood Financial Corp.
Orange County Bancorp, Inc.
Orrstown Financial Services, Inc.
Parke Bancorp, Inc.
Pathfinder Bancorp, Inc.
Penns Woods Bancorp, Inc.
Peoples Financial Services Corp.
Ponce Financial Group, Inc.
Princeton Bancorp, Inc.
The First of Long Island Corporation
Unity Bancorp, Inc.

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 25, 2023.
The analysis compared the financial condition and market performance of FNCB and the 31 financial institutions identified above based on publicly available financial and market trading information for FNCB and the 31 financial institutions as of and for the twelve-month or three-month period ended June 30, 2023. The table below shows the results of this analysis.
Financial Condition and Performance
		Comparable Companies
	FNCB	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,862	$2,207	$2,378	$1,308	$4,241
Loan / Deposit Ratio	81.3%	93.5%	96.3%	75.7%	124.8%
Non-Performing Assets / Total Assets	0.29%	0.36%	0.43%	0.00%	1.48%
Tangible Common Equity Ratio	6.66%	7.87%	8.75%	5.69%	17.59%
Net Interest Margin (Last Twelve Months)	3.07%	3.40%	3.59%	2.51%	6.46%
Cost of Deposits (Last Twelve Months)	0.96%	0.82%	1.00%	0.10%	2.21%
Non-Interest Income / Average Assets (Last Twelve Months)	0.47%	0.42%	0.61%	0.10%	1.99%
Efficiency Ratio (Last Twelve Months)	60.2%	59.7%	61.2%	31.6%	102.8%
Return on Average Equity (Last Twelve Months)	12.97%	12.27%	11.65%	(4.71)%	23.98%
Return on Average Assets (Last Twelve Months)	0.91%	1.03%	1.08%	(1.02)%	2.90%
Market Performance Multiples
		Comparable Companies
	FNCB	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$127.9	$195.6	$199.5	$45.6	$368.7
Price Change (Last Twelve Months)	(17.4)%	(10.3)%	(13.4)%	(43.4)%	21.7%
Price Change (Year-to-Date)	(21.3)%	(21.2)%	(19.7)%	(48.3)%	4.0%
Price / EPS (Last Twelve Months)	8.1x	7.5x	7.8x	4.8x	11.3x
Price / 2023E Earnings Per Share(1)	NA	8.4x	8.5x	5.4x	11.7x
Price / 2024E Earnings Per Share(1)	NA	8.8x	8.8x	5.8x	13.6x
Price / Tangible Book Value	102.9%	99.2%	103.6%	50.8%	206.1%
Price / Tangible Book Value (Excluding AOCI)	75.0%	82.9%	87.9%	39.9%	190.7%
Dividend Yield (Last Twelve Months)	5.57%	3.66%	3.77%	0.92%	8.98%
Average Daily Volume (in thousands)	$108	$603	$615	$44	$1,560

(1)
Earnings per share estimates based on average Street EPS estimates

Pro Forma Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for the pro forma company and a group of 14 financial institutions selected by D.A. Davidson which: (i) were headquartered in New Jersey, New York or Pennsylvania; (ii) had their common stock listed on the Nasdaq or NYSE; (iii) had total assets between $5.0 billion and $10.0 billion; and (iv) were not pending merger targets. These 14 financial institutions were as follows:
Amalgamated Financial Corp. CNB Financial Corporation ConnectOne Bancorp, Inc. Financial Institutions, Inc. Flushing Financial Corporation Kearny Financial Corp. Metropolitan Bank Holding Corp.	Mid Penn Bancorp, Inc. Northfield Bancorp, Inc. Peapack-Gladstone Financial Corporation S&T Bancorp, Inc. Tompkins Financial Corporation TrustCo Bank Corp NY Univest Financial Corporation
Financial Condition and Performance
			Comparable Companies
	Peoples	FNCB	Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,682	$1,862	$7,061	$7,146	$5,089	$9,724
Loan / Deposit Ratio	88.0%	81.3%	99.5%	96.3%	61.7%	113.5%
Non-Performing Assets / Total Assets	0.05%	0.29%	0.41%	0.40%	0.15%	0.82%
Tangible Common Equity Ratio	7.42%	6.66%	8.19%	8.40%	5.53%	11.74%
Net Interest Margin (Last Twelve Months)	2.87%	3.07%	3.20%	3.26%	2.34%	4.23%
Cost of Deposits (Last Twelve Months)	1.07%	0.96%	1.15%	1.09%	0.42%	1.87%
Non-Interest Income / Average Assets (Last Twelve Months)	0.39%	0.47%	0.46%	0.55%	0.15%	1.12%
Efficiency Ratio (Last Twelve Months)	59.7%	60.2%	59.5%	57.1%	44.1%	66.5%
Return on Average Equity (Last Twelve Months)	11.32%	12.97%	10.77%	10.70%	4.66%	17.82%
Return on Average Assets (Last Twelve Months)	1.02%	0.91%	1.09%	1.03%	0.51%	1.67%
Market Performance Multiples
			Comparable Companies
	Peoples	FNCB	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$314.8	$127.9	$457.4	$502.3	$265.1	$1,020.7
Price Change (Last Twelve Months)	(8.4)%	(17.4)%	(29.8)%	(30.0)%	(48.1)%	(13.4)%
Price Change (Year-to-Date)	(14.4)%	(21.3)%	(31.7)%	(31.6)%	(41.5)%	(22.8)%
Price / EPS (Last Twelve Months)	8.9x	8.1x	6.8x	7.2x	5.2x	10.9x
Price / 2023E Earnings Per Share(1)	10.7x	NA	7.9x	8.5x	5.0x	15.7x
Price / 2024E Earnings Per Share(1)	13.6x	NA	8.6x	9.1x	5.4x	13.5x
Price / Tangible Book Value	117.9%	102.9%	81.3%	85.1%	56.6%	130.3%
Price / Tangible Book Value (Excluding AOCI)	98.8%	75.0%	76.0%	74.8%	53.6%	107.6%
Dividend Yield (Last Twelve Months)	3.65%	5.57%	4.84%	4.63%	0.97%	6.91%
Average Daily Volume (in thousands)	$623	$108	$1,713	$2,060	$809	$5,400

(1)
Earnings per share estimates based on average Street EPS estimates

Precedent Transactions Analysis
D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions”, (2) “Regional Transactions”, and (3) “Performance Transactions”.
•
“Nationwide Transactions” included 23 transactions where:

•
the selling company was a bank or a thrift headquartered in the United States;

•
the selling company’s total assets were between $1.0 billion and $5.0 billion;

•
the transaction was announced between January 1, 2022 and September 25, 2023;

•
the transaction’s pricing information was publicly available;

•
the transaction was not a merger of equals; and

•
the transaction did not include investor group acquirors or mutual companies.

•
“Regional Transactions” included 9 transactions where:

•
the selling company was a bank or a thrift headquartered in Delaware, Maryland, New Jersey, New York, Ohio and Pennsylvania;

•
the selling company’s total assets were between $1.0 billion and $5.0 billion;

•
the transaction was announced between January 1, 2021 and September 25, 2023;

•
the transaction’s pricing information was publicly available;

•
the transaction was not a merger of equals; and

•
the transaction did not include investor group acquirors or mutual companies.

•
“Performance Transactions” included 11 transactions where:

•
the selling company was a bank headquartered in the United States;

•
the selling company’s total assets were between $1.0 billion and $3.0 billion;

•
the transaction was announced between January 1, 2022 and September 25, 2023;

•
the selling company’s return on average assets over the last twelve months was greater than 0.70%;

•
the selling company’s non-performing assets to total assets was below 0.50%;

•
the transaction’s pricing information was publicly available;

•
the transaction was not a merger of equals; and

•
the transaction did not include investor group acquirors or mutual companies.

The following tables set forth the transactions included in “Nationwide Transactions,” “Regional Transactions,” and “Performance Transactions,” and are sorted by announcement date:

Nationwide Transactions
Announcement Date	Acquirer	Target
07/25/2023*
03/21/2023
02/13/2023
12/14/2022
12/05/2022
11/30/2022
10/25/2022
10/11/2022
10/11/2022*
08/30/2022
08/08/2022
07/27/2022
06/21/2022
06/01/2022
05/24/2022
05/04/2022
05/04/2022
04/01/2022
03/30/2022
03/29/2022
03/24/2022
03/02/2022
02/24/2022

Atlantic Union Bankshares Corporation
First Mid Bancshares, Inc.
United Community Banks, Inc.
First Bank
NBT Bancorp Inc.
Byline Bancorp, Inc.
Peoples Bancorp Inc.
Prosperity Bancshares, Inc.
Prosperity Bancshares, Inc.
First Commonwealth Financial Corp.
Seacoast Banking Corporation of Florida
The First Bancshares, Inc.
First Bancorp
F.N.B. Corporation
Brookline Bancorp, Inc.
Seacoast Banking Corporation of Florida
United Community Banks, Inc.
National Bank Holdings Corporation
Nicolet Bankshares, Inc.
Seacoast Banking Corporation of Florida
Farmers National Banc Corp.
Fulton Financial Corporation
Origin Bancorp, Inc.

American National Bankshares Inc.
Blackhawk Bancorp, Inc.
First Miami Bancorp, Inc.
Malvern Bancorp, Inc.
Salisbury Bancorp, Inc.
Inland Bancorp, Inc.
Limestone Bancorp, Inc.
First Bancshares of Texas, Inc.
Lone Star State Bancshares, Inc.
Centric Financial Corporation
Professional Holding Corp.
Heritage Southeast Bancorporation, Inc.
GrandSouth Bancorporation
UB Bancorp
PCSB Financial Corporation
Drummond Banking Company
Progress Financial Corporation
Bancshares of Jackson Hole, Inc.
Charter Bankshares, Inc.
Apollo Bancshares, Inc.
Emclaire Financial Corp
Prudential Bancorp, Inc.
BT Holdings, Inc.

*
Indicates the transaction was pending as of September 25, 2023.

Regional U.S. Transactions
Announcement Date	Acquirer	Target
12/14/2022 08/30/2022 05/24/2022 03/24/2022 03/02/2022 07/13/2021 07/12/2021 06/30/2021 06/29/2021
First Bank
First Commonwealth Financial Corp.
Brookline Bancorp, Inc.
Farmers National Banc Corp.
Fulton Financial Corporation
F.N.B. Corporation
Lakeland Bancorp, Inc.
Mid Penn Bancorp, Inc.
Valley National Bancorp

Malvern Bancorp, Inc.
Centric Financial Corporation
PCSB Financial Corporation
Emclaire Financial Corp
Prudential Bancorp, Inc.
Howard Bancorp, Inc.
1st Constitution Bancorp
Riverview Financial Corporation
The Westchester Bank Holding Corp.

Performance Transactions
Announcement Date	Acquirer	Target
03/21/2023 12/05/2022 10/25/2022 10/11/2022* 06/21/2022 05/24/2022 05/04/2022 05/04/2022 04/01/2022 03/29/2022 03/24/2022
First Mid Bancshares, Inc.
NBT Bancorp Inc.
Peoples Bancorp Inc.
Prosperity Bancshares, Inc.
First Bancorp
Brookline Bancorp, Inc.
United Community Banks, Inc.
Seacoast Banking Corporation of Florida
National Bank Holdings Corporation
Seacoast Banking Corporation of Florida
Farmers National Banc Corp.

Blackhawk Bancorp, Inc.
Salisbury Bancorp, Inc.
Limestone Bancorp, Inc.
Lone Star State Bancshares, Inc.
GrandSouth Bancorporation
PCSB Financial Corporation
Progress Financial Corporation
Drummond Banking Company
Bancshares of Jackson Hole, Inc.
Apollo Bancshares, Inc.
Emclaire Financial Corp

*
Indicates the transaction was pending as of September 25, 2023.

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to tangible book value excluding AOCI on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction; and

•
tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of FNCB as of or for the twelve-month period ended June 30, 2023. The table below sets forth the results of this analysis.
Financial Condition and Performance(1)
		Recent				Regional				Performance
	FNCB	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,862	$1,305	$1,516	$1,025	$3,076	$1,215	$1,458	$1,036	$2,600	$1,322	$1,416	$1,025	$1,985
Return on Average Assets (Last Twelve Months)	0.91%	1.07%	1.02%	0.47%	1.49%	0.85%	0.86%	0.63%	1.16%	1.07%	1.13%	0.79%	1.47%
Return on Average Equity (Last Twelve Months)	12.97%	10.63%	10.48%	4.79%	17.81%	9.26%	8.42%	4.79%	11.32%	13.02%	12.36%	5.37%	17.81%
Tangible Common Equity Ratio	6.66%	8.20%	8.79%	4.94%	14.02%	9.92%	10.44%	6.97%	14.02%	8.10%	8.21%	4.94%	13.66%
Non-Performing Assets / Total Assets	0.29%	0.32%	0.44%	0.02%	1.63%	0.65%	0.72%	0.21%	1.21%	0.26%	0.26%	0.02%	0.44%
Transaction Multiples(1)
		Recent				Regional				Performance
	FNCB	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tang. Book Value (Per Share)	103.2%	162.9%	160.2%	102.4%	216.4%	131.5%	133.0%	102.4%	169.0%	174.5%	168.9%	117.6%	208.5%
Transaction Price / Tang. Book Value (Aggregate)	104.6%	165.2%	163.9%	102.5%	234.7%	137.9%	135.2%	102.5%	169.0%	183.5%	173.3%	118.5%	208.5%
Transaction Price / Tang. Book Value (Per Share) Ex. AOCI	76.2%	151.2%	146.3%	89.1%	205.1%	130.0%	131.4%	100.2%	169.7%	155.5%	152.1%	89.1%	197.6%
Transaction Price / Tang. Book Value (Aggregate) Ex. AOCI	76.2%	152.3%	150.0%	90.0%	222.5%	136.4%	133.5%	100.3%	169.7%	159.1%	156.8%	90.0%	197.6%
Transaction Price / EPS (Last Twelve Months)	8.2x	13.8x	14.9x	6.6x	23.2x	17.9x	16.0x	10.4x	21.4x	13.2x	14.0x	6.6x	20.3x
One-Day Market Premium (September 25, 2023)	0.2%	24.3%	23.6%	4.9%	42.5%	24.3%	25.1%	11.6%	42.5%	14.1%	19.2%	4.9%	41.1%
Core Deposits Premium(2)	0.4%	7.2%	6.5%	0.6%	11.4%	4.1%	4.5%	0.6%	9.0%	7.9%	7.3%	2.2%	11.4%

(1)
Bank regulatory financial data was used where holding company data was not available.

(2)
Core deposits exclude time deposits greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits.

Net Present Value Analysis for Peoples
D.A. Davidson performed an analysis that estimated the net present value per share of Peoples common stock under various circumstances. The analysis assumed: (i) Peoples performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2023, and December 31, 2024; and (ii) internal company estimates for the years thereafter, as discussed with and confirmed by senior management of Peoples. To approximate the terminal value of Peoples common stock on December 31, 2028, D.A. Davidson applied price to earnings multiples of 6.0x to 13.0x and multiples of tangible book value ranging from 70.0% to 140.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 15.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the Kroll Supply Side Long-Term risk premium and the Kroll company specific size premium.
At the September 27, 2023, Peoples board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $19.84 to $45.33 per share of Peoples common stock when applying the price to earnings multiples to the financial projections and $22.71 to $49.69 per share of Peoples common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
10.00%	$24.53	$27.50	$30.47	$33.44	$36.41	$39.38	$42.36	$45.33
11.00%	$23.49	$26.31	$29.14	$31.96	$34.79	$37.62	$40.44	$43.27
12.00%	$22.50	$25.19	$27.88	$30.57	$33.26	$35.95	$38.64	$41.33
12.92%	$21.63	$24.20	$26.77	$29.35	$31.92	$34.49	$37.06	$39.63
13.00%	$21.56	$24.12	$26.68	$29.25	$31.81	$34.37	$36.93	$39.49
14.00%	$20.68	$23.12	$25.56	$28.00	$30.44	$32.88	$35.32	$37.76
15.00%	$19.84	$22.16	$24.49	$26.82	$29.14	$31.47	$33.79	$36.12
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	70.0%	80.0%	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
10.00%	$28.20	$31.27	$34.34	$37.41	$40.48	$43.55	$46.62	$49.69
11.00%	$26.97	$29.90	$32.82	$35.74	$38.66	$41.58	$44.50	$47.42
12.00%	$25.82	$28.60	$31.38	$34.16	$36.94	$39.72	$42.50	$45.28
12.92%	$24.81	$27.46	$30.12	$32.78	$35.44	$38.09	$40.75	$43.41
13.00%	$24.72	$27.37	$30.02	$32.67	$35.31	$37.96	$40.61	$43.26
14.00%	$23.69	$26.21	$28.73	$31.26	$33.78	$36.30	$38.82	$41.34
15.00%	$22.71	$25.11	$27.52	$29.92	$32.32	$34.73	$37.13	$39.53
D.A. Davidson also considered and discussed with the board of directors of Peoples how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Peoples estimated earnings per share in 2028 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $18.55 to $46.32 per share for Peoples common stock, using the price to earnings multiples of 6.0x to13.0x and a discount rate of 12.92%.
	Earnings Per Share Multiple
Variance to 2028 EPS	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
20.00%	$24.72	$27.80	$30.89	$33.97	$37.06	$40.14	$43.23	$46.32
15.00%	$23.95	$26.90	$29.86	$32.82	$35.77	$38.73	$41.69	$44.64
10.00%	$23.17	$26.00	$28.83	$31.66	$34.49	$37.32	$40.14	$42.97
5.00%	$22.40	$25.10	$27.80	$30.50	$33.20	$35.90	$38.60	$41.30
0.00%	$21.63	$24.20	$26.77	$29.35	$31.92	$34.49	$37.06	$39.63
-5.00%	$20.86	$23.30	$25.75	$28.19	$30.63	$33.07	$35.52	$37.96
-10.00%	$20.09	$22.40	$24.72	$27.03	$29.35	$31.66	$33.97	$36.29
-15.00%	$19.32	$21.50	$23.69	$25.87	$28.06	$30.25	$32.43	$34.62
-20.00%	$18.55	$20.60	$22.66	$24.72	$26.77	$28.83	$30.89	$32.95
Net Present Value Analysis for FNCB
D.A. Davidson performed an analysis that estimated the net present value per share of FNCB common stock under various circumstances. The analysis assumed that FNCB performed in accordance with internal company estimates, as discussed with and confirmed by senior management of Peoples. To approximate the terminal value of FNCB common stock on December 31, 2028, D.A. Davidson applied price to earnings multiples of 6.0x to 13.0x and multiples of tangible book value ranging from 70.0% to 140.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 13.00% to 18.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FNCB common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the Kroll Supply Side Long-Term risk premium and the Kroll company specific size premium.
At the September 27, 2023, Peoples board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $3.35 to $7.26 per share of FNCB common stock when applying the price to earnings multiples to the financial projections and $3.69 to $7.69 per share of FNCB common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
13.00%	$4.08	$4.54	$4.99	$5.44	$5.90	$6.35	$6.81	$7.26
14.00%	$3.92	$4.35	$4.78	$5.22	$5.65	$6.08	$6.51	$6.95
15.00%	$3.76	$4.18	$4.59	$5.00	$5.41	$5.83	$6.24	$6.65
15.42%	$3.70	$4.11	$4.51	$4.91	$5.32	$5.72	$6.12	$6.53
16.00%	$3.62	$4.01	$4.40	$4.80	$5.19	$5.58	$5.98	$6.37
17.00%	$3.48	$3.85	$4.23	$4.60	$4.98	$5.35	$5.73	$6.10
18.00%	$3.35	$3.70	$4.06	$4.42	$4.78	$5.13	$5.49	$5.85

Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	70.0%	80.0%	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
13.00%	$4.52	$4.98	$5.43	$5.88	$6.33	$6.78	$7.24	$7.69
14.00%	$4.34	$4.77	$5.20	$5.63	$6.06	$6.49	$6.92	$7.35
15.00%	$4.16	$4.58	$4.99	$5.40	$5.81	$6.22	$6.63	$7.04
15.42%	$4.09	$4.50	$4.90	$5.30	$5.70	$6.10	$6.51	$6.91
16.00%	$4.00	$4.39	$4.78	$5.17	$5.56	$5.96	$6.35	$6.74
17.00%	$3.84	$4.22	$4.59	$4.96	$5.34	$5.71	$6.08	$6.45
18.00%	$3.69	$4.05	$4.41	$4.76	$5.12	$5.47	$5.83	$6.19
D.A. Davidson also considered and discussed with the board of directors of Peoples how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming FNCB estimated earnings per share in 2028 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $3.22 to $7.58 per share for Peoples common stock, using the price to earnings multiples of 6.0x to 13.0x and a discount rate of 15.42%.
	Earnings Per Share Multiple
Variance to 2028 EPS	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
20.00%	$4.19	$4.67	$5.16	$5.64	$6.12	$6.61	$7.09	$7.58
15.00%	$4.06	$4.53	$4.99	$5.46	$5.92	$6.39	$6.85	$7.32
10.00%	$3.94	$4.39	$4.83	$5.28	$5.72	$6.16	$6.61	$7.05
5.00%	$3.82	$4.25	$4.67	$5.09	$5.52	$5.94	$6.37	$6.79
0.00%	$3.70	$4.11	$4.51	$4.91	$5.32	$5.72	$6.12	$6.53
-5.00%	$3.58	$3.96	$4.35	$4.73	$5.11	$5.50	$5.88	$6.27
-10.00%	$3.46	$3.82	$4.19	$4.55	$4.91	$5.28	$5.64	$6.00
-15.00%	$3.34	$3.68	$4.02	$4.37	$4.71	$5.05	$5.40	$5.74
-20.00%	$3.22	$3.54	$3.86	$4.19	$4.51	$4.83	$5.16	$5.48
Illustrative Net Present Value Analysis for the Pro Forma Company
For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of Peoples common stock under various circumstances, including the impact of the merger with FNCB. The analysis assumed (i) Peoples performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2023 and December 31, 2024; and (ii) internal company estimates for the years thereafter, as discussed with and confirmed by senior management of Peoples; and (iii) the pro forma financial impact of the merger with FNCB including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Peoples management. The analysis also assumed (i) FNCB performed in accordance with internal company estimates, as discussed with and confirmed by senior management of Peoples. To approximate the terminal value of Peoples common stock on December 31, 2028, D.A. Davidson applied price to earnings multiples of 6.0x to 13.0x and multiples of tangible book value ranging from 70.0% to 140.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 14.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the Kroll Supply Side Long-Term risk premium and the Kroll company specific size premium.
At the September 27, 2023, Peoples board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $28.27 to $64.55 per share of Peoples common stock when applying the price to earnings multiples to the financial projections and $27.42 to $58.16 per share of Peoples common stock when applying the multiples of tangible book value to the financial projections.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
9.00%	$35.07	$39.28	$43.49	$47.70	$51.91	$56.13	$60.34	$64.55
10.00%	$33.55	$37.56	$41.56	$45.57	$49.57	$53.58	$57.58	$61.59
11.00%	$32.12	$35.93	$39.74	$43.55	$47.36	$51.17	$54.98	$58.79
11.95%	$30.83	$34.46	$38.10	$41.73	$45.36	$49.00	$52.63	$56.27
12.00%	$30.76	$34.39	$38.02	$41.64	$45.27	$48.90	$52.52	$56.15
13.00%	$29.48	$32.93	$36.39	$39.84	$43.29	$46.75	$50.20	$53.65
14.00%	$28.27	$31.56	$34.85	$38.14	$41.43	$44.72	$48.00	$51.29
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	70.0%	80.0%	90.0%	100.0%	110.0%	120.0%	130.0%	140.0%
9.00%	$33.98	$37.43	$40.89	$44.34	$47.79	$51.25	$54.70	$58.16
10.00%	$32.51	$35.80	$39.08	$42.37	$45.65	$48.94	$52.22	$55.51
11.00%	$31.13	$34.26	$37.38	$40.51	$43.63	$46.76	$49.88	$53.01
11.95%	$29.88	$32.87	$35.85	$38.83	$41.81	$44.79	$47.77	$50.75
12.00%	$29.82	$32.80	$35.77	$38.75	$41.72	$44.70	$47.67	$50.64
13.00%	$28.59	$31.42	$34.25	$37.08	$39.92	$42.75	$45.58	$48.41
14.00%	$27.42	$30.11	$32.81	$35.51	$38.21	$40.90	$43.60	$46.30
D.A. Davidson also considered and discussed with the board of directors of Peoples how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Peoples’ pro forma estimated earnings per share in 2028 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $26.46 to $65.72 per share of Peoples common stock using the price to earnings multiples of 6.0x to 13.0x, and using a discount rate of 11.95%.
	Earnings Per Share Multiple
Variance to 2028 EPS	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
20.00%	$35.19	$39.55	$43.91	$48.27	$52.63	$57.00	$61.36	$65.72
15.00%	$34.10	$38.28	$42.46	$46.64	$50.82	$55.00	$59.18	$63.36
10.00%	$33.01	$37.00	$41.00	$45.00	$49.00	$53.00	$57.00	$60.99
5.00%	$31.92	$35.73	$39.55	$43.37	$47.18	$51.00	$54.82	$58.63
0.00%	$30.83	$34.46	$38.10	$41.73	$45.36	$49.00	$52.63	$56.27
-5.00%	$29.74	$33.19	$36.64	$40.09	$43.55	$47.00	$50.45	$53.91
-10.00%	$28.65	$31.92	$35.19	$38.46	$41.73	$45.00	$48.27	$51.54
-15.00%	$27.55	$30.64	$33.73	$36.82	$39.91	$43.00	$46.09	$49.18
-20.00%	$26.46	$29.37	$32.28	$35.19	$38.10	$41.00	$43.91	$46.82

Contribution Analysis
D.A. Davidson analyzed the relative contribution of Peoples and FNCB to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization based on market data as of September 25, 2023; (ii) net income during the preceding twelve months ended June 30, 2023; (iii) estimates for Peoples GAAP net income for the twelve months ended December 31, 2023 and the twelve months ended December 31, 2024 based on average Street EPS estimates and estimates for Peoples GAAP net income for the twelve months ended December 31, 2025 based on Peoples internal company estimates, as discussed and confirmed by senior management of Peoples; (iv) FNCB’s estimated net income for the twelve months ended December 31, 2023, the twelve months ended December 31, 2024 and the twelve months ended December 31, 2025 based on internal company estimates as discussed with and confirmed by senior management of Peoples; (v) total assets; (vi) gross loans; (vii) total deposits; and (viii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Peoples or FNCB shareholders in the combined company based on the exchange ratio:
Contribution Analysis
	Peoples Stand-alone	Peoples % of Total	FNCB Stand-alone	FNCB % of Total
Market Capitalization
Market Capitalization (September 25, 2023) (in thousands)	$314,799	71.1%	$127,862	28.9%
Income Statement(1)
LTM Net Income (in thousands)	$36,111	69.5%	$15,822	30.5%
2023E Net Income (in thousands)	$29,800	67.1%	$14,601	32.9%
2024E Net Income (in thousands)	$23,250	62.7%	$13,852	37.3%
2025E Net Income (in thousands)	$28,377	63.9%	$16,055	36.1%
Balance Sheet(2)
Total Assets (in thousands)	$3,681,775	68.9%	$1,661,872	31.1%
Gross Loans, Incl. Loans HFS (in thousands)	$2,843,238	70.3%	$1,200,595	29.7%
Total Deposits (in thousands)	$3,229,481	68.6%	$1,476,064	31.4%
Tangible Common Equity (in thousands)	$268,369	68.4%	$124,059	31.6%
Average Contribution .		67.8%		32.2%
Median Contribution .		68.6%		31.4%
Pro Forma Ownership
Merger Transaction – Actual		70.9%		29.1%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments
(1)
Financial projections for Peoples based on Street estimates in 2023-2024 and internal company estimates thereafter, as discussed with and confirmed by senior management of Peoples; financial projections for FNCB based on internal company estimates, as discussed with and confirmed by senior management of Peoples

(2)
Balance sheet data based on standalone Peoples and FNCB financials as of June 30, 2023 and excludes the impact of merger adjustments

Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Peoples and FNCB. Assumptions regarding the accounting treatment,

acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of FNCB. In the course of this analysis, D.A. Davidson used the publicly available consensus Street estimates for Peoples for the years ending December 31, 2023, and December 31, 2024, and internal company estimates for the years thereafter, as discussed with and confirmed by senior management of Peoples, and used internal company estimates for FNCB, as discussed with and confirmed by senior management of Peoples. This analysis indicated that the merger is expected to be accretive to Peoples’ estimated earnings per share beginning in 2024. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Peoples and that Peoples would maintain capital ratios in excess of those required for Peoples to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Peoples and FNCB prior to and following the merger will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing its opinion to the board of directors of Peoples as to the fairness, from a financial point of view, of the exchange ratio to the holders of Peoples common stock in the proposed merger and to assist the board of directors of Peoples in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Peoples, FNCB or D.A. Davidson or any other person assumes responsibility if future results are materially different from those projected.
D.A. Davidson’s opinion was one of many factors considered by the board of directors of Peoples in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Peoples or management with respect to the merger or the exchange ratio.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Peoples in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Peoples, FNCB and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Peoples and FNCB for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Peoples selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger.
Please be advised that during the two years preceding the date of the opinion, neither D.A. Davidson nor its affiliates have provided any investment banking services to Peoples or FNCB. Additionally, D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.
FNCB’s Reasons for the Merger; Recommendation of FNCB’s Board of Directors
After careful consideration, at a regular meeting held on September 27, 2023, the FNCB board of directors determined that the merger agreement and the transactions contemplated thereby are in the best interests of FNCB. Accordingly, the FNCB board approved and adopted the merger agreement and unanimously recommended that the FNCB shareholders vote “FOR” the FNCB merger proposal, the FNCB compensation proposal, and the FNCB adjournment proposal.
In reaching its decision to approve and adopt the merger agreement and recommend that the FNCB shareholders vote “FOR” the FNCB merger proposal, the FNCB board consulted with the senior management of FNCB, as well as FNCB’s independent financial and legal advisors, and considered a number of factors, including, without limitation, the following factors which are not presented in order of priority:
•
the strategic rationale for the merger, including the ability of the surviving corporation to expand its geographic presence and continue its service to the markets it serves;

•
the synergies potentially available in the merger, which would significantly improve FNCB’s market position, increase scale to enhance efficiencies, leverage investments in technology, and provide greater revenue growth opportunities and diversification, which would potentially create superior future earnings and prospects for the surviving corporation compared to FNCB’s earnings and prospects on a stand-alone basis;

•
the FNCB board’s belief that the two companies’ corporate cultures and business philosophies are complementary and compatible, including with respect to corporate purpose, strategic focus, commitment to corporate governance and ethical business practices, target markets, client service, credit, risk profiles, community commitment, local decision-making and its belief that the complementary cultures will facilitate the successful integration of the two companies and implementation of the merger;

•
the surviving corporation’s market footprint will be substantially extended and cover a broader and more diverse geographic area;

•
the fact that eight of the FNCB board’s current directors will join the board of the surviving corporation and, such directors, as well as Mr. Champi, will join the board of directors of the resulting institution at the completion of the merger and that FNCB’s chair will serve as a vice chair of the board of the surviving corporation and the resulting institution;

•
the fact that, upon the consummation of the merger, senior members of FNCB’s management team will continue to have senior management leadership roles at the surviving corporation, including Gerard A. Champi serving as the President of the surviving corporation and the resulting institution and FNCB’s Executive Vice President & Chief Financial Officer, Treasurer, James M. Bone, Jr., CPA, serving as Chief Operations Officer of the surviving corporation and the resulting institution, and other members of FNCB’s management team will fill key management roles in the surviving corporation and the resulting institution;

•
the location of the resulting institution’s headquarters will be in Dunmore, Pennsylvania;

•
the fact that the surviving corporation intends to pay quarterly cash dividends in an amount no less than $0.6175 per share, such that FNCB shareholders will not suffer any dividend dilution, provided sufficient funds are legally available and the surviving corporation and resulting institution each remain “well-capitalized” in accordance with applicable law;

•
the expanded possibilities for growth that would be available to the surviving corporation, given its larger size, asset base, capital and footprint;

•
the relative contributions of assets, liability, equity and earning capacity of Peoples, Peoples Bank, FNCB and FNCB Bank;

•
its knowledge of FNCB’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization and as a part of a surviving corporation with Peoples;

•
its review and discussions with FNCB’s management and outside advisors concerning FNCB’s due diligence examination of the operations, financial condition, credit quality, earnings, risk management and regulatory compliance programs and prospects of Peoples;

•
the merger consideration to be paid to holders of FNCB common stock;

•
the fact that FNCB’s shareholders will own approximately 29% of the surviving corporation’s common stock;

•
the fact that FNCB’s shareholders will become Peoples shareholders and will continue to share proportionately in the business successes of FNCB’s legacy business;

•
the manageable employee disruptions expected to result from the combination, particularly given the branch proximity between the two companies;

•
the benefits to FNCB and FNCB Bank’s customers of operating as a significantly larger organization, the wider array of financial products and services that would be available to customers of FNCB Bank and the communities served by FNCB Bank, including enhancements in products and services, the ability to grow its commercial and residential lending, higher lending limits that would enable the resulting institution to serve customers whose lending relationships were approaching FNCB Bank’s legal lending limit, and greater financial resources;

•
its view of other strategic alternatives potentially available to FNCB, including continuing as a stand-alone company, engaging in a strategic combination with another party or a sale to a potential acquirer, and its belief as to the availability of these alternatives and that any such available alternatives would not deliver the prospective financial and operational benefits that could be achieved in the merger;

•
the opinion of Stephens as to the fairness of the consideration to be received by the FNCB shareholders in the merger from a financial point of view to the holders of FNCB common stock;

•
information concerning the financial condition, results of operations and prospects of Peoples and Peoples Bank;

•
its review of the material terms of the merger agreement with FNCB’s legal counsel, including, the representations and warranties of the parties, the covenants, the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, and the board’s ability to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee); and

•
the significant integration experience of FNCB’s executive management team, acquired through various prior acquisitions, which can be leveraged in successfully completing the integration process.

The FNCB board also considered a number of potential risks and uncertainties associated with the merger agreement and the transactions contemplated thereby, in connection with its deliberations including, without limitation, the following which are not presented in order of priority:
•
the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where FNCB and Peoples operate businesses;

•
the risk of losing key employees during the pendency of the merger and thereafter;

•
the restrictions on the conduct of FNCB’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent FNCB from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•
certain anticipated merger-related costs;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions that may adversely affect the anticipated operations, synergies and financial results of the surviving corporation following the completion of the merger;

•
the risk that, while FNCB expects the merger to be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that approval by FNCB or Peoples shareholders may not be obtained and, as a result, the merger may not be consummated;

•
the fact that FNCB is prohibited from soliciting or pursuing an alternative acquisition proposal after execution of the merger agreement, except in certain limited circumstances, and the fact that FNCB would be obligated to pay Peoples a termination fee of $4.8 million under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with FNCB from pursuing such a transaction;
•
the possibility of litigation challenging the merger, and the FNCB board’s belief that any such litigation would be without merit; and

•
the risks of the type and nature described under “Risk Factors.”

The foregoing discussion of the information and factors considered by the FNCB board is not intended to be exhaustive, but rather includes the material factors considered by the FNCB board. In reaching its decision to approve and adopt the merger agreement, approve the merger and recommend that FNCB shareholders approve the FNCB merger proposal, the FNCB compensation proposal, and the FNCB adjournment proposal, the FNCB board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FNCB board considered all these factors as a whole, including discussions with, and questioning of, FNCB’s senior management and independent financial and legal advisors, and overall considered the factors to be favorable to, and support, its determination to approve and adopt the merger agreement, approve the merger and recommend that FNCB shareholders approve the FNCB merger proposal.
This explanation of the FNCB board’s reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the FNCB board approved and adopted the merger agreement, approved the merger, and unanimously recommends that the FNCB shareholders vote “FOR” the FNCB merger proposal, the FNCB compensation proposal, and the FNCB adjournment proposal.
FNCB shareholders should be aware that directors and executive officers of FNCB may have interests in the merger that are different from, or in addition to, those of other FNCB shareholders. See “— Interests of Certain FNCB Directors and Executive Officers in the Merger.”
Opinion of FNCB’s Financial Advisor
Stephens acted as financial adviser to FNCB in connection with, and throughout negotiation of, the proposed merger of FNCB with and into Peoples. As part of its engagement with FNCB, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed merger. FNCB engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in a meeting of FNCB’s board of directors held on September 27, 2023, in which FNCB’s board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to FNCB’s board of directors dated as of September 27, 2023, that, as of such date, the consideration to be received by the common shareholders of FNCB (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. On January 4, 2024, representatives of Stephens participated in a meeting of FNCB’s board of directors at which such representatives addressed questions regarding Stephens’ analysis supporting its fairness opinion and confirmed its conclusion that as of September 27, 2023 the consideration to be received by the common shareholders of FNCB (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Stephens opinion letter”) is attached as Annex C to this joint proxy statement/prospectus. The Stephens opinion letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by

Stephens in rendering its opinion. The summary of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written Stephens opinion letter. Investors are urged to read the entire Stephens opinion letter carefully in connection with their consideration of the proposed merger under the FNCB merger proposal. FNCB did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the board of directors of Peoples as Annex C to this joint proxy statement/prospectus and to the references to Stephens and its opinion contained herein. A copy of the consent of Stephens is attached as Exhibit 99.4 to the registration statement on Form S-4.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to FNCB’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common shareholders of FNCB (solely in their capacity as such) in the proposed merger was fair to them, from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of FNCB to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to FNCB’s board of directors or any of FNCB’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. FNCB and Peoples determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens:
•
reviewed certain publicly available financial statements and reports regarding FNCB and Peoples;

•
reviewed certain audited financial statements regarding FNCB and Peoples;

•
reviewed certain internal financial statements, management reports and other financial and operating data concerning FNCB and Peoples prepared by management of FNCB and management of Peoples, respectively;

•
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning FNCB and Peoples provided by management of FNCB and management of Peoples, as applicable, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Peoples;

•
reviewed the reported prices and trading activity for the common stock of FNCB and Peoples;

•
compared the financial performance of FNCB and Peoples with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to its analysis of the proposed merger;

•
reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by FNCB;

•
discussed with management of FNCB and management of Peoples the operations of and future business prospects for FNCB and Peoples, respectively and the anticipated financial consequences of the proposed merger to FNCB and Peoples respectively;

•
assisted in FNCB’s deliberations regarding the material terms of the proposed merger and FNCB’s negotiations with Peoples; and

•
performed such other analyses and provided such other services as Stephens has deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by FNCB and Peoples and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of FNCB and Peoples assured

Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of FNCB or of Peoples, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of FNCB or of Peoples under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of FNCB or Peoples. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for loan and leases losses of FNCB or Peoples. Stephens did not make an independent analysis of the effects of the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of FNCB or Peoples. With respect to the financial forecasts prepared by management of FNCB and management of Peoples, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of FNCB and management of Peoples, respectively, as to the future financial performance of FNCB and Peoples, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of FNCB and its other advisors with respect to such matters. Stephens assumed, with FNCB’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for FNCB or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to FNCB or its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of September 26, 2023. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that the current volatility and disruption in the credit and financial markets relating to, among other things, global unrest, such as the conflict in Ukraine, or potential future changes in inflation rates may or may not have an effect on FNCB or Peoples, and Stephens did not express an opinion as to the effects of such volatility or such disruption on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of FNCB common stock or Peoples common stock may trade at any time subsequent to the announcement of the proposed merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
•
the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, dated as of September 27, 2023, without material waiver or modification;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•
all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

•
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions,

including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common shareholders of FNCB;
•
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of FNCB or Peoples since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact FNCB or Peoples; and

•
the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common shareholders of FNCB (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common shareholders of FNCB (solely in their capacity as such). The opinion did not address the merits of the underlying decision by FNCB to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to FNCB or the relative effects of any alternative transaction in which FNCB might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of FNCB’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of FNCB or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion, including certain recalculations of its discounted cash flow analyses that were performed at the FNCB’s board’s request after its opinion was originally delivered. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning FNCB and Peoples provided by the management of FNCB and Peoples, as applicable, and Stephens reviewed with FNCB’s executive management and board of directors certain assumptions concerning FNCB and Peoples upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Merger
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of FNCB common stock (including restricted shares) will be converted into the right to receive 0.1460 shares of Peoples common stock, which, based on Peoples’ closing stock price of $43.78 on September 26, 2023, results in the expected consideration to be exchanged by Peoples to acquire all of the equity interests in FNCB having an aggregate value of approximately $128 million. Based upon the unaudited financial information of FNCB as of and for the twelve months ended June 30, 2023, and market data as of September 26, 2023, Stephens calculated the following transaction multiples:
Transaction Value / Reported Tangible Book Value (at June 30, 2023)	1.02x
Transaction Value / Year-To-Date Annualized (“YTDA”) Core Earnings(1)	9.8x
Transaction Value / 2023 Estimated Earnings(2)	9.3x
Transaction Value / 2024 Estimated Earnings(2)	8.5x
Implied Market Premium (FNCB Spot Price)(3)	5.3%
Implied Market Premium (FNCB 10-Day Volume Weighted Average Price (“VWAP”))(3)	3.9%
Implied Market Premium (FNCB 20-Day VWAP)(3)	6.7%
Implied Market Premium (FNCB YTD VWAP)(3)	0.8%
Core Deposit Premium(4)	0.3%

Source: S&P Global Market Intelligence, Management Guidance.
Note: Market data as of September 26, 2023.
(1)
Note: The last twelve months earnings of FNCB is based on the most recent available financial statements prior to announcement. Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of held to maturity and available for sale securities, nonrecurring provision expense, and normalized provision expense.

(2)
Note: Estimated 2023 and 2024 net income provided by FNCB management.

(3)
Note: Peoples issuance price calculated as the spot price as of September 26, 2023.

(4)
Note: Core deposit premium calculated using tangible common equity and deposits less time deposits > $100,000.

Stephens reviewed the historical trading prices of Peoples common stock relative to the merger consideration implied by the negotiated exchange ratio. The review indicated the following:
As of Metric	PFIS Price p/share ($)	Negotiated Exchange Ratio (x)	Indicative Value to FNCB ($)	Implied FNCB P/TBV (x)	Premium to FNCB Spot ($6.07) (% )	Premium to FNCB YTD VWAP ($6.34) (% )
Market data as of September 26, 2023
Spot	$43.78	0.1460x	$6.39	1.02x	5%	1%
5-Day VWAP	$44.14	0.1460x	$6.44	1.03x	6%	2%
10-Day VWAP	$44.18	0.1460x	$6.45	1.03x	6%	2%
20-Day VWAP	$44.13	0.1460x	$6.44	1.03x	6%	2%
30-Day VWAP	$44.22	0.1460x	$6.46	1.03x	6%	2%
YTD VWAP	$44.32	0.1460x	$6.47	1.03x	7%	2%
Yearly VWAPS
2019	$45.81	0.1460x	$6.69	1.06x	10%	5%
2020	$37.98	0.1460x	$5.55	0.88x	(9)%	(13)%
2021	$44.64	0.1460x	$6.52	1.04x	7%	3%
2022	$51.27	0.1460x	$7.49	1.19x	23%	18%

As of Metric	PFIS Price p/share ($)	Negotiated Exchange Ratio (x)	Indicative Value to FNCB ($)	Implied FNCB P/TBV (x)	Premium to FNCB Spot ($6.07) (% )	Premium to FNCB YTD VWAP ($6.34) (% )
2023 YTD .	$44.32	0.1460x	$6.47	1.03x	7%	2%
2019 – 2023 YTD	$44.65	0.1460x	$6.52	1.04x	7%	3%

Source: S&P Global Market Intelligence.
Note: Implied Price / Tangible Book Value (“P/TBV”) multiple is based on FNCB’s tangible book value per share as of June 30, 2023 of $6.28.
Relative Contribution Analysis
Stephens analyzed the relative standalone contribution of Peoples and FNCB to certain financial and operating metrics and the market capitalization for the pro forma company resulting from the proposed merger. To perform this analysis, Stephens used: (i) historical balance sheet and net income data for Peoples and FNCB as of June 30, 2023, (ii) net income estimates for Peoples and FNCB provided by the respective management teams, and (iii) market data as of September 26, 2023. This relative contribution analysis excluded mark-to-market and other transaction-related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger. The results of this analysis are set forth in the following table, which also compares the results of this analysis with the implied pro forma ownership percentages of Peoples shareholders and FNCB shareholders, respectively, in the combined company based on the exchange ratio in the proposed merger.
	PEOPLES		FNCB
	($M)	As a % of Combined Company	($M)	As a % of Combined Company
Balance Sheet
Total Assets	$3,682	66%	$1,862	34%
Net Loans	$2,820	70%	$1,188	30%
Market Demographic Weighted Net Loans(1)	$2,927	75%	$995	25%
3-Year Trailing Commercial Loan Growth	$327	72%	$130	28%
Deposits	$3,229	69%	$1,476	31%
Insured Deposits	$2,411	74%	$851	26%
Insured Deposits (excl. Public Funds)(2)	$2,875	71%	$1,146	29%
Tangible Common Equity	$268	68%	$124	32%
Profitability
2023Q1 Core Earnings(3)	$7.5	72%	$3.0	28%
2023Q2 Core Earnings(3)	$7.3	67%	$3.6	33%
YTD 2023Q2 Core Earnings(3)	$14.8	69%	$6.5	31%
2024 Est. Earnings(4)	$27.0	64%	$15.1	36%
Market Capitalization
Spot Price	$312.2	72%	$119.9	28%
20-Day VWAP	$314.7	73%	$118.3	27%
YTD VWAP	$316.0	72%	$125.2	28%
Pro Forma Ownership (Based on 0.1460 Exchange Ratio)		71%		29%

Source: S&P Global Market Intelligence, FactSet, Management Guidance, FDIC.

Note:
Excludes all purchase accounting and transaction related adjustments, such as, but not limited to, potential cost savings and potential synergies as a result of the proposed merger. Dollars in millions. Market data as of September 26, 2023.

(1)
Represents net loans grossed Up/Down relative to markets of operation average household income relative to the US average.

(2)
Excludes fully collateralized public funds from uninsured deposits.

(3)
Core Earnings is net income after taxes and before extraordinary items, less gain on the sale of held to maturity and available for sale securities, adding back incurred provision expense that was deemed nonrecurring, and adding a normalized provision expense based on historical averages.

(4)
Earnings projections for Peoples and FNCB were provided by Peoples and FNCB management teams, respectively.

Relevant Public Companies Analysis — FNCB
Stephens compared the financial condition, operating statistics and market valuation of FNCB to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to FNCB; however, no selected company below was identical or directly comparable to FNCB. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following (16) public companies based on the criteria set forth below:
Includes banks and thrifts traded on NYSE, NYSEAM and Nasdaq exchanges headquartered either in the Mid-Atlantic (DC, DE, MD, NJ, NY, PA) or Northeast (CT, MA, ME, NH, RI, VT), with between $1.25 billion and $2.25 billion in most recent quarter total assets, excluding merger targets, mutuals and recently converted thrifts (NECB & BLFY), specialty banks (ESQ), and distressed companies (PVBC):
Capital Bancorp Inc. (CBNK)	Codorus Valley Bancorp Inc. (CVLY)
Meridian Corp. (MRBK)	ESSA Bancorp Inc. (ESSA)
Evans Bancorp Inc. (EVBN)	Norwood Financial Corp. (NWFL)
Penns Woods Bancorp Inc. (PWOD)	Hanover Bancorp Inc. (HNVR)
Parke Bancorp Inc. (PKBK)	First United Corp. (FUNC)
Princeton Bancorp (BPRN)	Franklin Financial Services (FRAF)
CB Financial Services Inc. (CBFV)	Pathfinder Bancorp Inc. (PBHC)
AmeriServ Financial Inc. (ASRV)	Union Bankshares Inc. (UNB)

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on September 26, 2023 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table contains information reviewed and utilized by Stephens in its analysis:
Company	Ticker	Total Assets ($M)		TCE / TA (%)	Loans/ Deposits (%)	NPAs/ Assets(1) (%)	LTM Core ROAA(2) (%)	LTM Core ROATCE(2) (%)	Market Cap. ($M)	Price /
										TBV (x)	5 Year Avg. TBV (x)	10 Year Avg. TBV (x)	LTM Core EPS(2) (x)	5 Year Avg. LTM Core EPS(2) (x)	10 Year Avg. LTM Core EPS(2) (x)
Capital Bancorp Inc.	CBNK		$2,228	10.7	95.0	0.70	1.74	16.4	$260	1.10	1.44	1.44	7.2	9.1	9.1
Codorus Valley Bancorp Inc.	CVLY		2,216	8.3	89.3	0.45	1.35	16.8	179	0.98	1.07	1.18	6.0	12.3	12.7
Meridian Corp.	MRBK		2,207	6.7	104.3	1.32	0.95	13.0	111	0.77	1.08	1.10	6.2	8.5	10.9
ESSA Bancorp Inc.	ESSA		2,184	9.4	106.8	0.67	1.03	9.8	150	0.78	0.96	0.97	7.6	11.0	14.1
Evans Bancorp Inc.	EVBN		2,155	6.8	93.5	0.95	1.06	15.9	146	1.01	1.28	1.39	6.4	9.5	12.2
Norwood Financial Corp.	NWFL		2,142	6.8	91.l	0.17	1.34	19.4	209	1.46	1.54	1.47	7.6	11.2	14.0
Penns Woods Bancorp Inc.	PWOD		2,135	7.4	113.9	0.15	0.96	12.7	150	0.95	1.26	1.54	7.9	11.3	14.1
Hanover Bancorp Inc.	HNVR		2,122	7.6	114.4	0.50	0.94	11.3	130	0.81	0.92	0.92	7.6	5.8	5.8
Parke Bancorp Inc.	PKBK		1,982	14.1	123.5	1.03	2.07	15.2	194	0.70	1.09	1.04	4.9	7.1	9.0
First United Corp.	FUNC		1,928	7.5	85.4	0.41	1.22	17.2	109	0.76	1.04	1.00	4.7	8.3	13.4
Princeton Bancorp	BPRN		1,843	11.9	95.3	0.53	1.55	12.1	186	0.85	0.95	1.07	7.4	11.6	12.2
Franklin Financial Services	FRAF		1,736	6.4	75.7	0.01	0.92	14.6	125	1.13	l.16	1.13	7.9	7.6	9.6
CB Financial Services Inc.	CBFV		1,433	7.3	87.2	0.30	1.14	15.9	109	1.05	l.15	1.20	6.8	11.2	12.0
Pathfinder Bancorp Inc.	PBHC		1,392	7.9	80.9	1.48	0.79	10.3	83	0.77	0.94	1.06	8.0	12.3	16.0
AmeriServ Financial Inc.	ASRV		1,346	6.7	87.6	0.42	0.22	3.3	44	0.49	0.70	0.74	14.4	10.0	13.3
Union Bankshares Inc.	UNB		1,335	4.3	83.4	0.15	0.96	22.9	98	1.73	2.02	2.49	7.7	11.6	15.1
75th Percentile			$2,162	8.6	105.0	0.27	1.34	16.5	$181	1.06	1.27	1.41	7.8	11.4	14.0
Median			$2,052	7.5	92.3	0.48	1.05	14.9	$138	0.90	1.09	1.11	7.5	10.5	l2.5
25th Percentile		$	l,660	6.8	86.7	0.77	0.95	11.9	$109	0.77	0.96	1.03	6.4	8.5	10.6
FNCB Bancorp Inc.	FNCB		$1,862	6.7	81.3	0.29	0.95	13.6	$120	0.97	1.08(3)	1.08(3)	7.2	9.5(3)	9.5(3)

Source: S&P Global Market Intelligence, FactSet.
Note: Dollars in millions. LTM = Last Twelve Months reported. Market data as of September 26, 2023.
(1)
Excludes restructured loans from nonperforming assets.

(2)
GAAP LTM used where Core Income LTM not available. Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined per S&P Global Market Intelligence.

(3)
The five- and 10-year averages for FNCB have been calculated based upon a public offering date of FNCB’s common stock on February 5, 2019, which represents the first public offering by FNCB of its common stock following its March 5, 2018 uplisting to the Nasdaq Capital Market, and do not reflect a true five- or 10-year average.

Relevant Public Companies Analysis — Peoples
Stephens compared the financial condition, operating statistics and market valuation of Peoples to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Peoples; however, no selected company below was identical or directly comparable to Peoples. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following (20) public companies based on the criteria set forth below:
Includes banks and thrifts traded on NYSE, NYSEAM and Nasdaq exchanges headquartered either in the Mid-Atlantic (DC, DE, MD, NJ, NY, PA) or Northeast (CT, MA, ME, NH, RI, VT), with between $2 billion and $5 billion in most recent quarter total assets and LTM core ROAA greater than 1%, excluding merger targets and mutuals:
Arrow Financial Corp. (AROW)	Bar Harbor Bankshares (BHB)
BCB Bancorp Inc. (BCBP)	Bankwell Financial Group Inc. (BWFG)
Orrstown Financial Services (ORRF)	Citizens Financial Services (CZFS)
The First Bancorp (FNLC)	First Bank (FRBA)
Northeast Bank (NBN)	Chemung Financial Corp. (CHMG)
Unity Bancorp Inc. (UNTY)	Orange County Bancorp Inc. (OBT)
Citizens & Northern Corp. (CZNC)	Fidelity D & D Bancorp Inc. (FDBC)
ACNB Corp. (ACNB)	Capital Bancorp Inc. (CBNK)
Codorus Valley Bancorp Inc. (CVLY)	ESSA Bancorp Inc. (ESSA)
Evans Bancorp Inc. (EVBN)	Norwood Financial Corp. (NWFL)

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended June 30, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on September 26, 2023 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
Company	Ticker	Total Assets ($M)	TCE / TA (%)	Loans / Deposits (%)	NPAs / Assets(1) (%)	LTM Core ROAA(2) (%)	LTM Core ROATCE(2) (%)	Market Cap. ($M)	Price /
									TBV (x)	5 Year Avg. TBV (x)	10 Year Avg. TBV (x)	LTM Core EPS(2) (x)	5 Year Avg. LTM Core EPS(2) (x)	10 Year Avg. LTM Core EPS(2) (x)
Arrow Financial Corp.	AROW	$4,104	8.3	87.6	0.16	1.03	12.3	$290	0.86	1.64	1.84	7.0	11.6	13.4
Bar Harbor Bankshares	BHB	4,029	7.3	97.3	0.17	1.24	17.4	360	1.25	1.41	1.47	7.5	10.5	11.9
BCB Bancorp Inc.	BCBP	3,873	7.1	116.1	0.15	1.38	17.8	190	0.70	1.04	1.13	4.2	9.2	12.5
Bankwell Financial Group Inc.	BWFG	3,253	7.6	99.2	0.48	1.19	15.0	184	0.77	1.10	1.24	5.3	10.4	13.3
Orrstown Financial Services	ORRF	3,008	7.5	88.6	0.70	1.26	17.1	222	0.99	1.10	1.20	6.0	8.3	11.6
Citizens Financial Services	CZFS	2,892	6.3	95.4	0.47	1.08	12.9	230	1.31	1.59	1.69	7.6	9.7	11.2
The First Bancorp	FNLC	2,875	7.1	82.4	0.06	1.28	17.5	257	1.28	1.58	1.65	7.3	9.8	12.0
First Bank	FRBA	2,874	9.6	101.4	0.28	1.27	12.8	269	0.75	1.02	1.10	6.1	9.0	12.5
Northeast Bank	NBN	2,870	10.3	130.1	0.55	1.89	16.6	337	1.12	1.16	1.13	7.2	7.8	12.5
Chemung Financial Corp.	CHMG	2,675	5.9	79.2	0.28	1.06	18.1	187	1.20	1.24	1.29	6.8	9.1	12.4
Unity Bancorp Inc.	UNTY	2,552	9.5	116.1	0.52	1.76	17.4	239	0.99	1.31	1.36	6.1	8.1	10.1
Orange County Bancorp Inc.	OBT	2,494	5.7	80.1	0.21	1.23	21.2	249	1.76	1.29	1.19	8.5	10.2	4.3
Citizens & Northern Corp.	CZNC	2,471	8.0	90.3	0.54	1.04	12.8	271	1.40	1.60	1.55	10.9	13.2	15.0
Fidelity D & D Bancorp Inc.	FDBC	2,441	6.5	75.7	0.15	1.15	19.0	258	1.64	1.88	1.60	9.3	13.9	14.0
ACNB Corp.	ACNB	2,378	8.7	80.1	0.14	1.62	21.3	269	1.32	1.41	1.38	6.5	9.2	10.8
Capital Bancorp Inc.	CBNK	2,228	10.7	95.0	0.70	1.74	16.4	260	1.10	1.44	1.44	7.2	8.8	8.8
Codorus Valley Bancorp Inc.	CVLY	2,216	8.3	89.3	0.45	1.35	16.8	179	0.98	1.07	1.18	6.0	12.2	12.6
ESSA Bancorp Inc.	ESSA	2,184	9.4	106.8	0.67	1.03	9.8	150	0.78	0.96	0.97	7.6	10.7	13.8
Evans Bancorp Inc.	EVBN	2,155	6.8	93.5	0.95	1.06	15.9	146	1.01	1.28	1.39	6.4	9.3	11.9
Norwood Financial Corp.	NWFL	2,142	6.8	91.1	0.17	1.34	19.4	209	1.46	1.54	1.47	7.6	11.1	13.7
75th Percentile		$2,921	8.9	99.8	0.16	1.36	17.9	$269	1.31	1.55	1.49	7.6	10.8	13.3
Median		$2,613	7.5	92.3	0.37	1.25	17.0	$244	1.11	1.30	1.37	7.1	9.7	12.4
25th Percentile		$2,341	6.8	86.3	0.54	1.08	14.5	$189	0.95	1.10	1.18	6.1	9.1	11.5
Peoples Financial Services	PFIS	$3,682	7.4	88.0	0.05	1.07	14.8	$312	1.16	1.34	1.53	8.3	10.5	13.6

Source: S&P Global Market Intelligence, FactSet.
Note: Dollars in millions. LTM = Last Twelve Months reported. Market data as of September 26, 2023.
(1)
Excludes restructured loans from nonperforming assets.

(2)
GAAP LTM used where Core Income LTM not available. Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined per S&P Global Market Intelligence.

Discounted Cash Flow Analysis — FNCB
Stephens performed a standalone discounted cash flow analysis to estimate a range of implied equity values for FNCB (excluding pro forma assumptions as a result of the proposed merger) based upon the discounted net present value of the projected after-tax free cash flows for FNCB for the projected period. In this analysis, Stephens used financial information and data provided by FNCB and financial forecasts and projections provided by the executive management team of FNCB. See the section below entitled “Certain Unaudited Prospective Financial Information” for additional information regarding unaudited prospective financial information. Stephens determined the projected amount of cash flow for FNCB assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 8.0% from 2024 to 2028, and (ii) a standalone terminal value assuming a tangible book value multiple of 1.20x. Stephens discounted the projected cash flows from (i) and (ii) above at FNCB’s estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting a terminal price to tangible book value per share multiple (“TBV Multiple”) for FNCB, Stephens considered the range of TBV Multiples of FNCB and of the comparable public companies of FNCB set forth in the section entitled “Relevant Public Companies Analysis — FNCB”. Stephens noted that TBV Multiples for FNCB and its comparable public companies as of the date of Stephens’ opinion were generally lower than their historical averages and that the range of average TBV Multiples for the comparable public companies over the past ten years, representing the twenty-fifth percentile to the seventy-fifth percentile of such TBV Multiples, was 1.03 to 1.41. Exercising its professional judgment, Stephens selected 1.20 as the terminal TBV Multiple for FNCB. The following table summarizes the terminal value of FNCB that Stephens calculated by applying the selected terminal TBV Multiple to FNCB’s estimated tangible common equity at December 31, 2028:
FNCB
2027 Ending Tangible Common Equity	$170,352
Plus: 2028 Net Income to Common	$19,804
Less: 2028 Annual Dividends	$(7,110)
Less: 2028 Additional Dividends (TCE excess over 8.0%)	$(7,272)
Less: After tax Interest on Distributed Cash Flows (5.25% cost of cash)	$(49)
Plus: Intangible Amortization	$0
2028 Ending Tangible Common Equity (Including Excess Dividend)	$175,726
Plus: 2028 Additional Dividends (TCE excess over 8.0%)	$7,272
2028 Ending Tangible Common Equity (Excluding Excess Dividend)	$182,997
Terminal TBV Multiple	l.20x
FNCB Terminal Value	$219,597
Management of FNCB discussed with Stephens that for capital planning purposes management views an 8.0% tangible common equity to tangible asset ratio as an appropriate level of capitalization for FNCB and that management of FNCB believes that an 8.0% tangible common equity to tangible asset ratio is also viewed by investors as an appropriate level of capitalization. For purposes of developing this discounted cash flow analysis, management of FNCB authorized Stephens to assume that additional annual dividend payments would be made by FNCB from 2024 to 2028 to the extent that FNCB’s estimated earnings and capital would result in its ratio of tangible common equity to tangible assets exceeding 8.0%.

The following table summarizes the forecasted free cash flows for FNCB that Stephens calculated by adding (i) the net present value of projected dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 8.0% from 2024 to 2028, and (ii) the present value of FNCB’s implied standalone terminal value at the end of such period:
	Estimated							12 Months Ended
($ in thousands)	6/30/2023		12/31/2023		3/31/2024	12/31/2024		12/31/2025	12/31/2026	12/31/2027		12/31/2028
Tangible Assets (TA)	$	l,861,872	$	l,889,063	$1,902,447	$	l,943,624	$2,002,681	$2,063,803		$2,129,404	$2,197,187
Beginning Tangible Common Equity (TCE)		$0		$124,060	$128,785		$130,666	$136,788	$147,809		$159,367	$170,352
Plus: Net Income to Common		$0		$8,281	$3,658		$11,454	$18,132	$18,667		$19,227	$19,804
Less: Dividends		$0		$(3,555)	$(1,778)		$(5,333)	$(7,110)	$(7,110)		$(7,110)	$(7,110)
Less: Additional Dividends (TCE excess over 8.0%)		$0		$0	$0		$0	$0	$0	$	(l,132)	$(7,272)
Plus: After tax Interest on Distributed Cash Flows (5.25% cost of cash)		$0		$0	$0		$0	$0	$0		$0	$(49)
Amortization of Intangibles		$0		$0	$0		$0	$0	$0		$0	$0
End of Period TCE	$	l24,060		$128,785	$130,666		$136,788	$147,809	$159,367	$	I70,352	$175,726
TCE / TA		6.7%		6.8%	6.9%		7.0%	7.4%	7.7%		8.0%	8.0%
Discounted Cash Flow:
Capital Outflows / (Contributions) for Earnings and Excess Capital Above a Tangible Common Equity to Tangible Asset Ratio of 8.0%				$3,555	$1,778		$5,333	$7,110	$7,110		$8,242
Terminal Value											$219,597
Free Cash Flows		$0		$3,555	$1,778		$5,333	$7,110	$7,110		$227,839

Source: S&P Global Market Intelligence, FactSet, Company documents, Management Guidance.
Stephens considered discount rates from 11.0% to 13.0%, derived from application of the capital asset pricing model (“CAPM”) methodology. Stephens considered the range of values for 2-year weekly adjusted beta relative to the S&P 500, as reported by Bloomberg for the comparable public companies of FNCB identified in the section entitled “Relevant Public Companies Analysis – FNCB” and calculated the unlevered beta for each of such comparable companies, based on their respective tax positions and capital structures. Stephens calculated the median unlevered beta for these comparable companies, and re-levered such median unlevered beta based on the tax and capital structure of FNCB to determine the re-levered beta for FNCB. Stephens also considered the equity risk premium and size-based premium as outlined in the 2022 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 4.4% as of September 26, 2023.
Based on this analysis, Stephens derived a range for the implied equity value of FNCB from $6.43 per share to $8.06 per share (exclusive of pro forma assumptions as a result of the proposed merger).
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FNCB. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Discounted Cash Flow Analysis — Peoples
Stephens performed a standalone discounted cash flow analysis to estimate a range for the implied equity value for Peoples based upon the discounted net present value of the projected after-tax free cash flows for Peoples for the projected period. In this analysis, Stephens used financial information and data provided by Peoples and financial forecasts and projections provided by the executive management team of Peoples. See the section below entitled “Certain Unaudited Prospective Financial Information” for

additional information regarding unaudited prospective financial information. Stephens determined the projected amount of cash flow for Peoples assuming (i) quarterly dividend payments of $0.41 per share from September 30, 2023 to 2028, and (ii) a standalone terminal value assuming a tangible book value multiple of 1.40x. Stephens discounted the projected cash flows from (i) and (ii) above at Peoples’ estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting a terminal TBV Multiple for Peoples, Stephens considered the range of TBV Multiples of Peoples and of the comparable public companies of Peoples set forth in the section entitled “Relevant Public Companies Analysis — Peoples”. Stephens noted that TBV Multiples for Peoples and its comparable public companies as of the date of Stephens’ opinion were generally lower than their historical averages and that the range of average TBV Multiples for the comparable public companies over the past five years, representing the twenty-fifth percentile to the seventy-fifth percentile of such TBV Multiples, was 1.10 to 1.55, and over the past ten years, was 1.18 to 1.49. Stephens also considered that the average TBV Multiples for Peoples over the past five year and ten year periods were 1.34 and 1.53, respectively. Exercising its professional judgment, Stephens selected 1.40 as the terminal TBV Multiple for Peoples. The following table summarizes the terminal value of Peoples that Stephens calculated by applying the selected terminal TBV Multiple to Peoples’ estimated tangible common equity at December 31, 2028:
Peoples
2027 Ending Tangible Common Equity	$348,254
Plus: 2028 Net Income to Common	$36,053
Less: 2028 Annual Dividends	$(11,694)
Less: 2028 Additional Dividends (TCE excess over 8.0%)	$0
Less: After tax Interest on Distributed Cash Flows (5.25% cost of cash)	$0
Plus: Intangible Amortization	$0
2028 Ending Tangible Common Equity (Including Excess Dividend)	$372,614
Plus: 2028 Additional Dividends (TCE excess over 8.0%)	$0
2028 Ending Tangible Common Equity (Excluding Excess Dividend)	$372,614
Terminal TBV Multiple	1.40x
Peoples Terminal Value	$521,660

The following table summarizes the forecasted free cash flows for Peoples that Stephens calculated by adding (i) the net present value of projected quarterly dividend payments of $0.41 per share from September 30, 2023 to 2028 (as provided by Peoples executive management team) and (ii) the present value of Peoples’ implied standalone terminal value at the end of such period:
	Estimated				12 Months Ended
($ in thousands)	6/30/2023	12/31/2023	3/31/2024	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Tangible Assets (TA)	$3,618,357	$3,756,315	$3,773,026	$3,823,600	$4,017,949	$4,222,014	$4,436,264	$4,661,266
Beginning Tangible Common Equity (TCE)	$0	$268,369	$274,075	$278,635	$289,407	$306,091	$325,612	$348,254
Plus: Net Income to Common	$0	$11,505	$7,484	$19,542	$28,377	$31,215	$34,337	$36,053
Less: Dividends	$0	$(5,847)	$(2,923)	$(8,770)	$(11,694)	$(11,694)	$(11,694)	$(11,694)
Less: Additional Dividends (TCE excess over 8.0%)	$0	$0	$0	$0	$0	$0	$0	$0
Plus: After tax Interest on Distributed Cash Flows (5.25% cost of cash)	$0	$0	$0	$0	$0	$0	$0	$0
Amortization of Intangibles	$0	$48	$0	$0	$0	$0	$0	$0
End of Period TCE	$268,369	$274,075	$278,635	$289,407	$306,091	$325,612	$348,254	$372,614
TCE / TA	7.4%	7.3%	7.4%	7.6%	7.6%	7.7%	7.9%	8.0%
Discounted Cash Flow:
Capital Outflows / (Contributions) for Earnings and Excess Capital Above a Tangible Common Equity to Tangible Asset Ratio of 8.0%		$5,847	$2,923	$8,770	$11,694	$11,694	$11,694
Terminal Value							$521,660
Free Cash Flows	$0	$5,847	$2,923	$8,770	$11,694	$11,694	$533,353

Source: S&P Global Market Intelligence, FactSet, Company documents, Management Guidance.
Stephens considered discount rates from 9.0% to 11.0%, derived from application of the CAPM methodology. Stephens considered the range of values for 2-year adjusted weekly beta relative to the S&P 500, as reported by Bloomberg for the comparable public companies of Peoples identified in the section entitled “Relevant Public Companies Analysis — Peoples” and calculated the unlevered beta for each of such comparable companies, based on their respective tax positions and capital structures. Stephens calculated the median unlevered beta for these comparable companies, and re-levered such median unlevered beta based on the tax and capital structure of Peoples to determine the re-levered beta for Peoples. Stephens also considered the equity risk premium and size-based premium as outlined in the 2022 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 4.4% as of September 26, 2023.
Based on this analysis, Stephens derived a range for the implied equity value of Peoples from $43.57 per share to $54.29 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Peoples. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Discounted Cash Flow Analysis — Implied Exchange Ratio
Stephens reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Peoples and FNCB and calculated a range of implied exchange ratios. To calculate that range, Stephens (i) divided the maximum implied per share value of Peoples common stock by the minimum implied per share value of FNCB common stock (exclusive of the pro forma assumptions as a result of the proposed merger) to calculate the maximum implied exchange ratio, (ii) divided the median implied per share value of Peoples common stock by the median implied per share value of FNCB common stock

(exclusive of the pro forma assumptions as a result of the proposed merger) to calculate the median implied exchange ratio, and (iii) divided the minimum implied per share value of Peoples common stock by the maximum implied per share value of FNCB common stock (exclusive of the pro forma assumptions as a result of the proposed merger) to calculate the minimum implied exchange ratio. The range of implied exchange ratios resulting from this analysis is summarized in the table below:
	Implied Per Share Value						Implied Exchange Ratio
	Peoples			FNCB
	Low	Middle	High	Low	Middle	High	Low	Middle	High
Net Present Value per Share	$43.57	$48.71	$54.29	$6.43	$7.21	$8.06	0.1184x	0.1480x	0.1851x
Exchange Ratio in Transaction								0.1460x
Discounted Cash Flow Analysis — Pro Forma Company
Stephens also performed a discounted cash flow analysis of the pro forma combined company to estimate a range of implied equity values, following the completion of the proposed merger, for the merger consideration on a per share basis of FNCB common stock. In this analysis, Stephens used (i) financial forecasts and projections relating to the earnings, dividends and assets of Peoples provided by Peoples executive management team, (ii) financial forecasts and projections relating to the earnings, dividends and assets of FNCB provided by FNCB executive management team, and (iii) pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by the FNCB executive management team (prepared in consultation with the Peoples executive management team).
Stephens determined the projected amount of cash flow for the pro forma combined company assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 8.0% from 2024 to 2028, and (ii) a standalone terminal value assuming a tangible book value multiple of 1.40x. Stephens discounted the projected cash flows from (i) and (ii) above at Peoples’ estimated cost of equity to calculate a net present value range for such projected cash flows. See the section below entitled “Certain Unaudited Prospective Financial Information” for additional information regarding unaudited prospective financial information and the section below entitled “Estimated Synergies Attributable to the Merger” for additional information regarding the pro forma assumptions used by Stephens in performing its analysis.

In selecting a terminal TBV Multiple for the pro forma combined company, Stephens considered the range of TBV Multiples of Peoples and of the comparable public companies of Peoples set forth in the section entitled “Relevant Public Companies Analysis — Peoples”. Stephens selected Peoples’ comparable public companies described under “— Relevant Public Companies Analysis — Peoples” (the “Peoples’ comparable public companies”) to compare TBV Multiples of that set of companies to the TBV Multiple of the pro forma combined company due to the financial performance of such comparable public companies and similarities in the geographic markets in which such banks compete. Based on the foregoing factors, Stephens believed that the Peoples’ comparable public companies was the appropriate set of comparable public companies for considering the applicable TBV Multiple of the pro forma combined company, even though the total assets of the pro forma combined company is estimated to exceed the range of total assets of Peoples’ comparable public companies. Stephens believed that most other depository institutions in the $5 –  $7 billion asset range in the same geographic area had specialized business models or particularized regulatory issues, making those institutions less comparable to the pro forma combined company. Exercising its professional judgment, Stephens elected to use the same terminal TBV Multiple for its discounted cash flow analysis of the pro forma combined company as the terminal TBV Multiple selected for its discounted cash flow analysis of Peoples. The following table summarizes the terminal value of the pro forma combined company that Stephens calculated by applying the selected terminal TBV Multiple to the pro forma combined company’s estimated tangible common equity at December 31, 2028:
Pro Forma
2027 Ending Tangible Common Equity	$508,609
Plus: 2028 Net Income to Common	$71,523
Less: 2028 Annual Dividends	$(24,788)
Less: 2028 Additional Dividends (TCE excess over 8.0%)	$(24,053)
Less: After tax Interest on Distributed Cash Flows (5.25% cost of cash)	$(691)
Plus: Intangible Amortization	$3,934
2028 Ending Tangible Common Equity (Including Excess Dividend)	$534,533
Plus: 2028 Additional Dividends (TCE excess over 8.0%)	$24,053
2028 Ending Tangible Common Equity (Excluding Excess Dividend)	$558,586
Terminal TBV Multiple	1.40x
Pro Forma Terminal Value	$782,021
Management of FNCB discussed with Stephens that for capital planning purposes management views an 8.0% tangible common equity to tangible asset ratio as an appropriate level of capitalization for FNCB and that management of FNCB believes that an 8.0% tangible common equity to tangible asset ratio is also viewed by investors as an appropriate level of capitalization. For purposes of developing this discounted cash flow analysis, management of FNCB authorized Stephens to assume that additional annual dividend payments would be made by the pro forma combined company from 2024 to 2028 to the extent that the pro forma combined company’s estimated earnings and capital would result in its ratio of tangible common equity to tangible assets exceeding 8.0%.

The following table summarizes the forecasted free cash flows for the pro forma combined company that Stephens calculated by adding (i) the net present value of projected dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 8.0% from 2024 to 2028, and (ii) the present value of the pro forma combined company’s implied terminal value at the end of such period:
	Estimated			12 Months Ended
($ in thousands)	3/31/2024	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028
Tangible Assets (TA)	$5,415,554	$5,441,329	$5,732,937	$6,038,186	$6,357,618	$6,690,301
Beginning Tangible Common Equity (TCE)	$0	$346,480	$376,974	$424,967	$474,419	$508,609
Plus: Net Income to Common	$0	$45,838	$66,959	$69,048	$71,071	$71,523
Less: Dividends	$0	$(20,063)	$(24,788)	$(24,788)	$(24,788)	$(24,788)
Less: Additional Dividends (TCE excess over 8.0%)	$0	$0	$0	$0	$(16,655)	$(24,053)
Plus: After tax Interest on Distributed Cash Flows (5.25% cost of cash)	$0	$0	$0	$0	$0	$(691)
Amortization of Intangibles	$0	$4,720	$5,822	$5,192	$4,563	$3,934
End of Period TCE	$346,480	$376,974	$424,967	$474,419	$508,609	$534,533
TCE / TA	6.4%	6.9%	7.4%	7.9%	8.0%	8.0%
Discounted Cash Flow:
Capital Outflows / (Contributions) for Earnings and Excess Capital Above a Tangible Common Equity to Tangible Asset Ratio of 8.0%		$20,063	$24,788	$24,788	$41,443
Terminal Value					$782,021
Free Cash Flows		$20,063	$24,788	$24,788	$823,464

Source: S&P Global Market Intelligence, FactSet, Company documents, Management Guidance
Stephens considered discount rates from 9.0% to 11.0% for this analysis of the pro forma combined company, derived from application of the CAPM methodology. Stephens considered the range of values for 2-year adjusted weekly beta relative to the S&P 500, as reported by Bloomberg for the comparable public companies of Peoples identified in the section entitled “Relevant Public Companies Analysis — Peoples” and calculated the unlevered beta for each of such comparable companies, based on their respective tax positions and capital structures. Stephens calculated the median unlevered beta for these comparable companies, and re-levered such median unlevered beta based on the pro forma tax and capital structure of the pro forma combined company to determine the re-levered beta for the pro forma combined company. Stephens selected Peoples’ comparable public companies described under “— Relevant Public Companies Analysis — Peoples” (the “Peoples’ comparable public companies”) to determine the beta for the DCF analysis of the pro forma combined company due to the financial performance of such comparable public companies and similarities in the geographic markets in which such banks compete. Based on the foregoing factors, Stephens believed that the Peoples’ comparable public companies was the appropriate set of comparable public companies for considering the applicable levered beta for the pro forma combined company, even though the total assets of the pro forma combined company is estimated to exceed the range of total assets of Peoples’ comparable public companies. Stephens believed that most other depository institutions in the $5 - $7 billion asset range in the same geographic area had specialized business models or particularized regulatory issues, making those institutions less comparable to the pro forma combined company. Stephens also considered the equity risk premium and size-based premium as outlined in the 2022 Duff & Phelps Valuation Handbook and the risk free rate based on the U.S. 30 year treasury rate of 4.4% as of September 26, 2023.
Based on this analysis, Stephens derived a range of implied values, following the completion of the proposed merger, for the merger consideration on a per share basis of FNCB common stock from approximately $7.63 per share to $9.33 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Peoples or FNCB. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Historical Return on Equity Regression Analysis
Stephens reviewed the historical correlation between Return on Tangible Equity and Price / Tangible Book Value trading multiples for the KBW Nasdaq Regional Banking Index over the past ten years. That analysis is contained in the following table:
	Implied Per Share Value
	2023Q1		2023Q2
	Peoples	FNCB	Peoples	FNCB
Return on Equity(1)	9.4%	6.9%	9.1%	8.4%
Regression Implied Price /Tangible Book Value (“TBV”)	1.65x	1.40x	1.62x	1.55x
Estimated TBV per Share @ Close(2)	$39.08	$6.62	$39.08	$6.62
Implied Value per Share	$64.51	$9.26	$63.30	$10.62
Implied Exchange Ratio	0.1436x		0.1621x
Exchange Ratio in Transaction	0.1460x

Source: S&P Global Market Intelligence, FactSet.
Note: Trading multiples for the KBW Nasdaq Regional Banking index measured annually from 2003 – 2023.
(1)
Represents most recent quarter tangible common equity excluding AOCI for Peoples and FNCB.

(2)
The TBV for Peoples as of March 31, 2023 and June 30, 2023 was $37.09 per share and $37.64 per share, respectively. The TBV for FNCB as of March 31, 2023 and June 30, 2023 was $6.43 per share and $6.28 per share, respectively.

Relative Valuation Analysis
Based upon the implied valuations for each of Peoples and FNCB as derived above under “Relevant Public Companies Analysis — Peoples,” “— Relevant Public Companies Analysis — FNCB:,” “— Discounted Cash Flow Analysis — Peoples,” “— Discounted Cash Flow Analysis — FNCB,” and “— Historical Return on Equity Regression Analysis,” Stephens calculated a range of implied exchange ratios of a share of Peoples common stock to a share of FNCB common stock, and then compared that range of implied exchange ratios to the exchange ratio.
For each of the analyses referred to above, Stephens calculated the ratio implied by dividing the low end of each range of implied equity values of Peoples by the high end of each range of implied equity values of FNCB. Stephens also calculated the ratio implied by dividing the high end of each range of implied equity values of Peoples by the low end of each range of implied equity values of FNCB. In each case, the implied exchange ratios were compared to the exchange ratio. This analysis indicated the following implied exchange ratios:
Comparison of Public Trading Multiples Analysis	Range of Implied Exchange Ratios
Current P/TBV	0.0976x – 0.1866x
5 Year Average P/TBV	0.1033x – 0.1920x
10 Year Average P/TBV	0.1151x – 0.1980x
Current LTM Core P/E	0.1553x – 0.2332x
5 Year Average LTM Core P/E	0.1452x – 0.2316x
10 Year Average LTM Core P/E	0.1464x – 0.2248x
P/TBV Regression	0.1436x – 0.1621x
Discounted Cash Flow Analysis	0.1184x – 0.1851x
Stephens compared these ranges of implied exchange ratios to the exchange ratio of 0.1460x.

Pro Forma Transaction Analysis
Stephens analyzed the potential pro forma effects of the proposed merger on the expected earnings per share and tangible book value per share of FNCB assuming the transaction closes on March 31, 2024. Stephens utilized assumptions relating to combined operations, transaction expenses, cost savings, purchase accounting adjustments, adjustments for current expected credit losses (CECL) accounting standards, as well as certain balance sheet assumptions, all as provided by the senior management of Peoples and its representatives. See the sections below entitled “Certain Unaudited Prospective Financial Information” and “Estimated Synergies Attributable to the Merger” for additional information regarding the pro forma assumptions used by Stephens in performing its analysis. The analysis indicated that the transaction could be accretive to Peoples’ and FNCB’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2024 through December 31, 2025 and dilutive to Peoples’ and FNCB’s estimated tangible book value per share at close.
In connection with this analysis, Stephens considered and discussed with the FNCB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
The following table summarizes the financial consequences of the proposed merger for Peoples and FNCB:
Financial Consequences to Peoples
TBV Accretion / (Dilution) @ Close	(11.8)%
2024 GAAP EPS Accretion / (Dilution)	51.1%
2025 GAAP EPS Accretion / (Dilution)	67.7%
TBV Earnback (Years) – Crossover	2.1 yrs
Financial Consequences to FNCB
Year-to-Date EPS Accretion / (Dilution)	44.0%
Miscellaneous
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of FNCB. If such assumptions do not align with actual events, the analyses performed by Stephens may not be indicative of actual values, trading values or actual future results that might be achieved; such values or results may be significantly different than the value or results suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
FNCB and Stephens executed an engagement letter on September 25, 2023. Stephens is serving as financial adviser to FNCB in connection with the proposed merger and is entitled to receive from FNCB reimbursement of its expenses and a fee for its services as financial advisor to FNCB, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $215,000 from FNCB upon rendering its fairness opinion.  Upon the closing of the proposed merger, Stephens will be entitled to a fee in the amount of 1.25% of the value of the aggregate transaction consideration received by FNCB or its shareholders determined on the basis of the ten (10) day volume weighted average price of Peoples’ common stock for the ten day period ending on the day of the closing of the proposed merger, reduced by the $215,000 fairness opinion fee previously paid by FNCB and subject to other expenses and other items that Stephens has agreed to pay in connection with the proposed merger. FNCB has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its fairness opinion.
Stephens issues periodic research reports regarding the business and prospects of Peoples, and Stephens makes a market in the stock of Peoples. Stephens has not received fees for providing investment banking services to Peoples or FNCB, or any of their respective affiliates, within the past two years. Stephens expects to pursue future investment banking services assignments with the combined entity resulting from the merger.
In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.
Certain Unaudited Prospective Financial Information
Peoples and FNCB do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the proposed merger, Peoples’ senior management and FNCB’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Stephens for the purpose of performing financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of FNCB’s Financial Advisor” beginning on page 90. We refer to this information collectively as the “prospective financial information”.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Peoples common stock and FNCB common stock access to certain nonpublic information made available to FNCB’s financial advisor for the purpose of performing financial analyses in connection with its fairness opinion.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by Peoples’ senior management or FNCB’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by FNCB’s financial advisor and represents, as applicable, Peoples’ senior management’s or FNCB’s senior management’s respective evaluation of Peoples’ expected future financial performance on a stand-alone basis, without reference to the proposed merger, and FNCB’s expected future financial performance on a stand-alone basis, without reference to the proposed merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Peoples and FNCB operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that Peoples and FNCB file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Peoples and FNCB and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the proposed merger is completed. Neither Peoples nor FNCB endorses the prospective financial information as necessarily predictive of actual future results. Further, these assumptions do not include all potential actions that the senior management of Peoples or FNCB could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Peoples, FNCB or their respective boards of directors or FNCB’s financial advisor considered, or now consider, this prospective financial information to be material information to any holders of Peoples common stock or holders of FNCB common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. Further, the prospective financial information does not take into account the effect of any possible failure of the proposed merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the proposed merger.
The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of Peoples and FNCB. Neither Peoples’ independent registered public accounting firm nor FNCB’s independent registered public accounting firm have audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The report of Peoples’ independent registered public accounting firm, Baker Tilly US, LLP, incorporated by reference in this joint proxy statement/prospectus relates to the historical financial information of Peoples and the report of FNCB’s independent registered public accounting firm, Baker Tilly US, LLP, incorporated by reference in this joint proxy statement/prospectus relates to the historical financial information of FNCB. Such reports do not extend to the prospective financial information and should not be read to do so.
Prospective Financial Information Regarding Peoples
In performing its financial analysis, Stephens used the following prospective financial information regarding Peoples, which was provided to Stephens by senior management of Peoples and was approved by Peoples and FNCB for use by Stephens in connection with developing its fairness opinion: (i) estimated earnings per share for Peoples of $3.97 for the year ending December 31, 2023, $3.77 for the year ending December 31, 2024, and $3.95 for the year ending December 31, 2025; and (ii) an estimated annual earnings per share growth rate through the year ending December 31, 2027 of 10%; and (iii) an estimated annual earnings per share growth rate thereafter of 5%, per Peoples’ senior management.
Prospective Financial Information Regarding FNCB
In performing its financial analysis with respect to FNCB on a stand-alone basis, Stephens used the following prospective financial information regarding FNCB, which was provided to Stephens by FNCB’s senior management and was approved by FNCB for use by Stephens in connection with developing its fairness opinion: (i) estimated annual asset growth rate of 8.2% in 2023, 2.9% in 2024 and 3.0% in 2025 and thereafter; (ii) estimated net income available to FNCB shareholders per the following table; and (iii) assumed net income growth rate of 3.0% for 2028 and thereafter.

The following table presents certain unaudited prospective financial information for FNCB for the years ending December 31, 2023 through December 31, 2027.
	As of or for the Year Ended,
	December 31, 2023	December 31, 2024	December 31, 2025	December 31, 2026	December 31, 2027
Net Income ($M)	$13.7	$15.1	$18.1	$18.7	$19.2
Earnings Per Share	$0.70	$0.77	$0.92	$0.95	$0.98
Dividends Per Share	$0.36	$0.36	$0.36	$0.36	$0.36
Tangible Book Value per Share	$6.52	$6.93	$7.48	$8.07	$8.68
Estimated Synergies Attributable to the Merger
The management of Peoples and the management of FNCB developed and provided to their respective boards of directors prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies estimated to be realized following the completion of the merger beginning in 2024. Such prospective financial information also was provided by Peoples to Stephens and approved by FNCB for Stephens’ use and reliance in connection with Stephens’ financial analyses and opinions as described in this joint proxy statement/prospectus under “— Opinion of FNCB’s Financial Advisor”.
Such prospective financial information included, among other things, (i) annual pre-tax cost savings of $11.5 million, or approximately 11% of the combined company’s operating expense or approximately 32% of FNCB’s total operating expense, phased in 80% during 2024 and 100% thereafter; (ii) one-time, pre-tax cash transaction costs of $19 million, fully reflected in tangible book value at the completion of the proposed merger; and (iii) estimated purchase accounting adjustments and adjustments for CECL accounting standards. Such prospective financial information assumed a hypothetical March 31, 2024 closing date for the proposed merger.
General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the proposed merger is completed and is not intended to represent forecasted financial information for the combined company if the proposed merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Peoples nor FNCB nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Peoples or FNCB compared to the information contained in the prospective financial information. Neither Peoples, FNCB, nor, after completion of the proposed merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus to induce any holder of FNCB common stock to vote in favor of the FNCB merger proposal or any of the other proposals to be voted on at the FNCB special meeting.
In light of the foregoing, and taking into account that the FNCB special meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, FNCB shareholders are strongly cautioned not to place undue reliance on such information.

Interests of Certain Peoples Directors and Executive Officers in the Merger
In considering the recommendation of the Peoples board of directors to vote for the Peoples merger proposal, Peoples shareholders should be aware that the directors and executive officers of Peoples may have interests in the merger, including financial interests, that are different from, or in addition to, the interests of Peoples shareholders generally and that may create potential conflicts of interest. Following the consummation of the merger, certain current Peoples directors and executive officers are generally expected to continue in their role as a director and/or executive officer of the surviving corporation and resulting institution, subject to Exhibit E to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A. To the extent they were material to the merger, the Peoples board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to Peoples shareholders that they vote for the Peoples merger proposal. For more information, see “— Background of the Merger” beginning on page 58 and “— Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” beginning on page 65 and “The Merger Agreement — Surviving Corporation Governance” beginning on page 138.
Management of the Surviving Corporation and Resulting Institution
As set forth in Exhibit E to the merger agreement Craig W. Best and John R. Anderson, III are expected to continue to serve in their current roles as executive officers of the surviving corporation and the resulting institution immediately following the mergers. Thomas P. Tulaney, who is currently President and Chief Operating Officer of Peoples and Peoples Bank, will retain his role as Chief Operating Officer, but will no longer be president of the surviving corporation or resulting institution.
The current Peoples executive officers who will remain executive officers at Peoples at the effective time include:
Name	Position at Peoples (pre-merger)	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer	Chief Executive Officer
Thomas P. Tulaney	President and Chief Operating Officer	Chief Operating Officer
John R. Anderson, III	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
The current Peoples Bank executive officers who will remain executive officers at Peoples Bank following the bank merger include:
Name	Position at Peoples Bank (pre-merger)	Position at Resulting Institution
Craig W. Best	Chief Executive Officer	Chief Executive Officer
Thomas P. Tulaney	President and Chief Operating Officer	Chief Operating Officer
John R. Anderson, III	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
On September 27, 2023, Mr. Anderson and Peoples Bank entered into an amended and restated severance agreement. Additionally, changes in the chief executive officer of the surviving corporation and resulting institution contemplated by the merger agreement may trigger severance benefits under Mr. Best’s existing employment agreement.
Craig W. Best Employment Agreement
Peoples and Peoples Bank are parties to an amended and restated employment agreement with its Chief Executive Officer, Craig W. Best, dated January 3, 2011, as amended as of December 31, 2015 (the “Best employment agreement”). Under the terms of the Best employment agreement, upon a voluntary termination by Mr. Best with “good reason,” including a material, adverse change in title, authority, duties or reporting relationships, he would be entitled to receive his accrued compensation and other benefits through his termination date, along with a severance payment equal to 24 months of payments based upon base salary and average annual incentive and bonus payments and $30,000 in outplacement assistance to be paid by Peoples to a firm selected by Mr. Best. In addition, Peoples would pay the applicable premium otherwise payable for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the executive, his spouse and any dependents for a period of 24 months following termination. The merger agreement contemplates Mr. Champi will be appointed as the Chief Executive Officer of Peoples and Peoples Bank at the one-year anniversary of the merger.
John R. Anderson, III Amended & Restated Severance Agreement
On September 27, 2023, Peoples approved an amended and restated severance agreement (the “Anderson severance agreement”) between Peoples Bank and John R. Anderson, III, Executive Vice President and Chief Financial Officer of Peoples and Peoples Bank. The Anderson severance agreement provides Mr. Anderson with certain severance benefits in the event that he is terminated without “cause” or resigns for “good reason” (each as defined in the Anderson severance agreement). In the event of such a termination within 24 months of the effective time, Mr. Anderson will be entitled to receive, in lieu of any other severance benefits, for a period of 24 months following such termination, monthly payments equal to the sum of 1/12th of Mr. Anderson’s base salary at the time of termination plus 1/12th of the average annual bonus paid to Mr. Anderson in the three fiscal years ending before his date of termination, COBRA continuation premium payments for up to 18 months and up to $20,000 for executive outplacement assistance. Payment of severance under the Anderson severance agreement is contingent upon Mr. Anderson’s execution and delivery of a release of claims agreement to Peoples Bank. The foregoing description of the Anderson severance agreement is qualified in its entirety by reference to the Anderson severance agreement, which is attached as Exhibit 10.28 to the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Quantification of Payments and Benefits to Peoples’ Named Executive Officer
The information set forth below regarding the compensation of Peoples’ named executive officers that is based on or otherwise relates to the merger is provided in accordance with Item 402(t) of Regulation S-K.
Except as otherwise specifically noted, the disclosure below uses the following assumptions:
•
The employment of Mr. Anderson was terminated by Peoples without “cause” or due to Mr. Anderson’s resignation for “good reason” (as such terms are defined in the Anderson severance agreement), in either case immediately following the effective time of the merger; and

•
Mr. Anderson has properly executed and not revoked any required release agreement and complied with all requirements necessary to receive the payments and benefits described below.

The amounts indicated below are estimates based on multiple assumptions (including the assumptions described above) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the transaction. Accordingly, the actual amounts received by Mr. Anderson may differ from the estimates set forth below.
Named Executive Officer	Cash ($)(1)	Benefits ($)(2)	Total ($)
John R. Anderson, III	589,833	48,748	638,581

(1)
Amounts shown reflect cash severance payments under the Anderson severance agreement, equal to monthly payments equal to the sum of 1/12th of Mr. Anderson’s base salary at the time of termination plus 1/12th of the average annual bonus paid to Mr. Anderson in the three fiscal years ending before his date of termination.

(2)
Amounts shown reflect COBRA continuation premium payments for 18 months and $20,000 for executive outplacement assistance.

Membership on the Board of Directors of the Surviving Corporation and the Resulting Institution
The merger agreement and the bylaws amendments of Peoples and Peoples Bank, which will be made in connection with the merger and effective at the effective time, provide for certain arrangements related to the boards of directors of Peoples and Peoples Bank after the merger. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. In addition, the Peoples bylaws and Peoples Bank bylaws will be amended to permit Louis A. DeNaples, Sr., Keith W. Eckel and Sandra L. Bodnyk to be nominated for reelection in accordance with Exhibit E to the merger agreement, notwithstanding the generally applicable mandatory retirement bylaws.
As required by the merger agreement, Peoples and Peoples Bank have adopted or will adopt, to be effective at the effective time of the merger, Peoples and Peoples Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, as the surviving corporation and resulting institution, after the effective time these directors will consist of (i) the eight Peoples continuing directors, and (ii) the eight FNCB continuing directors. Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time of the merger. For Peoples Bank, as the resulting institution, after the effective time, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The Peoples continuing directors will be: William E. Aubrey, II, Craig W. Best, Sandra L. Bodnyk, Ronald G. Kukuchka, Richard S. Lochen, James B. Nicholas, Elisa Zúñiga Ramirez, and Joseph T. Wright, Jr., Esq.
Nomination of Sandra L. Bodnyk to the Board of Directors of the Surviving Corporation
Sandra L. Bodnyk, 71, has served as a director of Peoples and Peoples Bank since February 28, 2020 and she was recently renominated and elected as a director of Peoples to serve until the 2026 annual meeting of shareholders following the Peoples 2023 annual meeting of shareholders and was subsequently reappointed to the Peoples Bank Board. Peoples bylaws include a mandatory retirement policy applicable to Peoples directors. Generally, any director, upon reaching the mandatory retirement age of 73 years, will be permitted to serve as a director for the remainder of his or her term, after which he or she shall no longer be eligible to serve as a director. Under this generally applicable bylaw, Ms. Bodnyk would not be eligible to stand for reelection after the expiration of her term in 2026.
However, Exhibit E to the merger agreement provides that subject to compliance with the articles, bylaws, and corporate governance procedures of the surviving corporation, notwithstanding the retirement policy, Sandra L. Bodnyk will be nominated for election to serve one additional three-year term as a member of the board of directors at the 2026 annual meeting of shareholders of the surviving corporation, and the bylaws amendments adopted to be effective at the effective time of the merger include an exception to the generally applicable retirement policy to permit her nomination for reelection at the 2026 annual meeting.
For additional information, see “— Governance of the Surviving Corporation After the Merger” beginning on page 123 and “The Merger Agreement — Surviving Corporation Governance,” beginning on page 138.
Interests of Certain FNCB Directors and Executive Officers in the Merger
In considering the recommendations of the FNCB board of directors that FNCB shareholders vote in favor of the FNCB merger proposal, FNCB shareholders should be aware that FNCB directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of FNCB. To the extent they were material to the merger, the FNCB board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.
Ownership of Peoples Common Stock by FNCB Directors
Keith W. Eckel, who currently serves on the board of directors of FNCB, and who is expected to serve on the board of directors of the surviving corporation after the closing, beneficially owns 11,823 shares of Peoples common stock as of September 27, 2023. Such holdings amount to less than 1% of the outstanding shares of Peoples.

Louis A. DeNaples, Sr., who currently serves on the board of directors of FNCB and as Chair of the FNCB board of directors, and who is expected to serve on the board of directors of the surviving corporation after the closing and serve as Vice Chair of the surviving corporation’s board of directors, beneficially owns 12,050.024 shares of Peoples common stock as of September 27, 2023, consisting of 5,817.388 shares of Peoples common stock held directly by Mr. DeNaples and 6,232.636 shares of Peoples common stock held in a partnership with his brother, Dominick L. DeNaples. Such holdings amount to less than one percent of the outstanding shares of Peoples.
Dominick L. DeNaples, who currently serves on the board of directors of FNCB, beneficially owns 11,090.636 shares of Peoples common stock as of September 27, 2023, consisting of 4,858 shares of Peoples common stock held directly by Mr. DeNaples and 6,232.636 shares of Peoples common stock held in a partnership with his brother, Louis A. DeNaples, Sr. Such holdings amount to less than one percent of the outstanding shares of Peoples.
FNCB Directors to Join Peoples and Peoples Bank Boards of Directors; Changes in Executive Leadership of Peoples and Peoples Bank
The merger agreement and the bylaws amendments of Peoples and Peoples Bank, which will be made in connection with the merger and effective at the effective time, provide for certain arrangements related to the boards of directors of Peoples and Peoples Bank after the merger. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. In addition, the Peoples bylaws and Peoples Bank bylaws will be amended to permit Louis A. DeNaples, Sr., Keith W. Eckel and Sandra L. Bodnyk to be nominated for reelection in accordance with Exhibit E to the merger agreement, notwithstanding the generally applicable mandatory retirement bylaws.
As required by the merger agreement, Peoples and Peoples Bank have adopted or will adopt, prior to the effective time of the merger, adopt the Peoples and Peoples Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, as the surviving corporation and resulting institution, after the effective time, these directors will consist of (i) eight Peoples continuing directors, and (ii) eight FNCB continuing directors. Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time of the merger. For Peoples Bank, as the resulting institution, after the effective time, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) two directors who will be Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The Peoples bylaws amendments and the Peoples Bank bylaws amendments are substantially similar. Both provide that from the effective time until three years after the effective time, no vacancy on the Peoples board of directors or the Peoples Bank board of directors will be filled, and neither board will nominate any director to fill such vacancy unless, in the case of a vacancy created by the cessation of service of a Peoples continuing director, not less than a majority of the Peoples continuing directors must have approved the appointment, in which case the FNCB continuing directors must vote to approve the appointment or nomination. In the case the case of a vacancy created by the cessation of service of a FNCB continuing director, not less than a majority of the FNCB continuing directors must have approved the appointment, in which case the Peoples continuing directors must vote to approve the appointment or nomination. However, any such director nominee must be made in accordance with the surviving corporation’s governance guidelines, applicable law, and the rules of Nasdaq or any other exchange on which the surviving corporation’s securities may be listed for trading. Both the merger agreement and the Peoples’ bylaws amendments and the Peoples’ Bank bylaws amendments provide that effective as of the effective time, William E. Aubrey, II will continue to serve as Chair of the board of directors of the surviving corporation and resulting institution and that Louis A. DeNaples, Sr. will become the Vice Chair of the board of directors of the surviving corporation and resulting institution. The Peoples bylaws amendments and the Peoples Bank bylaws amendments further provide that these requirements may be waived by the approval of at least 80% of the members of the surviving corporation’s directors then in office.

The Peoples continuing directors will be: William E. Aubrey, II, Craig W. Best, Sandra L. Bodnyk, Ronald G. Kukuchka, Richard S. Lochen, James B. Nicholas, Elisa Zúñiga Ramirez, and Joseph T. Wright, Jr., Esq. The FNCB continuing directors will be: Louis A. DeNaples, Sr., William G. Bracey, Thomas J. Melone, CPA, Joseph Coccia, Joseph L. DeNaples, Esq., William P. Conaboy, Esq., Kathleen M. Lambert, CPA, and Keith W. Eckel. See “The Merger Agreement — Surviving Corporation Governance, Boards of Directors of the Surviving Corporation and Resulting Institution.”
The officers of the surviving corporation will consist of the following immediately following the merger:
Name	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
Each officer of the surviving corporation will report directly or indirectly to the chief executive officer of the surviving corporation. The chief executive officer will report to the board of directors of the surviving corporation. At the one-year anniversary of the effective time, Craig W. Best will resign as chief executive officer of the surviving corporation but remain a member of the board of directors of the surviving corporation, subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the surviving corporation. Additionally, at such time and following Mr. Best’s resignation, Mr. Champi will be appointed to the position of chief executive officer of the surviving corporation.
The officers of the resulting institution will consist of the following immediately following the bank merger:
Name	Position at Resulting Institution
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
Each officer of the resulting institution will report directly or indirectly to the chief executive officer of the resulting institution. The chief executive officer will report to the board of directors of the resulting institution. At the one-year anniversary of the effective time, Craig W. Best will resign as chief executive officer of the resulting institution but remain a member of the board of directors of the resulting institution, subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the resulting institution. Additionally, at such time and following Mr. Best’s resignation, Mr. Champi will be appointed to the position of chief executive officer of the resulting institution and Mr. Tulaney will retain his position as chief operating officer of the resulting institution and will also be appointed as president of the resulting institution.
Non-employee members of the surviving corporation board of directors and resulting institution board of directors are expected to receive compensation consistent with the compensation paid to current non-employee directors of Peoples, and Peoples Bank, respectively. The compensation currently paid to non-employee directors of Peoples (all of whom are currently also members of the Peoples Bank board of directors) is described in the Peoples definitive proxy statement filed with the SEC on April 5, 2023. Directors of the resulting institution who are not also members of the surviving corporation board of directors are employees of the resulting institution and are not expected to earn any additional compensation with respect to their service on the resulting institution board of directors.
Treatment of Restricted Stock
Each of FNCB’s executive officers holds outstanding and unvested shares of FNCB common stock granted under the FNCB Equity Plans. The merger agreement provides that, at the effective time, each outstanding share of FNCB common stock subject to a restricted stock award that was granted prior to the signing of the merger agreement under the FNCB Equity Plans and remains outstanding immediately prior to the effective time will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any with respect to such vesting). In addition, each FNCB restricted stock award granted after the signing of the merger agreement that remains outstanding at the effective time will be converted into the merger consideration on the same terms as other shares of FNCB common stock, except that such shares will remain subject to the same criteria set forth in the applicable award agreement.
The following table reflects the number of shares of unvested restricted stock held by each executive officer of FNCB as of January 19, 2024 (which is the latest practicable date prior to this joint proxy statement/prospectus). The estimated value of the unvested restricted stock is based on (i) $5.906, which is the average closing market price of FNCB common shares over the first five business days following the first public announcement of the transaction, multiplied by (ii) the total number of unvested shares of restricted stock that will become vested at the effective time, assuming each executive officer continues to provide services to FNCB through the effective time.
Executive Officer	Shares of Unvested Restricted Stock (#)	Estimated Value of Unvested Restricted Stock ($)
Gerard A. Champi	42,172	$249,068
James M. Bone, Jr., CPA	20,214	$119,384
James F. Burke	12,793	$75,555
Cathy J. Loomis	8,909	$52,617
Mary Griffin Cummings, Esq.	15,681	$92,612
Aaron J. Cunningham	15,681	$92,612
Richard D. Drust	8,531	$50,384
Mary Ann Gardner, CRCM	7,252	$42,830
Dawn D. Gronski	7,147	$42,210
Lisa L. Kinney	9,193	$54,294
Brian C. Mahlstedt	19,860	$117,293
William A. McGuigan, CPA	6,855	$40,486
Stephanie A. Westington, CPA	9,333	$55,121
Donna Yanuzzi	5,908	$34,893
Employment Agreements for FNCB Executive Officers
Gerard A. Champi
Gerard A. Champi is currently a party to an employment agreement with FNCB and FNCB Bank, as described in FNCB’s Proxy Statement on Schedule 14A filed with the SEC on April 10, 2023, pursuant to which he serves as President and Chief Executive Officer of FNCB and Chief Operating Officer of FNCB Bank.
Pursuant to the merger agreement, Mr. Champi will enter into a written employment agreement with Peoples and Peoples Bank, to be effective as of the merger, which will replace and supersede Mr. Champi’s current employment agreement with FNCB and FNCB Bank. Therefore, upon and after the merger, Mr. Champi will cease to be eligible for future payments and benefits under his current FNCB agreement and will instead be eligible to such payments and benefits as are set forth in his new employment agreement.
Under the new employment agreement, effective as of the merger, Mr. Champi will serve as the President of Peoples and Peoples Bank. The new employment agreement has a three-year term, with automatic one-year renewals thereafter (collectively, the “employment term”) unless prior notice is given not to renew.

Mr. Champi’s annual base salary under the new employment agreement will be established by the parties at an amount that is commensurate with Mr. Champi’s duties and responsibilities, but in no event less than $410,000, and he will be entitled to participate in any Peoples or Peoples Bank bonus or incentive compensation plan, program, arrangement or award (each a “Peoples Executive Incentive Plan”) as may be available from time to time to executive officers of Peoples Bank. Mr. Champi will also be entitled to participate in any equity or equity-based compensation plans sponsored by Peoples or Peoples Bank.
Mr. Champi will be entitled under the new employment agreement to participate in benefit plans sponsored and maintained by Peoples Bank and generally made available to employees and/or executives. He is also entitled to not less than 25 days of paid time off each year, of which five days may be carried over to the following year under the terms and conditions of Peoples Bank’s personnel policies as in effect from time to time. Peoples Bank will provide Mr. Champi with repayment of annual dues at a country club and/or social club, subject to approval of the board of directors of Peoples Bank, and he is entitled to full time use of a company car.
If Mr. Champi’s new employment agreement is not renewed at the end of an applicable term, or in the event of the involuntary termination of Mr. Champi’s employment without “cause” (as defined in the new employment agreement) or Mr. Champi’s resignation of employment for “good reason” (as defined in the new employment agreement) during the employment term (in either case, an “involuntary termination”), Mr. Champi shall be entitled to receive: (a) a total severance payment equal to two years base salary at the highest rate in effect during the 12 month period immediately preceding Mr. Champi’s last day of employment, plus the average cash award paid to Mr. Champi over the last three preceding years from Peoples Executive Incentive Plan or, with respect to periods prior to the effective time, the FNCB or FNCB Bank bonus or incentive compensation plan, program, arrangement or award (collectively, the “Executive Incentive Plan”) in installments over 24 months on the same schedule as he was paid immediately prior to the date of termination; and (b) during the period that Mr. Champi is receiving severance payments as described in clause (a), a no-charge continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of Mr. Champi’s employment and including any dependents being covered by Mr. Champi on the date of his termination who remain eligible for medical benefits under the terms of Peoples Bank’s medical plan.
In the event that such involuntary termination occurs within the 120-day period immediately prior to the closing of a change in control or within one year after a change in control (as defined in the new employment agreement), or if Mr. Champi has not been appointed as chief executive officer of Peoples and Peoples Bank as of the one-year anniversary of the closing, Mr. Champi shall receive cash compensation equal to 2.99 years base salary at the highest rate in effect during the 12 month period immediately preceding Mr. Champi’s last day of employment plus the average cash award paid to Mr. Champi over the last three years from the Executive Incentive Plan. Payments shall be made to Mr. Champi in installments over 36 months, and Mr. Champi would remain eligible for medical benefits under the terms of Peoples Bank’s medical plan for up to 36 months.
Mr. Champi’s new employment agreement is also expected to set forth appropriate restrictive covenants concerning non-competition and non-solicitation of employees and customers.
James M. Bone Jr., CPA
James M. Bone Jr., CPA is currently a party to an employment agreement with FNCB and FNCB Bank, as described in FNCB’s Proxy Statement on Schedule 14A filed with the SEC on April 10, 2023, along with the amendment to such employment agreement as disclosed in FNCB’s Current Report on Form 8-K, filed with the SEC on September 27, 2023, pursuant to which he serves as Executive Vice President and Chief Financial Officer of FNCB (the “Bone Employment Agreement”).
Pursuant to the Bone Employment Agreement, in the event of a termination of Mr. Bone’s employment by FNCB and FNCB Bank other than for “cause” (as defined in the Bone Employment Agreement) or a resignation by Mr. Bone for “good reason” (as defined in the Bone Employment Agreement), Mr. Bone would receive a total severance payment equal to two years base salary at the highest rate in effect during the 12 month period immediately preceding his last day of employment plus the average cash award paid to him over the last three preceding years from the Executive Incentive Plan.

In addition, the Bone Employment Agreement provides that, in the event (x) of (i) a termination of Mr. Bone’s employment without cause within the 120-day period immediately prior to the closing of a change in control or within one year following the consummation of a change in control (as defined in the Bone Employment Agreement) or (ii) within one year following a change in control the terms and conditions of his position are substantially altered as described in his employment agreement or (y) Mr. Bone is not named Chief Financial Officer of Peoples within 14 months following the closing, he would receive (a) total severance payments equal to 2.99 years base salary at the highest rate in effect during the 12 month period immediately preceding his last day of employment plus the average cash award paid to him over the last three preceding years from the Executive Incentive Plan, and (b) health and medical insurance benefits substantially similar to those which Mr. Bone receives immediately prior to the closing.
The Bone Employment Agreement sets forth customary restrictive covenants concerning non-competition and non-solicitation of employees and customers for a period of 12 months after termination of employment for any reason.
The foregoing description of the Bone Employment Agreement is qualified in its entirety by reference to the initial employment agreement, which is attached as Exhibit 10.10 to FNCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the amendment to such employment agreement, which is attached as Exhibit 10.1 to FNCB’s Current Report on Form 8-K filed with the SEC on September 28, 2023, each of which is incorporated by reference into the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Brian C. Mahlstedt
Brian C. Mahlstedt is currently Executive Vice President and Chief Lending Officer of FNCB Bank. Pursuant to an employment agreement between Mr. Mahlstedt, FNCB and FNCB Bank, upon (i) a termination of Mr. Mahlstedt’s employment without cause within the 120-day period immediately prior to the closing of a change in control or within one year following the consummation of a change in control (as defined in Mr. Mahlstedt’s employment agreement) or (ii) within one year following a change in control the terms and conditions of his position are substantially altered as described in his employment agreement, Mr. Mahlstedt will receive the following: (a) cash compensation equal to 2.99 years base salary at the highest rate in effect during the 12 month period immediately preceding Mr. Mahlstedt’s last day of employment, plus the average cash award paid to him over the last three years from the Executive Incentive Plan, and (b) health and medical insurance benefits substantially similar to those which Mr. Mahlstedt receives immediately prior to the closing.
Mr. Mahlstedt’s employment agreement sets forth customary restrictive covenants concerning non-competition and non-solicitation of employees and customers for a period of 12 months after termination of employment for any reason.
The foregoing description of Mr. Mahlstedt’s employment agreement is qualified in its entirety by reference to such employment agreement, which is attached as Exhibit 10.11 to FNCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Change in Control Agreements
FNCB Bank is a party to a Change in Control Agreement with each of the following executive officers (collectively, the “Covered Executives”):
•
James F. Burke, Executive Vice President and Chief Banking Officer;

•
Mary Griffin Cummings, Esq., Executive Vice President and General Counsel; and

•
Aaron J. Cunningham, Executive Vice President and Chief Credit Officer.

In the event that a Covered Executive is terminated following a change in control (as defined in the Change in Control Agreement) prior to the one year anniversary of such change in control, by FNCB Bank (or its successor) other than for “cause” (as defined in the Change in Control Agreement) or by the Covered Executive for good reason (as defined in the Change in Control Agreement), then FNCB Bank (or its successor) will pay or provide the Covered Executive (or the Covered Executive’s estate in the event of Covered Executive’s subsequent death), with the following:
•
cash compensation equal to two years’ base salary at the highest rate in effect during the 12 month period immediately preceding such Covered Executive’s last day of employment plus the average cash award paid to such Covered Executive over the last three years from the Executive Incentive Plan; and

•
provided that the Covered Executive has elected continued health care coverage in accordance with the COBRA, reimbursement of such COBRA health care costs by FNCB Bank (or its successor), plus a gross-up payment sufficient to ensure receipt by such Covered Executive of the full amount of such COBRA premiums that such Covered Executive would have received if the benefit had not been taxable, for up to 18 consecutive months, or if less, for the period for which the Covered Executive has elected COBRA coverage (commencing with the first month following the Covered Executive’s date of termination and continuing until the 18th month following such Covered Executive’s date of termination) in an amount necessary to provide such Covered Executive and the Covered Executive’s dependents, if any, with the same level of coverage under the group health plan of FNCB Bank (or its successor), as in effect immediately prior to such Covered Executive’s date of termination.

The foregoing description of the change in control agreement between FNCB Bank and each of the Covered Executives is qualified in its entirety by reference to the form of change in control agreement, which is attached as Exhibit 10.12 to FNCB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
Membership on the Board of Directors
The merger agreement and the bylaws amendments of Peoples and Peoples Bank, which will be made in connection with the merger and effective at the effective time, provide for certain arrangements related to the boards of directors of Peoples and Peoples Bank after the merger. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. In addition, the Peoples bylaws and Peoples Bank bylaws will be amended to permit Louis A. DeNaples, Sr., Keith W. Eckel and Sandra L. Bodnyk to be nominated for reelection in accordance with Exhibit E to the merger agreement, notwithstanding the generally applicable mandatory retirement bylaws.
As required by the merger agreement, Peoples and Peoples Bank have adopted or will adopt, prior to the effective time of the merger, adopt the Peoples and Peoples Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, as the surviving corporation and resulting institution, after the effective time these directors will consist of (i) eight Peoples continuing directors and (ii) eight FNCB continuing directors. Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time of the merger. For Peoples Bank, as the resulting institution, after the effective time, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The FNCB continuing directors will be: Louis A. DeNaples, Sr., William G. Bracey, Thomas J. Melone, CPA, Joseph Coccia, Joseph L. DeNaples, Esq., William P. Conaboy, Esq., Kathleen M. Lambert, CPA, and Keith W. Eckel. See “The Merger Agreement — Surviving Corporation Governance, Boards of Directors of the Surviving Corporation and Resulting Institution.”
Certain Compensation for FNCB Named Executive Officers
The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about the payments and benefits that each of FNCB’s named executive officers will or may receive in connection with the merger, assuming: (i) that the effective time of the merger is April 2, 2024, which is the latest practicable assumed date of the closing solely for purposes of the disclosure in this section, and (ii) a per share value of FNCB common stock of $5.906, which is the average closing price per share of FNCB common stock as quoted on Nasdaq over the first five business days following the first public announcement of the merger. The amounts below do not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control, including the value of any compensation actions taken by FNCB prior to April 2, 2024.
Mr. Champi is expected to enter into a new agreement with Peoples and Peoples Bank concurrent with the consummation of the merger pursuant to which he would serve as President of the surviving corporation and resulting institution, and Mr. Bone has entered into an amendment to his employment agreement with FNCB and FNCB Bank (collectively, the “new employment agreements”). Mr. Burke is party to a Change in Control Agreement with FNCB Bank. The amounts in the “Cash” and “Other” column in the table reflect payments that such named executive officers will become vested in upon the merger, payable under the new employment agreements entered into with Mr. Champi and Mr. Bone, respectively, or under the Change in Control Agreement with respect to Mr. Burke. To the extent Messrs. Champi, Bone or Burke experience a qualifying termination in connection with the merger, they will be entitled to additional cash severance amounts as reflected in the footnotes to the applicable columns provided in the table, under the new employment agreements for Mr. Champi and Mr. Bone, respectively, or under the Change in Control Agreement with respect to Mr. Burke.
The amounts below are estimates based on multiple assumptions that may or may not actually occur and, as a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer of FNCB may differ materially from the amounts shown below. Except as described above, the amounts set forth in the table below do not reflect certain compensation actions that may occur following the effective time of the merger, including but not limited to, any payments made or benefits received under a named executive officer’s new agreement with Peoples and/or Peoples Bank.
The merger-related compensation payable to the FNCB named executive officers is subject to a non-binding advisory vote of the FNCB shareholders, as described under “FNCB Proposals — Proposal 2: FNCB Compensation Proposal” beginning on page 54. For a description of the employment agreements of the FNCB named executive officers, refer to “The Merger — Interests of Certain FNCB Directors and Executive Officers in the Merger, Employment Agreements for FNCB Executive Officers” beginning on page 117. Receipt of the payments and benefits described below with respect to Messrs. Champi, Bone and Burke are subject to customary confidentiality, non-competition and non-interference provisions as provided in their respective employment agreements or Change in Control Agreement.
Golden Parachute Compensation
Name	Cash		Equity(1)	Pension/ NQDC(2)	Perquisites/ Benefits		Tax Reimbursement	Other	Total
Gerard A. Champi	$	—(3)	$249,068	$—	$	—(4)	$—	$—	$249,068
James M. Bone, Jr.	$	—(5)	$119,384	$—	$	—(6)	$—	$—	$119,384
James F. Burke	$	—(7)	$75,556	$81,359	$	—(8)	$—	$—	$156,914

(1)
Equity.   The amounts represent the value of the accelerated vesting of FNCB restricted stock awards held by the named executive officers as of the assumed effective time of the merger of April 2, 2024. The value of each restricted share of FNCB common stock held by the named executive officers as of such assumed effective time is calculated based on a per share value of $5.906, which was FNCB’s average closing market price over the first five business days following the first public announcement of the merger, as required by Item 402(t) of Regulation S-K.

(2)
Pension/Nonqualified Deferred Compensation.   The amounts reflect the value of the benefits for which vesting accelerates under the FNCB Bank Supplemental Executive Retirement Plan (the “FNCB SERP”) by calculating the difference between the present value of the full benefits to which each executive officer would be entitled upon the change in control and the present value of the vested portion of the benefits if no change in control had occurred. Mr. Champi is currently fully vested in his benefit based on his attainment of normal retirement age under the terms of the FNCB SERP as of January 4, 2023. Assuming that the effective time of the merger is April 2, 2024, Mr. Bone will be fully vested in his FNCB SERP benefit on January 25, 2024 due to attainment of normal retirement age and therefore, his value for this purpose is $0. Had a change in control occurred prior to January 25, 2024, Mr. Bone would have had an additional value due to vesting upon the change in control. Mr. Burke will fully vest upon closing of the merger, therefore, the value of the accelerated vesting of his FNCB SERP benefit is set forth in the table above. The value of Mr. Burke’s accelerated benefit is $81,359.
(3)
The cash amount payable to Mr. Champi does not include the amount that Mr. Champi would be entitled to receive under his new employment agreement with Peoples Bank in the event that on or before the 12-month anniversary of the closing of the merger, Mr. Champi is not appointed Chief Executive Officer of Peoples and Peoples Bank (a “CEO Transition Severance Event”), other than due to (x) a termination of Mr. Champi’s employment by Peoples Bank for just cause on or before such anniversary, (y) Peoples or Peoples Bank appoints another individual to the office of Chief Executive Officer with the written consent of Mr. Champi or (z) Mr. Champi’s death. Upon a CEO Transition Severance Event, Mr. Champi will be entitled to receive a severance payment equal to 2.99-years base salary, which is assumed to be $410,000, the minimum base salary under Mr. Champi’s new employment agreement, plus the average cash award paid to Mr. Champi over the last three preceding years from the Executive Incentive Plan, in installments over 36 months, the value of which is estimated to be $1,367,133. The average cash award payable to Mr. Champi in connection with a CEO Transition Severance Event under the Executive Incentive Plan was calculated based on fiscal years 2020, 2021 and 2022.

(4)
The amount of perquisites and benefits to be provided to Mr. Champi does not include the amount that Mr. Champi would be entitled to receive under his new employment agreement with Peoples Bank in the event of a CEO Transition Severance Event. Upon a CEO Transition Severance Event, during the period that Mr. Champi is receiving severance payments following such event, Peoples Bank will provide Mr. Champi with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of Mr. Champi’s employment and including any dependents being covered by Mr. Champi on the date of his termination who remain eligible for medical benefits under the terms of Peoples Bank’s medical plan (or a dollar amount equal to the after-tax cost of obtaining such benefits, or substantially similar benefits), the value of which is estimated to be $46,469 in connection with a CEO Transition Severance Event.

(5)
The cash amount payable to Mr. Bone does not include the amount that Mr. Bone would be entitled to receive under his employment agreement in the event of any of the following events: (a) the involuntary termination of his employment without just cause or resignation of employment for good reason within one year following the merger, or (b) on or before the 14-month anniversary of the closing of the merger, Mr. Bone is not appointed Chief Financial Officer of Peoples and Peoples Bank (any such termination referenced in (a) or (b), a “Bone Change in Control Severance Event”), other than due to Mr. Bone’s death or Mr. Bone resigns his employment without good reason. Upon a Bone Change in Control Severance Event, Mr. Bone will be entitled to receive a severance payment equal to 2.99-years base salary plus the average cash award paid to Mr. Bone over the last preceding years from the Executive Incentive Plan, in installments over 36 months, the value of which is estimated to be $895,172. The average cash award payable to Mr. Bone in connection with a Bone Change in Control Severance Event under the Executive Incentive Plan was calculated based on fiscal years 2020, 2021 and 2022.

(6)
The amount of perquisites and benefits to be provided to Mr. Bone does not include the amount that Mr. Bone would be entitled to receive under his employment agreement in the event of a Bone Change in Control Severance Event. Upon a Bone Change in Control Severance Event, during the period that Mr. Bone is receiving severance payments following such event, Mr. Bone’s former employer will provide Mr. Bone with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of Mr. Bone’s employment and including any dependents being covered by Mr. Bone on the date of his termination who remain eligible for medical benefits under the terms of his employer’s medical plan (or a dollar amount equal to the after-tax cost of obtaining such benefits, or substantially similar benefits), the value of which is estimated to be $47,631 in connection with a Bone Change in Control Severance Event.

(7)
The cash amount payable to Mr. Burke does not include the amount that Mr. Burke would be entitled to receive under his Change in Control Agreement in the event of the involuntary termination of his employment without just cause or resignation of employment for good reason within one year following the merger (any such termination, a “Burke Change in Control Severance Event”). Upon a Burke Change in Control Severance Event, Mr. Burke will be entitled to receive a severance payment equal to two years base salary plus the average cash award paid to Mr. Burke over the last preceding years from the Executive Incentive Plan, in installments over 24 months, the value of which is estimated to be $563,750. The average cash award payable to Mr. Burke in connection with a Burke Change in Control Severance Event under the Executive Incentive Plan was calculated based on fiscal years 2021 (from the commencement of Mr. Burke’s employment) and 2022.

(8)
The amount of perquisites and benefits to be provided to Mr. Burke does not include the amount that Mr. Burke would be entitled to receive under his employment agreement in the event of a Burke Change in Control Severance Event. Upon a Burke Change in Control Severance Event, Mr. Burke will be entitled to reimbursement of health care costs under COBRA, plus a gross-up payment sufficient to ensure receipt by Mr. Burke of the full amount of such premiums would have received if the benefit had not been taxable, for up to 18 consecutive months, the value of which is estimated to be $49,578.

Governance of the Surviving Corporation After the Merger
Boards of Directors of the Surviving Corporation and the Resulting Institution
The merger agreement and the bylaws amendments of Peoples and Peoples Bank, which will be made in connection with the merger and effective at the effective time, provide for certain arrangements related to the boards of directors of Peoples and Peoples Bank after the merger. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
As required by the merger agreement, Peoples and Peoples Bank have adopted or will adopt, contingent upon and to be effective at the effective time of the merger, the Peoples bylaws amendments and the Peoples Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and will fix the number of directors on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, these directors will consist of (i) eight Peoples continuing directors and (ii) eight FNCB continuing directors. Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time of the merger. For Peoples Bank, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) two directors who will be Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The Peoples bylaws amendment and the Peoples Bank bylaws amendments are substantially similar. Both provide that from the effective time until three years after the effective time, no vacancy on the Peoples board of directors or the Peoples Bank board of directors will be filled, and neither board will nominate any director to fill such vacancy unless, in the case of a vacancy created by the cessation of service of a Peoples continuing director, not less than a majority of the Peoples continuing directors have approved the appointment, in which case the FNCB continuing directors must vote to approve the appointment or nomination. In the case of a vacancy created by the cessation of service of a FNCB continuing director, not less than a majority of the FNCB continuing directors have approved the appointment, in which case the Peoples continuing directors must vote to approve the appointment or nomination. However, any such director nominee must be made in accordance with the surviving corporation’s governance guidelines, applicable law, and the rules of Nasdaq or any other exchange on which the surviving corporation’s securities may be listed for trading. Both the merger agreement and the Peoples’ bylaws amendments and the Peoples’ Bank bylaws amendments provide that effective as of the effective time, William E. Aubrey, II will continue to serve as Chair of the board of directors of the surviving corporation and resulting institution and that Louis A. DeNaples, Sr., will become the Vice Chair of the board of directors of the surviving corporation and resulting institution. The Peoples bylaws amendment and the Peoples Bank bylaws amendment further provide that these requirements may be waived by the approval of at least 80% of the members of the surviving corporation’s directors then in office.
The Peoples continuing directors will be: William E. Aubrey, II, Craig W. Best, Sandra L. Bodnyk, Ronald G. Kukuchka, Richard S. Lochen, James B. Nicholas, Elisa Zúñiga Ramirez, and Joseph T. Wright, Jr., Esq. The FNCB continuing directors will be: Louis A. DeNaples, Sr., William G. Bracey, Thomas J. Melone, CPA, Joseph Coccia, Joseph L. DeNaples, Esq., William P. Conaboy, Esq., Kathleen M. Lambert, CPA, and Keith W. Eckel. See “The Merger Agreement — Surviving Corporation Governance, Boards of Directors of the Surviving Corporation and Resulting Institution.”
Management of the Surviving Corporation and Resulting Institution after the Merger
The merger agreement and the Peoples and Peoples Bank bylaws amendments provide that at the effective time, the surviving corporation and the resulting institution will consist of the officers of Peoples and Peoples Bank, respectively, in office immediately prior to the effective time. In addition, at the effective time, the following individuals will be appointed to hold the positions at the surviving corporation and the resulting institution, and in each case, reporting to the Chief Executive Officer of the surviving corporation and the resulting institution, as set forth below.
The executive officers of the surviving corporation immediately following the merger will be:
Name	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
The executive officers of the resulting institution immediately following the bank merger will be:
Name	Position at Resulting Institution
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
Each of the executive officers of the surviving corporation and resulting institution are current executive officers of Peoples or FNCB and/or Peoples Bank or FNCB Bank. Additionally, Messrs. Anderson and Bone have entered into agreements related to their ongoing employment and Mr. Champi will enter into an agreement with Peoples and Peoples Bank related to his ongoing employment at the effective time of the merger, see “— Interests of Certain Peoples Directors and Executive Officers in the Merger” for details about the agreements with Peoples directors and executives and “— Interests of Certain FNCB Directors and Executive Officers in the Merger,” for details about the agreements with FNCB directors and executives.
Name and Headquarters
The merger agreement and the Peoples bylaws amendments each provide that the name of the surviving corporation and the resulting institution will be Peoples Financial Services Corp. and Peoples Security Bank and Trust Company, respectively, and that the headquarters and main office of Peoples will be in Scranton, Pennsylvania and that the headquarters and main office of Peoples Bank will be in Dunmore, Pennsylvania. Peoples common stock will continue to trade on Nasdaq under the symbol “PFIS.”
Accounting Treatment
Peoples and FNCB prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of FNCB by Peoples under the acquisition method of accounting, and Peoples will be treated as the acquirer for accounting purposes.

Regulatory Approvals
To complete the merger, Peoples and FNCB need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank regulatory agencies. Subject to the terms of the merger agreement, Peoples and FNCB have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 60 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board (unless a waiver is granted), the FDIC, PDOBS, and as otherwise set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving corporation in the merger.
Under the terms of the merger agreement, Peoples and FNCB, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Peoples and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by FNCB shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Peoples and FNCB believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the requisite regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Peoples following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the FDIC
The merger is subject to the approval of (i) the Federal Reserve Board pursuant to section 3 of the BHCA with respect to the merger (unless a waiver is granted) and (ii) the FDIC pursuant to section 18(c)(2)(C) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the bank merger. The Federal Reserve Board and the FDIC take into consideration a number of factors when acting on applications under section 3 of the BHCA and the Bank Merger Act, respectively. These factors include the effect of the applicable transaction on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the FDIC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the FDIC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHCA and the Bank Merger Act, the Federal Reserve Board and the FDIC, as applicable, each also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the FDIC must also take into account the record of performance of each of Peoples and FNCB in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the FDIC may receive protests from community groups and others. In their most recent CRA performance evaluations, Peoples Bank received an overall “satisfactory” regulatory rating and FNCB Bank received an overall “satisfactory” regulatory rating.
In addition, in connection with an interstate merger transaction, the Federal Reserve Board and the FDIC each consider certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the FDIC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the relevant application for such transaction is filed, and it determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
Furthermore, the BHCA and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. Each of the Federal Reserve Board and the FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the FDIC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.
The initial submission of the application to the FDIC occurred on October 27, 2023. Peoples submitted a request to the Federal Reserve Bank of Philadelphia to waive the applicable application requirements of the BHCA with respect to the merger on November 17, 2023.
Pennsylvania Department of Banking and Securities
The merger and the bank merger are subject to the approval of the PDOBS pursuant to Chapter 16 of the Pennsylvania Banking Code of 1965, as amended. The PDOBS must consider, among other things, whether the proposed transaction adequately protects the interests of depositors, other creditors and shareholders. The PDOBS also must consider whether the proposed transaction would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties, their prospects, the character of their management, the potential effect of the merger or consolidation on competition and the convenience and needs of the area primarily to be served by the resulting institution.
The initial submission of the application to the PDOBS occurred on October 27, 2023.
Department of Justice
In addition to the Federal Reserve Board, the FDIC, PDOBS, and the other state regulatory approvals, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHCA or the Bank Merger Act generally may not be completed until thirty days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze their effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other regulatory authorities and self-regulatory organizations in connection with the mergers.
Stock Exchange Listings
Peoples common stock is listed for trading on Nasdaq under the symbol “PFIS.” FNCB common stock is listed for trading on Nasdaq under the symbol “FNCB.” In the merger, FNCB common stock currently listed on Nasdaq will be delisted from such exchange, will be deregistered under the Exchange Act and will cease to be publicly traded.
Under the terms of the merger agreement, Peoples will cause the shares of Peoples common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance. The merger agreement provides that neither Peoples nor FNCB will be required to complete the merger if such shares are not authorized for listing on Nasdaq, subject to official notice of issuance. Following the merger, shares of Peoples common stock will continue to be traded on Nasdaq under the symbol “PFIS”.
Dissenters’ Rights in the Merger
Neither Peoples shareholders nor FNCB shareholders are entitled to dissenters’ rights under the PBCL or any similar dissenter’s or appraisal rights for the merger.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Peoples or FNCB. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Peoples and FNCB make with the SEC, as described in the section entitled, “Where You Can Find More Information” beginning on page 188 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Peoples and FNCB contained in this joint proxy statement/prospectus or in the public reports of Peoples or FNCB filed with the SEC may supplement, update or modify the factual disclosures about Peoples and FNCB contained in the merger agreement. The merger agreement contains representations and warranties by FNCB, on the one hand, and by Peoples, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Peoples and FNCB were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by Peoples and FNCB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Peoples and FNCB each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Peoples and FNCB at the time they were made or otherwise.
Structure of the Merger
Each of FNCB’s and Peoples’ respective board of directors has unanimously approved and adopted the merger agreement. In the merger, FNCB will merge with and into Peoples, with Peoples as the surviving corporation. Immediately following the merger, FNCB Bank will merge with and into Peoples Bank, with Peoples Bank as the resulting institution, which is referred to as the bank merger.
Prior to the consummation of the merger, Peoples and FNCB may, by mutual agreement, change the method or structure of effecting the combination of Peoples and FNCB if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change may (i) alter or change the exchange ratio or the number of shares of Peoples common stock received by FNCB shareholders in exchange for each share of FNCB common stock; (ii) prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (iii) adversely affect the tax treatment of holders of FNCB common stock of Peoples common stock pursuant to the merger agreement; (iv) adversely affect the tax treatment of FNCB or Peoples pursuant to the merger agreement; or (v) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. The closing will take place by the electronic exchange of documents at 10:00 am New York City time, or at such other time and place as Peoples and FNCB may agree, on the last business day of the first month in which the conditions set forth in the merger agreement have been satisfied or, if permitted by law, waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof).
Conversion of FNCB Common Shares
Merger Consideration
Subject to the terms of the merger agreement, each share of FNCB common stock issued and outstanding immediately prior to the effective time, except for shares of FNCB common stock owned by FNCB or Peoples (in each case, other than shares of FNCB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FNCB or Peoples in respect of debts previously contracted), will be converted into the right to receive 0.1460 shares of Peoples common stock. If, prior to the effective time, the outstanding shares of FNCB common stock or Peoples common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Peoples shareholders and FNCB shareholders the same economic effect as contemplated by the merger agreement prior to such event.
Fractional Shares
Peoples will not issue any fractional shares of Peoples common stock in the merger. Instead, a former holder of FNCB common stock who otherwise would have received a fraction of a share of Peoples common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing sale prices of Peoples common stock on Nasdaq as reported by The Wall Street Journal for the five full trading days ending on the trading day immediately preceding (but not including) the closing date by (ii) the fraction of a share of Peoples common stock such holder would otherwise be entitled to receive.
Treatment of FNCB Restricted Stock Awards
The merger agreement provides that, at or immediately prior to the effective time, each FNCB restricted stock award (each, a “FNCB restricted stock award”) in respect of a share of FNCB common stock under the FNCB Equity Plans that was outstanding as of September 27, 2023 and that remains outstanding as of the effective time, will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any, with respect to such vesting). Each FNCB restricted stock award granted after September 27, 2023, and that is outstanding as of the effective time, will be converted into merger consideration on the same terms as all other shares of FNCB common stock, except that such shares will remain subject to the same restrictions as to transferability and forfeiture set forth in the applicable award agreement (each, an “assumed FNCB restricted stock award”).
Peoples, prior to the effective time and as the surviving corporation, will, as soon as practicable after the effective time, take all necessary actions for the assumption of the assumed FNCB restricted stock awards. Additionally, as soon as practicable following the effective time, Peoples will file with the SEC a registration statement on Form S-8 with respect to the shares underlying the assumed FNCB restricted stock awards, and use its reasonable best efforts to maintain the effectiveness of such Form S-8 registration statement for so long as the assumed FNCB restricted stock awards remain outstanding.

Governing Documents
Effective as of the effective time, the bylaws of Peoples and Peoples Bank will be amended to reflect the appointment of directors for the surviving corporation and the resulting institution. In addition, the bylaws of Peoples will be further amended to give effect to the additional purposes set forth in the Peoples’ bylaws proposal. See “— Surviving Corporation Governance” on page 138, below.
Exchange of Shares
Exchange Procedures
On or before the effective time, Peoples will deposit with its transfer agent either certificates representing the shares of the surviving corporation common stock or evidence of shares in book entry form of the surviving corporation common stock (or a combination thereof). Peoples will also deposit enough cash to pay any dividends or distributions with respect to FNCB common stock and any cash that is required to be paid in lieu of fractional shares of Peoples common stock. As promptly as practicable after the effective time, but no later than five business days after the effective time, the surviving corporation will cause the exchange agent to send to each former shareholder of record of FNCB common stock immediately before the effective time customary transmittal materials for use in exchanging such shareholder’s FNCB common stock certificates.
If an old certificate for FNCB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon compliance with reasonable conditions imposed by the surviving corporation pursuant to applicable law and as required in accordance with the surviving corporation’s and the exchange agent’s respective standard policies (including the requirement that the shareholder furnish a surety bond or other customary indemnity).
After the effective time, there will be no further transfers on the stock transfer books of FNCB for FNCB common stock that were issued and outstanding immediately prior to the effective time.
Withholding
Peoples will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Peoples common stock, any dividends or distributions or any other consideration payable under the merger agreement to any holder of FNCB common stock or FNCB restricted stock awards the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to the surviving corporation common stock will be paid to the holder of any unsurrendered old certificate representing shares of FNCB common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of the surviving corporation common stock, which the shares of FNCB common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by FNCB to Peoples and by Peoples to FNCB relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

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SEC filings, financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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reports to regulatory authorities and self-regulatory organizations;

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broker fees;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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labor and employment matters;

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employee benefit matters;

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compliance with applicable laws and regulations;

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certain material contracts;

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agreements with regulatory agencies;

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risk management and derivative instruments;

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environmental matters;

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investment securities and commodities;

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real and personal property;

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intellectual property and company systems;

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transactions with affiliates and related parties;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

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opinions from each party’s respective financial advisor;

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matters related to this joint proxy statement/prospectus;

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loan portfolio matters, including allowance for loan credit losses and mortgage loan buy backs;

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insurance;

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subordinated indebtedness;

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lack of investment advisor or broker dealer subsidiaries; and

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the absence of additional representations or warranties.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Peoples and FNCB, respectively, and (ii) qualified by the reports of Peoples or FNCB, as applicable, filed with the SEC during the period from January 1, 2022 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the “Risk Factors” section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
In addition, certain representations and warranties of Peoples and FNCB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Peoples and FNCB or Peoples as the surviving corporation in the merger, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, a material adverse effect will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

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changes, after the date of the merger agreement, in laws, rules or regulations (including the “Pandemic measures,” as defined below) of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries (including any such changes arising out of any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto (the, “Pandemic”) or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic (the “Pandemic measures”));

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changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic);

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public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated thereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated thereby;

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a decline in the trading price of Peoples common stock or FNCB common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); or

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the expenses incurred by Peoples or FNCB in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement;

except in the case of certain matters listed above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of a party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the impacted party and its subsidiaries operate.
Except for the representations and warranties specifically set forth in the merger agreement, neither party or its subsidiaries shall be deemed to make any other representations or warranties.
Covenants Relating to the Conduct of Business
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, each of Peoples and FNCB will, and will cause its subsidiaries to:

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conduct its business in the ordinary course in all material respects and consistent with past practice;

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use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships; or

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take no action that would reasonably be expected to adversely affect or materially delay the ability of either Peoples or FNCB to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Peoples and FNCB will not, and will cause its subsidiaries not to:
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incur any indebtedness for borrowed money (other than indebtedness of FNCB or any of its wholly-owned subsidiaries to FNCB or any of its wholly-owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than in a manner and amount consistent with the ordinary course of business of the parties and in accordance with past practice for (i) federal funds borrowings and Federal Home Loan Bank borrowings, however, in each case with a maturity not in excess of six months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business;

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adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than (i) regularly quarterly dividends not to exceed $0.41 and $0.09 per common share per quarter, respectively, for Peoples and FNCB, (ii) dividends from its wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries, in accordance with past practice and the terms of the applicable award agreements (iii) the acceptance of shares of Peoples common stock or FNCB common stock, as the case may be, for payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in accordance with past practice and the terms of the applicable award agreements, and for FNCB, in an amount required to satisfy the withholding amount for each FNCB restricted stock award set forth in the FNCB disclosure schedule and accelerated pursuant to the terms of the merger agreement;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of either party or any of its subsidiaries, except in the ordinary course of business (including for the avoidance of doubt any awards to newly employed individuals and annual equity awards) or as set forth in the Peoples or FNCB disclosure schedules;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of either party or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of either party or its subsidiaries, except for the vesting or settlement of Peoples equity awards in accordance with their terms or except pursuant to the vesting or settlement of FNCB restricted stock awards in accordance with their terms, and except as in the ordinary course of business or as set forth in the Peoples or FNCB disclosure schedules;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of the merger agreement;
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except for (i) foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business or (ii) investments in restricted stock of the Federal Home Loan Banks, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned subsidiary;

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except for transactions in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any material contract, (ii) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to either party, and for FNCB, subject to the treatment of the FNCB restricted stock awards under the merger agreement, or (iii) enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

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hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or to fill a vacancy in any position for an officer or employee;

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settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of either party or its subsidiaries or the surviving corporation, or (ii) in a material claim, suit, action or proceeding where either party is the plaintiff;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its articles of incorporation, its bylaws or comparable governing documents of its significant subsidiaries;

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materially restructure or materially change its investment securities, derivatives, wholesale funding or bank-owned life insurance portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

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enter into any new line of business, or make, renegotiate, renew, increase, extend, modify or purchase any loan, other than in accordance with the respective party’s loan policies and procedures in effect as of the date of the merger agreement, provided however, that the prior notification and approval of the other party is required for any loan that is $5.0 million or greater (which consent shall be deemed given unless the other party objects within 48 hours of receiving a notification from the requesting party);

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take any action that is intended or reasonably expected to result in any of the representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger set forth in the merger agreement not being satisfied, or in a violation of any provision of the merger agreement;

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merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its significant subsidiaries;

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make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;
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make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business, in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

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make, change or revoke any material tax election, adopt or change any material tax accounting method, file any material amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, surrender any right to claim a refund of material taxes, or enter into any closing agreement with respect to any material tax or refund;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility, other than as set forth on FNCB disclosure schedule;

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materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; and

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Peoples has agreed, on behalf of it and its subsidiaries:
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that except as required under the terms of any Peoples employee benefit plans existing as of the date of the merger agreement or as set forth in the Peoples disclosure schedule, it will not (i) terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director (or any spouse or dependent of such individual) for which any employee of FNCB and its subsidiaries who continues to be employed by the surviving corporation or its subsidiaries (each, a “FNCB continuing employee”) would otherwise be eligible, (ii) amend (whether in writing or orally) any Peoples employee benefit plan in a manner materially adverse to any FNCB continuing employee, except to comply with applicable law or as contemplated by the merger agreement, or (iii) negotiate or enter into any new, or amend any existing, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, except as provided in the Peoples disclosure schedule; and

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it will, within 30 calendar days of the merger agreement, undertake a review of the Peoples bylaws to consider potential amendments to the Peoples bylaws, including any recommendations provided by FNCB, and that it will use is best efforts to complete such a review and will adopt any such amendments as mutually agreed to by Peoples and FNCB prior to the filing of this joint proxy statement/prospectus.

Further, prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), FNCB has agreed, on behalf of it and its subsidiaries:
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except as required under the terms of any FNCB employee benefit plan existing as of the date hereof or as set forth on the FNCB disclosure schedule, it will not (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a FNCB employee benefit plan if in effect on the date of the merger agreement, (ii) amend (whether in writing or orally) any FNCB employee benefit plan, except to comply with applicable law or as contemplated by the merger agreement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business

(including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, 5% of such individual’s base salary or wage rate in effect as of the date of the merger agreement, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to FNCB’s or any of its subsidiaries’ 2022 and 2023 fiscal years in accordance with the terms set forth in the FNCB disclosure schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in the merger agreement or the FNCB disclosure schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in the FNCB disclosure schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), or (ix) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of FNCB or any of its subsidiaries; and
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prior to the closing, FNCB shall, subject to the terms of the merger agreement, (i) consider in good faith taking certain actions with respect to the capital of FNCB Bank, which are mutually agreeable to the Chief Executive Officer and President of FNCB and the Chief Executive Officer of Peoples, and (ii) without limiting the generality of clause (i), cause FNCB to take certain actions as set forth on the FNCB disclosure schedule.

Regulatory Matters
Peoples and FNCB have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within 60 days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
Each of Peoples and FNCB has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will FNCB or Peoples, or any of their respective subsidiaries be required, and neither FNCB or Peoples, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger.
Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either Peoples, FNCB, or any of their respective subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by the merger agreement (collectively referred to as any “merger litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such merger litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such merger litigation, and will in good faith take such comments into account. No party shall agree to settle any such merger litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. However, in no event shall a party be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the effective time upon the surviving corporation or any of its affiliates.

Employee Matters
The merger agreement provides that, Peoples will provide to each FNCB continuing employee for as long as they are employed during the period commencing on the closing date and ending on the first anniversary of the closing date:
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base salary and wages that, in each case, are no less than the base salaries and wages provided to such FNCB continuing employee immediately prior to the effective time;

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cash incentive opportunities that are that are substantially comparable in the aggregate to the cash incentive opportunities (excluding any change in control payments, retention payments and other special or non-recurring bonus payment opportunities) provided either to similarly situated employees of Peoples or provided to such FNCB continuing employee by FNCB immediately prior to the effective time; and

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employee benefits that are substantially similar in the aggregate to the employee benefits (excluding equity and equity-based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangements) provided to similarly situated employees of Peoples or as provided by FNCB such FNCB continuing employees immediately prior to the effective time.

Following the effective time, each FNCB continuing employee shall be eligible to participate in any Peoples employee benefit plan intended to meet the requirements of Code section 401(k), equity compensation plan or other incentive compensation plan in existence at the time of or established after the merger agreement and maintained by Peoples on the same terms and conditions as apply to Peoples employees generally, with credit for prior service with FNCB (and their respective predecessors) for purposes of eligibility and vesting, as permitted under the respective plans and applicable law. Additionally, as of the effective time, Peoples shall or shall cause the surviving corporation to provide the FNCB continuing employees, while employed by the surviving corporation after the effective time, health and welfare coverage either under Peoples group health or welfare plans as available to similar situated employees of Peoples or by continuing FNCB’s group health and welfare plans so that no FNCB continuing employee incurs a gap in coverage; provided that such coverage provided by Peoples or the surviving corporation will include “in network” coverage for the geographic locations covered by FNCB’s group health plans and, for the period commencing on the closing date and ending on the last day of the plan year (of the applicable FNCB’s group health plan) during which the closing date occurs, shall maintain the same percentage of premiums in effect and payable by each such FNCB continuing employee immediately prior to the closing date.
With respect to any employee benefit plans of Peoples in which any FNCB continuing employees become eligible to participate on or after the effective time (the “new plans”), Peoples shall or shall cause the surviving corporation to use its best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such FNCB continuing employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FNCB employee benefit plan, (ii) provide each such FNCB continuing employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the closing date occurs prior to the effective time under a FNCB employee benefit plan (to the same extent that such credit was given under the analogous FNCB employee benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any new plans, and (iii) recognize all service of such FNCB continuing employees with FNCB and (and its respective predecessors, if applicable) for all purposes in any new plans to the same extent that such service was taken into account under the analogous FNCB employee benefit plan prior to the effective time; provided that service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
As of the effective time, Peoples shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of FNCB (the “FNCB PTO policies”) (including any PTO carried over from a prior year in accordance with FNCB PTO policies), (ii) provide additional accruals to FNCB continuing employees following the effective time under the PTO policy of Peoples (“Peoples PTO policy”) in the same manner as provided to similarly situated employees of Peoples, and (iii) recognize all service of any FNCB continuing employee with FNCB for purposes of determining PTO under the Peoples PTO policy.
Prior to closing, Peoples and FNCB will enter into employment or change-in-control agreements, including restrictive covenants, with certain employees. Each eligible employee who is not party to an individual agreement providing for severance or termination benefits and who is not offered or retained in comparable employment or who is terminated on or within six months following the effective time, the surviving corporation will provide severance benefit as set forth in the Peoples disclosure schedule.
Further, the merger agreement provides that Peoples will be authorized to make retention bonus awards from a retention bonus pool for purposes of retention through, and in some circumstances, after, the effective time. The merger agreement also provides that Peoples will maintain FNCB’s bank owned life insurance policies and related split dollar life insurance places for FNCB continuing employees who participate in such policies at the effective time, for one year after closing.
Director and Officer Indemnification and Insurance
The merger agreement provides that following the effective time, Peoples, as the surviving corporation in the merger, will indemnify and advance expenses to any person who has rights to indemnification or advancement of expenses from FNCB or any of its subsidiaries (in any capacity), to the same extent and on the same conditions as such person was entitled to indemnification or advancement of expenses pursuant to applicable law and the organizational documents of FNCB or any FNCB subsidiary, as the case may be, or any indemnification agreements to which an indemnified party is a party as in effect on the date of the merger agreement. In the case of advancement of expenses, the indemnified party must provide a written undertaking to repay such advancements.
The merger agreement requires Peoples, as the surviving corporation in the merger, to maintain for a period of six years after the effect time of the merger FNCB’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, Peoples is not required to spend annually more than 250% of the current annual premium paid as of the date of the merger agreement by FNCB for such insurance (“premium cap”). If, however, the premiums for such insurance would at any time exceed the premium cap, then Peoples will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.
Dividends
After the effective time, the surviving corporation shall pay a quarterly cash dividend in an among no less than $0.6175 per share, provided sufficient fund are legally available and the surviving corporation and resulting institution each remain “well-capitalized” under applicable laws, unless the board of directors of the surviving corporation determines otherwise upon the approval of at least 75% of the directors.
Surviving Corporation Governance
Boards of Directors of the Surviving Corporation and the Resulting Institution
The merger agreement and the bylaws amendments of Peoples and Peoples Bank, which will be made in connection with the merger and effective upon the consummation of the merger and at the effective time, provide for certain arrangements related to the boards of directors of Peoples and Peoples Bank after the merger. The Peoples bylaws amendments and the Peoples Bank bylaws amendments expressly contemplated by the merger agreement are set forth as Exhibits D-1 and D-2, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. In addition, the Peoples bylaws and Peoples Bank bylaws will be amended to permit Louis A. DeNaples, Sr., Keith W. Eckel and Sandra L. Bodnyk to be nominated for reelection in accordance with Exhibit E to the merger agreement, notwithstanding the generally applicable mandatory retirement bylaws.

As required by the merger agreement, Peoples and Peoples Bank will, prior to the effective time of the merger, adopt the Peoples and Peoples Bank bylaws amendments that will fix the number of directors on the Peoples board of directors at 16 directors and on the Peoples Bank board of directors at 18 directors. For Peoples and Peoples Bank, these directors will consist of (i) eight Peoples continuing directors, and (ii) eight FNCB continuing directors. Other than the Peoples and FNCB continuing directors, no other directors of Peoples or FNCB will be designated to serve on the board of directors of the surviving corporation at the effective time. For Peoples Bank, its board will consist of: (i) the eight Peoples continuing directors, (ii) the eight FNCB continuing directors, and (iii) Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
The Peoples bylaws amendment and the Peoples Bank bylaws amendment are substantially similar. Both provide that from the effective time until three years after the effective time, no vacancy on the Peoples board of directors or the Peoples Bank board of directors will be filled, and neither board will nominate any director to fill such vacancy unless, in the case of a vacancy created by the cessation of service of a Peoples continuing director, not less than a majority of the Peoples continuing directors have approved the appointment, in which case the FNCB continuing directors must vote to approve the appointment or nomination. In the case of a vacancy created by the cessation of service of a FNCB continuing director, not less than a majority of the FNCB continuing directors have approved the appointment, in which case the Peoples continuing directors must vote to approve the appointment or nomination. However, any such director nominee must be made in accordance with the surviving corporation or resulting institution governance guidelines, applicable law, and the rules of Nasdaq or any other exchange on which the surviving corporation’s securities may be listed for trading. Both the merger agreement and the Peoples bylaws amendment and the Peoples Bank bylaws amendment provide that effective as of the effective time, William E. Aubrey, II will continue to serve as Chair of the board of directors of the surviving corporation and resulting institution and that Louis A. DeNaples, Sr., will become the Vice Chair of the board of directors of the surviving corporation and resulting institution. The Peoples bylaws amendment and the Peoples Bank bylaws amendment further provide that these requirements may be waived by the approval of at least 80% of the members of the surviving corporation’s directors or resulting institution’s directors then in office.
Exhibit E to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, sets forth certain corporate governance matters for the surviving corporation and the resulting institution including the identity of the Peoples continuing directors and the FNCB continuing directors, and certain details related to the service of the Peoples continuing directors and FNCB continuing directors on the boards of directors of the surviving corporation and resulting institution. The Peoples continuing directors will be: William E. Aubrey, II, Craig W. Best, Sandra L. Bodnyk, Ronald G. Kukuchka, Richard S. Lochen, James B. Nicholas, Elisa Zúñiga Ramirez, and Joseph T. Wright, Jr., Esq. Subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the surviving corporation, Ms. Bodnyk will be nominated for election to serve one additional three-year term as a member of the board of directors of the surviving corporation at the 2026 annual meeting of shareholders of the surviving corporation.
The FNCB continuing directors will be: Louis A. DeNaples, Sr., William G. Bracey, Thomas J. Melone, CPA, Joseph Coccia, Joseph L. DeNaples, Esq., William P. Conaboy, Esq., Kathleen M. Lambert, CPA, and Keith W. Eckel. Additionally, subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the surviving corporation:
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Louis A. DeNaples, Sr., and Keith W. Eckel will be each nominated for election to serve one additional three-year term as a member of the board of directors of the surviving corporation at the first annual meeting of shareholders of the surviving corporation following the closing. However, upon the death, resignation, or retirement of Louis A. DeNaples, Sr., at any time prior to the end of such additional three-year term, the board of directors of the surviving corporation shall take all actions necessary to appoint or nominate for election Louis A. DeNaples, Jr., M.D., as a member of the board of directors of the surviving corporation and to appoint him to the vacancy of Vice Chair.

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At or immediately prior to the date of the annual meeting of shareholders of the surviving corporation at which the terms to which Louis A. DeNaples, Sr., and Keith W. Eckel were initially elected to the surviving corporation’s board of directors following the effective time, each of Louis A. DeNaples, Sr., and Keith W. Eckel will each take all actions necessary to effect their resignation as a member of the board of directors of the surviving corporation and neither shall stand for or accept nomination to so serve at any subsequent meeting of the board of directors or annual meeting of shareholders of the surviving corporation.
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Gerard A. Champi will be nominated for election to serve as a member of the board of directors of the surviving corporation at the 2025 annual meeting of shareholders of the surviving corporation.

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At or immediately prior to the 2025 annual meeting of shareholders of the surviving corporation, one of the FNCB continuing directors will take all actions necessary to effect his or her resignation from the board of directors of the surviving corporation and shall not stand for or accept nomination to serve as a member thereof at any subsequent meeting of the board of directors or annual meeting of shareholders of the surviving corporation.

Officers of the Surviving Corporation and Resulting Institution after the Merger
Exhibit E to the merger agreement sets forth certain individuals to be appointed to executive positions in the surviving corporation and resulting institution following the consummation of the merger.
The officers of the surviving corporation will consist of the following immediately following the merger:
Name	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
Each officer of the surviving corporation will report directly or indirectly to the chief executive officer of the surviving corporation. The chief executive officer will report to the board of directors of the surviving corporation. At the one-year anniversary of the effective time, Craig W. Best will resign as chief executive officer of the surviving corporation, but remain a member of the board of directors of the surviving corporation, subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the surviving corporation. Additionally, at such time and following Mr. Best’s resignation, Mr. Champi will be appointed to the position of chief executive officer of the surviving corporation.
The officers of the resulting institution will consist of the following immediately following the bank merger:
Name	Position at Resulting Institution
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
Each officer of the resulting institution will report directly or indirectly to the chief executive officer of the resulting institution. The chief executive officer will report to the board of directors of the resulting institution. At the one-year anniversary of the effective time, Craig W. Best will resign as chief executive officer of the resulting institution, but remain a member of the board of directors of the resulting institution, subject to compliance with the articles of incorporation, bylaws, and corporate governance procedures of the resulting institution. Additionally, at such time and following Mr. Best’s resignation, Mr. Champi will be appointed to the position of chief executive officer of the resulting institution and Mr. Tulaney will retain his position chief operating officer of the resulting institution and will also be appointed as president of the resulting institution.

Headquarters
The merger agreement specifies that, following the consummation of the merger, the surviving corporation will remain headquartered in Scranton, Pennsylvania. The headquarters of the resulting institution, after the consummation of the merger will be located in Dunmore, Pennsylvania.
Shareholder Approvals; Recommendation of Peoples’ and FNCB’s Boards of Directors
Each of Peoples and FNCB has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement (in the case of the FNCB shareholders, the “requisite FNCB vote” and, in the case of the Peoples shareholders, the “requisite Peoples vote”) and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings.
Subject to the conditions set forth in the merger agreement, each of Peoples and FNCB and their respective boards of directors has agreed to use its reasonable best efforts to obtain from Peoples shareholders and FNCB shareholders, respectively, the requisite Peoples vote and the requisite FNCB vote, including by communicating to Peoples shareholders and FNCB shareholders, as applicable, the Peoples board recommendation that Peoples shareholders approve the merger agreement and (the “Peoples board recommendation”) and the FNCB board recommendation that FNCB shareholders approve the merger agreement (the “FNCB board recommendation”), as applicable, except in limited circumstances as described under “— Acquisition Proposals,” below.
Each of Peoples and FNCB has agreed that each of Peoples and FNCB and their respective boards of directors will not (i) withhold, withdraw, modify or qualify its board recommendation in any manner adverse to the other party, (ii) fail to make its board recommendation, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined below, see “— Acquisition Proposals”) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification recommend against any acquisition proposal or reaffirm its board recommendation, in each case within ten business days (or such fewer number of days as remains prior to the Peoples special meeting or FNCB special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).
Subject to applicable law, Peoples and FNCB must adjourn or postpone the Peoples shareholders meeting or the FNCB shareholders meeting, as applicable, if there are insufficient shares of Peoples common stock or FNCB common stock, as the case may be, represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Peoples or FNCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Peoples vote or the requisite FNCB vote, and subject to the terms and conditions of the merger agreement, Peoples or FNCB, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders, as applicable, provided, however, that neither Peoples nor FNCB will be required to adjourn or postpone the Peoples shareholders meeting or the FNCB shareholder meetings, as applicable, more than two times.
Acquisition Proposals
Each of Peoples and FNCB has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly:
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initiate, solicit, knowingly encourage or knowingly facilitate inquiries, proposals or offers with respect to any acquisition proposal (as defined below);

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engage or participate in any negotiations with any person concerning any acquisition proposal;

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provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (other than the parties to the merger agreement and their representatives); or

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approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) in connection with or relating to any acquisition proposal, unless the merger agreement has been terminated in accordance with its terms.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to Peoples or FNCB, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in
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any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party;

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party; or

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a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

Provided, however, that in the event the merger is agreement is terminated by either Peoples or FNCB pursuant to the merger agreement (see, “— Effect of Termination”), then all references in the definition of acquisition proposal to “25%” shall instead refer to “50%.”
In the event that after the date of the merger agreement and prior to the receipt of the requisite Peoples vote, in the case of Peoples, or the requisite FNCB vote, in the case of FNCB, a party receives an unsolicited bona fide written acquisition proposal that did not result from a breach of the merger agreement, it may, and may permit its subsidiaries and its and their subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with, any person making the acquisition proposal, but only to the extent that:
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prior to doing so, the board of directors of such party concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its outside financial advisors) that (i) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below) and (ii) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; and

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prior to furnishing any confidential or nonpublic information, such party have provided such information to the other party to the merger agreement and shall have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement in effect between Peoples and FNCB, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.

In the event either Peoples or FNCB receives an acquisition proposal, each party shall promptly (within 24 hours) advise the other of any such acquisition proposal (or any inquiry that could reasonably be expected to lead to any acquisition proposal), the material terms and conditions thereof, and the identity of the person making such acquisition proposal, will provide the other party with an unredacted copy of any such acquisition proposal and all related draft transaction documents received in connection with such acquisition proposal, and will thereafter keep the other party apprised of any related material developments, discussions and negotiations on a reasonably current basis, including by providing a copy of all material documentation and correspondence relating thereto.
For purposes of the merger agreement, a “superior proposal” means, with respect to Peoples or FNCB, as applicable, any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that a party’s board of directors determines in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors) would, if consummated, (i) result in the acquisition of all, but not less than all, of the issued and outstanding shares of such party’s common stock or all, or substantially all, of the assets of such party; (ii) would result in a transaction that, (A) involves consideration to the holders of the shares of such party’s common stock that is, after accounting for payment of the termination fee that may be required hereunder (see, “— Termination Fee,”) more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of such party’s common stock pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining financing is, and (B) is, in light of the other terms of such proposal, more favorable to such party than the Merger and the other transactions contemplated by the merger agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time, whether before or after the receipt of the requisite Peoples vote or the requisite FNCB vote, in the following circumstances:
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by mutual written consent of Peoples and FNCB;

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by either Peoples or FNCB if any required governmental entity must grant regulatory approval and such approval has been denied and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approvals shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party as required by the merger agreement;

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by either Peoples or FNCB, if the merger has not been consummated by September 27, 2024, unless the failure of the closing by such date is due to the failure of the party seeking to terminate to perform or observe the obligations, covenants and agreements set forth in the merger agreement;

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by either Peoples or FNCB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in the merger agreement on the part of FNCB, in the case of a termination by Peoples, or Peoples, in the case of a termination by FNCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of a closing condition as set forth in the merger agreement, and which is not cured within 45 days following written notice to the non-terminating party;

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by FNCB prior to such time as the requisite Peoples vote is obtained, if Peoples or its board of directors shall have made a recommendation change or shall have breached its obligations under the merger agreement concerning the Peoples board recommendation or an acquisition proposal;

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by Peoples prior to such time as the requisite FNCB vote is obtained, if FNCB or its board of directors shall have made a recommendation change or shall have breached its obligations under the merger agreement concerning the FNCB board recommendation or an acquisition proposal;

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by Peoples or FNCB, following the Peoples special meeting (including any adjournments or postponements thereof), if Peoples has not breached any of its obligations under the merger agreement concerning the Peoples board recommendation or an acquisition proposal in any material respect, and has failed to obtain the requisite Peoples vote at the Peoples special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;

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by Peoples or FNCB, following the FNCB special meeting (including any adjournments or postponements thereof), if FNCB has not breached any of its obligations under the merger agreement concerning the FNCB board recommendation or an acquisition proposal in any material respect, and has failed to obtain the requisite FNCB vote at the FNCB special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken; or
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by either Peoples or FNCB, if both

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the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (or, $35.02); and

•
the Peoples Ratio is less than the difference between the Index Ratio and 0.20.

Provided, however, that terminating party must elect to terminate the merger agreement by written notice (a “termination notice”) given to the other party within five days after the Determination Date and that such party’s right of termination shall be subject to the right of the other party to propose to adjust the exchange ratio. During the five-business day period immediately following the day on which FNCB or Peoples, as the case may be, receives a termination notice (such period of time, the “election period”) the party receiving a termination notice shall have the right, in its sole and absolute discretion, to propose to adjust the exchange ratio (calculated to the nearest one ten-thousandth). If such party elects to propose to adjust the exchange ratio as aforesaid, such party shall give written notice of such election (an “adjustment notice”) to the other party during the election period, which shall specify the proposed amount of any such adjustment. Upon receipt of such an adjustment notice, the receiving party shall consider the proposed adjusted exchange ratio in good faith and may, in its sole discretion, agree in writing to such adjustment or to a different adjusted exchange ratio which may be agreed to by the other party (in its sole discretion). If the parties shall enter into a written agreement regarding an adjusted exchange ratio, then the merger agreement will not be terminated and shall remain in full force and effect in accordance with its terms (with the adjusted exchange ratio). In such case, Peoples will prepare and file with the SEC any amendment or supplement necessary to update this joint proxy statement/prospectus or registration statement as may be needed or advisable to reflect the adjusted exchange ratio.
If the party receiving the termination notice does not timely elect to propose to adjust the exchange ratio, then either party may terminate the merger agreement at any time after the end of the election period. If the parties have not agreed upon an adjusted exchange ratio within 10 business days of the receipt of an adjustment notice, then either party may terminate the merger agreement.
For additional information regarding the required recommendations of the boards of directors of the parties and their ability to make a change in recommendation or terminate the merger agreement to accept a superior proposal, see “— Shareholder Approvals; Recommendation of Peoples’ and FNCB’s Boards of Directors” and “— Acquisition Proposals” beginning above on pages 141 and 141, respectively.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect and none of Peoples, FNCB, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability thereunder or in connection with the transactions contemplated by the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, the termination fee and Article IX of the merger agreement, relating to the general provisions of the merger agreement, and (ii) neither FNCB nor Peoples will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.
Termination Fee
FNCB will pay Peoples a termination fee equal to $4.8 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
if, after the date of the entry into the merger agreement, a bona fide acquisition proposal is made with respect to FNCB that is communicated to or otherwise made known to the shareholders, senior management or board of directors of FNCB, or any person or entity shall have publicly announced an acquisition proposal with respect to FNCB and (i) the merger agreement is then terminated (X) by

FNCB or Peoples without the requisite FNCB vote having been obtained and all necessary closing conditions were otherwise satisfied; or (Y) if terminated by Peoples as a result of a willful breach of the merger agreement by FNCB; or, (Z) if terminated by Peoples or FNCB following a failure by FNCB to obtain the requisite FNCB vote at the FNCB special meeting and (ii) prior to a date that is 12 months after the date of termination FNCB enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; and
•
if Peoples terminate the merger agreement due to the failure of the FNCB board to make the FNCB board recommendation, a change in the FNCB board recommendation, or upon FNCB’s adoption, endorsement, or recommendation of any acquisition proposal.

Peoples will pay FNCB the termination fee if the merger agreement is terminated in the following circumstances:
•
if, after the date of the entry into the merger agreement, a bona fide acquisition proposal is made with respect to Peoples that is communicated to or otherwise made known to the shareholders, senior management or board of directors of Peoples, or any person or entity shall have publicly announced an acquisition proposal with respect to Peoples and (i) the merger agreement is then terminated (X) by Peoples or FNCB without the requisite Peoples vote having been obtained and all necessary closing conditions were otherwise satisfied; or (Y) if terminated by FNCB as a result of a willful breach of the merger agreement by Peoples; or, (Z) if terminated by FNCB or Peoples following a failure by Peoples to obtain the requisite Peoples vote at the Peoples special meeting and (ii) prior to a date that is 12 months after the date of termination Peoples enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; and

•
if FNCB terminates the merger agreement due to the failure of the Peoples board to make the Peoples board recommendation, a change in the Peoples board recommendation, or upon Peoples’ adoption, endorsement, or recommendation of any acquisition proposal.

If Peoples or FNCB, as the case may be, fails promptly to pay the termination fee due pursuant to the merger agreement, and, in order to obtain such payment, Peoples or FNCB, as applicable, commences a suit which results in a judgment against the other party for the termination fee, then Peoples or FNCB, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.
Amendment, Extension, and Waiver of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Peoples vote or the requisite FNCB vote, except that after the receipt of the requisite Peoples vote or the requisite FNCB vote, there may not be, without further approval of Peoples shareholders or FNCB shareholders, as applicable, any amendment to the merger agreement that requires such further approval under applicable law.
Expenses and Fees
Except as otherwise expressly provided in the merger agreement, each of the parties thereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and legal advisors; provided that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and other governmental authorities in connection with the merger shall be borne equally.
Governing Law; Jurisdiction
The merger agreement is governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law. The parties also agreed to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Pennsylvania.

Specific Performance
Peoples and FNCB will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.
Conditions to Complete the Merger
Peoples’ and FNCB’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
•
the requisite Peoples vote and the requisite FNCB vote having been obtained;

•
the authorization for listing on Nasdaq, subject to official notice of issuance, of the Peoples common stock to be issued in the merger;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
neither party is subject to any order, injunction or decree issued by any court or governmental entity of or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Peoples nor FNCB can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Other Agreements
The merger agreement also contains additional agreements covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Peoples common stock to be issued in the merger on Nasdaq, access to information of the parties thereto, and the confidentiality of such information, advice of changes that constitute a material adverse effect on a party thereto or breach of the merger agreement by a party thereto, exemption from takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Peoples of FNCB’s indebtedness, planning for the efficient and orderly combination of Peoples and FNCB to form the surviving corporation, public announcements with respect to the transactions contemplated by the merger agreement, and exemption from Section 16(b) insider trading liability.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of FNCB common stock that exchange their shares of FNCB common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those FNCB shareholders that hold their shares of FNCB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address FNCB shareholders who received their FNCB common stock through the exercise of an employee stock option, through a tax qualified retirement plan, as restricted stock, or otherwise as compensation. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including, without limitation, if you are:
•
a bank or other financial institution;

•
a tax-exempt organization;

•
a partnership, an S-corporation, or other pass-through entity, or an investor in a pass-through entity;

•
an insurance company;

•
a mutual fund;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects a mark-to-market method of accounting for the securities;

•
a person that is not a U.S. holder;

•
a person that has a functional currency other than the U.S. dollar;

•
a real estate investment trust;

•
a regulated investment company;

•
a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•
a holder who actually or constructively owns 5% or more of FNCB common stock;

•
a holder of FNCB common stock that holds FNCB common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•
a United States expatriate.

In addition, the discussion does not address any alternative minimum tax, any estate or gift tax (or any other non-income tax) rules, or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of FNCB or Peoples.
You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FNCB common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United

States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds FNCB common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding FNCB common stock should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that Peoples receive an opinion from Troutman Pepper Hamilton Sanders LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that FNCB receive an opinion from Cozen O’Connor, P.C., dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of Peoples and FNCB, are, as of the effective time, true and complete without qualification and that the representation letters of Peoples and FNCB are executed by appropriate and authorized officers of Peoples and FNCB. Neither of the opinions described above will be binding on the IRS. Peoples and FNCB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of FNCB common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of FNCB common stock are set forth in the remainder of this discussion:
•
a holder who receives solely shares of Peoples common stock (or receives Peoples common stock and cash solely in lieu of a fractional share) in exchange for shares of FNCB common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Peoples common stock (as discussed below);

•
the aggregate tax basis of the Peoples common stock received in the merger (including fractional share interests in Peoples common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the FNCB common stock for which it is exchanged; and

•
the holding period of Peoples common stock received in the merger (including any fractional shares of Peoples common stock deemed received and redeemed as described below) will include the holder’s holding period of the FNCB common stock for which it is exchanged.

If holders acquired different blocks of FNCB common stock at different times and at different prices, a holder’s tax basis and holding period in Peoples common stock may be determined with reference to each block of FNCB common stock.
Cash Instead of a Fractional Share
A holder of FNCB common stock who receives cash instead of a fractional share of Peoples common stock will be treated as having received the fractional share of Peoples common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Peoples common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of FNCB common stock surrendered therefor) is greater than one year. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to a non-corporate holder of FNCB common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A holder of FNCB common stock generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular tax circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under any alternative minimum tax, the United States federal estate or gift tax or other non-income tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction, and any changes in any laws after the date of this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND PER SHARE DATA
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations”, giving effect to the proposed merger of FNCB with and into Peoples, with Peoples as the surviving corporation. Under this method, FNCB assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Peoples. Any difference between the purchase price for FNCB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Peoples in connection with the acquisition will be amortized to expense over such intangible asset’s estimated useful life. The financial statements of Peoples issued after the acquisition will reflect the results attributable to the acquired operations of FNCB beginning on the date of completion of the acquisition.
The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read in conjunction with the following historical financial statement and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:
•
the historical unaudited consolidated financial statements of Peoples as of and for the nine months ended September 30, 2023 and the historical audited consolidated financial statements of Peoples as of and for the year ended December 31, 2022; and

•
the historical unaudited consolidated financial statements of FNCB as of and for the nine months ended September 30, 2023 and the historical audited consolidated financial statements of FNCB as of and for the year ended December 31, 2022.

See “Where You Can Find More Information” beginning on page 188.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Information, which requires the depiction of the accounting for the transaction, which we refer to as transaction accounting adjustments. Regulation S-X also allows for management adjustments that could include presentation of the reasonably estimable cost savings and revenue enhancements and other transaction effects that have occurred or are reasonably expected to occur. Peoples has elected not to present management’s adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.
The following unaudited pro forma combined consolidated balance sheet as of September 30, 2023, combines the unaudited consolidated balance sheet of Peoples as of September 30, 2023 with the unaudited statement of financial condition of FNCB as of September 30, 2023, giving effect to the transaction as if it had been consummated September 30, 2023. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2023 combines the unaudited consolidated statements of income of Peoples for the nine months ended September 30, 2023 with the unaudited consolidated statements of income of FNCB for the nine months ended September 30, 2023, giving effect to the transaction as if it had been consummated effective beginning on the first day of the fiscal years presented. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2022 combines the audited consolidated statements of income of Peoples for the year ended December 31, 2022 with the audited consolidated statements of income of FNCB for the year ended December 31, 2022, giving effect to the transaction as if it had been consummated effective beginning on the first day of the fiscal years presented. Certain reclassification adjustments have been made to FNCB’s financial statements to conform to Peoples’ financial statement presentation.

The unaudited pro forma condensed consolidated financial statements were prepared with Peoples as the accounting acquirer and FNCB as the accounting acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Peoples to complete the acquisition of FNCB will be allocated to FNCB’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at this time; however, preliminary significant valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited condensed pro forma financial statements.
The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of FNCB’s tangible and identifiable intangible assets and liabilities as of the closing date. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Peoples’ consolidated statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to FNCB shareholders’ equity, including results of operations from September 30, 2023, through the closing date will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the transaction accounting adjustments presented herein. The total estimated purchase price for the purpose of this pro forma financial information is $117.3 million utilizing Peoples’ closing common stock price of $40.10 as of September 29, 2023, the last trading date of the fiscal quarter ended September 30, 2023.
The pro forma statements of income and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. FNCB and Peoples are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either FNCB or Peoples and certain service providers. There is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all.
The pro forma combined basic and diluted earnings per share of Peoples common stock is based on the pro forma combined net income per common share for FNCB and Peoples divided by the pro forma basic or diluted common shares of the combined entities for the periods presented on such statements of income. The pro forma information includes adjustments related to the fair value of assets and liabilities of FNCB and is subject to adjustment as additional information becomes available and as final merger date analyses are performed. The pro forma combined balance sheet and book value per share data includes the impact of merger related expenses on the balance sheet with FNCB’s after-tax charges currently estimated at $2.8 million, illustrated as an adjustment to accrued other liabilities, and Peoples’ after-tax estimated charges of $11.4 million, illustrated as an adjustment to retained earnings and to accrued other liabilities. The pro forma combined book value per share of Peoples common stock is based on the pro forma combined common stockholders’ equity of FNCB and Peoples divided by total pro forma common shares of the combined entities.
The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Peoples common stock or the actual or future results of operations of Peoples for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2023
($ In Thousands, except per share data)
	Peoples	FNCB	Transaction Accounting Adjustments		Pro Forma Combined
Assets:
Cash and cash equivalents:
Cash and due from banks	$39,285	$42,081	$—		$81,366
Interest-bearing deposits in other banks	9,550	34,990	—		44,540
Federal funds sold	205,700	—	—		205,700
Total cash and cash equivalents	254,535	77,071	—		331,606
Investment securities:
Available-for-sale	382,135	437,142	—	(3)	819,277
Equity investments carried at fair value	92	6,104	—		6,196
Held-to-maturity	86,338	—	—		86,338
Total investment securities	468,565	443,246	—		911,811
Loans	2,870,969	1,205,752	(53,185)	(4)	4,023,536
Less: allowance for credit losses	23,010	12,149	9,469	(5)	44,628
Net loans and leases	2,847,959	1,193,603	(62,654)		3,978,908
Goodwill	63,370	—	9,750	(1)	73,120
Premises and equipment, net	61,936	14,790	4,254	(6)	80,980
Bank owned life insurance	49,123	37,111	—		86,234
Deferred tax assets	17,956	18,444	7,267	(7)	43,667
Accrued interest receivable	12,769	6,599	—		19,368
Intangible assets, net	19	—	34,615	(8)	34,634
Other assets	49,567	35,909	403	(9)	85,879
Total assets	$3,825,799	$1,826,773	$(6,365)		$5,646,207
Liabilities:
Deposits:
Noninterest-bearing	$691,071	$297,740	$—		$988,811
Interest-bearing	2,674,012	1,204,635	(1,455)	(10)	3,877,192
Total deposits	3,365,083	1,502,375	(1,455)		4,866,003
Short-term borrowings	27,020	116,590	—		143,610
Long-term debt	25,000	63,523	(831)	(11)	87,692
Trust preferred	—	10,310	(1,682)	(12)	8,628
Subordinated debentures	33,000	—	—		33,000
Accrued interest payable	4,777	1,001	—		5,778
Other liabilities	46,529	15,172	17,448	(13)	79,149
Total liabilities	3,501,409	1,708,971	13,480		5,223,860
Shareholders’ equity:
Common stock	14,093	24,725	(18,873)	(1)(2)	19,945
Capital surplus	121,870	78,050	33,436	(1)(2)	233,356
Retained earnings	247,857	70,221	(89,602)	(2)(5)(13)	228,476
Accumulated other comprehensive loss	(59,430)	(55,194)	55,194	(2)	(59,430)
Total shareholders’ equity	324,390	117,802	(19,845)		422,347
Total liabilities and shareholders’ equity	$3,825,799	$1,826,773	$(6,365)		$5,646,207
Per Share Data
Shares Outstanding	7,040,852	19,780,317	(16,854,175)	(1)	9,966,993
Book Value Per Share	$46.07	$5.96			$42.37

Unaudited Pro Forma Combined Statements of Income for nine months ended September 30, 2023
($ In Thousands, Except Per Share Data)
	Peoples	FNCB	Transaction Accounting Adjustments		Pro Forma Combined
Interest and Dividend Income
Interest and fees on loans:	$99,488	$47,642	$10,652	(4)	$157,782
Interest and dividends on investment securities:	7,187	11,618	8,366	(3)	27,171
Interest on interest-bearing deposits in other banks	190	—	—		190
Interest on federal funds sold	2,914	672	—		3,586
Total interest and dividend income	109,779	59,932	19,018		188,729
Interest Expense
Interest on deposits	39,805	16,968	702	(10)	57,475
Interest on short-term borrowings	1,590	6,466	—		8,056
Interest on long-term debt	569	546	504	(11)	1,619
Interest on subordinated debt	1,330	531	54	(12)	1,915
Total interest expense	43,294	24,511	1,260		69,065
Net interest income	66,485	35,421	17,758		119,664
(Credit to) provision for credit losses	(1,103)	1,504	—	(5)	401
Net interest income after (credit to) provision for credit losses	67,588	33,917	17,758		119,263
Noninterest income:
Service charges, fees, commissions and other	5,847	3,319	—		9,166
Merchant services income	542	464	—		1,006
Commission and fees on fiduciary activities	1,691	—	—		1,691
Wealth management income	1,177	720	—		1,897
Mortgage banking income	295	2	—		297
Increase in cash surrender value of life insurance	790	612	—		1,402
Interest rate swap revenue	512	49	—		561
Net losses on equity investment securities	(17)	(1,773)	—		(1,790)
Net gains on sale of investment securities available for sale	81	252	—		333
Other income	—	719	(86)	(9)	633
Total noninterest income	10,918	4,364	(86)		15,196
Noninterest expense:
Salaries and employee benefits expense	26,346	14,859	—		41,205
Net occupancy and equipment expense	12,678	2,320	80	(6)	15,078
Acquisition related expenses	990	537	(1,527)	(13)	—
Amortization of intangible assets	86	—	4,720	(8)	4,806
Net gains on sale of other real estate owned	(18)	—	—		(18)
Professional fees and outside services	1,960	781	—		2,741
FDIC insurance and assessments	1,565	808	—		2,373
Donations	1,254	154	—		1,408
Other expenses	5,361	6,864	—		12,225
Total noninterest expense	50,222	26,323	3,273		79,818
Income before income taxes	28,284	11,958	14,398		54,640
Provision for income tax expense	4,534	2,277	2,979	(7)(13)	9,790
Net income	23,750	9,681	11,419		44,850
Basic earnings per common share	$3.33	$0.49	$—		$4.46
Diluted earnings per common share	$3.31	$0.49	$—		$4.44
Basic weighted average common shares outstanding	7,130,506	19,724,956	(16,798,814)	(1)	10,056,648
Diluted weighted average common shares outstanding	7,165,570	19,727,790	(16,801,648)	(1)	10,091,712

Unaudited Pro Forma Combined Statements of Income for twelve months ended December 31, 2022
($ In Thousands, Except Per Share Data)
	Peoples	FNCB	Transaction Accounting Adjustments		Pro Forma Combined
Interest and Dividend Income
Interest and fees on loans:	$100,589	$47,193	$14,202	(4)	$161,984
Interest and dividends on investment securities:	10,302	13,492	11,154	(3)	34,948
Interest on interest-bearing deposits in other banks	101	91	—		192
Interest on federal funds sold	342	—	—		342
Total interest and dividend income	111,334	60,776	25,356		197,466
Interest Expense
Interest on deposits	12,632	3,970	936	(10)	17,538
Interest on short-term borrowings	1,103	2,392	—		3,495
Interest on long-term debt	76	12	607	(11)	695
Interest on subordinated debt	1,774	358	72	(12)	2,204
Total interest expense	15,585	6,732	1,615		23,932
Net interest income	95,749	54,044	23,741		173,534
(Credit to) provision for credit losses	(449)	1,962	—	(5)	1,513
Net interest income after (credit to) provision for credit losses	96,198	52,082	23,741		172,021
Noninterest income:
Service charges, fees, commissions and other	7,076	4,415	—		11,491
Merchant services income	964	712	—		1,676
Commission and fees on fiduciary activities	2,229	—	—		2,229
Wealth management income	1,430	563	—		1,993
Mortgage banking income	511	205	—		716
Increase in cash surrender value of life insurance	1,020	710	—		1,730
Interest rate swap revenue	622	169	—		791
Net losses on equity investment securities	(31)	(34)	—		(65)
Net gains on sale of investment securities available for sale	(1,976)	(223)	—		(2,199)
Other income	—	1,461	(115)	(9)	1,346
Total noninterest income	11,845	7,978	(115)		19,708
Noninterest expense:
Salaries and employee benefits expense	33,553	19,283	—		52,836
Net occupancy and equipment expense	16,578	3,388	106	(6)	20,072

	Peoples	FNCB	Transaction Accounting Adjustments		Pro Forma Combined
Amortization of intangible assets	363	—	6,294	(8)	6,657
Net gains on sale of other real estate owned	(478)	9	—		(469)
Professional fees and outside services	2,715	1,273	—		3,988
FDIC insurance and assessments	1,300	811	—		2,111
Donations	1,381	642	—		2,023
Other expenses	7,265	10,065	—		17,330
Total noninterest expense	62,677	35,471	6,400		104,548
Income before income taxes	45,366	24,589	17,226		87,181
Provision for income tax expense	7,276	4,144	3,617	(7)	15,037
Net income	$38,090	20,445	13,609		72,144
Basic earnings per common shares	$5.31	$1.04	—		7.15
Diluted earnings per common share	$5.28	$1.03	—		7.12
Basic weighted average common shares outstanding	7,168,092	19,744,477	(16,818,335)	(1)	10,094,234
Diluted weighted average common shares outstanding	7,211,643	19,762,566	(16,836,424)	(1)	10,137,785

Unaudited Pro Forma Per Share Data
For The Nine Months Ended September 30, 2023
($ in Thousands, Except Per Share Data)
	Peoples	FNCB	Pro Forma Combined (A)		Pro Forma Equivalent FNCB Share (A)
For The Nine Months Ended September 30, 2023:
Earnings per share:
Net income per share (Basic)	$3.33	$0.49	$4.46	(A)	$0.65	(A)
Net income per share (Diluted)	$3.31	$0.49	$4.44	(A)	$0.65	(A)
Book Value per common share as of September 30, 2023	$46.07	$5.96	$42.37	(A)	$6.19	(A)
Unaudited Pro Forma Per Share Data
For The Twelve Months Ended December 31, 2022
($ in Thousands, Except Per Share Data)
	Peoples	FNCB	Pro Forma Combined (A)		Pro Forma Equivalent FNCB Share (A)
For The Twelve Months Ended December 31, 2022:
Earnings per share
Net income per share (Basic)	$5.31	$1.04	$7.15	(A)	$1.04	(A)
Net income per share (Diluted)	$5.28	$1.03	$7.12	(A)	$1.04	(A)
Book Value per common share as of December 31, 2022	$44.06	$6.04	$41.10	(A)	$6.00	(A)

(A)
The pro forma equivalent FNCB per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.146 in accordance with the merger agreement.

Notes to Unaudited Pro Forma Combined Financial Statements
Transaction Accounting Adjustments
(1)
Subject to the terms of the merger agreement, each share of FNCB common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), except for shares of FNCB common stock owned by FNCB or Peoples (in each case, other than shares of FNCB common stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by FNCB or Peoples in respect of debts previously contracted), will be converted into the right to receive 0.1460 shares (the “exchange ratio”) of Peoples common stock, subject to the payment of cash in lieu of fractional shares of Peoples common stock. The merger agreement provides that, at the effective time, each outstanding share of FNCB common stock subject to a restricted stock award that was granted prior to the signing of the merger agreement under the FNCB Equity Plans and remains outstanding immediately prior to the effective time will in every case accelerate in full and fully vest and convert automatically into the right to receive the merger consideration without any required action on the part of the holder thereof (subject to applicable taxes required to be withheld, if any, with respect to such vesting). Each FNCB restricted stock award granted after the signing of the merger agreement that remains outstanding at the effective time will be converted into the merger consideration on the same terms as other shares of FNCB common stock, except that such shares will remain subject to the same criteria set forth in the applicable award agreement. The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The total estimated purchase price for the purpose of this pro forma financial information is $117.3 million utilizing closing price of Peoples’ common stock of $40.10 as of September 29, 2023. The following is a summary of the fair value of assets acquired and liabilities assumed resulting in goodwill. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis as of September 30, 2023, goodwill of $9.8 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and amounts therein are subject to change based on operations subsequent to September 30, 2023, as additional information becomes available and as additional analyses are performed.
(dollars in thousands, except per share data)
Purchase price
Common shares of FNCB as of September 30,2023	19,780,317
Restricted shares of FNCB as of September 30, 2023	261,753
Total shares of FNCB	20,042,070
Exchange ratio	0.1460
Peoples shares to be issued	2,926,142
Price per share of Peoples common stock (closing stock price as of September 29, 2023)	$40.10
Purchase price consideration for common stock	$117,338

	FNCB Book Value September 30, 2023	Fair Value Adjustments		FNCB Fair Value September 30, 2023
Total purchase price consideration				$117,338
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$77,071	$—		$77,071
Federal funds sold	—	—		—
Securities, available for sale	437,142	—	(3)	437,142
Equity securities	6,104	—		6,104
Loans gross	1,205,752	(53,185)	(4)	1,152,567
Allowance credit losses	(12,149)	658	(5)	(11,491)
Loans, net of allowance	1,193,603	(52,527)		1,141,076
Restricted stock	8,842	—		8,842
Premises and equipment	14,790	4,254	(6)	19,044
Accrued interest receivable	6,599	—		6,599
Core deposit intangibles	—	34,615	(8)	34,615
Deferred tax asset	18,444	2,484	(7)	20,928
Other assets	64,178	403	(9)	64,581
Total identifiable assets acquired	1,826,773	(10,771)		1,816,002
Deposits	1,502,375	(1,455)	(10)	1,500,920
Borrowings	180,113	(831)	(11)	179,282
Trust Preferred	10,310	(1,682)	(12)	8,628
Accrued interest payable	1,001	—		1,001
Other liabilities	15,172	3,411	(13)	18,583
Total liabilities assumed	1,708,971	(557)		1,708,414
Total identifiable net assets	$117,802	$(10,214)		107,588
Goodwill				$9,750

(2)
Balance sheet adjustments to reflect the reversal of FNCB’s historical equity accounts to additional paid-in capital (“APIC”) and record the purchase price consideration for common stock. The following tables summarize the transaction accounting adjustments for the equity accounts.

		Balance Sheet September 30, 2023
Transaction accounting adjustment for common stock
Reversal of FNCB common stock		$(24,725)
Number of shares of Peoples common stock issued	2,926,142
Par value of Peoples common stock	$2.00
Par value of Peoples shares issued for merger		5,852
Total transaction accounting adjustment for common stock		$(18,873)

		Balance Sheet September 30, 2023
Transaction accounting adjustment for APIC
Reversal of FNCB common stock to APIC		$24,725
Reversal of FNCB retained earnings to APIC		70,221
Reversal of FNCB accumulated other comprehensive loss to APIC		(55,194)
Reversal of FNCB treasury stock to APIC		—
Net change in noncontrolling interest in consolidated subsidiaries		—
Issued and outstanding shares of FNCB common stock (including restricted stock awards)	20,042,070
Exchange ratio	0.146
Number of Peoples Shares issued	2,926,142
Closing price of Peoples common stock on September 29, 2023	$40.10
Purchase price consideration for common stock	117,338
FNCB stock options outstanding	—
Total purchase price	117,338
Less: par value of Peoples common stock	5,852
APIC adjustment for Peoples shares issued	111,486
Less: FNCB Equity	(117,802)
Net adjustment to APIC for stock consideration		(6,316)
Total transaction accounting adjustment for APIC		$33,436
Balance Sheet September 30, 2023
Transaction accounting adjustment for retained earnings
Reversal of FNCB retained earnings	$(70,221)
Peoples merger costs	(11,380)
Provision for loan losses for non-PCD (as defined below) loans, net of tax	(8,001)
Total transaction accounting adjustment for retained earnings	$(89,602)
Balance Sheet
September 30, 2023
Transaction accounting adjustment for accumulated other comprehensive loss
Reversal of FNCB accumulated other comprehensive loss	$55,194
Total transaction accounting adjustment for accumulated other comprehensive loss	$55,194

(3)
Securities available-for-sale were recorded at fair value at September 30, 2023, therefore no balance sheet adjustment is necessary. Adjustment to the statements of income includes prospective reclassification of existing available-for-sale securities fair value adjustment of $71.6 million to an amortizing discount which will be amortized into income based on the expected life of securities.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022

Securities available for sale	$—	$8,366	$11,154
Total investment securities	$—	$8,366	$11,154

(4)
Balance sheet adjustment to reflect the fair value discount for acquired purchased credit deteriorated (“PCD”) loans and non-PCD loans of $63.0 million of which $51.5 million is assigned to loans and $11.5 million is assigned to the allowance for credit losses (recorded to allowance for credit losses in footnote 5). The accruing loan fair value adjustments will be substantially recognized over the expected life of the loans. Additional balance sheet adjustment reverses existing deferred fees, loan discounts and premiums of $1.7 million.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Fair value adjustments on loans acquired
Fair value adjustment assigned to Non-PCD loans	$(42,295)	$9,063	$12,084
Fair value adjustment assigned to PCD loans	(20,686)	1,951	2,602
Total fair value adjustments for loans	(62,981)	11,015	14,686
Fair value of PCD loans assigned to allowance for credit losses	11,491	—	—
Reversal of existing deferred fees and costs	(1,695)	(363)	(484)
Total loan adjustments	$(53,185)	$10,652	$14,202

(5)
Balance sheet adjustment for the reversal of FNCB’s existing allowance for loan losses of $12.1 million. Balance sheet adjustment of $11.5 million of PCD loan fair value assigned to the allowance for credit losses. Balance sheet and equity adjustment for the CECL allowance for credit losses of $10.1 million for acquired non-PCD loans (known as the “CECL Credit Double Count”). The pro forma statements of income does not include a one-time provision expense of $10.1 million related to CECL allowance for credit losses for non-PCD loans as it is shown as a direct equity adjustment.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Allowance for credit losses
Reversal of existing allowance for credit losses	$12,149	$—	$—
Fair value of PCD Accruing loans assigned to allowance for credit losses	(10,250)	—	—
Fair value of PCD Non-Accruing loans assigned to allowance for credit losses	(1,241)	—	—
CECL Credit Double Count	(10,127)	—	—
Total adjustments to allowance for credit losses	$(9,469)	$—	$—

(6)
Balance sheet and statements of income adjustment to reflect the fair value of buildings and land and the related amortization adjustment based on an expected life of 40 years.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Premises	$4,254	$80	$106
Total adjustments to premises	$4,254	$80	$106

(7)
Balance sheet adjustment to reflect the net deferred tax asset, at a rate of 21.0%, related to fair value adjustments and tax benefits related to one-time merger charges and related statements of income adjustments to pro forma adjustments using an effective tax rate of 21.0% for book income tax expense.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Tax impact
Fair value adjustments	$2,484	$2,703	$3,617
Peoples Financial Services, Inc. merger costs	2,656	—	—
Allowance for loan losses for Non-PCD loans	2,127	—	—
Reversal of merger related expenses	—	276	—
Total tax impact	$7,267	$2,979	$3,617

(8)
Balance sheet adjustment to intangible assets to reflect the fair value of $34.6 million for acquired core deposit intangible assets and the related statements of income amortization adjustment based upon an expected life of 10 years using sum of the year’s digits method.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Core deposit intangible asset	34,615	4,720	6,294
Total core deposit intangible asset	$34,615	$4,720	$6,294

(9)
Balance sheet and statements of income adjustment to reflect the fair value of mortgage servicing rights amortized over the estimated life of the fair value adjustments.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Fair Value of Mortgage Servicing Rights	$403	$(86)	$(115)
Total adjustments to other assets	$403	$(86)	$(115)

(10)
Balance sheet and statements of income adjustment related to the fair value of interest-bearing time deposits and corresponding statements of income adjustments related to the amortization of discount on interest-bearing time deposits based on the maturities of the interest-bearing time deposits.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Certificates of deposit	$(1,455)	$702	$936
Total certificates of deposits	$(1,455)	$702	$936

(11)
Balance sheet and statements of income adjustment related to the fair value of borrowings and corresponding statements of income adjustments related to the amortization of discount on borrowings based on the maturities of the borrowings.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Borrowings
Borrowings fair value	$(831)	$504	$607
Total borrowings	$(831)	$504	$607

(12)
Balance sheet and statements of income adjustment related to the fair value of subordinated debt and corresponding statements of income adjustments related to the amortization of discount on subordinated debt based on the maturities of the subordinated debt.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Subordinated debt
Subordinated debt fair value	$(1,682)	$54	$72
Total Subordinated debt	$(1,682)	$54	$72

(13)
Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Peoples and FNCB: (a) FNCB pre-tax charges are estimated at $3.4 million ($2.8 million after-tax) and are included as a pro forma fair value liability accrual, and (b) Peoples pre-tax charges are estimated at $14.0 million ($11.4 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible. The pro forma statements of income does not include merger-related expenses related to this transaction which will be expensed against income when incurred. Additionally note that an adjustment to the statements of income was made to exclude a one-time merger and system related expenses that were incurred in 2023 for both Peoples and FNCB, Peoples expenses were $990 thousand pre-tax or $827 thousand after tax and FNCB were $537 thousand pre-tax and $449 thousand after tax.

	Balance Sheet	Statements of Income
	September 30, 2023	Nine Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
Other Liabilities
Peoples accrual for one-time merger related charges	$14,037	$—	$—
FNCB for one-time merger related charges	3,411	—	—
Total other liabilities adjustments	$17,448	$—	$—

DESCRIPTION OF PEOPLES CAPITAL STOCK
As a result of the merger, FNCB shareholders who receive shares of Peoples common stock in the merger will become Peoples shareholders. Your rights as Peoples shareholders will be governed by Pennsylvania law, the Peoples articles of incorporation and the Peoples bylaws. The following description of the material terms of Peoples’ capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Pennsylvania law, the Peoples articles of incorporation and the Peoples bylaws and federal law governing bank holding companies carefully and in their entirety.
General
The authorized capital stock of Peoples consists of 25,000,000 shares of common stock, $2.00 par value, of which 7,043,105 were issued and outstanding as of January 19, 2024; and 500,000 shares of preferred stock, without par value, none of which were issued and outstanding as of January 19, 2024.
Common Stock
Voting
Each holder of Peoples common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.
Peoples’ bylaws provide that its board of directors will be classified into three classes, each class to be as nearly equal in number, in respect to the time for which they severally hold office. At each annual meeting of shareholders, one class of directors is to be elected and each class of directors so elected will serve for a term of approximately three years.
Peoples’ articles of incorporation provide for majority voting in uncontested elections of directors. Under Peoples’ majority voting standard, each vote cast will be counted either “for” or “against” the nominee’s election as a director. To be elected in an uncontested election, a quorum must be present at the meeting and the number of votes cast by shareholders “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. In a contested election, defined as one in which the number of director nominees exceeds the number of directors to be elected, the directors elected at such meeting shall be elected by a plurality of the votes cast in such election of directors, provided that a quorum is present.
Dividends
The holders of Peoples common stock share ratably in dividends when and if declared by Peoples’ board of directors from legally available funds. Declaration and payment of cash dividends by Peoples is largely dependent upon receipt of dividends from its subsidiary, Peoples Bank. The ability of Peoples and Peoples Bank to pay dividends is subject to federal and state regulations. Peoples is a legal entity separate and distinct from Peoples Bank. Accordingly, the right of Peoples, and consequently the right of creditors and shareholders of Peoples, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Peoples in its capacity as a creditor may be recognized.
No Preemptive, Conversion or Redemption Rights
Holders of Peoples common stock do not have preemptive rights to acquire any additional shares of Peoples common stock. Peoples common stock is not subject to conversion or redemption.
Calls and Assessments
All of the issued and outstanding shares of Peoples common stock are fully paid and non-assessable.
Liquidation Rights
In the event of Peoples’ liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Peoples common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of Peoples preferred stock.
Preferred Stock
Peoples’ board is empowered to authorize the issuance of up to 500,000 shares of preferred stock, without par value in one or more classes or series, at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Peoples’ board may fix the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend and other relative rights, qualifications, limitations and restrictions of any such series of preferred stock.
At the time of the filing of this joint proxy statement/prospectus Peoples has no outstanding shares of preferred stock.
Venue and Forum
Peoples’ bylaws provide that unless it consents in writing to the selection of an alternate forum, the state courts of the Commonwealth of Pennsylvania in and for Lackawanna County shall be the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on behalf of Peoples; (ii) any action asserting a claim of a breach of fiduciary duty owed by any director or officer of Peoples to Peoples or Peoples’ shareholders; (iii) any action asserting a claim against Peoples arising pursuant to any provision of the PBCL, the Peoples articles of incorporation of the Peoples bylaws; (iv) any action seeking to interpret, apply, enforce or determine the validity of the Peoples article of incorporation or the Peoples bylaws; or (v) any action asserting a claim against Peoples governed by the internal affairs doctrine.
Additionally, Peoples’ bylaws provide that unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any Peoples securities shall be deemed to have notice of and consented to this provision.
Anti-Takeover Article and Bylaw Provisions
Peoples’ articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Peoples. Among other things these provisions:
•
empower Peoples’ board of directors, without shareholder approval, to issue shares of Peoples preferred stock the terms of which, including voting power, are set by Peoples’ board of directors;

•
divide Peoples’ board of directors into three classes serving staggered three-year terms;

•
require that shares with at least 75% or, in certain instances, a majority of total voting power approve the repeal or amendment of certain provisions of Peoples’ articles of incorporation;

•
eliminate cumulative voting in the election of directors; and

•
require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The PBCL also contains certain provisions applicable to Peoples that may have the effect of deterring or discouraging an attempt to take control of Peoples. These provisions, among other things:
•
require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

•
prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

•
prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the PBCL);

•
require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the PBCL);

•
expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•
provide that a corporation’s board of directors need not regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor;

•
provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation to justify, or higher burden of proof with respect to, any act relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act;

•
provide that acts relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith after reasonable investigation; and

•
provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced directly by the corporation or may be enforced by an action in the right of the corporation, but may not be enforced directly by a shareholder.

The PBCL also explicitly provides that the fiduciary duty of directors does not require them to:
•
redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•
render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control, or under any other provision of the PBCL relating to or affecting acquisitions or potential or proposed acquisitions of control; or

•
act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

Listing & Transfer Agent
Peoples common stock is listed on Nasdaq under the symbol “PFIS”. The transfer agent for Peoples common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219.
For more information regarding the rights of Peoples shareholders, please see the description captioned “Comparison of the Rights of Peoples and FNCB Shareholders,” beginning on page 166.

COMPARISON OF THE RIGHTS OF PEOPLES AND FNCB SHAREHOLDERS
If the merger is completed, FNCB shareholders will receive shares of Peoples common stock in the merger, and they will cease to be FNCB shareholders.
Both Peoples and FNCB are organized under the laws of the Commonwealth of Pennsylvania. The following is a summary of certain material differences between (i) the current rights of FNCB shareholders under the FNCB articles of incorporation and FNCB bylaws and (ii) the current rights of Peoples shareholders under the Peoples articles of incorporation and Peoples bylaws.
The following summary is not a complete statement of the rights of common shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to FNCB’s and Peoples’ governing documents, which we urge you to read carefully and in their entirety. Copies of FNCB’s and Peoples’ governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 188.
	FNCB	Peoples
Authorized Capital Stock	The total number of shares of all classes of stock that FNCB has authority to issue is 70,000,000, consisting of 50,000,000 shares of common stock, par value $1.25 per share, and 20,000,000 shares of preferred stock, par value $1.25 per share. As of the date of this joint proxy statement/prospectus, there were 20,048,784 shares of FNCB common stock outstanding, including 257,262 unvested shares of FNCB common stock, and no shares of FNCB preferred stock outstanding.	The aggregate number of shares of all classes of stock that Peoples is authorized to issue consists of 25,500,000 shares consisting of 25,000,000 shares of common stock, par value $2.00, and 500,000 preferred shares, without par value. As of the date of this joint proxy statement/prospectus, there were 7,043,105 shares of Peoples common stock outstanding and no shares of Peoples preferred stock outstanding.
Voting
The FNCB bylaws provide that shareholders are entitled to one vote for each share of capital stock owned by them as reflected on the books of FNCB and entitled to vote at the particular meeting of shareholders at which the shareholder is present, in person or by proxy.
The FNCB articles of incorporation provide that cumulative voting rights do not exist with respect to the election of directors of FNCB.

The Peoples bylaws provide that Peoples shareholders have the right to one vote for every share having voting power standing in his name on the books of Peoples on the record dated fixed for the meeting, shareholders at which the shareholder is present, in person or by proxy.
The Peoples articles of incorporation provide that cumulative voting rights do not exist with respect to the election of directors of Peoples.

Size of Board of Directors	The PBCL provides that the board of directors a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the bylaws. If not so fixed, the number of directors must be the same as that stated in the FNCB articles of incorporation or three if no number is so stated.	The PBCL provides that the board of directors a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the bylaws. If not so fixed, the number of directors must be the same as that stated in the Peoples articles of incorporation or three if no number is so stated.

	FNCB	Peoples
	The FNCB bylaws provide that the number of members of FNCB’s board of directors shall be designated from time to time by resolution of such board but may consist of no fewer than three members.	Peoples’ bylaws provide that the number of directors that shall constitute the whole board of directors shall be not less than five nor more than 25.
Classes of Directors
The PBCL permits corporations to classify their board of directors. Except as otherwise provided in a corporation’s articles of incorporation, each class must be as nearly equal in number as possible, the term of office of at least one class will expire in each year, and the members of a class may not be elected for a longer period than four years.
FNCB’s board of directors consists of 11 members and is divided into three classes, with each class to be as nearly equal in number as possible, and with one class of directors elected each year.

The PBCL permits corporations to classify their board of directors. Except as otherwise provided in a corporation’s articles of incorporation, each class must be as nearly equal in number as possible, the term of office of at least one class will expire in each year, and the members of a class may not be elected for a longer period than four years.
Peoples board of directors consists of eight directors and is divided into three classes, each class to be as nearly equal in number as possible and each class to be elected for a term of three years.

Director Eligibility and Mandatory Retirement	Neither the FNCB articles of incorporation and nor the FNCB bylaws provide rules related to mandatory retirement of directors.	Peoples bylaws provide, that except as may otherwise be provided in Section 11.5 of its bylaws, no person may serve as a director after the age of 73 years. Section 11.5 provides that upon reaching the mandatory retirement age of 73 years, directors shall be permitted to serve as a director for the remainder of their term after which they shall no longer be eligible to serve as a director. Notwithstanding the foregoing, each director appointed to Peoples board in connection with the merger agreement and Section 11.3 thereof shall be eligible to stand for election to one additional three year term, regardless of their age, unless the board shall determine otherwise upon the approval of 80% of the directors of the entire board.

	FNCB	Peoples
Both the merger agreement and the Peoples’ bylaws amendments provide that effective as of the effective time, William E. Aubrey, II will continue to serve as Chair of the board of directors of the surviving corporation and that Louis A. DeNaples, Sr. will become the Vice Chair of the board of directors of the surviving corporation. The Peoples bylaws amendments further provides that these requirements may be waived by the approval of at least 80% of the members of the surviving corporation’s directors then in office.
Removal of Directors
The PBCL provides that, unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors, or a class of the board where the board is classified with respect to the power to select directors, or any individual director of a business corporation may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors, or the class of directors. In case the board or a class of the board or any one or more directors are so removed, new directors may be elected at the same meeting. Notwithstanding the foregoing, unless otherwise provided in such corporation’s articles of incorporation by a specific and unambiguous statement that directors may be removed from office without assigning any cause, the entire board of directors, or any class of the board, or any individual director of a corporation having a board classified as permitted by Section 1724(b) of the PBCL, may be removed from office by vote of the shareholders entitled to vote thereon only for cause, if such classification has been effected in the articles or by a bylaw adopted by the shareholders.
Further, the board of directors of a corporation may be removed at any time with or without cause by the unanimous vote or consent of shareholders entitled to vote thereon, and its articles of incorporation may

The PBCL provides that, unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors, or a class of the board where the board is classified with respect to the power to select directors, or any individual director of a business corporation may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors, or the class of directors. In case the board or a class of the board or any one or more directors are so removed, new directors may be elected at the same meeting. Notwithstanding the foregoing, unless otherwise provided in such corporation’s articles of incorporation by a specific and unambiguous statement that directors may be removed from office without assigning any cause, the entire board of directors, or any class of the board, or any individual director of a corporation having a board classified as permitted by Section 1724(b) of the PBCL, may be removed from office by vote of the shareholders entitled to vote thereon only for cause, if such classification has been effected in the articles or by a bylaw adopted by the shareholders.
Further, the board of directors of a corporation may be removed at any time with or without cause by the unanimous vote or consent of shareholders entitled to vote thereon, and its articles of incorporation may

	FNCB	Peoples

not prohibit the removal of directors by the shareholders for cause.
The PBCL provides that, unless otherwise provided in a bylaw adopted by the shareholders, the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which the bylaws may specify or if, within 60 days or such other time as the bylaws may specify after notice of his selection, he or she does not accept the office either in writing or by attending a meeting of the board of directors and fulfill such other requirements of qualification as the bylaws may specify.
Neither the FNCB articles of incorporation and nor the FNCB bylaws alter the default provisions of the PBCL with respect to removal of directors.

not prohibit the removal of directors by the shareholders for cause.
The PBCL provides that, unless otherwise provided in a bylaw adopted by the shareholders, the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which the bylaws may specify or if, within 60 days or such other time as the bylaws may specify after notice of his selection, he or she does not accept the office either in writing or by attending a meeting of the board of directors and fulfill such other requirements of qualification as the bylaws may specify.
Neither the Peoples articles of incorporation and nor the Peoples bylaws alter the default provisions of the PBCL with respect to removal of directors.

Filling Vacancies on the Board of Directors
The PBCL provides that, except as otherwise provided in a corporation’s bylaws, vacancies in a board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected will hold office until the next selection of the class for which such director has been chosen, and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. In the case of a corporation having a classified board of directors, any director chosen to fill a vacancy will hold office until the next selection of the class for which such director has been chosen.
Neither the FNCB articles of incorporation and nor the FNCB bylaws alter the default provisions of the PBCL with respect to the authority

The PBCL provides that, except as otherwise provided in a corporation’s bylaws, vacancies in a board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board though less than a quorum, or by a sole remaining director, and each person so selected will hold office until the next selection of the class for which such director has been chosen, and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. In the case of a corporation having a classified board of directors, any director chosen to fill a vacancy will hold office until the next selection of the class for which such director has been chosen.
Section 11.3 of Peoples’ bylaws provides that from and after the effective time until the date that is three years after the closing date of the

	FNCB	Peoples
	of the FNCB board to fill vacancies on the FNCB board.	merger, no vacancy on the Peoples board may be filled unless (x) in the case of a vacancy created by the cessation of service of a Peoples continuing director, not less than a majority of the Peoples continuing directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the FNCB continuing directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a FNCB continuing director, not less than a majority of the FNCB continuing directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Peoples continuing directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable laws and the rules of Nasdaq (or another national securities exchange on which Peoples’ securities are listed).
Control Share Acquisition Provisions
Under the PBCL, in the case of a merger or share exchange, with some exceptions, the FNCB board of directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.
Provisions of the PBCL applicable to FNCB provide, among other things, that: (1) FNCB may not engage in a business combination with an “interested shareholder” (generally defined as a holder of 20% of a corporation’s voting stock, during the

Under the PBCL, in the case of a merger or share exchange, with some exceptions, the Peoples board of directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.
Provisions of the PBCL applicable to Peoples provide, among other things, that: (1) Peoples may not engage in a business combination with an “interested shareholder” (generally defined as a holder of 20% of a corporation’s voting stock, during the

	FNCB	Peoples

five-year period after the interested shareholder became such) except under certain specified circumstances; (2) holders of FNCB common stock may object to a “control transaction” involving FNCB (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”; (3) holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of FNCB; and (4) any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” will belong to and be recoverable by FNCB.
Pennsylvania corporations may exempt themselves from these and other anti-takeover provisions. The FNCB articles of incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

five-year period after the interested shareholder became such) except under certain specified circumstances; (2) holders of Peoples common stock may object to a “control transaction” involving Peoples (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”; (3) holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of Peoples; and (4) any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” will belong to and be recoverable by Peoples.
Pennsylvania corporations may exempt themselves from these and other anti-takeover provisions. The Peoples articles of incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

Combinations and Transactions with Interested Shareholders	The FNCB articles of incorporation contain certain super-majority requirements to approve a merger or consolidation of FNCB. Under the FNCB articles of incorporation, the affirmative vote of the holders of not less than 75% of FNCB’s outstanding common stock is required to authorize any merger or sale of all, or substantially all, assets of FNCB, unless approval of such proposed transaction is recommended by at least a majority of the entire board of	Peoples’ articles of incorporation contain certain super-majority requirements to approve a merger or consolidation of Peoples. Under Peoples’ articles of incorporation, the affirmative vote of the holders of not less than 75% of Peoples’ outstanding common stock is required to authorize: (i) any merger or consolidation of Peoples into any other corporation; (ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of

FNCB	Peoples
directors of FNCB. In addition, the FNCB articles of incorporation provide that its board of directors may issue “blank check” preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of FNCB common stock. The FNCB articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. The FNCB board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year.
capital stock of Peoples pursuant to a vote of shareholders; (iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Peoples to any other corporation, person or entity; (iv) any complete liquidation or dissolution of this corporation; or (v) any transaction similar to, or having similar effect as, any of the foregoing transactions. However, should any of the foregoing transactions be otherwise approved by at least 66 2∕3% of the entire Peoples board, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of Peoples are entitled to cast shall be required to approve any such transaction. This supermajority requirement may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of Peoples are entitled to cast or (b) the affirmative vote of at least 66 2∕3% of the members of the Peoples board of directors and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of Peoples are entitled to cast.
In addition, the Peoples articles of incorporation provide that its board of directors may issue “blank check” preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of Peoples common stock. The Peoples articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. The Peoples board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors

	FNCB	Peoples
whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year.
Calling Special Meetings of Shareholders	The FNCB bylaws provide that special meetings of the shareholders may be called only by the board of directors, the executive committee of the board of directors, the chair of the board or the president and only the items listed in the notice of such meeting, or matters germane thereto, may be transacted at such special meeting. As such, FNCB shareholders are not permitted to call special meetings of the shareholders.	Peoples’ bylaws provide that special meetings of the shareholders may be called by only the chair of the Peoples board of directors, the President, a majority of the Board of Directors or of its Executive Committee and only the items listed in the notice of such meeting, or matters germane thereto, may be transacted at such special meeting. As such, Peoples shareholders are not permitted to call special meetings of the shareholders.
Quorum for Shareholder Meetings
Unless otherwise provided in a bylaw adopted by the shareholders, the PBCL provides that a quorum for the purposes of consideration and action on a particular matter at a meeting consists of the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the matter. The FNCB bylaws provide that at any meeting of the shareholders, the holders of a majority of FNCB’s outstanding stock then having voting rights, present in person or by proxy, constitutes a quorum for all purposes.
The FNCB bylaws further provide that if a quorum is not present, in person or by proxy, at a meeting of shareholders, those present may adjourn from time to time to reconvene at such date, time and place as they may determine. The shareholders present at any duly organized meeting of shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient shareholders to otherwise render the remaining shareholders less than a quorum.

Unless otherwise provided in a bylaw adopted by the shareholders, the PBCL provides that a quorum for the purposes of consideration and action on a particular matter at a meeting consists of the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the matter.
Peoples’ bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter.
If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, may adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that in the case of any meeting called for the election of directors such meeting may be adjourned only for periods not exceeding 15 days as the holders, present in person or by proxy, of shares entitled to cast at least a

	FNCB	Peoples
majority of the votes which all shareholders are entitled to cast, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
Notice of Shareholder Meetings
Under the PBCL, notice of every meeting of the shareholders must be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least: (a) ten days prior to the day named for a meeting that will consider a certain entity transactions, such as a merger, or fundamental changes, such as an amendment of the articles of incorporation; or (b) five days prior to the day named for the meeting in any other case.
The FNCB bylaws provide that, subject to certain exceptions, written notice of every meeting of shareholders must be given in any manner permitted by law or at the direction of the Secretary or such other person as is authorized by the FNCB board of directors to each shareholder of record entitled to receipt thereof, at least five days prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case. Such notice must set forth the place (or if held by means of the Internet or other electronic communications technology, the means of remote communications by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting), date and time of each

Under the PBCL, notice of every meeting of the shareholders must be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least: (a) ten days prior to the day named for a meeting that will consider a certain entity transactions, such as a merger, or fundamental changes, such as an amendment of the articles of incorporation; or (b) five days prior to the day named for the meeting in any other case.
Peoples’ bylaws provide that, subject to certain exceptions, written notice of every meeting of shareholders must be given setting forth the place (or if held by means of the Internet or other electronic communications technology, the means of remote communications by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting), date, hour, and in the case of special meetings, general nature of the business to be transacted. Such notice must be provided at least ten days before such meeting unless a greater period is required by statute or the bylaws. No notice of any meeting of shareholders need be given to any shareholder who properly waives notice, whether before or after the

	FNCB	Peoples
	meeting of shareholders and, in the case of a special meeting, the general nature of the business to be transacted in accordance with any requirements set forth in the PBCL. No notice of any meeting of shareholders need be given to any shareholder who properly waives notice, whether before or after the meeting and whether in writing or by electronic transmission or otherwise. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in a waiver of notice.	meeting and whether in writing or by electronic transmission or otherwise. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in a waiver of notice.
Advance Notice of Shareholder Nominations	The FNCB bylaws provide that notice of nominations or other business to be brought before any meeting must be delivered to FNCB’s principal executive offices: (1) in the case of an annual meeting of shareholders, not earlier than the close of business on the 90th day and not later than the close of business on the 70th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made; and (2) in the case of a special meeting of shareholders, not earlier that the close of business on the 90th day prior to such special meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such	Pursuant to Peoples’ bylaws, any Peoples shareholder wishing to nominate a candidate for director to Peoples’ board must follow the procedures outlined in Article 11 of Peoples’ bylaws. Any shareholder nominating a candidate for director to Peoples’ board must submit a written notice to Peoples’ secretary or president at least 60 days, but not more than 90 days prior to the first anniversary of the previous year’s annual meeting. However, if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the preceding year’s, notice by the shareholder must be received not later than the close of business on the 5th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. In the case of a special meeting, such shareholder notice must be received not later than the close of business on the 5th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

	FNCB	Peoples
meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made.
Limitation of Personal Liability of Directors and Officers
Section 1713 of the PBCL provides that, if a company’s shareholders adopt a bylaw so permitting, directors will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under such company’s articles or bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
The FNCB bylaws provide that a director serving on the FNCB board of directors shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless (a) the director has breached or failed to perform the duties of his office under Article 5 of the FNCB bylaws; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Notwithstanding the foregoing, such limitation does not apply to (x) the responsibility or liability of a director pursuant to any criminal statute; or (y) the liability of a director for the payment of taxes pursuant to local, State or Federal law.

Peoples’ bylaws do not contain a provision addressing the limitation of personal liability of directors and officers. The Peoples bylaws proposal would amend Peoples’ bylaws to include provisions to limit the personal liability of directors and officers pursuant to the PBCL.
Section 1713 of the PBCL provides that, if a company’s shareholders adopt a bylaw so permitting, directors will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under such company’s articles or bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
As of January 2023, Section 1735 of the PBCL also provides that if a company’s shareholders adopt a bylaw so permitting, officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under such company’s articles or bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. While the PBCL has historically permitted shareholders to limit the liability of directors of a corporation, similar limitations on liability were not permitted for officers. Section 1735 addressed this inconsistent treatment by affording officers limitations on liability similar to that for directors.
If the Peoples bylaws proposal is approved by the Peoples shareholders, a new Article 25 would be added to the Peoples bylaws to provide, that, to the

	FNCB	Peoples
fullest extent that the law of Pennsylvania permits for the elimination or limitation of the liability of directors and officers of Peoples, no director or officer of the Peoples will be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director or officer, respectively.
Indemnification of Directors and Officers
The PBCL requires that to the extent that a present or former director, officer or another representative has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL (relating to third-party actions) or Section 1742 of the PBCL (relating to derivative actions) or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by the director or officer in connection therewith. The FNCB bylaws further provide that the right to indemnification includes the right to have expenses incurred by a director or officer in connection with participating in a civil or criminal action, suit or proceeding described above shall be paid by FNCB in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by FNCB, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.
The FNCB bylaws also provide that FNCB will indemnify any person who was or is a party to or witness in, or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, including actions by FNCB or in the right of FNCB, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of FNCB, or is or was serving while director or officer

The PBCL requires that to the extent that a present or former director, officer or another representative has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 of the PBCL (relating to third-party actions) or Section 1742 of the PBCL (relating to derivative actions) or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by the director or officer in connection therewith. Peoples bylaws provide that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Peoples in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Peoples bylaws upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that the person is entitled to be indemnified by Peoples.
Peoples bylaws require that Peoples indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any person who was or is a party to, or is threatened to be made a party to or witness to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Peoples) by reason of the fact that such person is or was a director, officer and /or employee of Peoples, or is or was serving at the

FNCB	Peoples

at FNCB’s request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
Indemnification shall not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to FNCB unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Nor shall indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

request of Peoples as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Peoples, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
Peoples’ bylaws further provide that it shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of Peoples to procure a judgment in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another corporation, partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Peoples and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of such person’s duty to Peoples.
Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in the Peoples bylaws

	FNCB	Peoples
unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of Peoples determine that the person is not entitled to such presumption by certifying such determination in writing to the secretary of Peoples. In such event the disinterested director(s) or, in the event of certification by shareholders, the secretary of Peoples shall request of independent counsel, who may be the outside general counsel of Peoples, a written opinion as to whether or not the parties involved are entitled to indemnification under the Peoples bylaws.
Dissenters’ Rights	Under the PBCL, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of certain corporate actions, including the following: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, with limited exceptions, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on a national securities exchange registered under section 6 of the Exchange Act, or (ii) held beneficially or of record by more than 2,000 persons.	Under the PBCL, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of certain corporate actions, including the following: merger, transfer of all or substantially all of Peoples’ assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, with limited exceptions, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on a national securities exchange registered under section 6 of the Exchange Act, or (ii) held beneficially or of record by more than 2,000 persons.
Dividends	Subject to the rights that may be applicable to any outstanding preferred stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of FNCB common stock are entitled to receive ratably such dividends, if any, as	Subject to the rights that may be applicable to any outstanding preferred stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of Peoples common stock are entitled to receive ratably such dividends, if any, as

	FNCB	Peoples

may be declared from time to time by the board of directors, subject to certain prohibitions on FNCB’s ability to pay dividends under Pennsylvania corporate law.
In addition, as a bank holding company, any dividends paid by FNCB are subject to various federal and state regulatory limitations and also may be subject to the ability of FNCB Bank to make distributions or pay dividends to FNCB. FNCB Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to FNCB. FNCB’s ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Further, FNCB is generally prohibited under Pennsylvania corporate law from making a distribution to shareholders to the extent that, at the time of the distribution, after giving effect to the distribution, FNCB would not be able to pay debts as they become due in the usual course of business or total assets would be less than the sum of total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if FNCB were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders who may have preferential rights superior to those receiving the distribution. In addition, financing arrangements that FNCB may enter into in the future may include restrictive covenants that may limit FNCB’s ability to pay dividends.

may be declared from time to time by the board of directors, subject to certain prohibitions on Peoples’ ability to pay dividends under Pennsylvania corporate law.
In addition, as a bank holding company, any dividends paid by People are subject to various federal and state regulatory limitations and also may be subject to the ability of Peoples Bank to make distributions or pay dividends to Peoples. Peoples Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to Peoples. Peoples’ ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Further, Peoples is generally prohibited under Pennsylvania corporate law from making a distribution to shareholders to the extent that, at the time of the distribution, after giving effect to the distribution, Peoples would not be able to pay debts as they become due in the usual course of business or total assets would be less than the sum of total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if Peoples were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders who may have preferential rights superior to those receiving the distribution. In addition, financing arrangements that Peoples may enter into in the future may include restrictive covenants that may limit Peoples’ ability to pay dividends.

Amendments to Articles and Certain Transactions	The PBCL generally requires that amendments to a corporation’s articles be submitted to shareholders for approval, unless the PBCL provides an exception to the shareholder approval requirement. Except as provided in the FNCB articles of incorporation, and subject to the voting rights, any amendment to the FNCB articles of incorporation submitted for	The PBCL generally requires that amendments to a corporation’s articles be submitted to shareholders for approval, unless the PBCL provides an exception to the shareholder approval requirement. Except as provided in the Peoples articles of incorporation or bylaws, and subject to the voting rights, any amendment to the Peoples articles of incorporation submitted for

	FNCB	Peoples
	shareholder approval at a shareholders’ meeting is generally approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. The FNCB articles of incorporation require the approval of at least 75% of the outstanding shares of FNCB common stock for the amendment of certain provisions of provisions relating to business combinations not approved by the board of directors.	shareholder approval at a shareholders’ meeting is generally approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. The Peoples articles of incorporation require the approval of at least 75% of the outstanding shares of Peoples common stock for the amendment of certain provisions of provisions relating to business combinations not approved by at least 66 2∕3 of the board of directors.
Amendments to Bylaws	Shareholders may amend the FNCB bylaws only upon the affirmative vote of the holders of at least 75% of FNCB’s outstanding common stock. Additionally, the board of directors may amend the FNCB bylaws upon the affirmative vote of a majority of the directors then in office, subject to the power of the shareholders to change such actions by the board of directors by the affirmative vote of the holders of 75% of the outstanding shares of FNCB common stock.	Shareholders may amend the Peoples bylaws only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Peoples common stock. Additionally, the board of directors may amend the Peoples bylaws upon the affirmative vote of a majority of the directors then in office, except for amendments to Article 11 of the bylaws, which for a three year period following the effective time of the merger as proposed by the merger agreement, requires the affirmative vote of 80% or more of the board of directors. Any action by the board to amend the bylaws is subject to the power of the shareholders to change such actions by the board of directors by the affirmative vote of the holders of 75% of the outstanding shares of Peoples common stock.
Ownership Limitation	FNCB is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power FNCB, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of FNCB, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of FNCB, or (v) is	Peoples is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power Peoples, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of Peoples, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of Peoples, or (v) is

	FNCB	Peoples
	otherwise deemed to “control” FNCB under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC and Interagency Statements.	otherwise deemed to “control” Peoples under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC and Interagency Statements.
Action by Written Consent of Shareholders
The PBCL provides that, unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective time of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose.
The FNCB bylaws provide that no action, including the authorization of any business or the expression of consent or dissent to any corporate action, may be taken by the shareholders of FNCB without a meeting, whether by written consent or otherwise, except by the unanimous consent of all holders of capital stock of FNCB entitled to vote upon such action.

The PBCL provides that, unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if a consent or consents to the action in record form are signed, before, on or after the effective time of the action by all of the shareholders who would be entitled to vote at a meeting for such purpose.
Peoples’ bylaws provide that any action required to be taken at a meeting of shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with Peoples’ secretary.

Shareholder Rights Plan	FNCB does not currently have a shareholders’ rights plan in effect.	Peoples does not currently have a shareholder’s rights plan in effect.
Forum Selection Bylaw	The FNCB bylaws provide that, unless FNCB consents in writing to the selection of an alternative forum, (a) the state courts of the Commonwealth of Pennsylvania in and for Lackawanna County will be the sole and exclusive forum, to the extent permitted by law, for (i) any derivative action or proceeding brought on behalf of FNCB; (ii) any action asserting a claim of a breach of fiduciary duty owed by any of FNCB’s directors or officers to FNCB or its shareholders; (iii) any action asserting a claim against FNCB arising pursuant to any provision of the PBCL, the FNCB articles of incorporation or FNCB bylaws, (iv) any action seeking to	Peoples’ bylaws provide that unless it consents in writing to the selection of an alternate forum, the state courts of the Commonwealth of Pennsylvania in and for Lackawanna County shall be the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on behalf of Peoples; (ii) any action asserting a claim of a breach of fiduciary duty owed by any director or officer of Peoples to Peoples or Peoples’ shareholders; (iii) any action asserting a claim against Peoples arising pursuant to any provision of the PBCL, the Peoples articles of incorporation of the Peoples bylaws; (iv) any action seeking to interpret,

FNCB	Peoples
interpret, apply, enforce or determine the validity of the FNCB articles of incorporation or FNCB bylaws and (v) any action asserting a claim against FNCB governed by the internal affairs doctrine and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision does not apply to claims brought pursuant to the Exchange Act, or the rules and regulations promulgated thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction.
apply, enforce or determine the validity of the Peoples article of incorporation or the Peoples bylaws; or (v) any action asserting a claim against Peoples governed by the internal affairs doctrine.
Additionally, Peoples’ bylaws provide that unless it consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any Peoples securities shall be deemed to have notice of and consented to this provision.

LEGAL MATTERS
The validity of Peoples common stock to be issued in connection with the merger will be passed upon for Peoples by Troutman Pepper Hamilton Sanders LLP, Philadelphia, Pennsylvania.
Troutman Pepper Hamilton Sanders LLP, Philadelphia, Pennsylvania, counsel for Peoples, and Cozen O’Connor, P.C., Pittsburgh, Pennsylvania, counsel for FNCB, will provide prior to the effective time opinions regarding certain federal income tax consequences of the merger for Peoples and FNCB, respectively.

EXPERTS
Peoples.   The consolidated financial statements of Peoples as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, are incorporated by reference in this joint proxy statement/prospectus in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, appearing elsewhere herein, upon the authority of said firm as experts in accounting and auditing.
FNCB.   The consolidated financial statements of FNCB as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been incorporated by reference herein in reliance on the report of Baker Tilly US, LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
Peoples
Peoples held its 2023 annual meeting of shareholders on May 13, 2023 (the “Peoples 2023 annual meeting”). Peoples anticipates holding its 2024 annual meeting of shareholders in May 2024 (the “Peoples 2024 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at Peoples’ next annual meeting must be submitted to Peoples as set forth below.
SEC Rule 14a-8
For director nominations or other proposals to be properly brought before the 2024 annual meeting by a shareholder, the shareholder must give written notice to the president or secretary of Peoples at Peoples Financial Services Corp., 150 North Washington Avenue, Scranton, Pennsylvania 18503, by March 14, 2024, and any proposal other than a director nomination must be a proper matter for shareholder action, and not otherwise excludable under the rules and regulations of the SEC. In order for a shareholder proposal other than a director nomination to be included in Peoples’ proxy statement for the 2024 annual meeting of shareholders, in addition to meeting all of the requirements set forth in our bylaws, and all requirements of applicable securities laws, we must have received the proposal by December 7, 2023. In the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, any such proposal must be received not later than the close of business on the 5th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.
Advance Notice Procedures
Pursuant to Peoples’ bylaws, any Peoples shareholder wishing to nominate a candidate for director to Peoples’ board must follow the procedures outlined in Article 11 of Peoples’ bylaws. Any shareholder nominating a candidate for director to Peoples’ board must submit a written notice to Peoples’ secretary or president at Peoples at Peoples Financial Services Corp., 150 North Washington Avenue, Scranton, Pennsylvania 18503 at not less than 60 days nor more than ninety 90 days prior to the first anniversary of the previous year’s annual meeting. As a result, any notice given by or on behalf of a shareholder for the Peoples 2024 annual meeting must be received between February 13, 2024 and March 14, 2024. However, if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the immediately preceding year’s annual meeting date or in the case of a special meeting, notice by the shareholder must be received not later than the close of business on the 5th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.
The nomination notice must include certain information specified in Peoples’ bylaws under Articles 2 and 11. The required information, includes, among other items, the nominee’s name, age, address, principal occupation, and the number of shares of Peoples common stock held by the nominee, and must include sufficient biographical information about the proposed nominee and information required under Rule 14a-19(b) of the Exchange Act, and the necessary information required by Section 2.6 of Peoples’ bylaws to assist Peoples in evaluating the qualifications and experience of the proposed nominee, and the proposed nominee’s consent to serving as a director if elected. Additionally, the nomination must include certain information about the shareholder proposing the nomination, including, among other items, the proposing shareholder’s name, address, number of shares held, number of shares to be voted for the proposed nominee and other information required by Section 2.6 of Peoples bylaws and Rule 14a-19 of the Exchange Act. The chair of a meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.
These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Peoples’ proxy statement pursuant to SEC Rule 14a-8.

FNCB
FNCB held its 2023 annual meeting of shareholders on May 17, 2023. FNCB does not anticipate holding a 2024 annual meeting of FNCB shareholders (the “FNCB 2024 annual meeting”) if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, FNCB will hold an annual meeting in 2024. Any shareholder nominations or proposals for other business intended to be presented at FNCB’s next annual meeting must be submitted to FNCB as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal to be considered for possible inclusion in the 2024 proxy statement, it must be sent to the attention of FNCB’s secretary and comply with SEC Rule 14a-8 and had to be received by FNCB on or before December 12, 2023. If the December 12, 2023 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2024 annual meeting of shareholders, although it will not be included in FNCB’s Proxy Statement, if such shareholder proposal or any director nomination is received earlier than 90 days (February 16, 2024) and later than 70 days (March 8, 2024) from May 17, 2024, the one-year anniversary of the FNCB 2023 annual meeting. If, however, the date of FNCB’s 2024 annual meeting is changed by more than thirty days from the one-year anniversary of the FNCB 2023 annual meeting of shareholders, the proposal must be received no earlier than the 90th day prior to the annual meeting and no later than the close of business on the later of the 70th day prior to the annual meeting, or the notice of the meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made. Any notice of director nominations submitted to FNCB must include the information required by Rule 14a-19(b) under the Exchange Act.
Advance Notice Procedures
Under FNCB’s bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors. These procedures provide that nominations for directors at an annual meeting of shareholders must be submitted in writing to FNCB’s secretary at 102 E. Drinker St., Dunmore, PA 18512. For nominations to be made at an annual meeting, the nomination must be received no later than 70 days and not more than 90 days in advance of an annual meeting. With respect to an election to be held at a special meeting of shareholders or, in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the previous year’s annual meeting, such notice must be provided not earlier than the 90th day before such meeting and not later than the 70th day prior to such meeting, or if the notice of the meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
Additionally, the nomination must contain information about the nominee and notifying shareholder, including, among other items, the name of the nominee, address of the nominee, principal occupation of the nominee, the number of shares of common stock held by the notifying shareholder, and the name and address of the notifying shareholder. Such recommendations must include sufficient biographical information about the proposed nominee and information required under Rule 14a-19(b) of the Exchange Act, and the necessary information required by Section 2.16 of FNCB’s bylaws to assist FNCB in evaluating the qualifications and experience of the proposed nominee, and the proposed nominee’s consent to serving as a director if elected. The chair of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING SAME ADDRESS (HOUSEHOLDING)
To reduce the expenses of delivering duplicate proxy materials to its shareholders, SEC rules permit a company, such as Peoples or FNCB, and intermediaries, such as brokers, banks, trustees and other nominees to satisfy proxy materials delivery requirements for two or more shareholders of such company sharing an address by delivering a single set of proxy materials to those shareholders. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.
Peoples or FNCB (as applicable) may household the proxy materials to be delivered in connection with this joint proxy statement/prospectus to Peoples shareholders or FNCB shareholders (as applicable) of record that share an address. This means that Peoples shareholders or FNCB shareholders of record sharing an address may not each receive a separate copy of these materials.
Certain brokerage firms, banks or other similar entities may have instituted householding for beneficial owners of Peoples common stock or FNCB common stock (as applicable) held through such an entity. Peoples shareholders or FNCB shareholders (as applicable) sharing an address whose shares of Peoples common stock or FNCB common stock (as applicable) are held by such an entity should contact such entity if they now receive: (a) multiple copies of the proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the proxy materials and wish to receive separate copies of these materials now or in the future.
Additional copies of proxy materials are available to Peoples shareholders or FNCB shareholders upon request by contacting Peoples or FNCB, as applicable, at:
if you are a Peoples shareholder	if you are a FNCB shareholder:
Peoples Financial Services Corp. 150 North Washington Avenue Scranton, PA 18503 Attention: Marie Luciani, Investor Relations Officer (570) 346-7741 ext. 2352 marie.luciani@psbt.com	FNCB Bancorp, Inc. 102 E. Drinker St. Dunmore, PA 18512 Attention: Secretary (570) 346-7667

WHERE YOU CAN FIND MORE INFORMATION
Peoples and FNCB file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Peoples and FNCB, which can be accessed at www.sec.gov/edgar. In addition, documents filed with the SEC by Peoples, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge on Peoples’ website, at pfis.q4ir.com/investor-resources/sec-filings. Documents filed with the SEC by FNCB will be available free of charge on FNCB’s website, at investors.fncb.com/financials/documents/. The web addresses of the SEC, Peoples, and FNCB are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Peoples has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Peoples common stock to be issued in the merger. This document constitutes the proxy statement and prospectus of Peoples filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The SEC allows Peoples to incorporate by reference into this joint proxy statement/prospectus documents filed with the SEC by Peoples. This means that Peoples can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that Peoples files with the SEC will update and supersede that information. Peoples incorporates by reference the documents listed below and any documents filed by Peoples under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering of Peoples common stock is terminated.
Peoples filings (SEC File No. 001-36388)	Periods Covered or Date of Filing with the SEC
Form 10-K	Fiscal year ended December 31, 2022, filed on March 15, 2023
Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2023, filed on May 10, 2023 For the quarter ended June 30, 2023, filed on August 8, 2023 For the quarter ended September 30, 2023, filed on November 9, 2023
Definitive Proxy Statement on Schedule 14A	Filed on April 5, 2023
Current Reports on Forms 8-K	Filed on November 2, 2023, September 28, 2023 and May 17, 2023
The description of Peoples common stock set forth in Exhibit 4.2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 15, 2023, including any amendment or report filed with the SEC for the purpose of updating this description.
The SEC allows FNCB to incorporate by reference into this joint proxy statement/prospectus documents filed with the SEC by FNCB. This means that FNCB can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that FNCB files with the SEC will update and supersede that information. FNCB incorporates by reference the documents listed below and any documents filed by FNCB under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering of Peoples common stock is terminated:
FNCB filings (SEC File No. 001-16587)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2022, filed on March 10, 2023
Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2023, filed on May 5, 2023 For the quarter ended June 30, 2023, filed on August 4, 2023 For the quarter ended September 30, 2023, filed on November 3, 2023
Definitive Proxy Statement on Schedule 14A	Filed on April 10, 2023
Current Reports on Form 8-K	Filed on October 25, 2023, September 28, 2023, July 26, 2023, May 17, 2023, April 26, 2023, January 30, 2023, January 27, 2023, January 25, 2023
The description of FNCB common stock set forth in Exhibit 4.4 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 10, 2020, including any amendment or report filed with the SEC for the purpose of updating this description.
Notwithstanding the foregoing, information furnished by Peoples or FNCB on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.
You may request a copy of the documents incorporated by reference to this joint proxy statement/prospectus. Requests for documents should be directed to:
if you are a Peoples shareholder	if you are a FNCB shareholder:
Peoples Financial Services Corp. 150 North Washington Avenue Scranton, PA 18503 Attention: Marie Luciani, Investor Relations Officer (570) 346-7741 ext. 2352, marie.luciani@psbt.com	FNCB Bancorp, Inc. 102 E. Drinker St. Dunmore, PA 18512 Attention: Secretary (570) 346-7667
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in Peoples’ and FNCB’s affairs since the date of this joint proxy statement/prospectus. Peoples provided the information contained in this joint proxy statement/prospectus with respect to Peoples and FNCB provided the information contained in this joint proxy statement/prospectus with respect to FNCB.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
PEOPLES FINANCIAL SERVICES CORP.
and
FNCB BANCORP, INC.

Dated as of September 27, 2023

ARTICLE I
THE MERGER

A-i

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS
Page
Acquisition Proposal	77
Adjustment Notice	84
affiliate	90
Agreement	1
Assumed FNCB Restricted Stock Award	4
Average Closing Price	85
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificate	5
BHC Act	8
BOLI	32
Borrower	31
business day	90
CARES Act	16
Cedar Hill	40
Chosen Courts	91
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	66
Continuing Employees	69
Continuing FNCB Directors	75
Continuing PFIS Directors	75
D.A. Davidson	40
Determination Date	85
DIF	10
DOL	19
Effective Time	2
Election Period	85
Environmental Laws	26
ERISA	19
Exchange Act	15
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FDIC	10
Federal Reserve Board	12
FNCB	1
FNCB 2013 LTIP	10
FNCB Articles	9
FNCB Bank	1

A-v

Page
FNCB Benefit Plans	19
FNCB Board Recommendation	67
FNCB Bylaws	9
FNCB Common Stock	3
FNCB Contract	24
FNCB Disclosure Schedule	8
FNCB Equity Plans	10
FNCB ERISA Affiliate	19
FNCB Indemnified Parties	73
FNCB Insiders	80
FNCB Leased Real Property	27
FNCB Meeting	67
FNCB Owned Properties	27
FNCB Preferred Stock	10
FNCB PTO Policies	72
FNCB Qualified Plans	19
FNCB Real Estate Leases	27
FNCB Regulatory Agreement	25
FNCB Reports	14
FNCB Restricted Stock Award	3
FNCB Subsidiary	10
FNCB Support Agreements	1
FNCB Systems	28
GAAP	9
Governmental Entity	13
Index Group	85
Index Price	85
Index Ratio	85
Initial Index Price	85
Intellectual Property	28
IRS	19
Joint Proxy Statement	13
knowledge	90
Laws	22
Licensed Intellectual Property	28
Lien	11
Litigation	75
Loan Participation	31
Loans	31
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	65
Merger	1
Merger Consideration	3

A-vi

Page
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	7
New Certificates	5
New Plans	71
Old Certificate	3
ordinary course	90
ordinary course of business	90
Owned Intellectual Property	28
PAC	2
Pandemic	9
Pandemic Measures	9
PBGC	19
PDOBs	13
Pennsylvania Department	2
Peoples Bank	1
Permitted Encumbrances	27
person	90
PFIS	1
PFIS 2017 Equity Incentive Plan	35
PFIS 2023 Equity Incentive Plan	35
PFIS Advisors	40
PFIS Articles	4
PFIS Benefit Plans	42
PFIS Board Recommendation	67
PFIS Bylaws	34
PFIS Bylaws Amendment	4
PFIS Common Stock	3
PFIS Contract	48
PFIS Disclosure Schedule	33
PFIS Equity Awards	35
PFIS Equity Incentive Plans	35
PFIS ERISA Affiliate	42
PFIS Leased Real Property	50
PFIS Meeting	67
PFIS Owned Properties	50
PFIS Preferred Stock	34
PFIS PTO Policy	72
PFIS Qualified Plan	43
PFIS Ratio	85
PFIS Real Estate Leases	50
PFIS Reports	38
PFIS Subsidiary	34

A-vii

Page
PFIS Support Agreements	2
PFIS Systems	51
Premium Cap	73
PTO	72
Recommendation Change	67
Regulatory Agencies	13
Representatives	76
Requisite FNCB Vote	12
Requisite PFIS Vote	36
Requisite Regulatory Approvals	65
Restrictive Covenant	21
S-4	13
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Significant Subsidiaries	9
SRO	13
Starting Date	85
Starting Price	85
Statement of Merger	2
Stephens	16
Subsidiary	9
Superior Proposal	77
Surviving Corporation	1
Takeover Statutes	30
Tax	18
Tax Return	18
Taxes	18
Terminated Plan	71
Termination Date	83
Termination Fee	86
Termination Notice	84
Total Borrower Commitment	31
Trading Day	85
transactions contemplated by this Agreement	90
transactions contemplated hereby	90

A-viii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2023 (this “Agreement”), by and between Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”), and FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of PFIS and FNCB have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which FNCB will, subject to the terms and conditions set forth herein, merge with and into PFIS (the “Merger”), so that PFIS is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, immediately following the consummation of the Merger, FNCB Bank, a Pennsylvania chartered bank and a wholly-owned direct Subsidiary of FNCB (“FNCB Bank”), will merge (the “Bank Merger”) with and into Peoples Security Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned Subsidiary of PFIS (“Peoples Bank”), so that Peoples Bank is the surviving entity in the Bank Merger and is a wholly-owned direct Subsidiary of PFIS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Peoples Bank and FNCB Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, in furtherance thereof, the respective Boards of Directors of PFIS and FNCB have approved this Agreement and the transactions contemplated hereby and, in the case of PFIS, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement and, in the case of FNCB, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for PFIS to enter into this Agreement, all of the directors of FNCB have entered into separate Voting and Support Agreements with PFIS, substantially in the form attached hereto as Exhibit B (collectively, the “FNCB Support Agreements”) in connection with the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for FNCB to enter into this Agreement, all of the directors of PFIS have entered into separate Voting and Support Agreements with FNCB, substantially in the form attached hereto as Exhibit C (collectively, the “PFIS Support Agreements”) in connection with the Merger; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Associations Code (as amended, the “PAC”), including Chapter 3 of the PAC, the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §3.11 et seq., as amended, at the Effective Time, FNCB shall merge with and into PFIS. PFIS shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of FNCB shall cease.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the last business day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as PFIS and FNCB may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3   Effective Time.   The Merger shall become effective as set forth in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department”) on the Closing Date (the “Statement of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Statement of Merger and in accordance with the PAC.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PAC and this Agreement.
1.5   Conversion of FNCB Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of PFIS, FNCB or the holder of any securities of PFIS or FNCB:
(a)   Subject to Section 2.2(e), each share of the common stock, $1.25 par value, of FNCB (the “FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (including each share underlying outstanding FNCB Restricted Stock Awards), except for shares of FNCB Common Stock owned by FNCB or owned by PFIS or FNCB (in each case other than shares of FNCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FNCB or PFIS in respect of debts previously contracted), shall be converted into the right to receive 0.1460 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $2.00 par value, of PFIS (the “PFIS Common Stock”).
(b)   All of the shares of FNCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of FNCB Common Stock) previously representing any such shares of FNCB Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of PFIS Common Stock which such shares of FNCB Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of FNCB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holders of FNCB Common Stock have the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of PFIS Common Stock or FNCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give PFIS and the holders of FNCB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit FNCB or PFIS to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of FNCB Common Stock owned by FNCB or PFIS (in each case other than shares of FNCB Common

Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FNCB or PFIS in respect of debts previously contracted) shall be cancelled and shall cease to exist and no PFIS Common Stock or other consideration shall be delivered in exchange therefor.
1.6   Treatment of FNCB Restricted Stock Awards.   Except as otherwise agreed between FNCB and PFIS, at or immediately prior to the Effective Time, all restricted stock awards in respect of a share of FNCB Common Stock under the FNCB Equity Plans (each, a “FNCB Restricted Stock Award”) which are outstanding as of the date hereof and remain outstanding as of the Effective Time, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest (subject to applicable Taxes required to be withheld, if any, with respect to such vesting) and shall be converted into, and become exchanged for the Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of FNCB Common Stock in accordance with Section 1.5(a). Except as otherwise agreed between FNCB and PFIS or granted by FNCB in an amount and pursuant to such terms consistent with past practice, each FNCB Restricted Stock Award granted after the date hereof and which is outstanding as of the Effective Time shall be converted into Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of FNCB Common Stock in accordance with Section 1.5(a), except that such shares shall remain subject to the same restrictions as to transferability and forfeiture set forth in the applicable award agreement (each, an “Assumed FNCB Restricted Stock Award”).
(b)   PFIS shall take all corporation action necessary to reserve for issuance a sufficient number of shares of PFIS Common Stock for delivery upon conversion of the FNCB Restricted Stock assumed in accordance with this Section 1.6(a) and Section 1.5(a). As soon as reasonably practicable after the Effective Time, PFIS shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of PFIS Common Stock subject to such Assumed FNCB Restricted Stock Award and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Assumed FNCB Restricted Stock Awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, PFIS shall administer the FNCB Equity Plans assumed pursuant to this Section 1.6(a) in a manner that complies with Rule 16b-3 under the Exchange Act to the extent the applicable FNCB Equity Plan complied with such rule before the Effective Time.
(c)   At or prior to the Effective Time, FNCB, the Board of Directors of FNCB or the compensation committee of the Board of Directors of FNCB, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the FNCB Restricted Stock Awards consistent with the provisions of this Section 1.6 and (ii) cease any further grants under the FNCB Equity Plans following the Effective Time.
1.7   Articles of Incorporation of Surviving Corporation.   At the Effective Time, the Articles of Incorporation of PFIS (the “PFIS Articles”), as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.
1.8   Bylaws of Surviving Corporation.   Prior to the Closing Date, PFIS shall take all actions necessary to adopt amendments to the PFIS Bylaws (the “PFIS Bylaws Amendment”) substantially in the form set forth in Exhibit D-1 attached hereto, either as an amendment to the existing PFIS Bylaws or as part of an amendment and restatement thereof in accordance with Section 5.5 of this Agreement, effective as of the Effective Time. At the Effective Time, the PFIS Bylaws Amendment, either as so amended or as amended and restated, in each case consistent with form of Exhibit D-1 attached hereto, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.9   Directors and Officers of Surviving Corporation.   Following the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in Section 6.13 of this Agreement with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.10   Tax Consequences.   It is intended that for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).
1.11   PFIS Common Stock.   At and after the Effective Time, each share of PFIS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of PFIS Common Stock and shall not be affected by the Merger.
1.12   Bank Merger.   Immediately following the consummation of the Merger, Peoples Bank and FNCB Bank will consummate the Bank Merger under which FNCB Bank will merge with and into Peoples Bank pursuant to the Bank Merger Agreement and, following the Bank Merger, the separate corporate existence of FNCB Bank shall cease. The Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, FNCB shall cause FNCB Bank, and PFIS shall cause Peoples Bank, to execute such articles of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificate”) at the times specified in the foregoing sentence.
ARTICLE II
EXCHANGE OF SHARES
2.1   PFIS to Make Merger Consideration Available.   At or prior to the Effective Time, PFIS shall deposit, or shall cause to be deposited, with an exchange agent designated by PFIS and acceptable to FNCB (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of PFIS Common Stock to be issued to holders of FNCB Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) hereof.
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, PFIS and FNCB shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of FNCB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of PFIS Common Stock and any cash in lieu of fractional shares which the shares of FNCB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of PFIS Common Stock to which such holder of FNCB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of PFIS Common Stock which the shares of FNCB

Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to PFIS Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of PFIS Common Stock which the shares of FNCB Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of PFIS Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of PFIS Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of FNCB of the shares of FNCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of PFIS Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of PFIS Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to PFIS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PFIS. In lieu of the issuance of any such fractional share, PFIS shall pay to each former holder of FNCB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of PFIS Common Stock on The NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of FNCB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of PFIS Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the former holders of FNCB Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of FNCB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of PFIS Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the PFIS Common Stock deliverable in respect of each former share of FNCB Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of PFIS, FNCB, the Surviving Corporation, the Exchange Agent

or any other person shall be liable to any former holder of shares of FNCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   PFIS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of PFIS Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of FNCB Common Stock or FNCB Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by PFIS or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FNCB Common Stock or FNCB Restricted Stock Awards in respect of which the deduction and withholding was made by PFIS or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFIS or the Exchange Agent, the posting by such person of a bond in such amount as PFIS or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PFIS Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FNCB
Except (a) as disclosed in the disclosure schedule delivered by FNCB to PFIS concurrently herewith (the “FNCB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FNCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FNCB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any FNCB Reports filed by FNCB after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), FNCB hereby represents and warrants to PFIS as follows:
3.1   Corporate Organization.
(a)   FNCB is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). FNCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. FNCB is duly licensed or qualified to do business and in good standing and/or subsisting in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing and/or subsisting would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB. As used in this Agreement, “Material Adverse Effect” means, with respect to PFIS, FNCB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(k), 4.3(b), 4.4 or 4.11(k) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by FNCB or PFIS in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC. True and complete copies of the FNCB Amended and Restated Articles of Incorporation, as amended (the “FNCB Articles”), and the FNCB Amended and Restated Bylaws (the “FNCB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FNCB to PFIS.
(b)   FNCB Bank is a Pennsylvania state chartered nonmember bank, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. The deposits of FNCB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.
(c)   Each Subsidiary of FNCB (an “FNCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing and/or subsisting in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on FNCB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any FNCB Subsidiary to pay dividends or distributions except, (x) in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities, or (y) as set forth in Section 3.1(c) of the FNCB Disclosure Schedule. Other than FNCB Bank and those Subsidiaries set forth in Section 3.1(c) of the FNCB Disclosure Schedule, there are no FNCB Subsidiaries. True and complete copies of the organizational documents of each FNCB Subsidiary as in effect as of the date of this Agreement have previously been made available by FNCB to PFIS. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of FNCB other than the FNCB Subsidiaries.
3.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of FNCB consists of 50,000,000 shares of FNCB Common Stock and 20,000,000 shares of FNCB preferred stock, par value $1.25 per share (the “FNCB Preferred Stock”). As of the date hereof, there are (i) 20,062,760 shares of FNCB Common Stock issued and outstanding, including 282,443 shares of FNCB Common Stock that are unvested as of the date of this Agreement, (ii) no shares of FNCB Common Stock are owned by FNCB, (iii) no shares of FNCB Common Stock reserved, but unissued, under the 2013 FNCB Long-Term Incentive Compensation Plan, as amended (the “FNCB 2013 LTIP”), (iv) 2,435,067 shares of FNCB Common Stock reserved for issuance with respect to outstanding awards under the FNCB 2023 Equity Incentive Plan (collectively, with the FNCB 2013 LTIP, the “FNCB Equity Plans”), (v) no shares of FNCB Preferred Stock outstanding, and (vi) no other shares of capital stock or other equity securities of FNCB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of FNCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FNCB may vote. Except as set forth on Section 3.2(a) of the FNCB Disclosure Schedule, no trust preferred or subordinated debt securities of FNCB are issued or outstanding. Other than FNCB Restricted Stock Awards issued prior to the date of this Agreement as set forth in Section 3.2(a) of the FNCB Disclosure Schedule, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in FNCB, or contracts, commitments, understandings or arrangements by which FNCB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FNCB, or that otherwise obligate FNCB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which FNCB is a party or is bound with respect to the voting or transfer of FNCB Common Stock or other equity interests of FNCB, other than the FNCB Support Agreements. Section 3.2(a) of the FNCB Disclosure Schedule sets forth a true, correct and complete list of all FNCB Restricted Stock Awards issued and outstanding under each FNCB Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such FNCB Restricted Stock Award, (C) grant date of each such FNCB Restricted Stock Award, and (D) vesting schedule for each such FNCB Restricted Stock Award. Other than the FNCB Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FNCB or any FNCB Subsidiaries) are outstanding.
(b)   FNCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the FNCB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FNCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3   Authority; No Violation.
(a)   FNCB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of FNCB. The Board of Directors of FNCB has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of FNCB, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the plan of merger contained herein), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to FNCB’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of FNCB approve this Agreement (including the Merger and the plan of merger contained herein) and the transactions contemplated hereby and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of the Agreement by the holders of at least 51% of the outstanding FNCB Common Stock at a meeting of the shareholders of FNCB at which a quorum exists (the “Requisite FNCB Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of FNCB Bank, and the approval of the Bank Merger Agreement by FNCB as the sole shareholder of FNCB Bank and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to FNCB’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of FNCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNCB and (assuming due authorization, execution and delivery by PFIS) constitutes a valid and binding obligation of FNCB, enforceable against FNCB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by FNCB nor the consummation by FNCB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FNCB with any of the terms or provisions hereof, will (i) violate any provision of the FNCB Articles or the FNCB Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNCB or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the FNCB Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNCB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB.
(c)   The Board of Directors of FNCB Bank has approved the Bank Merger Agreement. FNCB, as the sole shareholder of FNCB Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by FNCB Bank and (assuming due authorization, execution and delivery by Peoples Bank) constitutes a valid and binding obligation of FNCB Bank, enforceable against FNCB Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Pennsylvania Department of Banking and Securities (the “PDOBS”) and approval of such applications, filings and notices, (e) such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of FNCB’s shareholders and PFIS’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by PFIS in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Statement of Merger with the Pennsylvania Department pursuant to the PAC, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFIS Common Stock pursuant to this Agreement and the approval of the listing of such PFIS Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by FNCB of this Agreement, (ii) the consummation by FNCB of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by FNCB Bank of the Bank Merger Agreement or (iv) the consummation by FNCB Bank of the Bank Merger. As of the date hereof, FNCB   is not aware of any reason why the necessary approvals and consents from the applicable Governmental Entities will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5   Reports.
(a)   Except as set forth on Section 3.5(a) of the FNCB Disclosure Schedule, FNCB and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB. Subject to Section 9.14, except as set forth on Section 3.5(a) of the FNCB Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of FNCB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNCB, investigation into the business or operations of FNCB or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNCB or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNCB or any of its Subsidiaries since January 1, 2020, in the case of each of clauses (i) through (iii), which is or would reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, on FNCB.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by FNCB to the SEC since December 31, 2020 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the

“FNCB Reports”) is publicly available. No such FNCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all FNCB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of FNCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FNCB Reports.
3.6   Financial Statements.
(a)   The financial statements of FNCB and its Subsidiaries included (or incorporated by reference) in the FNCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FNCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FNCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of FNCB has resigned (or informed FNCB that it intends to resign) or been dismissed as independent public accountants of FNCB as a result of, or in connection with, any disagreements with FNCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of FNCB Bank included in the consolidated reports of condition and income (call reports) of FNCB Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB, neither FNCB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FNCB included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of FNCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB. FNCB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to FNCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and

Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FNCB’s outside auditors and the audit committee of FNCB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect FNCB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FNCB’s internal controls over financial reporting. Any such disclosures were made in writing by management to FNCB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to PFIS. To the knowledge of FNCB, there is no reason to believe that FNCB’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2020, (i) neither FNCB nor any of its Subsidiaries, nor, to the knowledge of FNCB, any director, officer, auditor, accountant or representative of FNCB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FNCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FNCB or any of its Subsidiaries, whether or not employed by FNCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNCB or any of its officers, directors, employees or agents to the Board of Directors of FNCB or any committee thereof or, to the knowledge of FNCB, to any director or officer of FNCB.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB, FNCB has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program administered by the Small Business Administration, including applicable guidance, in connection with its participation in the Paycheck Protection Program.
3.7   Broker’s Fees.   With the exception of the engagement of Stephens Inc. (“Stephens”), neither FNCB nor any FNCB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. FNCB has disclosed to PFIS as of the date hereof the aggregate fees provided for in connection with the engagement by FNCB of Stephens related to the Merger and the other transactions contemplated hereby.
3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB.
(b)   Except as set forth on Section 3.8(b) of the FNCB Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, FNCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
3.9   Legal Proceedings.
(a)   Except as set forth in Section 3.9(a) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is a party to any, and there are no pending or, to FNCB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FNCB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FNCB, any of its Subsidiaries or the assets of FNCB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to FNCB and its Subsidiaries, taken as a whole.
3.10   Taxes and Tax Returns.
(a)   Each of FNCB and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)   All material Taxes of FNCB and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of FNCB and its Subsidiaries included (or incorporated by reference) in FNCB Reports (including the related notes, where applicable). Each of FNCB and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where FNCB or any of its Subsidiaries does not file Tax Returns that FNCB or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   There are no Liens for Taxes on any of the assets of FNCB or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither FNCB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of FNCB and its Subsidiaries or the assets of FNCB and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)   Neither FNCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) change of, or use of, an improper method of, accounting for a taxable period ending on or prior to the Closing Date.
(g)   Neither FNCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among FNCB and its Subsidiaries or (ii) a commercial agreement not primarily related to Taxes and entered into in the ordinary course of business that contains agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)). Neither FNCB nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which FNCB was the common parent) or (ii) any liability for the Taxes of any person (other than FNCB or any of its Subsidiaries) arising from the application of Treasury regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)   Neither FNCB nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)   Neither FNCB nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)   Neither FNCB nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(k)   Neither FNCB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(l)   Neither FNCB nor any of its Subsidiaries uses the reserve method of accounting for bad debts described in Section 585(a)(1) of the Code.
(m)   Neither FNCB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).
(n)   Except as set forth on Section 3.10(n) of the FNCB Disclosure Schedule, each of FNCB and its Subsidiaries is an association treated as a corporation under Treasury Regulation section 301.7701-2(b)(2).
(o)   As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(p)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11   Employees and Employee Benefit Plans.
(a)   Section 3.11(a) of the FNCB Disclosure Schedule sets forth a true, correct and complete list of all FNCB Benefit Plans. For purposes hereof, “FNCB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, written or unwritten, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements with respect to which FNCB or any Subsidiary or any other FNCB affiliate, whether or not incorporated, all of which together with FNCB would be deemed to constitute a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (a “FNCB ERISA Affiliate”), is a party or has any current or future obligation or liability (actual or contingent) or that are sponsored, maintained, contributed to or required to be contributed to by FNCB or any FNCB ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of FNCB or any FNCB ERISA Affiliate.
(b)   FNCB has made available to PFIS true, correct and complete copies of the following documents with respect to each of the FNCB Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements, (iii) where any FNCB Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any (vi) the most recently prepared actuarial report (if applicable) for each of the last three (3) years, (vii) the three (3) most recent years of nondiscrimination testing results and (viii) copies of non-routine material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”) within the prior six (6) years.
(c)   Each FNCB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither FNCB nor any FNCB ERISA Affiliate has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any FNCB Benefit Plan, and neither FNCB nor any FNCB ERISA Affiliate has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Each FNCB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FNCB Qualified Plans”) has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of FNCB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any FNCB Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. Except as set forth in Section 3.11(d) of the FNCB Disclosure Schedule, no trust funding any FNCB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)   Each FNCB Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.
(f)   Neither FNCB nor any FNCB Affiliate has, at any time, contributed to or been obligated to contribute, or has any actual or contingent liability under any (i) plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) plan is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(g)   Neither FNCB nor any FNCB ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(h)   All contributions required to be made to any FNCB Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNCB Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FNCB.
(i)   There are no pending or, to FNCB’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to FNCB’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against FNCB Benefit Plans, any fiduciaries thereof with respect to their duties to the FNCB Benefit Plans or the assets of any of the trusts under any of the FNCB Benefit Plans that could reasonably be expected to result in any material liability of FNCB or any FNCB ERISA Affiliate to the PBGC, the IRS, the DOL, any FNCB Benefit Plan, any participant in any FNCB Benefit Plan, or any other party.
(j)   Neither FNCB nor any FNCB ERISA Affiliate, nor to FNCB’s knowledge any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the FNCB Benefit Plans or their related trusts, FNCB, any FNCB ERISA Affiliate or any person that FNCB or any FNCB ERISA Affiliate has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k)   Subject to Section 1.6 and Section 6.7(h) hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in or cause the vesting, exercisability, forgiveness of indebtedness, delivery or funding of, or increase in the amount or value of, any cash payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of FNCB or any FNCB ERISA Affiliate, or result in any limitation on the right of FNCB or any FNCB ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any FNCB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by FNCB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither FNCB nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement (alone or together with any other event) will not cause or require FNCB or any FNCB ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle.
(l)   Neither FNCB nor any FNCB ERISA Affiliate has any obligation to provide for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(m)   There are no pending or, to FNCB’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against FNCB or any of its Subsidiaries, or any strikes or other material labor disputes against FNCB or any of its Subsidiaries. Neither FNCB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FNCB or any of its Subsidiaries and, to the knowledge of FNCB, there are no organizing efforts by any union or other group seeking to represent any employees of FNCB or any of its Subsidiaries and no employees of FNCB or any of its Subsidiaries are represented by any labor organization.
(n)   To the knowledge of FNCB, no current or former employee or independent contractor of FNCB or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) FNCB or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for FNCB or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(o)   Except as set forth in Section 3.11(o) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of FNCB or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of FNCB or any of its Subsidiaries. To the knowledge of FNCB, since December 31, 2017, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of FNCB or any of its Subsidiaries, except such allegations for which any claim arising directly from such allegation would be barred under applicable Law.
(p)   To the knowledge of FNCB, no employee of FNCB or any of its Subsidiaries with annual compensation in excess of $100,000 intends to voluntarily terminate his or her employment relationship.
3.12   Compliance with Applicable Law.   FNCB and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB, and, to the knowledge of FNCB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. FNCB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to FNCB or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, the Pennsylvania Banking Code of 1965 and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of FNCB’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of FNCB or any of its Subsidiaries, or to the knowledge of FNCB, no director, officer, employee, agent or other person acting on behalf of FNCB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of FNCB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FNCB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of FNCB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of FNCB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FNCB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FNCB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB: (i) FNCB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of FNCB, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13   Certain Contracts.
(a)   Except as set forth in Section 3.13(a) of the FNCB Disclosure Schedule, as of the date hereof, neither FNCB nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on sixty (60) or fewer days’ notice by FNCB or a Subsidiary without the payment of severance;

(ii)   that, upon the execution or delivery of this Agreement, the FNCB shareholder approval of this Agreement as contemplated hereby or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any cash payment (whether of severance pay or otherwise) becoming due from PFIS, FNCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and, notwithstanding Section 3.13(a) of the FNCB Disclosure Schedule, there is no such material contract other than those documents, agreements or arrangements filed with the FNCB Reports pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(iv)   that contains a non-compete or client or customer non-solicit requirement (which for the avoidance of doubt shall not include any employee non-solicit requirement) or any other provision that materially restricts the conduct of any line of business by FNCB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;
(v)   with or to a labor union or guild (including any collective bargaining agreement);
(vi)   except as required pursuant to Section 1.6, any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vii)   that relates to the incurrence of indebtedness for borrowed money by FNCB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(viii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FNCB or its Subsidiaries;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by FNCB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice); or
(x)   that involves aggregate payments or receipts by or to FNCB or any of its Subsidiaries in excess of $150,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by FNCB or any Subsidiary of FNCB of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) whether or not set forth in the FNCB Disclosure Schedule, is referred to herein as a “FNCB Contract”, and neither FNCB nor any of its Subsidiaries has received notice of, any material violation of any FNCB Contract by any of the parties thereto.
(b)   FNCB has made available to PFIS a true, correct and complete copy of each written FNCB Contract and each written amendment to any FNCB Contract. Section 3.13(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete description of any oral FNCB Contract and any oral amendment to any FNCB Contract.
(c)   Each FNCB Contract is valid and binding on FNCB or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB. Each FNCB Contract is enforceable against FNCB or the applicable Subsidiary and, to the knowledge of FNCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). FNCB and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it under each FNCB Contract. To the knowledge of FNCB, each third-party counterparty to each FNCB Contract has in all material respects performed all obligations required to be performed by it under such FNCB Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNCB or any of its Subsidiaries under any such FNCB Contract. Neither FNCB nor any Subsidiary of FNCB has received or delivered any notice of cancellation or termination of any FNCB Contract.
3.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither FNCB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FNCB Disclosure Schedule, a “FNCB Regulatory Agreement”), nor has FNCB or any of its Subsidiaries been advised in writing, or to FNCB’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FNCB Regulatory Agreement, nor does FNCB believe that any such FNCB Regulatory Agreement is likely to be initiated, ordered or requested. FNCB and its Subsidiaries are in compliance in all material respects with each FNCB Regulatory Agreement to which it is a party or is subject. FNCB and its Subsidiaries have not received any notice from any Governmental Entity indicating that FNCB or its Subsidiaries is not in compliance in any material respect with any FNCB Regulatory Agreement.
3.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FNCB, any of its Subsidiaries or for the account of a customer of FNCB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FNCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) FNCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FNCB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, FNCB and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FNCB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FNCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against FNCB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB. To the knowledge of FNCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB. FNCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB.
3.17   Investment Securities and Commodities.
(a)   Each of FNCB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the FNCB Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FNCB or its Subsidiaries. Such securities and commodities are valued on the books of FNCB in accordance with GAAP in all material respects.
(b)   FNCB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FNCB believes are prudent and reasonable in the context of such businesses, and FNCB and its Subsidiaries have, since January 1, 2020, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, FNCB has made available to PFIS the material terms of such policies, practices and procedures.
3.18   Real Property.
(a)   Section 3.18(a) of the FNCB Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by FNCB and its Subsidiaries (collectively, “FNCB Owned Properties”). FNCB has good and marketable title to all FNCB Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2, free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith by appropriate proceedings, and Liens of carriers, warehouseman, mechanics and materialmen and other like Liens arising in the ordinary course of business and where the underly obligations are not delinquent, excluding, however, any of which are recorded against the FNCB Owner Properties), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).
(b)   Section 3.18(b) of the FNCB Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which FNCB or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by FNCB or any of its Subsidiaries on the date hereof (collectively, the “FNCB Leased Real Property”), whether in FNCB’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “FNCB Real Estate Leases”). FNCB or its Subsidiaries has valid leasehold interests in the FNCB Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each FNCB Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of FNCB, the lessor, to the knowledge of FNCB, no lessor has made a claim of any breach or default by FNCB or any of its Subsidiaries, and (ii) enforceable against FNCB or the applicable Subsidiary and, to the knowledge of FNCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). FNCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each FNCB Real Estate Lease, and to the knowledge of FNCB, each counterparty to each FNCB Real Estate Lease has in all material respects performed all obligations required to be performed by it under such FNCB Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNCB or any of its Subsidiaries under any FNCB Real Estate Lease or, to the knowledge of FNCB, no event or condition exists which constitutes, or after notice or lapse of time or both, will constitute a material default on the part of a lessor. FNCB has made available to PFIS a true, correct and complete copy of each written FNCB Real Estate Lease and each written amendment to any FNCB Real Estate Lease.
(c)   Neither FNCB nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any FNCB Owned Property or FNCB Leased Real Property except as set forth in Section 3.18(c) of the FNCB Disclosure Schedule. There are no pending or, to the knowledge of FNCB, threatened condemnation proceedings against the FNCB Owned Property or FNCB Leased Real Property.
3.19   Intellectual Property; Company Systems.
(a)   FNCB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, (a) (i) to the knowledge of FNCB, the use of any Owned Intellectual Property by FNCB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and the use of any Licensed Intellectual Property is in accordance with any applicable license pursuant to which FNCB or any FNCB Subsidiary acquired the right to use any such Licensed Intellectual Property, and (ii) to the knowledge of FNCB, no person has asserted in writing to FNCB that FNCB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of FNCB, infringing on or otherwise violating, any right of FNCB or any of its Subsidiaries with respect to any Owned Intellectual Property, and (c) FNCB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Owned Intellectual Property, respectively, by FNCB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. “Owned Intellectual Property” means Intellectual Property owned by FNCB or its Subsidiaries necessary for the conduct of its business as currently conducted. “Licensed Intellectual Property” means Intellectual Property licensed by FNCB or its Subsidiaries necessary for the conduct of its business as currently conducted.
(b)   The computer, information technology and data processing systems, facilities and services used by FNCB or any FNCB Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “FNCB Systems”), are reasonably sufficient for the conduct of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted and FNCB Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, to the knowledge of FNCB, since January 1, 2020, no third party has gained unauthorized access to any FNCB Systems owned or controlled by FNCB or any of FNCB Subsidiaries. Since January 1, 2020, FNCB and FNCB Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards that are designed (i) to protect FNCB Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Since January 1, 2020, each of FNCB and FNCB Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and designed to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted.
(c)   Since January 1, 2020, each of FNCB and FNCB Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures that are designed to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Except as set forth in Section 3.19(d) of the FNCB Disclosure Schedule, Since January 1, 2020, to the knowledge of FNCB, neither FNCB nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any applicable Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i)-(iii) (inclusive).
3.20   Related Party Transactions.   Except as set forth in Section 3.20 of the FNCB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (i) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (ii) reimbursement of customary and reasonable expenses incurred on behalf of FNCB and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of FNCB made available to PFIS, (iii) benefits due under any FNCB Benefit Plan and (iv) loans that are not disclosed past due, nonaccrual or troubled debt restructurings in the financial statements of FNCB and its Subsidiaries that (x) were made in the ordinary course of business of FNCB or its Subsidiaries, (y) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to FNCB or its Subsidiaries and (z) did not involve more than normal risk of collectability or present other unfavorable features), between or among (a) FNCB or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of FNCB or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FNCB Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
3.21   State Takeover Laws.   Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, this Agreement, the FNCB Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement comply with (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PAC) set forth in Section 2538 of the PAC and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PAC) set forth in Subchapter F of Chapter 25 of the PAC, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement. Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, no other state takeover or similar statute or regulation (each, including, for the avoidance of doubt, those statutes referred to in clauses (i) and (ii) of this Section 3.21(any such laws, “Takeover Statutes”) including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PAC, and/or provision of the FNCB Articles, is applicable to this Agreement (other than as set forth herein), the Merger, the other transactions contemplated hereby or compliance with the terms of this

Agreement. Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, with respect to the transactions contemplated hereby, no holder of the capital stock of FNCB is entitled to exercise any appraisal rights under the PAC or any similar dissenter’s or appraisal rights.
3.22   Reorganization.   FNCB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of FNCB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of FNCB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   FNCB Information.   The information relating to FNCB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to FNCB and its Subsidiaries that is provided by FNCB or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain at the date the Joint Proxy Statement and the S-4 is first mailed to FNCB’s shareholders and at the time of the FNCB Meeting any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to PFIS or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.25   Loan Portfolio.
(a)   Except as set forth in Section 3.25(a) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which FNCB or any Subsidiary of FNCB is a creditor which as of December 31, 2022, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of FNCB or any of its Subsidiaries, or to the knowledge of FNCB, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the FNCB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of FNCB and its Subsidiaries that, as of December 31, 2022, were classified by FNCB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of FNCB or any of its Subsidiaries that, as of December 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Section 3.25(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2022, of each Loan of FNCB or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation” including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, each Loan of FNCB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FNCB and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, each outstanding Loan of FNCB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FNCB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)   None of the agreements pursuant to which FNCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   There are no outstanding Loans made by FNCB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FNCB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)   Since January 1, 2020, neither FNCB nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Insurance.
(a)   FNCB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FNCB reasonably has determined to be prudent and consistent with industry practice, and FNCB and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the FNCB Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FNCB and its Subsidiaries, FNCB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)   Section 3.26(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FNCB Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in FNCB Reports in accordance with GAAP.
3.27   Subordinated Indebtedness.   FNCB has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.27 of the FNCB Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.28   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No FNCB Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No FNCB Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and except as set forth on Section 3.28(b) of the FNCB Disclosure Schedule, no employee of a Subsidiary of FNCB is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by FNCB in this Article III, neither FNCB nor any other person makes any express or implied representation or warranty with respect to FNCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FNCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FNCB nor any other person makes or has made any representation or warranty to PFIS or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to FNCB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FNCB in this Article III, any oral or written information presented to PFIS or any of its affiliates or representatives in the course of their due diligence investigation of FNCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   FNCB acknowledges and agrees that neither PFIS nor any other person has made or is making any express or implied representation or warranty with respect to PFIS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PFIS
Except (a) as disclosed in the disclosure schedule delivered by PFIS to FNCB concurrently herewith (the “PFIS Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the PFIS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PFIS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any PFIS Reports filed by PFIS after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), PFIS hereby represents and warrants to FNCB as follows:
4.1   Corporate Organization.
(a)   PFIS is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the BHC Act. PFIS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PFIS is duly licensed or qualified to do business and in good standing and/or subsisting in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing and/or subsisting would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS. True and complete copies of the PFIS Articles and the Amended and Restated Bylaws of PFIS as in effect as of the date of this Agreement (the “PFIS Bylaws”), have previously been made available by PFIS to FNCB.
(b)   Peoples Bank is a Pennsylvania state chartered nonmember bank and trust company, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. The deposit accounts of each Subsidiary of PFIS that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(c)   Each Subsidiary of PFIS (a “PFIS Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing and/or subsisting in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on PFIS, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of PFIS to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. There are no Subsidiaries of PFIS other than Peoples Bank that have or are required to have deposit insurance. Section 4.1(c) of the PFIS Disclosure Schedule sets forth a true and complete list of all Subsidiaries of PFIS as of the date hereof. True and complete copies of the organizational documents of each PFIS Subsidiary as in effect as of the date of this Agreement have previously been made available by PFIS to FNCB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of PFIS other than the PFIS Subsidiaries.
4.2   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of PFIS consists of 25,000,000 shares of PFIS Common Stock and 500,000 shares of preferred stock, no par value (the “PFIS Preferred Stock”). As of the date hereof, there are (i) 7,040,852 shares of PFIS Common Stock outstanding, (ii) no shares of PFIS Common Stock are owned by PFIS, (iii) 17,364 shares of PFIS Common Stock reserved for issuance with respect to outstanding awards under the PFIS 2017 Equity Incentive Plan (the “2017 PFIS Equity Incentive Plan”), (iv) 96,572 shares of PFIS Common Stock reserved for issuance with respect to outstanding awards under the PFIS 2023 Equity Incentive Plan (the “PFIS 2023 Equity Incentive Plan”), and (v) no shares of PFIS Preferred Stock outstanding. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of PFIS issued, reserved for issuance or outstanding. As used herein, the “PFIS Equity Incentive Plans” means the PFIS 2017 Equity Incentive Plan and the PFIS 2023 Equity Incentive Plan and any such awards issued under the PFIS Equity Incentive Plans are the “PFIS Equity Awards.” All of the issued and outstanding shares of PFIS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of PFIS may vote. Except as set forth on Section 4.2(a) of the PFIS Disclosure Schedule, no trust preferred or subordinated debt securities of PFIS are issued or outstanding. Other than PFIS Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in PFIS, or contracts, commitments, understandings or arrangements by which PFIS may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in PFIS, or that otherwise obligate PFIS to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which PFIS is a party or is bound with respect to the voting or transfer of PFIS Common Stock or other equity interests of PFIS other than the PFIS Support Agreements. Section 4.2(a) of the PFIS Disclosure Schedule sets forth a true, correct and complete list of all PFIS Equity Awards issued and outstanding under each PFIS Equity Incentive Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such PFIS Equity Award, (C) grant date of each such PFIS Equity Award, (D) vesting schedule for each such PFIS Equity Award, (E) exercise price for each such PFIS Equity Award that is an PFIS Stock Option, and (F) expiration date for each such PFIS Equity Award that is an PFIS Stock Option. Other than the PFIS Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of PFIS or any PFIS Subsidiaries) are outstanding.

(b)   PFIS owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the PFIS Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PFIS Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   PFIS has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of PFIS. The Board of Directors of PFIS has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of PFIS, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the plan of merger contained herein), (iii) has directed that the Agreement and the transactions contemplated hereby be submitted to PFIS’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that its shareholders approve this Agreement (including the Merger and the plan of merger contained herein) and the transactions contemplated hereby and (v) has adopted resolutions to the foregoing effect. Except for (i) the approval of the Agreement by a majority of all the votes cast by the holders of outstanding PFIS Common Stock entitled to vote on such matter at a meeting of the shareholders of PFIS at which a quorum exists and (ii) the approval of the issuance of shares of PFIS Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of all votes cast at a meeting of the shareholders of PFIS (collectively, the approvals in clauses (i) and (ii), the “Requisite PFIS Vote”), (iii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Peoples Bank and the approval of the Bank Merger Agreement by PFIS as Peoples Bank’s sole shareholder and (iv) the adoption of resolutions to give effect to the provisions of Section 6.13 in connection with the Closing, no other corporate proceedings on the part of PFIS is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PFIS and (assuming due authorization, execution and delivery by FNCB) constitutes a valid and binding obligation of PFIS, enforceable against PFIS in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of PFIS Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite PFIS Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of PFIS will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by PFIS, nor the consummation by PFIS of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by PFIS with any of the terms or provisions hereof, will (i) violate any provision of the PFIS Articles or PFIS Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFIS, any of the PFIS Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PFIS or any of the PFIS Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFIS or any of the PFIS Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS.
(c)   The Board of Directors of Peoples Bank has approved the Bank Merger Agreement. PFIS, as the sole shareholder of Peoples Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Peoples Bank and (assuming due authorization, execution and delivery by FNCB Bank) constitutes a valid and binding obligation of Peoples Bank, enforceable against Peoples Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings and notices with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the PDOBS and approval of such applications, filings and notices, (e) such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Statement of Merger with the Pennsylvania Department pursuant to the PAC, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFIS Common Stock pursuant to this Agreement and the approval of the listing of such PFIS Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by PFIS of this Agreement, (ii) the consummation by PFIS of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by Peoples Bank of the Bank Merger Agreement or (iv) the consummation by Peoples Bank of the Bank Merger. As of the date hereof, PFIS is not aware of any reason why the necessary approvals and consents from the applicable Government Entities will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
4.5   Reports.
(a)   Except as set forth on Section 4.5(a) of the PFIS Disclosure Schedule, PFIS and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of PFIS and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of PFIS, investigation into the business or operations of PFIS or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of PFIS or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of PFIS or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which is would reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.
(b)   An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by PFIS to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “PFIS Reports”) is publicly available. No such PFIS Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all PFIS Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of PFIS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PFIS Reports.
4.6   Financial Statements.
(a)   The financial statements of PFIS and its Subsidiaries included (or incorporated by reference) in the PFIS Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of PFIS and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of PFIS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PFIS and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2019, no independent public accounting firm of PFIS has resigned (or informed PFIS that it intends to resign) or been dismissed as independent public accountants of PFIS as a result of, or in connection with, any disagreements with PFIS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Peoples Bank included in the consolidated reports of condition and income (call reports) of Peoples Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS, neither PFIS nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of PFIS included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of PFIS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFIS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS. PFIS (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PFIS, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of PFIS by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to PFIS’s outside auditors and the audit committee of PFIS’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the

Exchange Act) which would reasonably be expected to adversely affect PFIS’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PFIS’s internal controls over financial reporting. Any such disclosures were made in writing by management to PFIS’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to FNCB. To the knowledge of PFIS, there is no reason to believe that PFIS’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)   Since January 1, 2019, (i) neither PFIS nor any of its Subsidiaries, nor, to the knowledge of PFIS, any director, officer, auditor, accountant or representative of PFIS or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PFIS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFIS or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PFIS or any of its Subsidiaries, whether or not employed by PFIS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PFIS or any of its officers, directors, employees or agents to the Board of Directors of PFIS or any committee thereof or, to the knowledge of PFIS, to any director or officer of PFIS.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS, PFIS has complied with all requirements of the CARES Act and the Paycheck Protection Program administered by the Small Business Administration, including applicable guidance, in connection with its participation in the Paycheck Protection Program.
4.7   Broker’s Fees.   With the exception of the engagement of Cedar Hill Advisors, LLC (“Cedar Hill”) and D.A. Davidson & Co. (“Davidson” and, together with Cedar Hill, the “PFIS Advisors”), neither PFIS nor any PFIS Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. PFIS has disclosed to FNCB as of the date hereof the aggregate fees provided for in connection with the engagement by PFIS of the PFIS Advisors related to the Merger and the other transactions contemplated hereby.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.
(b)   Except as set forth on Section 4.8(b) of the PFIS Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, PFIS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
4.9   Legal Proceedings.
(a)   Except as set forth in Section 4.9(a) of the PFIS Disclosure Schedule, neither PFIS nor any of its Subsidiaries is a party to any, and there are no pending or, to PFIS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PFIS or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon PFIS, any of its Subsidiaries or the assets of PFIS or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to PFIS and its Subsidiaries, taken as a whole.

4.10   Taxes and Tax Returns.
(a)   Each of PFIS and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)   All material Taxes of PFIS and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of PFIS and its Subsidiaries included (or incorporated by reference) in PFIS Reports (including the related notes, where applicable). Each of PFIS and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.
(c)   No claim has been made in writing by any Governmental Entity in a jurisdiction where PFIS or any of its Subsidiaries does not file Tax Returns that PFIS or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   There are no Liens for Taxes on any of the assets of PFIS or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(e)   Neither PFIS nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of PFIS and its Subsidiaries or the assets of PFIS and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)   Neither PFIS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) change of, or use of, an improper method of, accounting for a taxable period ending on or prior to the Closing Date.
(g)   Neither PFIS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among PFIS and its Subsidiaries or (ii) a commercial agreement not primarily related to Taxes and entered into in the ordinary course of business that contains agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)). Neither PFIS nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which PFIS was the common parent) or (ii) any liability for the Taxes of any person (other than PFIS or any of its Subsidiaries) arising from the application of Treasury regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)   Neither PFIS nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)   Neither PFIS nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).
(j)   Neither PFIS nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301

of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(k)   Neither PFIS nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(l)   Neither PFIS nor any of its Subsidiaries uses the reserve method of accounting for bad debts described in Section 585(a)(1) of the Code.
(m)   Each of PFIS and its Subsidiaries is an association treated as a corporation under Treasury Regulation section 301.7701-2(b)(2).
4.11   Employees and Employee Benefit Plans.
(a)   For purposes of this Agreement, “PFIS Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, written or unwritten, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements with respect to which PFIS or any Subsidiary or any other PFIS affiliate, whether or not incorporated, all of which together with PFIS would be deemed to constitute a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (a “PFIS ERISA Affiliate”) is a party or has or could reasonably be expected to have any current or future obligation or liability (actual or contingent) or that are sponsored, maintained, contributed to or required to be contributed to by PFIS or any PFIS ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of PFIS or any PFIS ERISA Affiliates.
(b)   PFIS has made available to FNCB true, correct, and complete copies of the following documents with respect to each of the PFIS Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements, (iii) where any PFIS Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, (vi) the most recently prepared actuarial report for each PFIS Benefit Plan (if applicable) for each of the last three (3) years, (vii) the three (3) most recent year of nondiscrimination testing results and (viii) copies of non-routine material notices, letters or other correspondence with the IRS, the DOL, or the PBGC within the prior six (6) years.
(c)   Each PFIS Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither PFIS nor any PFIS ERISA Affiliate has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any PFIS Benefit Plan, and neither PFIS nor any PFIS ERISA Affiliate has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   Each PFIS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “PFIS Qualified Plans”) has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of PFIS, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any PFIS Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any PFIS Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)   Each PFIS Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.
(f)   With respect to each PFIS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such PFIS Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by PFIS or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such PFIS Benefit Plan.
(g)   Neither PFIS nor any PFIS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and neither PFIS nor any PFIS ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan.
(h)   Neither PFIS nor any PFIS ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or their dependents, except as required by Section 4980B of the Code.
(i)   All contributions required to be made to any PFIS Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PFIS Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of PFIS.
(j)   There are no pending or, to PFIS’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to PFIS’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the PFIS Benefit Plans, any fiduciaries thereof with respect to their duties to the PFIS Benefit Plans or the assets of any of the trusts under any of the PFIS Benefit Plans that could reasonably be expected to result in any material liability of PFIS or any PFIS ERISA Affiliate to the PBGC, the IRS, the DOL, any PFIS Benefit Plan, any participant in any PFIS Benefit Plan or any other party.
(k)   Neither PFIS nor any PFIS ERISA Affiliate nor, to PFIS’s knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the PFIS Benefit Plans or their related trusts, PFIS, any PFIS ERISA Affiliate or any person that PFIS or any PFIS ERISA Affiliate has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in or cause the vesting, exercisability, forgiveness of indebtedness, delivery or funding of, or increase in the amount or value of, any cash payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of PFIS or any PFIS ERISA Affiliate, or result in any limitation on the right of PFIS or any PFIS ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any PFIS Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by PFIS or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither PFIS nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement (alone or together with any other event) will not cause or require PFIS or any PFIS ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)   Neither PFIS nor any PFIS ERISA Affiliate has any obligation to provide for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(n)   There are no pending or, to PFIS’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against PFIS or any of its Subsidiaries, or any strikes or other material labor disputes against PFIS or any of its Subsidiaries. Neither PFIS nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of PFIS or any of its Subsidiaries and, to the knowledge of PFIS, there are no organizing efforts by any union or other group seeking to represent any employees of PFIS and any of its Subsidiaries and no employees of PFIS or any of its Subsidiaries are represented by any labor organization.
(o)   To the knowledge of PFIS, no current or former employee or independent contractor of PFIS or any of its Subsidiaries is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) PFIS or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for PFIS or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.
(p)   Neither PFIS nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of PFIS or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of PFIS or any of its Subsidiaries. To the knowledge of PFIS, since December 31, 2017, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of PFIS or any of its Subsidiaries.
(q)   To the knowledge of PFIS, no employee of PFIS or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.
4.12   Compliance with Applicable Law.   PFIS and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS, and, to the knowledge of PFIS, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. PFIS and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to PFIS or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, the Pennsylvania Banking Code of 1965 and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each PFIS Subsidiary that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of PFIS or any of its

Subsidiaries, or to the knowledge of PFIS, no director, officer, employee, agent or other person acting on behalf of PFIS or any of its Subsidiaries has, directly or indirectly, (a) used any funds of PFIS or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PFIS or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of PFIS or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of PFIS or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for PFIS or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PFIS or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS: (i) PFIS and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of PFIS, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.13   Certain Contracts.
(a)   Except as set forth in Section 4.13(a) of the PFIS Disclosure Schedule, as of the date hereof, neither PFIS nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)   with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on sixty (60) or fewer days’ notice by PFIS or a Subsidiary without the payment of severance;
(ii)   that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any cash payment (whether of severance pay or otherwise) becoming due from FNCB, PFIS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and, notwithstanding Section 4.13(a) of the PFIS Disclosure Schedule, there is no such material contract other than those documents, agreements or arrangements filed with the PFIS Reports pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(iv)   that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by PFIS or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;
(v)   with or to a labor union or guild (including any collective bargaining agreement);
(vi)   any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii)   that relates to the incurrence of indebtedness for borrowed money by PFIS or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(viii)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of PFIS or its Subsidiaries;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by PFIS or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice); or
(x)   that involves aggregate payments or receipts by or to PFIS or any of its Subsidiaries in excess of $150,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by PFIS or any Subsidiary of PFIS of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in PFIS Disclosure Schedule, is referred to herein as a “PFIS Contract”, and neither PFIS nor any of its Subsidiaries has received notice of, any material violation of any PFIS Contract by any of the parties thereto.
(b)   PFIS has made available to FNCB a true, correct and complete copy of each written PFIS Contract and each written amendment to any PFIS Contract. Section 4.13(b) of the PFIS Disclosure Schedule sets forth a true, correct and complete description of any oral PFIS Contract and any oral amendment to any PFIS Contract.
(c)   Each PFIS Contract is valid and binding on PFIS or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS. Each PFIS Contract is enforceable against PFIS or the applicable Subsidiary and, to the knowledge of PFIS, the counterparty thereto (except as may be limited by the Enforceability Exceptions). PFIS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each PFIS Contract. To the knowledge of PFIS, each third-party counterparty to each PFIS Contract has in all material respects performed all material obligations required to be performed by it under such PFIS Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PFIS or any of its Subsidiaries under any such PFIS Contract. Neither PFIS nor any Subsidiary of PFIS has received or delivered any notice of cancellation or termination of any PFIS Contract.
4.14   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither PFIS nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PFIS Disclosure Schedule, a “PFIS Regulatory Agreement”), nor has PFIS or any of its Subsidiaries been advised in writing, or to PFIS’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PFIS Regulatory Agreement, nor does PFIS believe that any such PFIS Regulatory Agreement is likely to be initiated, ordered or requested. PFIS and its Subsidiaries are in compliance in all material respects with each PFIS Regulatory Agreement to which it is a party or is subject. PFIS and its Subsidiaries have not received any notice from any

Governmental Entity indicating that PFIS or its Subsidiaries is not in compliance in any material respect with any PFIS Regulatory Agreement.
4.15   Risk Management Instruments.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PFIS, any of its Subsidiaries or for the account of a customer of PFIS or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of PFIS or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) PFIS and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to PFIS’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.16   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, PFIS and its Subsidiaries are in compliance, and have complied since January 1, 2019, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of PFIS any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on PFIS or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against PFIS, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS. To the knowledge of PFIS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS. PFIS is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.
4.17   Investment Securities and Commodities.
(a)   Each of PFIS and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the PFIS Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PFIS or its Subsidiaries. Such securities and commodities are valued on the books of PFIS in accordance with GAAP in all material respects.
(b)   PFIS and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that PFIS believes are prudent and reasonable in the context of such businesses, and PFIS and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, PFIS has made available to FNCB the material terms of such policies, practices and procedures.
4.18   Real Property.
(a)   PFIS has good and marketable title to all the real property owned by PFIS and its Subsidiaries (collectively, “PFIS Owned Properties”) (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2, free and clear of all Liens except Permitted Encumbrances.
(b)   PFIS or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which PFIS or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by PFIS or any of its Subsidiaries on the date hereof (collectively, the “PFIS

Leased Real Property”), whether in PFIS’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “PFIS Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each PFIS Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of PFIS, the lessor, and to the knowledge of PFIS, no lessor has made a claim of any breach or default by PFIS or any of its Subsidiaries, and (ii) enforceable against PFIS or the applicable Subsidiary and, to the knowledge of PFIS, the counterparty thereto (except as may be limited by the Enforceability Exceptions). PFIS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each PFIS Real Estate Lease, and to the knowledge of PFIS, each counterparty to each PFIS Real Estate Lease has in all material respects performed all obligations required to be performed by it under such PFIS Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PFIS or any of its Subsidiaries under any PFIS Real Estate Lease or, to the knowledge of PFIS, no event or condition exists which constitutes, or after notice or lapse of time or both, will constitute a material default on the part of a lessor. PFIS has made available to FNCB a true, correct and complete copy of each written PFIS Real Estate Lease and each written amendment to any PFIS Real Estate Lease.
(c)   Neither PFIS nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any PFIS Owned Property or PFIS Leased Real Property. There are no pending or, to the knowledge of PFIS, threatened condemnation proceedings against the PFIS Owned Property or PFIS Leased Real Property.
4.19   Intellectual Property; Company Systems.
(a)   PFIS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, (a) (i) to the knowledge of PFIS, the use of any Owned Intellectual Property by PFIS and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and the use of any Licensed Intellectual Property is in accordance with any applicable license pursuant to which PFIS or any PFIS Subsidiary acquired the right to use any such Licensed Intellectual Property, and (ii) to the knowledge of PFIS, no person has asserted in writing to PFIS that PFIS or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of PFIS, infringing on or otherwise violating, any right of PFIS or any of its Subsidiaries with respect to any Owned Intellectual Property, and (c) PFIS and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Owned Intellectual Property, respectively, by PFIS and its Subsidiaries.
(b)   The computer, information technology and data processing systems, facilities and services used by PFIS or any PFIS Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “PFIS Systems”), are reasonably sufficient for the conduct of the respective businesses of PFIS and PFIS Subsidiaries as currently conducted and PFIS Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of PFIS and PFIS Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, to the knowledge of PFIS, since January 1, 2019, no third party has gained unauthorized access to any PFIS Systems owned or controlled by PFIS or any of PFIS Subsidiaries. Since January 1, 2020, PFIS and PFIS Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards that are designed (i) to protect PFIS Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Since January 1, 2020, each of PFIS and PFIS

Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and designed to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of PFIS and PFIS Subsidiaries, as currently conducted.
(c)   Since January 1, 2020, each of PFIS and PFIS Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures that are designed to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)   Since January 1, 2020, to the knowledge of PFIS, neither PFIS nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any applicable Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i)-(iii) (inclusive).
4.20   Related Party Transactions.   Except as set forth in Section 4.20 of the PFIS Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (i) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (ii) reimbursement of customary and reasonable expenses incurred on behalf of PFIS and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of PFIS made available to FNCB, (iii) benefits due under any PFIS Benefit Plan and (iv) loans that are not disclosed past due, nonaccrual or troubled debt restructurings in the financial statements of PFIS and its Subsidiaries that (x) were made in the ordinary course of business of PFIS or its Subsidiaries, (y) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PFIS or its Subsidiaries and (z) did not involve more than normal risk of collectability or present other unfavorable features), between or among (a) PFIS or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of PFIS or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding PFIS Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
4.21   State Takeover Laws.   This Agreement, the PFIS Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement comply with (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PAC) set forth in Section 2538 of the PAC and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PAC) set forth in Subchapter F of Chapter 25 of the PAC, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement. No other Takeover Statutes including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PAC, and/or provision of the PFIS Articles, is applicable to this Agreement (other than as set forth herein), the Merger, the other transactions contemplated hereby or compliance with the terms of this Agreement. No Takeover Statute is applicable to this Agreement, the PFIS Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the PAC or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of PFIS is entitled to exercise any appraisal rights under the PAC or any successor statute, or any similar dissenter’s or appraisal rights.

4.22   Reorganization.   PFIS has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23   Opinion.   Prior to the execution of this Agreement, the Board of Directors of PFIS has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to PFIS. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24   Ownership of FNCB Shares.   As of the date hereof, neither PFIS, nor, to the knowledge of PFIS, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any FNCB Common Stock, or (ii) other than as contemplated by the FNCB Support Agreement, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any FNCB Common Stock. None of PFIS or its Subsidiaries is now, nor at any time within the last three years has been, an “interested shareholder” or an affiliate of an interested shareholder, as such terms are defined in Section 2538 of the PAL.
4.25   PFIS Information.   The information relating to PFIS and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to PFIS and its Subsidiaries that is provided by PFIS or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain at the date the Joint Proxy Statement and the S-4 is first mailed to PFIS’s shareholders and at the time of the PFIS Meeting any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to FNCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to FNCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.26   Loan Portfolio.
(a)   Except as set forth in Section 4.26(a) of the PFIS Disclosure Schedule, neither PFIS nor any of its Subsidiaries is a party to any written or oral (i) Loans with any Borrower in which PFIS or any Subsidiary of PFIS is a creditor which as of December 31, 2022, had an outstanding balance plus unfunded commitments, if any Total Borrower Commitment of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of PFIS or any of its Subsidiaries, or to the knowledge of PFIS, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the PFIS Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of PFIS and its Subsidiaries that, as of December 31, 2022, were classified by PFIS as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of PFIS or any of its Subsidiaries that, as of December 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Section 4.26(b) of the PFIS Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2022, of each Loan of PFIS or any of its Subsidiaries that is structured as a Loan Participation, including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(c)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, each Loan of PFIS and its Subsidiaries (i) is evidenced by notes,

agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PFIS and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, each outstanding Loan of PFIS or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PFIS and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)   None of the agreements pursuant to which PFIS or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   There are no outstanding Loans made by PFIS or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of PFIS or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)   Since January 1, 2019, neither PFIS nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.27   Insurance.
(a)   PFIS and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PFIS reasonably has determined to be prudent and consistent with industry practice, and PFIS and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of PFIS and its Subsidiaries, PFIS or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)   The value of all BOLI owned by Peoples Bank or its Subsidiaries is and has been fairly and accurately reflected in the most recent balance sheet included in PFIS Reports in accordance with GAAP.
4.28   Subordinated Indebtedness.   PFIS has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 4.2(a) of the PFIS Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
4.29   No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)   No PFIS Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)   No PFIS Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and except as set forth on Section 4.29(b) of the PFIS Disclosure Schedule, no employee of a Subsidiary of PFIS is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

4.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by PFIS in this Article IV, neither PFIS nor any other person makes any express or implied representation or warranty with respect to PFIS, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PFIS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PFIS nor any other person makes or has made any representation or warranty to PFIS or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to PFIS, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by PFIS in this Article IV, any oral or written information presented to PFIS or any of its affiliates or representatives in the course of their due diligence investigation of PFIS, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   PFIS acknowledges and agrees that neither FNCB nor any other person has made or is making any express or implied representation or warranty with respect to FNCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in either of the FNCB Disclosure Schedule or the PFIS Disclosure Schedule), required by law or as consented to in writing by FNCB, or PFIS, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed), each of FNCB and PFIS shall, and shall cause their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either FNCB or PFIS to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, or in Section 5.2 or Section 5.3 (other than Sections 5.2(b), 5.2(e) and 5.3(b) to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1, or in Section 5.2 or Section 5.3.
5.2   FNCB Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the FNCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), FNCB shall not, and FNCB shall not permit any of its Subsidiaries to, without the prior written consent of PFIS (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than in a manner and amount consistent with the ordinary course of business of FNCB and its Subsidiaries and in accordance with past practice (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of FNCB or any of its wholly-owned Subsidiaries to FNCB or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by FNCB at a rate not in excess of $0.09 per share of FNCB Common Stock, (B) dividends paid by any of the Subsidiaries of FNCB to FNCB or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of FNCB Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in the case of clauses (A) and (B), in accordance with past practice and the terms of the applicable award agreements, and in the case of clause (C), the amount required to satisfy the withholding amount for each FNCB Restricted Stock Award set forth on Section 3.2(a) of the FNCB Disclosure Schedule as accelerated pursuant to Section 1.6 hereof;
(iii)   except in the ordinary course of business (including for the avoidance of doubt any awards to newly employed individuals and annual equity awards) or as set forth on Section 5.2(b)(iii) of the FNCB Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of FNCB or any of its Subsidiaries;
(iv)   except in the ordinary course of business or as set forth on Section 5.2(b)(iii) of the FNCB Disclosure Schedule, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of FNCB or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of FNCB or its Subsidiaries, except pursuant to the vesting or settlement of FNCB Restricted Stock Awards in accordance with their terms;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for (i) foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business or (ii) investments in restricted stock of the Federal Home Loan Banks, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of FNCB;
(e)   in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any FNCB Contract or, subject to Section 1.6 hereof, make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to FNCB, or enter into any contract that would constitute a FNCB Contract if it were in effect on the date of this Agreement;
(f)   except as required under the terms of any FNCB Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the FNCB Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a FNCB Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any FNCB Benefit Plan, except to comply with applicable law or as contemplated by this Agreement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, five percent (5%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to FNCB’s or any of its Subsidiaries’ 2022 and 2023 fiscal years in accordance with the terms set forth in Section 5.2(f) of the FNCB Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in Section 1.6, Section 5.2(b)(iii), or Section 5.2(f)(iv) of this Agreement or Section 5.2(f) of the FNCB Disclosure Schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.2(f) of the FNCB Disclosure Schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or to fill a vacancy in any position for an officer or employee or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of FNCB or any of its Subsidiaries;
(g)   settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of FNCB or its Subsidiaries or the Surviving Corporation or (ii) such material claim, suit, action or proceeding where FNCB or its Subsidiaries is the plaintiff;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;
(j)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   (i) enter into any new line of business or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with FNCB Bank’s loan policies and procedures in effect as of the date hereof, provided however, that the prior notification and approval of PFIS is required for any loan made pursuant to this Section (l) that is $5.0 million or greater (consent shall be deemed given unless PFIS objects within 48 hours of receiving a notification from FNCB);
(m)   take any action that is intended or reasonably expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(n)   merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)   make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;
(p)   make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;
(q)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax or refund;
(r)   except as set forth on Section 5.2(r) of the FNCB Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(s)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(t)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3   PFIS Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the PFIS Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), PFIS shall not, and PFIS shall not permit any of its Subsidiaries to, without the prior written consent of FNCB (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than in a manner and amount consistent with the ordinary course of business of FNCB and its Subsidiaries and in accordance with past practice (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of PFIS or any of its wholly-owned Subsidiaries to PFIS or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)   adjust, split, combine or reclassify any capital stock;
(ii)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by PFIS at a rate not in excess of $0.41 per share of PFIS Common Stock, (B) dividends paid by any of the Subsidiaries of PFIS to PFIS or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of PFIS Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)   except in the ordinary course of business (including for the avoidance of doubt any awards to newly employed individuals and annual equity awards) or as set forth on Section 5.3(b)(iii) of the PFIS Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of PFIS or any of its Subsidiaries;
(iv)   except as in the ordinary course of business or as set forth on Section 5.3(b)(iii) of the PFIS Disclosure Schedule, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of PFIS or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of PFIS or its Subsidiaries, except for the vesting or settlement of PFIS Equity Awards in accordance with their terms.
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of PFIS;
(e)   in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any PFIS Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to PFIS, or enter into any contract that would constitute a PFIS Contract if it were in effect on the date of this Agreement;
(f)   except as required under the terms of any PFIS Benefit Plan existing as of the date hereof or as set forth on Section 5.3(f) of the PFIS Disclosure Schedule, (i) terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director (or any spouse or dependent of such individual) for which any Continuing Employee would otherwise be eligible, (ii) amend (whether in writing or orally) any PFIS Benefit Plan in a manner materially adverse to any Continuing Employee, except to comply with applicable law or as contemplated by this Agreement, (iii) negotiate or enter into any new, or amend any existing, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.3(f) of the PFIS Disclosure Schedule, or (iv) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or to fill a vacancy in any position for an officer or employee;
(g)   settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of PFIS or its Subsidiaries or the Surviving Corporation, or (ii) in a material claim, suit, action or proceeding where PFIS is the plaintiff;
(h)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)   amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)   materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)   (i) enter into any new line of business or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with Peoples Bank’s loan policies and procedures in effect as of the date hereof, provided however, that the prior notification and approval of FNCB is required for any loan made pursuant to this Section (k) that is $5.0 million or greater (consent shall be deemed given unless FNCB objects within 48 hours of receiving a notification from PFIS);
(m)   take any action that is intended or expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(n)   merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;
(o)   make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;
(p)   make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;
(q)   make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax or refund;
(r)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(s)   materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(t)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3
5.4   Capital of FNCB Bank.   Prior to the Closing, FNCB shall, subject to Section 5.2(h), consider in good faith taking certain actions with respect to the capital of FNCB Bank, which are mutually agreeable to the Chief Executive Officer and President of FNCB and the Chief Executive Officer of PFIS. Without limiting the generality of the foregoing, prior to the Closing, FNCB shall cause FNCB Bank to take the actions set forth on Section 5.4 of the FNCB Disclosure Schedule.
5.5   PFIS Bylaws Amendment.   Within thirty (30) calendar days of this Agreement, PFIS shall undertake a review of the current PFIS Bylaws to consider potential amendments thereto, including any recommendations to the PFIS Bylaws proposed by FNCB. PFIS shall use its best efforts to complete such review, and adopt any such amendments as mutually agreed to by PFIS and FNCB, prior to the filing of the Joint Proxy Statement.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, FNCB and PFIS shall prepare and file with the SEC the Joint Proxy Statement and PFIS shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Prior to filing with the SEC, PFIS will make available to FNCB drafts of the Joint Proxy Statement, Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Joint Proxy Statement, Form S-4 or such other documents and will provide FNCB with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. PFIS will advise FNCB promptly after it receives notice thereof, of (i) the time when the Joint Proxy Statement and Form S-4 have been filed, (ii) in the event the preliminary Joint Proxy Statement and Form S-4 are not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Joint Proxy Statement and Form S-4 are reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Joint Proxy Statement and Form S-4, (v) any request by the SEC for an amendment of the Joint Proxy Statement and Form S-4, (vi) any comments, written or oral, from the SEC relating to the Joint Proxy Statement and Form S-4 and responses thereto and (vii) requests by the SEC for additional information in connection with the Joint Proxy Statement and Form S-4. The parties shall cooperate to promptly respond to any comments of the SEC on the Joint Proxy Statement or Form S-4. Each of PFIS and FNCB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and PFIS and FNCB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. PFIS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNCB shall furnish all information concerning FNCB and the holders of FNCB Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the regulatory applications to the Federal Reserve Board, the FDIC, and the PDOBS, use their reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. PFIS and FNCB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FNCB or PFIS, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the FDIC, and the PDOBS, and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require PFIS or FNCB or any of their respective Subsidiaries, and neither PFIS nor FNCB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, PFIS and FNCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of PFIS, FNCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, PFIS and FNCB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, each of PFIS and FNCB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of PFIS and FNCB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that PFIS or FNCB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither PFIS nor FNCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of PFIS’s or FNCB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of PFIS and FNCB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement, dated February 9, 2023, by and between PFIS and FNCB, as amended, restated or otherwise modified (the “Confidentiality Agreement”). PFIS and FNCB hereby agree to extend the Term of the Confidentiality Agreement (as is described in Section 10 thereof) through (i) the Effective Time or (ii) the termination of this Agreement, whichever occurs first.
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.
6.3   Non-Control.   Nothing contained in this Agreement shall give either PFIS or FNCB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of PFIS and FNCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4   Shareholder Approvals.
(a)   Each of FNCB and PFIS shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “FNCB Meeting” and the “PFIS Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of FNCB, the Requisite FNCB Vote and, in the case of PFIS, the Requisite PFIS Vote, respectively, required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of FNCB and PFIS shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of FNCB and PFIS, as applicable.
(b)   Subject to Section 6.4(c), each of PFIS and FNCB and their respective Boards of Directors shall use their reasonable best efforts to obtain from the shareholders of PFIS and the shareholders of FNCB, respectively, the Requisite PFIS Vote and the Requisite FNCB Vote, respectively, including by communicating to the respective shareholders of PFIS and shareholders of FNCB its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of PFIS, the shareholders of PFIS approve this Agreement and the transactions contemplated hereby (the “PFIS Board Recommendation”) and, in the case of FNCB, that the shareholders of FNCB approve this Agreement and the transactions contemplated hereby (the “FNCB Board Recommendation”). Subject to Section 6.4(c), each of PFIS and FNCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, (ii) fail to make the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, in each case within ten (10) business days (or such fewer number of days as remains prior to the PFIS Meeting or the FNCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of PFIS or FNCB, after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the PFIS Board Recommendation or the FNCB Board Recommendation, as applicable, such Board of Directors may, in the case of PFIS, prior to the receipt of the Requisite PFIS Vote submit the Agreement to its shareholders, and in the case of FNCB, prior to the receipt of the Requisite FNCB Vote, submit this Agreement to its shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.14, and (ii) such Board of Directors (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, the party taking such action has considered and negotiated (and has caused its Representatives to consider and negotiate) with the other party in good faith (to the extent that such other party desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party (if applicable) and, after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the PFIS Board Recommendation or FNCB Board Recommendation, as the case may be, and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).
(d)   Subject to applicable law, PFIS or FNCB shall adjourn or postpone the PFIS Meeting or the FNCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of PFIS Common Stock or FNCB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting PFIS or FNCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PFIS Vote or the Requisite FNCB Vote, and subject to the terms and conditions of this Agreement, FNCB or PFIS, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite FNCB Vote or the Requisite PFIS Vote, respectively; provided however, that neither PFIS nor FNCB shall be required to adjourn or postpone the PFIS Meeting or the FNCB Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the FNCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of FNCB at the FNCB Meeting and (y) the PFIS Meeting shall be convened and the Agreement shall be submitted to the shareholders of PFIS at the PFIS Meeting, and nothing contained herein shall be deemed to relieve either PFIS or FNCB of such obligation.
6.5   Legal Conditions to Merger.   Subject in all respects to Section 6.1(c) of this Agreement, each of PFIS and FNCB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by PFIS or FNCB or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.6   Stock Exchange Listing.
(a)   PFIS shall cause the shares of PFIS Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(b)   Prior to the Closing Date, FNCB shall cooperate with PFIS and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of FNCB Common Stock from NASDAQ and the deregistration of FNCB Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.7   Employee Matters.
(a)   During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS and its Subsidiaries shall or shall cause the Surviving Corporation and its Subsidiaries to provide the employees of the FNCB and its Subsidiaries who continue to be employed by the Surviving Corporation or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with base salaries and wages that are no less than the base salaries and wages provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(b)   During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with annual cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) provided to similarly situated employees of PFIS and its Subsidiaries; provided that PFIS may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Corporation to provide such Continuing Employees with cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(c)   Except as otherwise set forth in this Section 6.7, during the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangements) that are substantially similar in the aggregate to the employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) provided to similarly situated employees of PFIS and its Subsidiaries; provided that PFIS may satisfy its obligation under this Section 6.7(c) by providing or causing the Surviving Corporation to provide such Continuing Employees with employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time. Following the Effective Time, each Continuing Employee shall be eligible to participate in any 401(k) plan, equity compensation or other incentive compensation plan now or hereafter established and maintained by PFIS on the same terms and conditions as apply to PFIS employees generally, with credit for prior service with FNCB and its Subsidiaries (and their respective predecessors) for purposes of eligibility and vesting, as permitted under the respective plans and applicable Law; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.
(d)   As of the Effective Time, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, health and welfare coverage either under PFIS’s group health or welfare plans as available to similar situated employees of PFIS or by continuing FNCB’s group health and welfare plans so that no Continuing Employee incurs a gap in coverage; provided that such coverage provided by PFIS or the Surviving Corporation will include “in network” coverage for the geographic locations covered by FNCB’s group health plans and, for the period commencing on the Closing Date and ending on the last day of the plan year (of the applicable FNCB’s group health plan) during which the Closing Date occurs, shall maintain the same percentage of premiums in effect and payable by each such Continuing Employee immediately prior to the Closing Date.
(e)   FNCB and PFIS shall be authorized to make retention bonus awards from the applicable retention bonus pools in such amount, and to such individuals, to be mutually agreed upon by the Chief Executive Officer and President of FNCB and the Chief Executive Officer of PFIS. The retention bonus pools shall be dedicated to certain employees of FNCB or PFIS or their respective Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees and specific terms of such retention bonuses to be determined by mutual consent of (x) the Chief Executive Officer and the President of FNCB and (y) the Chief Executive Officer of PFIS. FNCB and PFIS shall enter into retention bonus agreements with each employee selected for a retention bonus pursuant to this section.
(f)   In order to promote retention of those employees of FNCB and PFIS and their respective Subsidiaries who are key to the integration of FNCB with and into PFIS, as the Surviving Corporation, and the integration of FNCB Bank with and into Peoples Bank, as the Surviving Bank, prior to the Closing, FNCB and PFIS shall enter into employment or change-in-control agreements, including restrictive covenants, with certain employees of FNCB and PFIS as set forth on Section 6.7(f) of the FNCB Disclosure Schedule, and in each case, as determined by FNCB and PFIS with the consent of the other party. Each of FNCB and PFIS designate each Continuing Employee referenced on Section 6.7(f) of the FNCB Disclosure Schedule as a third party beneficiary of this Section 6.7(f) and Section 6.7(f) of the FNCB Disclosure Schedule, having the right to enforce the same.
(g)   With respect to any employee benefit plans of PFIS or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), PFIS shall or shall cause the Surviving Corporation to use best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FNCB Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a FNCB Benefit Plan (to the same extent that such credit was given under the analogous FNCB Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with FNCB and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan to the same extent that such service was taken into account under the analogous FNCB Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(h)   Unless notified by PFIS in writing at least ten (10) days prior to the Closing, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, FNCB shall terminate the FNCB Bank 401(k) Profit Sharing Plan (the “Terminated Plan”). FNCB shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Terminated Plan effective as of the Closing Date. Prior to the Effective Time, FNCB shall provide PFIS with resolutions adopted by FNCB’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of PFIS, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, PFIS shall permit or cause its Subsidiaries (including Peoples Bank) to permit the Continuing Employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the Terminated Plan, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by PFIS or its Subsidiaries (including Peoples Bank).
(i)   As of the Effective Time, PFIS shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of FNCB and its Subsidiaries (the “FNCB PTO Policies”) (including any PTO carried over from a prior year in accordance with FNCB PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of PFIS (“PFIS PTO Policy”) in the same manner as provided to similarly situated employees of PFIS or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with FNCB and its Subsidiaries for purposes of determining PTO under the PFIS PTO Policy.
(j)   To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments and (i) who is not offered or retained in comparable employment or (ii) whose employment is terminated on or within six (6) months following the Effective Time, PFIS shall or shall cause the Surviving Corporation or its Subsidiaries to provide severance benefits provided under Section 6.7(j) of the PFIS Disclosure Schedule.
(k)   During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation or any of its Subsidiaries to maintain the BOLI policies of FNCB and its Subsidiaries and any related split dollar life insurance plans, if applicable, for the Continuing Employees who are participating thereunder, in each case as set forth on Section 6.7(k) of the FNCB Disclosure Schedule and as in effect at the Effective Time.
(l)   Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of FNCB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, FNCB, PFIS or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, FNCB, PFIS or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FNCB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FNCB Benefit Plan, PFIS Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular FNCB Benefit Plan, PFIS Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 6.7(l), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of FNCB or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.8   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by FNCB pursuant to the FNCB Articles, FNCB Bylaws, the governing or organizational documents of any Subsidiary of FNCB, any indemnification agreements in existence as of the date hereof that have been disclosed to PFIS or the PAC, each present and former director or officer of FNCB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “FNCB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of FNCB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the FNCB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such FNCB Indemnified Party is not entitled to indemnification.
(b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by FNCB (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of FNCB or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by FNCB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, FNCB, in consultation with, but only upon the consent of PFIS, may (and at the request of PFIS, FNCB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under FNCB’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, PFIS shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.
(c)   The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each FNCB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the FNCB Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected FNCB Indemnified Party or affected person.
6.9   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PFIS, on the one hand, and a Subsidiary of FNCB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by PFIS.
6.10   Advice of Changes.   PFIS and FNCB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.11   Dividends.
(a)   After the date of this Agreement, each of PFIS and FNCB shall coordinate with the other the declaration of any dividends in respect of PFIS Common Stock and FNCB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FNCB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FNCB Common Stock and any shares of PFIS Common Stock any such holder receives in exchange therefor in the Merger.
(b)   After the Effective Time, the Surviving Corporation shall pay a quarterly cash dividend in an amount no less than $0.6175 per share, provided sufficient funds are legally available therefor, and provided that the Surviving Corporation and Surviving Bank each remain “well-capitalized” in accordance with applicable Law, unless the Board of Directors of the Surviving Corporation determine otherwise upon the approval of at least seventy-five percent (75%) of the directors. Immediately after the Effective Time, the Surviving Corporation shall amend its dividend policy in a manner consistent with the foregoing provision and as set forth on Section 6.11(b) of the PFIS Disclosure Schedule.
6.12   Litigation.   Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either PFIS, FNCB, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.
6.13   Corporate Governance.
(a)   Prior to the Closing Date, the Board of Directors of PFIS shall take all actions necessary to adopt the PFIS Bylaws Amendment, attached hereto as Exhibit D-1, and the resolutions referenced therein and to affect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, in accordance with the PFIS Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be sixteen (16). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time, eight (8) shall be members of the Board of Directors of PFIS (the “Continuing PFIS Directors”) as of immediately prior to the Effective Time, designated by PFIS, and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”).
(b)   Prior to the Closing Date, the Board of Directors of Peoples Bank shall take all actions necessary to adopt the Peoples Bank Bylaws Amendment, attached hereto as Exhibit D-2, and the resolutions referenced therein and to affect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the effective time of the Bank Merger, in accordance with the Peoples Bank Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be eighteen (18). Of the members of the initial Board of Directors of the Surviving Bank as of the effective time of the Bank Merger, eight (8) shall be the Continuing PFIS Directors, eight (8) shall be the Continuing FNCB Directors, and the remain two (2) directors shall be Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.
(c)   In accordance with, and to the extent provided in, the PFIS Bylaws Amendment and the Peoples Bank Bylaws Amendment, attached as Exhibits D-1 and D-2 hereto, respectively:
(i)   effective as of the Effective Time, Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Surviving Corporation and Surviving Bank; and
(ii)   effective as of the Effective Time, Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Surviving Corporation and Surviving Bank.

(d)   The bylaws of PFIS and Peoples Bank in effect as of the Effective Time and the effective time of the Bank Merger, respectively, will be consistent in all respects with the foregoing provisions of this Section 6.13 and Exhibits D-1 and D-2.
(e)   Effective as of the Effective Time, the persons appointed to serve as officers of the Surviving Corporation will be consistent in all respects with the corporate governance provisions set forth on Exhibit E.
(f)   Effective as of the effective time of the Bank Merger, the persons appointed to serve as officers of the Surviving Bank will be consistent in all respects with the corporate governance provisions set forth on Exhibit E.
(g)   Consistent in all respects with the corporate governance provisions set forth on Exhibit E: (i) at the Effective Time, the headquarters of the Surviving Corporation shall be located in Scranton, Pennsylvania; and (ii) at the effective time of the Bank Merger, the headquarters of the Surviving Bank shall be located in Dunmore, Pennsylvania.
(h)   Each of PFIS and Peoples Bank shall take all actions necessary to cause the matters set forth in Section 6.13 and on Exhibit E hereto to occur on the Closing Date
6.14   Acquisition Proposals.
(a)   Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FNCB Vote, in the case of FNCB, or the Requisite PFIS Vote, in the case of PFIS, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.14, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of such party concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than the parties to this Agreement and their Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, with respect to PFIS or FNCB, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party. As used in this Agreement, “Superior Proposal” means, with respect to PFIS or FNCB, as applicable, any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that a party’s Board of Directors determines in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of such party’s common stock or all, or substantially all, of the assets of such party; (y) would result in a transaction that, (i) involves consideration to the holders of the shares of such party’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of such party’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing is, and (ii) is, in light of the other terms of such proposal, more favorable to such party than the Merger and the other transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.
(b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.15   Public Announcements.   PFIS and FNCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by PFIS and FNCB. Thereafter, PFIS and FNCB shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by PFIS or FNCB either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16   Change of Method.   FNCB and PFIS shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of PFIS and FNCB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of PFIS Common Stock received by holders of FNCB Common Stock in exchange for each share of FNCB Common Stock, (b) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(s) of the Code, (c) adversely affect the Tax treatment of holders of FNCB Common Stock or PFIS Common Stock pursuant to this Agreement, (d) adversely affect the Tax treatment of FNCB or PFIS pursuant to this Agreement or (e) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.17   Restructuring Efforts.   If either FNCB or PFIS shall have failed to obtain the Requisite FNCB Vote or the Requisite PFIS Vote at the duly convened FNCB Meeting or PFIS Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of FNCB as provided for in this Agreement, in a manner adverse to such party or its shareholders, including in a manner which shall (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) adversely affect the Tax treatment of holders of FNCB Common Stock or PFIS Common Stock pursuant to this Agreement, or (c) adversely affect the Tax treatment of FNCB or PFIS pursuant to this Agreement) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for approval.
6.18   Takeover Statutes.   None of FNCB, PFIS or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the FNCB Support Agreements, the PFIS Support Agreements, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.19   Treatment of FNCB Debt.   Prior to the Effective Time, PFIS and FNCB shall use commercially reasonable efforts for PFIS to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by PFIS of FNCB’s obligations under the subordinated indebtedness of FNCB set forth on Section 3.27 of the FNCB Disclosure Schedule.
6.20   Operating Functions.   To the extent permitted by Law and upon PFIS’s request, FNCB shall (and shall cause the FNCB Subsidiaries to) regularly discuss and reasonably cooperate with PFIS and Peoples Bank in connection with (a) planning for the efficient and orderly combination of FNCB and PFIS (including the combination of Peoples Bank and FNCB Bank) and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as PFIS may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.
6.21   Exemption from Liability under Section 16(b).   PFIS and FNCB agree that, in order to most effectively compensate and retain FNCB Insiders, both prior to and after the Effective Time, it is desirable that FNCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FNCB Common Stock and FNCB Restricted Stock Awards into PFIS Common Stock or PFIS Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.21. FNCB shall deliver to PFIS in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of FNCB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FNCB Insiders”), and the Board of Directors of PFIS and of FNCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of FNCB) any dispositions of FNCB Common Stock or FNCB Restricted Stock Awards by the FNCB Insiders, and (in the case of PFIS) any acquisitions of PFIS Common Stock or PFIS Equity Awards by any FNCB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.22   Post Closing Actions.   PFIS shall not take any action following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and PFIS shall report the Merger as such on its federal income tax returns.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   The Requisite PFIS Vote and the Requisite FNCB Vote shall have been obtained.
(b)   NASDAQ Listing.   The shares of PFIS Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of PFIS.   The obligations of PFIS to effect the Merger are also subject to the satisfaction or waiver by PFIS at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of FNCB set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of FNCB set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of FNCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FNCB or the Surviving Corporation. PFIS shall have received a certificate dated as of the Closing Date signed on behalf of FNCB by the Chief Executive Officer and the Chief Financial Officer of FNCB to the foregoing effect.
(b)   Performance of Obligations of FNCB.   FNCB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and PFIS shall have received a certificate dated as of the Closing Date signed on behalf of FNCB by the Chief Executive Officer and the Chief Financial Officer of FNCB to such effect.
(c)   Federal Tax Opinion.   PFIS shall have received the opinion of Troutman Pepper Hamilton Sanders LLP, in form and substance reasonably satisfactory to PFIS, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of PFIS and FNCB, reasonably satisfactory in form and substance to such counsel.
7.3   Conditions to Obligations of FNCB.   The obligation of FNCB to effect the Merger is also subject to the satisfaction or waiver by FNCB at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of PFIS set forth in Sections 4.2(a), 4.7, 4.8(a) and 4.21 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of PFIS set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of PFIS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PFIS. FNCB shall have received a certificate dated as of the Closing Date signed on behalf of PFIS by the Chief Executive Officer and the Chief Financial Officer of PFIS to the foregoing effect.
(b)   Performance of Obligations of PFIS.   PFIS shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and FNCB shall have received a certificate dated as of the Closing Date signed on behalf of PFIS by the Chief Executive Officer and the Chief Financial Officer of PFIS to such effect.
(c)   Federal Tax Opinion.   FNCB shall have received the opinion of Cozen O’Connor P.C., in form and substance reasonably satisfactory to FNCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of PFIS and FNCB, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite PFIS Vote or the Requisite FNCB Vote:
(a)   by mutual written consent of PFIS and FNCB;
(b)   by either PFIS or FNCB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either PFIS or FNCB if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)   by either PFIS or FNCB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FNCB, in the case of a termination by PFIS, or PFIS, in the case of a termination by FNCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by PFIS, or Section 7.3, in the case of a termination by FNCB, and which is not cured within forty-five (45) days following written notice to FNCB, in the case of a termination by PFIS, or PFIS, in the case of a termination by FNCB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by FNCB prior to such time as the Requisite PFIS Vote is obtained, if (i) PFIS or the Board of Directors of PFIS shall have made a Recommendation Change or (ii) PFIS or the Board of Directors of PFIS shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or
(f)   by PFIS prior to such time as the Requisite FNCB Vote is obtained, if (i) FNCB or the Board of Directors of FNCB shall have made a Recommendation Change or (ii) FNCB or the Board of Directors of FNCB shall have breached its obligations under Section 6.4 or 6.14 in any material respect.

(g)   by PFIS or FNCB, following the PFIS Meeting (including any adjournments or postponements thereof), if PFIS (i) has not breached any of its obligations under Section 6.4 or Section 6.14 in any material respect, and (ii) failed to obtain the Requisite PFIS Vote at the PFIS Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(h)   by PFIS or FNCB, following the FNCB Meeting (including any adjournments or postponements thereof), if FNCB (i) has not breached any of its obligations under Section 6.4 or Section 6.14 in any material respect, and (ii) failed to obtain the Requisite FNCB Vote at the FNCB Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
(i)   by either PFIS or FNCB, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth of a dollar): and (ii) (A) the PFIS Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that such party must elect to terminate this Agreement pursuant to this Section 8.1(i) by written notice (a “Termination Notice”) given to the other party within five (5) days after the Determination Date and that such party’s right of termination shall be subject to the right of the other party to propose to adjust the Exchange Ratio. During the Election Period, the party receiving a Termination Notice shall have the right, in its sole and absolute discretion, to propose to adjust the Exchange Ratio (calculated to the nearest one ten-thousandth). If such party elects to propose to adjust the Exchange Ratio as aforesaid, such party shall give written notice of such election (an “Adjustment Notice”) to the other party during the Election Period, which Adjustment Notice shall specify the proposed amount of any such adjustment. Upon receipt of such an Adjustment Notice, the receiving party shall consider the proposed adjusted Exchange Ratio in good faith and may, in its sole discretion, agree in writing to such adjustment or to a different adjusted Exchange Ratio which may be agreed to by the other party (in its sole discretion). If the parties shall enter into a written agreement regarding an adjusted Exchange Ratio, (i) no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 8.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio adjusted in accordance with this Section 8.1(i) and as set forth in the Adjustment Notice or other mutual written agreement between PFIS and FNCB) and (ii) subject to Section 6.1(a) of this Agreement, PFIS shall prepare and file with the SEC any amendment or supplement to the Joint Proxy Statement, Form S-4 or such other documents reasonably necessary to reflect the adjusted Exchange Ratio. If the party receiving the Termination Notice does not timely elect to propose to adjust the Exchange Ratio as aforesaid, then either party may terminate this Agreement at any time after the end of the Election Period. If the parties have not agreed upon an adjusted Exchange Ratio within ten (10) business days of the receipt of an Adjustment Notice, then either party may terminate this Agreement at any time thereafter.
For purposes of this Section 8.1(i) and, to the extent applicable, the following terms shall have the meanings indicated below:
“Average Closing Price” shall mean the volume-weighted average closing price per share of PFIS Stock as reported on NASDAQ (or such other exchange or market on which the PFIS Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.
“Determination Date” shall mean that certain date which is the tenth (10th) Trading Day prior to the scheduled Closing Date.
“Election Period” shall mean the five (5) business day period immediately following the day on which FNCB or PFIS, as the case may be, receives a Termination Notice.
“Index Group” shall mean the KBW NASDAQ Regional Banking Index.
“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.
“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.
“PFIS Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.
“Starting Price” shall mean the closing price of a share of PFIS Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.
“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time.
Except as specified in Section 8.1(i), the party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either PFIS or FNCB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of PFIS, FNCB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither PFIS or FNCB shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of FNCB or shall have been made directly to the shareholders of FNCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the FNCB Meeting) an Acquisition Proposal, in each case with respect to FNCB and (A) (x) thereafter this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(c) without the Requisite FNCB Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by PFIS pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by FNCB, or (z) this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(h) and (B) prior to the date that is twelve (12) months after the date of such termination, FNCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FNCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay PFIS, by wire transfer of same day funds, a fee equal to $4,800,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii)   In the event that this Agreement is terminated by PFIS pursuant to Section 8.1(f), then FNCB shall pay PFIS, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(c)
(i)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of PFIS or shall have been made directly to the shareholders of PFIS generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the PFIS Meeting) an Acquisition Proposal, in each case with respect to PFIS, and (A) (x) thereafter this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(c) without the Requisite PFIS Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by FNCB pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by PFIS, or (z) this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(g) and (B) prior to the date that is twelve (12) months after the date of such termination, PFIS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PFIS shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FNCB, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii)   In the event that this Agreement is terminated by FNCB pursuant to Section 8.1(e), then PFIS shall pay FNCB, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.
(e)   Each of PFIS and FNCB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if PFIS or FNCB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if PFIS or FNCB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by FNCB and PFIS pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.
ARTICLE IX
GENERAL PROVISIONS
9.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote; provided, that after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote, there may not be, without further approval of the shareholders of PFIS or the shareholders of FNCB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of PFIS, in the case of FNCB, or FNCB, in the case of PFIS, (b) waive any inaccuracies in the representations and warranties of PFIS, in the case of FNCB, or FNCB, in the case of PFIS, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote, there may not be, without further approval of the shareholders of PFIS or the shareholders of FNCB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4   Expenses.   Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger or the Bank Merger shall be borne equally by PFIS and FNCB, provided further, that such shared costs shall be paid solely in the event of a termination pursuant to Article VIII of this Agreement within five (5) business days of such event of termination by wire transfer of same day funds.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)   if to PFIS, to:
PEOPLES FINANCIAL SERVICES CORP.
150 North Washington Avenue
Scranton, Pennsylvania 18503
Attention:
Craig W. Best, Chief Executive Officer

Email:
craig.best@psbt.com

(b)
With copies (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center
Suite 400
Princeton, New Jersey 08540
Attention:
Donald R. Readlinger
Zayne R. Tweed

Email:
donald.readlinger@troutman.com
zayne.tweed@troutman.com

(c)   if to FNCB, to:
FNCB BANCORP, INC.
102 East Drinker Street
Dunmore, Pennsylvania 18512
Attention:
Gerard A. Champi, President and Chief Executive Officer

Email:
gerard.champi@fncb.com

With copies (which shall not constitute notice) to:
Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor
Pittsburgh, PA 15219
Attention:
Jeremiah G. Garvey
Seth Popick
Edgar G. Rapoport

Email:
jgarvey@cozen.com
spopick@cozen.com
erapoport@cozen.com

9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of FNCB means the actual knowledge of any of the officers of FNCB listed on Section 9.6 of the FNCB Disclosure Schedule, and the “knowledge” of PFIS means the actual knowledge of any of the officers of PFIS listed on Section 9.6 of the PFIS Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Pennsylvania are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person and with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The FNCB Disclosure Schedule and the PFIS Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8   Entire Agreement.   This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of FNCB, in the case of PFIS, or PFIS, in the case of FNCB. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(f) and Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) or 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. For the avoidance of doubt, no failure to disclose any confidential supervisory information within the meaning of this Section 9.14 in and of itself shall constitute or be considered a breach of any representation or warranty or any other provision of this Agreement.
9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, PFIS and FNCB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
PEOPLES FINANCIAL SERVICES CORP.
By:
/s/ Craig W. Best

Name: Craig W. Best
Title:   Chief Executive Officer
FNCB BANCORP, INC.
By:
/s/ Gerard A. Champi

Name: Gerard A. Champi
Title:   President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
[Form of Bank Merger Agreement]

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of September 27, 2023, is entered into by and between Peoples Security Bank and Trust Company, a Pennsylvania chartered non-member bank and trust company (“Peoples Bank”) headquartered in Scranton, Pennsylvania, and FNCB Bank, a Pennsylvania chartered non-member bank (“FNCB Bank”) headquartered in Dunmore, Pennsylvania. Peoples Bank and FNCB Bank are each sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”
WHEREAS, Peoples Financial Services Corp., a Pennsylvania corporation and bank holding company (“PFIS”), is the owner of all of the outstanding capital stock of Peoples Bank;
WHEREAS, FNCB Bancorp, Inc., a Pennsylvania corporation and bank holding company (“FNCB”), is the owner of all of the outstanding capital stock of FNCB Bank;
WHEREAS, PFIS and FNCB have entered into an Agreement and Plan of Merger, dated as of September 27, 2023 (the “Merger Agreement”), whereby, on the terms and subject to the conditions set forth therein, FNCB will merge with and into PFIS, with PFIS being the surviving corporation (the “Merger”);
WHEREAS, immediately following the consummation of the Merger, PFIS will be the direct owner of all of the outstanding capital stock of both of Peoples Bank and FNCB Bank;
WHEREAS, immediately following the consummation of the Merger, FNCB Bank and Peoples Bank intend to, and PFIS and FNCB intend that such Parties, with the approval of the Pennsylvania Department of Banking and Securities (the “PDOBS”) and the Federal Deposit Insurance Corporation (the “FDIC”), and any other applicable regulatory agency, effect a merger whereby FNCB Bank will merge with and into Peoples Bank, with Peoples Bank continuing as the resulting institution (the “Bank Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 1602, Title 7 and other applicable provisions of the Pennsylvania Statutes, as amended (the “PA Code”);
WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);
WHEREAS, the Parties’ respective boards of directors have approved this Agreement and the Bank Merger by a vote of at least a majority of the entire board of each such Party, and FNCB, as the sole shareholder of FNCB Bank, has approved this Agreement and the Bank Merger and PFIS, as the sole shareholder of Peoples Bank, has approved this Agreement and the Bank Merger; and
WHEREAS, PFIS and FNCB, as the sole shareholders, respectively, of each of Peoples Bank and FNCB Bank, respectively, have each approved, ratified and confirmed this Agreement and the Bank Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
(a)   The Bank Merger.   At the Effective Time (as defined below), in accordance with the applicable provisions of the PA Code, (a) the Bank Merger shall occur, (b) the separate existence of FNCB Bank shall cease and (c) Peoples Bank shall continue (i) as the resulting institution in such Bank Merger (the “Resulting Institution”) and (ii) its existence under the laws of the Commonwealth of Pennsylvania. The name of the Resulting Institution shall be “Peoples Security Bank and Trust Company”. It is intended that for U.S. federal income tax purposes, the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).
(b)   Filings; Effective Time.   Prior to the Effective Time, FNCB Bank and Peoples Bank shall execute such articles of merger and such other documents, instruments and certificates as are necessary

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to make the Bank Merger effective immediately following the effective time of the Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the PA Code, the Bank Merger shall be effective at such time specified in the certification issued by the PDOBS (the “Bank Merger Notice”) (such date and time, the “Effective Time”).
(c)   Effect of the Bank Merger.   At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and the applicable provisions of the PA Code. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of FNCB Bank and Peoples Bank shall vest in the Resulting Institution, and all debts, liabilities and duties of FNCB Bank and Peoples Bank shall become the debts, liabilities and duties of the Resulting Institution. The home office of the Resulting Institution shall be 100 South Blakely Street, Dunmore, Pennsylvania 18512.
(d)   Business of the Resulting Institution.   At the Effective Time, the Resulting Institution shall be considered the same business and corporate entity as FNCB Bank and Peoples Bank with all the rights, powers and duties of each of FNCB Bank and Peoples Bank; provided, however, that the Resulting Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Resulting Institution by the PA Code.
(e)   Conditions Precedent.   The obligation of each Party to effect the Bank Merger is subject to the satisfaction or, if permitted by applicable law, written waiver, of the following conditions: (a) the consummation of the Merger prior to the Effective Time; (b) the receipt of all necessary authorizations and approvals from the PDOBS, the FDIC, and any other applicable regulatory agency required to consummate the Bank Merger, and the expiration of all statutory waiting periods in respect thereof; and (c) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity (that remains in effect) that, in any case, prohibits or makes illegal the consummation of the Bank Merger.
(f)   Termination.   This Agreement shall automatically terminate and the Bank Merger shall be abandoned at any time prior to the Effective Time if the Merger Agreement is terminated in accordance with its terms.
(g)   Articles of Incorporation and Bylaws.   Prior to the Effective Time, Peoples Bank shall take all actions necessary to adopt the amendments to the Amended and Restated Bylaws of Peoples Bank substantially in the form set forth in Exhibit A attached hereto, effective as of the Effective Time. As of the Effective Time, the articles of incorporation and bylaws, as amended of Peoples Bank, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Resulting Institution until thereafter amended in accordance with their respective terms and applicable law.
(h)   Directors and Officers.   Following the Effective Time, the directors and officers of the Resulting Institution shall be as set forth in Section 6.13 of the Merger Agreement with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.
(i)   Effect on Capital Stock of FNCB Bank.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Peoples Bank, FNCB Bank or PFIS (then, the direct sole shareholder of FNCB Bank), all of the capital stock of FNCB Bank issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. PFIS hereby waives any dissenters’ rights that it may have pursuant to the PA Code by virtue of PFIS’s ownership of all the shares of capital stock of FNCB Bank.
(j)   Effect on Capital Stock of Peoples Bank.   Each share of capital stock of Peoples Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, fully paid and nonassessable capital stock of the Resulting Institution. From and after the Effective Time, each certificate, if any, evidencing ownership of shares of the capital stock of Peoples Bank issued and

2

outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Resulting Institution.
(k)   Further Assurances.   On and after the date of this Agreement and until the Effective Time, each Party will (a) execute and deliver all such further instruments and papers, (b) provide such records and information and (c) take such further action, in each case, as may be necessary, appropriate or advisable to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.
(l)   Assignment and Binding Effect.   Neither Party may assign its respective rights or obligations under this Agreement without the prior written consent of the other Party.
(m)   Complete Agreement.   This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.
(n)   Modifications and Waivers.   This Agreement may not be modified except in a writing duly executed by the Parties. No provision of this Agreement may be waived, unless in a writing duly executed by the Party against whom enforcement of such waiver is sought.
(o)   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
(p)   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.
(q)   Governing Law; Waiver of Jury Trial.   Except as otherwise expressly provided herein, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(r)   Headings; Interpretation.   Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Any gender includes other genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(s)   Mutual Drafting.   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[Signature Pages Follow]

3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
PEOPLES SECURITY BANK AND TRUST COMPANY
By:

Name: Craig W. Best
Title:   Chief Executive Officer
[Signature Page to Bank Merger Agreement]

FNCB BANK
By:

Name:  Gerard A. Champi
Title:    President and Chief Executive Officer
[Signature Page to Bank Merger Agreement]

Exhibit B
[Form of FNCB Support Agreement]

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of September 27, 2023 (this “Agreement”), is by and between Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”), and the undersigned shareholder (the “Shareholder”) of FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, FNCB and PFIS are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) FNCB will merge with and into PFIS (the “Merger”), with PFIS being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.25 par value per share, of FNCB (“FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of FNCB Common Stock set forth below the Shareholder’s signature on the signature page hereto (such shares of FNCB Common Stock, together with any other shares of capital stock of FNCB acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by FNCB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of FNCB acquired by the Shareholder after the execution of this Agreement, “Shares” shall not include any such shares of capital stock of FNCB beneficially owned by the Shareholder as a trustee or fiduciary) (for the purposes of this Agreement “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s (as defined in the Merger Agreement) beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance and “beneficial owner” shall mean the a person’s (as defined in the Merger Agreement) who beneficially owns the referenced securities). For the avoidance of doubt, “beneficially own” and “beneficial ownership” shall also include record ownership of securities);
WHEREAS, receiving the Requisite FNCB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for PFIS to enter into the Merger Agreement and incur the obligations set forth therein, PFIS has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of PFIS enter into separate, substantially identical voting and support agreements with PFIS.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of FNCB’s shareholders, however called, and on every action or approval by written consent of the shareholders of FNCB with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement

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and (II) the adjournment or postponement of FNCB Meeting, if (x) as of the time for which FNCB Meeting is originally scheduled, there are insufficient shares of FNCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of FNCB Meeting or (y) on the date of FNCB Meeting, FNCB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FNCB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of FNCB by the Board of Directors of FNCB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including FNCB Articles and FNCB Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of FNCB in the Merger Agreement in any material respect or in any representation or warranty of FNCB in the Merger Agreement becoming untrue or incorrect in any material respect.
(b)   Restrictions on Transfers.   Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), or (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien; provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to PFIS a joinder to this Agreement (in form and substance reasonably satisfactory to PFIS); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request FNCB to notify FNCB’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder’s Shares.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of FNCB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of FNCB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.
(e)   No Inconsistent Agreements.   Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of

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attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.
Section 2. Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to PFIS as follows:
(i)   Power and Authority; Consents.   The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by PFIS, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to PFIS in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of PFIS pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by PFIS of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that PFIS is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.
(ii)   Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall promptly notify PFIS of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes PFIS and FNCB to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares and obligations and agreements herein.
(iv)   The Shareholder shall comply with Section 6.14(a) of the Merger Agreement. Section 6.14(a) of the Merger Agreement is incorporated by reference herein mutatis mutandis.
(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.
(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of FNCB (or a Subsidiary of FNCB).
Section 3. Further Assurances.   At the request of PFIS and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
Section 4. Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5. Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when

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sent by email (provided that no “error message” or other notification of non-delivery is generated) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except PFIS may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of PFIS (provided that PFIS shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) PFIS would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for PFIS with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which PFIS may be entitled at law, in equity, contract or tort or otherwise, PFIS shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to PFIS seeking an injunction or the granting of any such remedies on the basis that PFIS has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any

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provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   No Waiver.   The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(k)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.
(l)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(m)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(m).
(n)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.
(o)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(p)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter

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forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(q)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
PEOPLES FINANCIAL SERVICES CORP.
By:

Name:   Craig W. Best
Title:   Chief Executive Officer
PEOPLES FINANCIAL SERVICES CORP.
150 North Washington Avenue
Scranton, Pennsylvania 18503
Attention: Craig W. Best, Chief Executive Officer
Email:   craig.best@psbt.com
With copies to:
Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center
Suite 400
Princeton, New Jersey 08540
Attention:   Donald R. Readlinger
                Zayne R. Tweed
Email:       donald.readlinger@troutman.com
                zayne.tweed@troutman.com
[Peoples Financial Services Corp. Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:

Name:
Title:
Number of shares of FNCB Common Stock
Stock:

Address:

Email:

With copies to:
Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor
Pittsburgh, PA 15219
Attention:   Jeremiah G. Garvey
                Seth Popick
                Edgar G. Rapoport
Email:        jgarvey@cozen.com
                spopick@cozen.com
                erapoport@cozen.com
[Shareholder Signature Page to Voting and Support Agreement]

Exhibit C
[Form of PFIS Support Agreement]

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of September 27, 2023 (this “Agreement”), is by and between FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”), and the undersigned shareholder (the “Shareholder”) of Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, FNCB and PFIS are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) FNCB will merge with and into PFIS (the “Merger”), with PFIS being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.25 par value per share, of FNCB (“FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, $2.00 par value per share, of PFIS (“PFIS Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such shares of PFIS Common Stock, together with any other shares of capital stock of PFIS acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by PFIS that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of PFIS acquired by the Shareholder after the execution of this Agreement, “Shares” shall not include any such shares of capital stock of PFIS beneficially owned by the Shareholder as a trustee or fiduciary) (for the purposes of this Agreement “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s (as defined in the Merger Agreement) beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance and “beneficial owner” shall mean the a person’s (as defined in the Merger Agreement) who beneficially owns the referenced securities). For the avoidance of doubt, “beneficially own” and “beneficial ownership” shall also include record ownership of securities);
WHEREAS, receiving the Requisite PFIS Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as a condition and an inducement for FNCB to enter into the Merger Agreement and incur the obligations set forth therein, FNCB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of PFIS enter into separate, substantially identical voting and support agreements with FNCB.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Agreement to Vote; Restrictions on Voting and Transfers.
(a)   Agreement to Vote the Shares.   Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of PFIS’s shareholders, however called, and on every action or approval by written consent of the shareholders of PFIS with respect to any of the following matters, the Shareholder will:
(i)   appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and
(ii)   vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement

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and (II) the adjournment or postponement of the PFIS Meeting, if (x) as of the time for which the PFIS Meeting is originally scheduled, there are insufficient shares of PFIS Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the PFIS Meeting or (y) on the date of the PFIS Meeting, PFIS has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PFIS Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of PFIS by the Board of Directors of PFIS concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including PFIS Articles and PFIS Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of PFIS in the Merger Agreement in any material respect or in any representation or warranty of PFIS in the Merger Agreement becoming untrue or incorrect in any material respect.
(b)   Restrictions on Transfers.   Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), or (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien; provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to FNCB a joinder to this Agreement (in form and substance reasonably satisfactory to FNCB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request PFIS to notify PFIS’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder’s Shares.
(c)   Transfer of Voting Rights.   Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.
(d)   Acquired Shares.   Any Shares or other voting securities of PFIS with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of PFIS, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.
(e)   No Inconsistent Agreements.   Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of

2

attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.
Section 2. Representations, Warranties and Covenants of the Shareholder.
(a)   Representations and Warranties.   The Shareholder represents and warrants to FNCB as follows:
(i)   Power and Authority; Consents.   The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Authorization.   This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.
(iii)   Binding Agreement.   Assuming the due authorization, execution and delivery of this Agreement by FNCB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
(iv)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder’s properties or assets are bound, or any Law to which the Shareholder or the Shareholder’s property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to FNCB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.
(v)   Ownership of Shares.   Except for (x) restrictions in favor of FNCB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(vi)   Legal Actions.   There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by FNCB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.
(vii)   Reliance.   The Shareholder understands that FNCB is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.
(b)   Support Covenants.
(i)   From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.
(ii)   Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall promptly notify FNCB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.
(iii)   The Shareholder authorizes PFIS and FNCB to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder’s identity, ownership of the Shares and obligations and agreements herein.
(iv)   The Shareholder shall comply with Section 6.14(a) of the Merger Agreement. Section 6.14(a) of the Merger Agreement is incorporated by reference herein mutatis mutandis.
(v)   If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.
(c)   Fiduciary Duties.   The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of PFIS (or a Subsidiary of PFIS).
Section 3. Further Assurances.   At the request of FNCB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.
Section 4. Termination.   This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.
Section 5. Miscellaneous.
(a)   Expenses.   All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.
(b)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when

4

sent by email (provided that no “error message” or other notification of non-delivery is generated) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).
(c)   Amendments, Waivers.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(d)   Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except FNCB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of FNCB (provided that FNCB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.
(e)   Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f)   No Partnership, Agency, or Joint Venture.   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.
(g)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h)   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
(i)   Specific Performance; Remedies Cumulative.   Each party agrees that (A) FNCB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for FNCB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which FNCB may be entitled at law, in equity, contract or tort or otherwise, FNCB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to FNCB seeking an injunction or the granting of any such remedies on the basis that FNCB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision

5

of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys’ fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.
(j)   No Waiver.   The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(k)   Governing Law.   This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.
(l)   Submission to Jurisdiction.   Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).
(m)   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(m).
(n)   Waiver of Appraisal Rights.   To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.
(o)   Drafting and Representation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(p)   Interpretation.   Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter

6

forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”
(q)   Counterparts.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.
[Signature Pages Follow]

7

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
FNCB BANCORP, INC.
By:

Name:   Gerard A. Champi
Title:   President and Chief Executive Officer
FNCB BANCORP, INC.
102 East Drinker Street
Dunmore, Pennsylvania 18512
Attention:
Gerard A. Champi, President and Chief Executive Officer

Email:
gerard.champi@fncb.com

With copies to:
Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor
Pittsburgh, PA 15219
Attention:
Jeremiah G. Garvey
Seth Popick
Edgar G. Rapoport

Email:
jgarvey@cozen.com
spopick@cozen.com
erapoport@cozen.com

[FNCB Bancorp, Inc. Signature Page to Voting and Support Agreement]

SHAREHOLDER
By:

Name:
Title:
Number of shares of PFIS Common Stock
Stock:

Address:

Email:

With copies to:
Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center
Suite 400
Princeton, New Jersey 08540
Attention:
Donald R. Readlinger
Zayne R. Tweed

Email:
donald.readlinger@troutman.com
zayne.tweed@troutman.com

[Shareholder Signature Page to Voting and Support Agreement]

Exhibit D-1
[Form of PFIS Bylaws Amendment]
(See attached)

FORM OF PFIS BYLAWS AMENDMENT
The Amended and Restated Bylaws (the “Bylaws”) of Peoples Financial Services Corp. (the “Corporation” or “PFIS”) shall be amended as follows, at or prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Corporation and FNCB Bancorp, Inc. (the “Merger Agreement”)):
1.
The current Section 10.3 of the Bylaws shall be deleted and replaced in its entirety as follows:

Section 10.3   Board Composition; Chairman Position and Succession
(a)   For all purposes of this Section 10.3, unless specified otherwise, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Corporation and FNCB Bancorp, Inc. (“FNCB”), as the same may be amended from time to time.
(b)   The Board of Directors has resolved that, effective as of the Effective Time, (i) Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Corporation, and (ii) Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Corporation.
(c)   In accordance with the provisions of Section 10.2 of the Bylaws, and effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of sixteen (16) directors, of which eight (8) shall be members of the Board of Directors of the Corporation as of immediately prior to the Effective Time, designated by the Corporation (the “Continuing PFIS Directors”), and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”). Each director of the Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and bylaws of the Corporation.
(d)   This Section 10.3 shall remain in effect until the date that is three (3) years after the Effective Date (the “Expiration Date”), provided, however, that this Section 10.3 may be amended or waived by the approval of at least eighty percent (80%) of the members of the Corporation’s Board of Directors then in office. In the event of any inconsistency between any provision of this Section 10.3 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 10.3 shall control.
(e)   From and after the Effective Time through the Expiration Date, no vacancy on the Board of Directors of the Corporation created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the cessation of service of a Continuing PFIS Director, not less than a majority of the Continuing PFIS Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing FNCB Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a Continuing FNCB Director, not less than a majority of the Continuing FNCB Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing PFIS Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable Laws and the rules of the Nasdaq Stock Market (or other national securities exchange on which the Corporation’s securities are listed). For purposes of this Section 10.3(e), the terms “Continuing PFIS Directors” and “Continuing FNCB Directors” shall mean, respectively, the directors of the Corporation and FNCB who were selected to be directors of the Corporation by the Corporation or FNCB, as the case may be, as of the Effective Time, pursuant to Exhibit E of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created

1

by the cessation of service of a Continuing PFIS Director or a Continuing FNCB Director, as applicable, pursuant to this Section 10.3(e) or the provisions of Exhibit E of the Merger Agreement, as applicable.
2.   The current Section 10.4 of the Bylaws shall be deleted and replaced in its entirety as follows:
Section 10.4   [Reserved].

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Exhibit D-2
[Form of Peoples Bank Bylaws Amendment]

FORM OF PEOPLES BANK BYLAWS AMENDMENT
The Amended and Restated Bylaws (the “Bylaws”) of Peoples Security Bank and Trust Company (the “Bank”) shall be amended as follows, at or prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples Financial Services Corp. and FNCB Bancorp, Inc. (the “Merger Agreement”)):
1.   The current Section 10.3 of the Bylaws shall be deleted and replaced in its entirety as follows:
Section 10.3   Board Composition; Chairman Position and Succession
(a)   For all purposes of this Section 10.3, unless specified otherwise, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Peoples Financial Services Corp. (“PFIS”) and FNCB Bancorp, Inc. (“FNCB”), as the same may be amended from time to time.
(b)   The Board of Directors has resolved that, effective as of the Effective Time, (i) Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Bank, and (ii) Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Bank.
(c)   In accordance with the provisions of Section 10.2 of the Bylaws, and effective as of the Effective Time, the Board of Directors of the Bank shall be comprised of eighteen (18) directors, of which eight (8) shall be members of the Board of Directors of PFIS as of immediately prior to the Effective Time, designated by PFIS (the “Continuing PFIS Directors”), and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”). In addition, Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank, shall each be appointed or reappointed, as the case may be, to serve as a member of the Board of Directors of the Bank. Each director of the Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and bylaws of the Bank.
(d)   This Section 10.3 shall remain in effect until the date that is three (3) years after the Effective Date (the “Expiration Date”), provided, however, that this Section 10.3 may be amended or waived by the approval of at least eighty percent (80%) of the members of the Bank’s Board of Directors then in office. In the event of any inconsistency between any provision of this Section 10.3 and any other provision of these Bylaws or the Bank’s other constituent documents, the provisions of this Section 10.3 shall control.
(e)   From and after the Effective Time through the Expiration Date, no vacancy on the Board of Directors of the Bank created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the cessation of service of a Continuing PFIS Director, not less than a majority of the Continuing PFIS Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing FNCB Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a Continuing FNCB Director, not less than a majority of the Continuing FNCB Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing PFIS Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable Laws and the rules of the Nasdaq Stock Market (or other national securities exchange on which PFIS’s securities are listed). For purposes of this Section 10.3(e), the terms “Continuing PFIS Directors” and “Continuing FNCB Directors” shall mean, respectively, the directors of PFIS and FNCB who were selected to be directors of the Bank by PFIS or FNCB, as the case may be, as of the Effective Time, pursuant to Exhibit E of the Merger Agreement, and any directors of the Bank who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a

1

Continuing PFIS Director or a Continuing FNCB Director, as applicable, pursuant to this Section 10.3(e) or the provisions of Exhibit E of the Merger Agreement, as applicable.
2.   The current Section 10.4 of the Bylaws shall be deleted and replaced in its entirety as follows:
Section 10.4   [Reserved].

2

Exhibit E
[Corporate Governance Matters]

EXHIBIT E
CORPORATE GOVERNANCE MATTERS
I.
Name.

(a)   Surviving Corporation.   Peoples Financial Services Corp., with its headquarters located in Scranton, Pennsylvania.
(b)   Surviving Bank.   Peoples Security Bank and Trust Company, with its headquarters located in Dunmore, Pennsylvania.
II.
Boards of Directors.

(a)   Surviving Corporation.
(i)   Continuing FNCB Directors.
1.
The following persons are the Continuing FNCB Directors to be appointed to the Board of Directors of the Surviving Corporation at the Effective Time:

a.
Louis A. DeNaples, Sr., Vice Chairman

b.
William G. Bracey

c.
Thomas J. Melone, CPA

d.
Joseph Coccia

e.
Joseph L. DeNaples, Esq.

f.
William P. Conaboy, Esq.

g.
Kathleen McCarthy Lambert, CPA

h.
Keith W. Eckel

2.
Subject to compliance with the articles, bylaws, and corporate governance procedures the Surviving Corporation, but notwithstanding any mandatory retirement age provision in any of the foregoing:

a.
Louis A. DeNaples, Sr., and Keith W. Eckel will be each nominated for election to serve one additional three-year term as a member of the Board of Directors at the first annual meeting of shareholders of the Surviving Corporation following the Effective Time; provided, however, that upon the death, resignation or retirement of Louis A. DeNaples, Sr., at any time prior to the end of such additional three-year term, the Board of Directors of the Surviving Corporation shall take all actions necessary to appoint or nominate for election Louis A. DeNaples, Jr., M.D., as a member of the Board of Directors of the Surviving Corporation and appoint him to the vacancy of Vice Chairman.

b.
At or immediately prior to the date of the third annual meeting of shareholders of the Surviving Corporation following the Effective Time, Louis A. DeNaples, Sr., and Keith W. Eckel will each take all actions necessary to effect their resignation as a member of the Board of Directors of the Surviving Corporation and neither shall stand for or accept nomination to so serve at any subsequent meeting of the Board of Directors or annual meeting of shareholders of the Surviving Corporation.

3.
Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, Gerard A. Champi will be nominated for election to serve as a member of the Board of Directors at the 2025 annual meeting of shareholders of the Surviving Corporation.

4.
At or immediately prior to the 2025 annual meeting of shareholders, one of the Continuing FNCB Directors will take all actions necessary to effect his or her resignation from the Board of Directors of the Surviving Corporation and shall not stand for or accept nomination to serve as a member thereof at any subsequent meeting of the Board of Directors or annual meeting of shareholders of the Surviving Corporation.

(ii)  Continuing PFIS Directors.
1.
The following persons are the Continuing PFIS Directors to be appointed to the Board of Directors of the Surviving Corporation at the Effective Time:

a.
William E. Aubrey, II, Chairman

b.
Craig W. Best

c.
Sandra L. Bodnyk

d.
Ronald G. Kukuchka

e.
Richard S. Lochen

f.
James B. Nicholas

g.
Elisa Zúñiga Ramirez

h.
Joseph T. Wright, Jr., Esq.

2.
Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, Sandra L. Bodnyk will be nominated for election to serve one additional three-year term as a member of the Board of Directors at the 2026 annual meeting of shareholders of the Surviving Corporation.

(iii)  Committees of the Board of Directors of the Surviving Corporation.
1.
At the Effective Time, the Board of Directors of the Surviving Corporation shall have, at a minimum, the following committees:

a.
Audit Committee;

b.
Compensation Committee; and

c.
Nominating & Governance Committee.

2.
Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, the Continuing FNCB Directors will be appointed to the above-listed committees based on an evaluation of their skills and interests and such appointments shall be mutually agreed to by PFIS and FNCB.

(b)
Surviving Bank:

(i)
At the Effective Time, each of the persons listed above at Sections II(a)(i)1 and II(a)(ii)1 of this Exhibit E will be appointed to serve as members of the Board of Directors of the Surviving Bank.

(ii)
In addition, at the Effective Time, the following persons will also be appointed or reappointed, as the case may be, to serve as members of the Board of Directors of the Surviving Bank:

1.
Thomas P. Tulaney

2.
Gerard A. Champi

III.   Officers.
(a)   Surviving Corporation.
(i)   At the Effective Time, the following individuals shall be appointed to hold the positions at the Surviving Corporation directly opposite their names and in each case reporting, directly or indirectly to the Chief Executive Officer of the Surviving Corporation:

2

Name	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer

(ii)
At the one-year anniversary of the Effective Time:

1.
Craig W. Best will voluntarily resign as Chief Executive Officer of the Surviving Corporation, but remain a member of the Board of Directors of the Surviving Corporation, subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation; and

2.
Gerard A. Champi will be appointed to the position of Chief Executive Officer of the Surviving Corporation.

(b)   Surviving Bank.
(i)   At the Effective Time, the following individuals shall be appointed to hold the positions at the Surviving Bank directly opposite their names and in each case reporting, directly or indirectly, to the Chief Executive Officer of the Surviving Bank:
Name	Position at Surviving Bank
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer
(ii)   At the one-year anniversary of the Effective Time:
1.
Craig W. Best will voluntarily resign as Chief Executive Officer of the Surviving Bank, but remain a member of the Board of Directors of the Surviving Bank, subject to compliance with the articles, bylaws, and corporate governance procedures the Surviving Bank;

2.
Gerard A. Champi will be appointed to the position of Chief Executive Officer of the Surviving Bank; and

3.
Thomas P. Tulaney will retain his position of Chief Operating Officer of the Surviving Bank and will be appointed to also serve as President of the Surviving Bank.

IV.   Defined Terms.
Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Agreement and Plan of Merger, by and between Peoples Financial Services Corp. (“PFIS”) and FNCB Bancorp, Inc. (“FNCB”), dated September 27, 2023.

3

Annex B
September 27, 2023
Board of Directors
Peoples Financial Services Corp.
150 North Washington Avenue
Scranton, PA 18503
Members of the Board:
We understand that Peoples Financial Services Corp., a Pennsylvania corporation and financial holding company (“PFIS”), and its wholly-owned subsidiary Peoples Security Bank and Trust Company (“Peoples Bank”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) with FNCB Bancorp, Inc., a Pennsylvania corporation and bank holding company (“FNCB”), and its wholly-owned subsidiary FNCB Bank (“FNCB Bank”), pursuant to which, among other things, FNCB will merge with and into PFIS (the “Merger”) so that PFIS is the surviving corporation, and each issued and outstanding share of the common stock of FNCB, par value $1.25 per share (the “FNCB Common Stock”) (including each share underlying outstanding FNCB Restricted Stock Awards) except for shares of FNCB Common Stock owned by FNCB or owned by PFIS or FNCB will be converted into the right to receive 0.1460 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $2.00 par value, of PFIS (the “PFIS Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to PFIS of the Exchange Ratio in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated September 24, 2023;

(ii)
certain financial statements and other historical financial and business information about PFIS and FNCB made available to us from published sources and/or from the internal records of PFIS and FNCB that we deemed relevant;

(iii)
certain publicly available analyst earnings estimates for PFIS for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter, in each case as discussed with and confirmed by senior management of PFIS;

(iv)
certain internal projections for FNCB as discussed with and confirmed by senior management of PFIS;

(v)
a comparison of the financial and operating performance of PFIS and FNCB with publicly available information concerning certain other companies that we deemed relevant;

(vi)
a comparison of the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions that we deemed relevant;

Investment Banking
757 Third Ave • Suite 1902 • New York, NY 10017 • (212) 240-9872
www.dadavidson.com/Investment-Banking

(vii)
a comparison of the current and historical market prices and trading activity of PFIS Common Stock and FNCB Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(viii)
the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger, in each case as prepared by or at the direction of senior management of PFIS, as approved for our use by PFIS;

(ix)
the valuation derived by discounting future cash flows and a terminal value of PFIS’s business based upon PFIS’s publicly available analyst earnings estimates for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter (such forecasts discussed with and confirmed by senior management of PFIS) at discount rates that we deemed appropriate;

(x)
the valuation derived by discounting future cash flows and a terminal value of FNCB’s business based upon FNCB’s internal financial forecasts (such forecasts discussed with and confirmed by senior management of PFIS) at discount rates that we deemed appropriate;

(xi)
the valuation derived by discounting future cash flows and a terminal value of the Surviving Corporation’s business based upon PFIS’s publicly available analyst earnings estimates for the years ending December 31, 2023 and December 31, 2024 and internal projections for the years thereafter and FNCB’s internal financial forecasts (such forecasts discussed with and confirmed by senior management of PFIS) at discount rates that we deemed appropriate;

(xii)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with senior management and other representatives and advisors of PFIS concerning the business, financial condition, results of operations and prospects of PFIS and FNCB.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of senior management of PFIS that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PFIS or FNCB. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of PFIS or FNCB, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the PFIS’s or FNCB’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by senior management of PFIS, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of PFIS as to the future financial performance of PFIS and FNCB and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of senior management of PFIS that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PFIS or FNCB or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to PFIS or FNCB. We have assumed, with your consent, that the respective allowances for loan and lease losses for both PFIS and FNCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of PFIS’s or FNCB’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of PFIS or FNCB. We did not make an independent evaluation of the quality of PFIS’s or FNCB’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of PFIS or FNCB.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Agreement will be obtained without any material adverse effect on PFIS or FNCB or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 24, 2023, reviewed by us.
We have assumed in all respects material to our analysis that PFIS and FNCB will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of PFIS and FNCB or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to PFIS of the Exchange Ratio in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Agreement, or as to the underlying business decision by PFIS to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of PFIS or FNCB, or any class of such persons, relative to the Exchange Ratio in the proposed Merger or with respect to the fairness of any such compensation to PFIS.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that PFIS obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of PFIS Common Stock when issued in the Merger or the prices at which PFIS Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of PFIS or FNCB under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of PFIS or FNCB. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of PFIS or FNCB or the ability of the PFIS or FNCB to pay their respective obligations when they come due.
We will receive a fee for our services, which is payable upon the rendering of this opinion. In addition, PFIS has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with PFIS or FNCB.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of PFIS or FNCB for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to PFIS in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of PFIS (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent. This opinion is not intended to be and does not constitute a recommendation as to how holders of PFIS Common Stock should vote or act with respect to the Merger or any matter relating thereto (including, without limitation, Requisite PFIS Vote).
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to PFIS.
Very truly yours,
/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

Annex C
September 27, 2023
Board of Directors
FNCB Bancorp, Inc.
102 East Drinker Street
Dunmore, PA 18512
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of FNCB Bancorp, Inc. (the “Company”) with and into Peoples Financial Services Corp. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock will be converted into the right to receive 0.1460 shares of the Buyer’s common stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)
reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, as applicable, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

(vi)
compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(viii)
discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(ix)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(x)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company and management of the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of the invasion of Ukraine, potential future changes in the inflation rate or other related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have not received fees for providing investment banking services to the Company or the Buyer within the past two years. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of September 26, 2023. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the invasion of Ukraine or potential future changes in inflation rates may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.
Very truly yours,
STEPHENS INC.

Annex D
ARTICLE 25
PERSONAL LIABILITY OF DIRECTORS AND OFFICERS
Section 25.1   To the fullest extent the laws of the Commonwealth of Pennsylvania permit elimination or limitation of the liability of Directors and Officers of the Corporation, no Director or Officer of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director or Officer, respectively, provided however, that this Article 25 shall only apply after this Article 25 to these Bylaws is approved by the shareholders of the Corporation in accordance with Pennsylvania law (the “Section 1735 Shareholder Approval”).
Section 25.2   This Article 25 shall apply to any breach of performance of duty or any failure of performance of duty by any Officer or Director of the Corporation occurring after the Section 1735 Shareholder Approval is obtained. The provisions of this Article 25 shall be deemed to be a contract with each Director and Officer (in each case, once Section 1735 Shareholder Approval is obtained) of the Corporation who serves as such at any time while this Section is in effect and each such Director or Officer (in each case, once Section 1735 Shareholder Approval is obtained) shall be deemed to be so serving in reliance on the provisions of this Article 25. Any amendment or repeal of this Article 25 or adoption of any other Bylaw or provision of the Articles of Incorporation which has the effect of increasing Director or Officer liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director or Officer prior to such amendment, repeal or adoption.

D-1

SCAN TO VIEW MATERIALS & VOTE FNCB BANCORP, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DURING THE MEETING - Go to www.virtualshareholdermeeting.com/FNCB2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 21, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V29014-S77255-S82664 KEEP THIS PORTION FOR YOUR RECORDS FNCB BANCORP, INC. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR Proposal 1: For Against Abstain 1. To approve the Agreement and Plan of Merger, dated as of September 27, 2023 (the "Merger Agreement"), by and between Peoples Financial Services Corp. ("Peoples") and FNCB Bancorp, Inc. ("FNCB"), and the other transactions contemplated by the Merger Agreement, pursuant to which FNCB will merge ! ! ! with and into Peoples, as more fully described in the accompanying joint proxy statement/prospectus. The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain 2. To approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to the named executive officers of FNCB in connection with the transactions contemplated by the Merger Agreement, as more fully described in the accompanying joint proxy ! ! ! statement/prospectus. The Board of Directors recommends you vote FOR Proposal 3: For Against Abstain 3. To adjourn the Special Meeting of Shareholders, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the FNCB merger proposal set forth in Proposal 1 or to ensure that any supplement or amendment to the ! ! ! accompanying joint proxy statement/prospectus is timely provided to holders of FNCB common stock. Please “X” here if you plan to attend the Special Meeting ! ! Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on March 22, 2024 V29015-S77255-S82664 FNCB BANCORP, INC. Special Meeting of Shareholders March 22, 2024 10:00 AM EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James M. Bone, Jr., Mary G. Cummings, and Stephanie A. Westington, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FNCB BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 10:00 AM EST on March 22, 2024, at www.virtualshareholdermeeting.com/FNCB2024SM and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies set forth above are authorized to vote upon such other business as may properly come before the Special Meeting of Shareholders. Continued and to be signed on reverse side